Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HEREIN.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of May 24, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i)  through (v)  of this preamble, collectively, the “Parties”):1

i.	QualTek Services Inc. (“QualTek,” or the “Company”), a company incorporated under the Laws of Delaware, and each of its subsidiaries listed on Exhibit A to this Agreement (the Entities in this clause (i), collectively, the “Company Parties”);

ii.	the Brightstar Entities, in their respective capacities as direct or indirect holders of Equity Interests (the Entities in this clause (ii), collectively, the “Consenting Sponsors”);

iii.	the undersigned holders of ABL Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting ABL Lenders”);

iv.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iv), collectively, the “Consenting Term Lenders”); and

v.	the undersigned holders or beneficial holders of, or investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders that hold Convertible Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (v), collectively, the “Consenting Convertible Noteholders” and, together with the other entities in clauses (iii) through (v), the “Consenting Creditors”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or in the Plan.

RECITALS

WHEREAS, the Parties have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the plan of reorganization attached as Exhibit B hereto (defined below as the “Plan”) and the restructuring term sheet attached as Exhibit C hereto (the “Restructuring Term Sheet” and the transactions described in the Plan and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions by commencing voluntary pre-packaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”) and consummating the Plan; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1.              Definitions and Interpretation.

1.01.	Definitions. The following terms shall have the following definitions:

“1L Exit Facility” means that certain first lien term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 1L Exit Facility Documents.

“1L Exit Facility Agent” means the agent under the 1L Exit Facility.

“1L Exit Facility Credit Agreement” means that certain credit agreement governing the 1L Exit Facility, which shall be consistent in all material respects with the 1L Exit Facility Term Sheet.

“1L Exit Facility Documents” means the 1L Exit Facility Credit Agreement, the 1L Exit Facility Term Sheet, and any other documentation necessary or appropriate to effectuate the incurrence of the 1L Exit Facility.

“1L Exit Facility Term Sheet” means that certain term sheet with respect to the 1L Exit Facility, attached hereto as Exhibit D.

“2L Exit Facility” means that certain second lien convertible term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 2L Exit Facility Documents.

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“2L Exit Facility Agent” means the agent under the 2L Exit Facility.

“2L Exit Facility Credit Agreement” means that certain credit agreement governing the 2L Exit Facility, which shall be consistent in all material respects with the 2L Exit Facility Term Sheet.

“2L Exit Facility Documents” means the 2L Exit Facility Credit Agreement, the 2L Exit Facility Term Sheet, and any other documentation necessary or appropriate to effectuate the incurrence of the 2L Exit Facility.

“2L Exit Facility Term Sheet” means that certain term sheet with respect to the 2L Exit Facility, attached hereto as Exhibit E.

“3L Exit Facility” means that certain third lien convertible term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 3L Exit Facility Documents.

“3L Exit Facility Agent” means the agent under the 3L Exit Facility.

“3L Exit Facility Credit Agreement” means the credit agreement governing the 3L Exit Facility, which shall be consistent in all material respects with the 3L Exit Facility Term Sheet.

“3L Exit Facility Documents” means the 3L Exit Facility Credit Agreement, the 3L Exit Facility Term Sheet, and any other documentation necessary or appropriate to effectuate the incurrence of the 3L Exit Facility.

“3L Exit Facility Term Sheet” means that certain term sheet with respect to the 3L Exit Facility, attached hereto as Exhibit F.

“ABL Agent” means PNC Bank, National Association, or any assign or successor thereto, as administrative agent and collateral agent under the ABL Credit Agreement.

“ABL Claims” means Claims arising on account of the Prepetition ABL Facility.

“ABL Credit Agreement” means that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the ABL Agent, and the ABL Lenders, as amended, modified, or supplemented from time to time.

“ABL DIP Agent” means PNC Bank, National Association, or any assign or successor thereto, in its capacity as administrative agent under the ABL DIP Credit Agreement.

“ABL DIP Claim” means Claims arising on account of the ABL DIP Facility.

“ABL DIP Credit Agreement” means the credit agreement governing the ABL DIP Facility, substantially in the form attached hereto as Exhibit G and as approved by the DIP Orders.

“ABL DIP Documents” means the ABL DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the ABL DIP Facility.

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“ABL DIP Facility” means the new superpriority, asset-based, senior secured, debtor-in-possession revolving credit facility to be issued by the Reorganized Debtors in accordance with the ABL DIP Documents.

“ABL Exit Facility” means that certain new, asset-backed loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the ABL Exit Facility Documents.

“ABL Exit Facility Agent” means PNC Bank, National Association, or any assign or successor thereto, it its capacity as administrative agent under the ABL Exit Facility Credit Agreement.

“ABL Exit Facility Credit Agreement” means the credit agreement governing the ABL Exit Facility, which shall be consistent in all material respects with the ABL Exit Facility Term Sheet.

“ABL Exit Facility Documents” means the ABL Exit Facility Credit Agreement, the ABL Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the ABL Exit Facility.

“ABL Exit Facility Term Sheet” means that certain term sheet with respect to the ABL Exit Facility, attached hereto as Exhibit H.

“ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

“ABL Parties” means the ABL Lenders, ABL Agent, Consenting ABL Lenders, ABL DIP Agent, the lenders from time to time party to the ABL Exit Facility Credit Agreement, and the ABL Exit Facility Agent.

“Accordion” means Accordion Partners, LLC.

“Ad Hoc Group” means those certain funds or accounts managed, advised, or sub-advised by Paul, Weiss, Houlihan, and Accordion that hold Term Loan Claims.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agent/Trustee” means the DIP Agents, the 1L Exit Facility Agent, the 2L Exit Facility Agent, the 3L Exit Facility Agent, the ABL Exit Facility Agent, the ABL Agent, the Term Loan Agent, and the Convertible Notes Trustee.

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“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 15.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court presiding over the Chapter 11 Cases, which shall be the United States Bankruptcy Court for the Southern District of Texas.

“Blank Rome” means Blank Rome LLP. “Bracewell” means Bracewell LLP.

“Brightstar Entities” means (i) Brightstar Capital Partners Fund I AIV-3, L.P.; (ii) BCP AIV Investor Holdings-3, L.P.; (iii) Brightstar Associates, L.P.; (iv) BCP Strategic AIV-2, L.P.; (v) BCP Strategic AIV Investor Holdings-2, L.P.; (vi) Brightstar Associates, L.P.; (vii) Brightstar Capital Partners QualTek, L.P.; (viii) BCP QualTek Investor Holdings, L.P.; (ix) Brightstar Associates, L.P.; (x) Brightstar Capital Partners Fund I Feeder, L.P.; (xi) Brightstar Capital Partners Strategic Fund I Feeder, L.P.; (xii) BCP QualTek, LLC; and (xiii) BCP QualTek II, LLC.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

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“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the ABL Claims, Term Loan Claims, and Convertible Notes Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Company Releasing Parties” means each of the Company Parties and, to the maximum extent permitted by law, each of the Company Parties, on behalf of their respective Affiliates and Related Parties.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting ABL Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Convertible Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Creditors’ Fees and Expenses” has the meaning set forth in Section 15.11.

“Consenting Stakeholder Releasing Party” means, each of, and in each case in its capacity as such: (a) each Consenting Stakeholder, other than the Consenting ABL Lenders; (b) each Agent/Trustee, other than the ABL DIP Agent, the ABL Exit Facility Agent, and the ABL Agent; (c) to the maximum extent permitted by Law, each current and former Affiliate of each Entity in clause (a) through the following clause (d); and (d) to the maximum extent permitted by Law, each Related Party of each Entity in clause (a) through this clause (d); provided that, notwithstanding anything to the contrary herein or in any Definitive Document, Fortress shall not be a Consenting Stakeholder Releasing Party or a Releasing Party with respect to any claims or Causes of Action against any Fortress Non-Released Party.

“Consenting Stakeholders” means each of the Consenting Creditors and the Consenting Sponsors.

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“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Convertible Noteholders” means holders of Convertible Notes.

“Convertible Notes” means the senior unsecured convertible notes due 2027 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Claims” means Claims arising on account of the Convertible Notes (excluding, for the avoidance of doubt, Claims in respect of fees or expenses of the Convertible Notes Trustee).

“Convertible Notes Indenture” means that certain Indenture dated as of February 14, 2022, by and among QualTek Services Inc., the guarantors party thereto, and the Convertible Notes Trustee, as amended, restated, amended and restated, waived, supplemented, or otherwise modified from time to time.

“Convertible Notes Trustee” means Wilmington Trust, National Association, or any successor thereto, as trustee under the Convertible Notes Indenture.

“Davis Polk” means Davis Polk & Wardwell LLP.

“De-SPAC Transaction” means the transactions contemplated by and related to that certain Business Combination Agreement, dated as of June 16, 2021, by and among Roth CH Acquisition III Co., Roth CH III Blocker Merger Sub, LLC, BCP QualTek Investors, LLC, Roth CH III Merger Sub, LLC, BCP QualTek HoldCo, LLC, and BCP QualTek, LLC, solely in its capacity as representative of the Blocker Owners and the Company Unitholders (each as defined therein).

“Debtor” means each of the Company Parties in its capacity as a debtor in its respective Chapter 11 Case.

“Definitive Documents” means all of the definitive documents implementing the Restructuring Transactions, including those set forth in Section 3.01.

“DIP Agents” means the ABL DIP Agent and the Term Loan DIP Agent.

“DIP Credit Agreements” means the Term Loan DIP Credit Agreement and the ABL DIP Credit Agreement.

“DIP Documents” means the ABL DIP Documents and the Term Loan DIP Documents.

“DIP Order” means, as applicable, the interim and final orders of the Bankruptcy Court setting forth the terms of debtor-in-possession financing and use of cash collateral, which shall be consistent in all material respects with the Term Loan DIP Credit Agreement and the ABL DIP Credit Agreement.

“Disclosure Statement” means the disclosure statement with respect to the Plan.

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“Disclosure Statement Orders” means, as applicable, the conditional and final orders of the Bankruptcy Court approving the adequacy of the Disclosure Statement and the other Solicitation Materials.

“Enforcement Action” means any action of any kind, except as necessary to file and defend any Company Claims/Interests in conjunction with the Chapter 11 Cases, to (a) exercise or enforce any right under any guarantee or any right in respect of any “Lien” as defined in the ABL Credit Agreement or Term Loan Credit Agreement, as applicable (including, for the avoidance of doubt, any security interest granted under the ABL Credit Agreement or the Term Loan Credit Agreement), in each case granted in relation to (or given in support of) all or any part of any Company Claims/Interests or (b) sue, claim, or institute or continue legal proceedings against any Company Party or the Consenting Sponsors.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into or based on the value of such shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profit interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Excluded ABL Obligations” means, collectively, (a) all indebtedness, obligations, and liabilities of any Released Party (i) related to any Cash Management Services provided to the Company Parties or their Affiliates (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement) or (ii) to the provider of any Cash Management Services, including, without limitation, any Cash Management Services Provider (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement), in the case of each of clause (i) and (ii) solely in its capacity as a provider of such Cash Management Services; (b) all indebtedness, obligations, and liabilities of any Released Party in respect of any letter of credit issued by any Releasing ABL Party pursuant to the ABL Credit Agreement or the ABL DIP Credit Agreement that remains outstanding after the Plan Effective Date; (c) all indebtedness, obligations, and liabilities of any Released Party in respect of any credit cards or debit cards issued by any Releasing ABL Party that remains outstanding and in use by any Released Party after the Plan Effective Date; (d) all indebtedness, obligations (including indemnities), and liabilities of any Released Party that survive payment in full of the Revolving Loans (as defined in each of the ABL Credit Agreement and ABL DIP Credit Agreement) under the ABL Credit Agreement and ABL DIP Credit Agreement and as provided under and in accordance with the payoff statement referenced in Article II.B of the Plan; (e) all indebtedness, obligations, liabilities, and other amounts (other than the Revolving Loans (as defined in each of the ABL Credit Agreement and the ABL DIP Credit Agreement)) that have not been paid or satisfied on or prior to the Plan Effective Date in respect of any other financial services, treasury management or similar services, or other financial accommodations provided by or on behalf of any Releasing ABL Party or any of their respective Affiliates or other business groups to any Released Party prior to the Plan Effective Date or that may arise in respect of any such services that any Releasing ABL Party or any of their respective Affiliates may provide on or after the Plan Effective Date; and (f) any obligation, duty, or responsibility as set forth in Section 15.14 of this Agreement.

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“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facilities” means the 1L Exit Facility, the 2L Exit Facility, the 3L Exit Facility, and the ABL Exit Facility.

“Exit Facility Credit Agreements” means the 1L Exit Facility Credit Agreement, the 2L Exit Facility Credit Agreement, the 3L Exit Facility Credit Agreement, and the ABL Exit Facility Credit Agreement.

“Exit Facility Documents” means the Exit Facility Credit Agreements, the Exit Facility Term Sheets, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the Exit Facilities.

“Exit Facility Term Sheets” means 1L Exit Facility Term Sheet, the 2L Exit Facility Term Sheet, the 3L Exit Facility Term Sheet, and the ABL Exit Facility Term Sheet.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Fortress” means certain funds and/or accounts managed or advised by Fortress Credit Advisors LLC or its Affiliates.

“Fortress Non-Released Party” means Brightstar Capital Partners or any of its current or former Affiliates or Related Parties (other than the Debtors), in each case in their capacity as such, any current or former Affiliate of a Consenting Sponsor in its capacity as such, any Related Party of any Consenting Sponsor in its capacity as such, or any Person that is a current or former director, officer, or Affiliate of any Debtor (other than the Debtors’ current management), in each case in their capacity as such (other than the members of the Special Committee).

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Haynes and Boone” means Haynes and Boone, LLP.

“Holder” means an Entity holding a Claim or Interest, as applicable.

“Houlihan” means Houlihan Lokey, Inc.

“Intercreditor Agreement” means the intercreditor agreement among the ABL Exit Facility Agent, 1L Exit Facility Agent, 2L Exit Facility Agent, and 3L Exit Facility Agent, which shall be in form and substance acceptable to each party thereto.

“Interest” means, collectively, (a) any Equity Interest (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (c) any and all Claims that are otherwise determined by the Court to be an Equity Interest, including any Claim or debt that is recharacterized as an Equity Interest or subject to subordination as an equity interest pursuant to section 510(b) of the Bankruptcy Code.

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“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit I.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4.

“New Equity Interests” means the new equity interests of Reorganized QualTek issued on the Plan Effective Date.

“New Organizational Documents” means the documents providing for corporate governance of Reorganized QualTek and the other Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6)  of the Bankruptcy Code (as applicable).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Body.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other organization, whether or not a legal Entity, and any Governmental Body.

“Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

“Plan” means the joint plan of reorganization to be filed by the Debtors under chapter 11 of the Bankruptcy Code in accordance with the terms and conditions of this Agreement, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time, including the Plan Supplement.

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“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court.

“Porter Hedges” means Porter Hedges LLP.

“Prepetition ABL Facility” means the asset-based loan facility arising under the ABL Credit Agreement.

“Prepetition Borrower” means QualTek LLC (f/k/a QualTek USA, LLC) (as successor by merger to BCP QualTek Merger Sub, LLC).

“Prepetition Guarantors” means QualTek Buyer, LLC (f/k/a BCP QualTek Buyer, LLC) and certain subsidiaries of QualTek LLC (f/k/a QualTek USA, LLC) party to the ABL Credit Agreement and the Term Loan Credit Agreement as guarantors.

“Priority Term Loan Claims” means Claims on account of the Priority Term Loans.

“Priority Term Loans” has the meaning ascribed to the term “Amendment No. 3 Term Loans” in the Term Loan Credit Agreement.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity Holders (regardless of whether such Interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released ABL Parties” means each of, and in each case in its capacity as such: (a) each ABL Party; (b) any issuer of letters of credit under the ABL Credit Agreement or ABL DIP Credit Agreement; (c) each current and former Affiliate of each Entity in clause (a) through the following clause (d); and (c) each Related Party of each Entity in clause (a) through this clause (d).

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“Released Claim” means, with respect to any Releasing Party, any Claim or Cause of Action that is released by such Releasing Party under Section 14.01 of this Agreement.

“Released Company Parties” means, each of, and in each case in its capacity as such: (a) each Company Party; (b) each current and former Affiliate of each Entity in clause (a) through the following clause (c); and (c) each Related Party of each Entity in clause (a) through this clause (c).

“Released Parties” means each Released Company Party and each Released Stakeholder Party.

“Released Stakeholder Parties” means each of, and in each case in its capacity as such: (a) each Consenting Stakeholder, other than the Consenting ABL Lenders; (b) each Agent/Trustee, other than the ABL DIP Agent, the ABL Exit Facility Agent, and the ABL Agent; (c) each current and former Affiliate of each Entity in clause (a) through the following clause (d); and (d) each Related Party of each Entity in clause (a) through this clause (d).

“Releases” means the releases contained in Section 14.01 of this Agreement.

“Releasing ABL Parties,” means, each of, and in each case solely in its capacity as such: (a) each ABL Party and (b) any issuer of letters of credit under the ABL Credit Agreement or ABL DIP Credit Agreement. For the avoidance of doubt, the Releasing ABL Parties are engaged in a wide range of financial services and businesses. Accordingly, each Releasing ABL Party shall be bound under this Agreement only in such Releasing ABL Party’s capacity set forth in the foregoing clauses (a) through (b). The obligations of the Releasing ABL Parties set forth in this Plan shall only apply to such Releasing ABL Party in such capacity and shall not apply to the Releasing ABL Parties in any other capacity.

“Releasing Parties” means, collectively, each Company Releasing Party and each Consenting Stakeholder Releasing Party.

“Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date. For purposes of this Agreement, Reorganized QualTek shall be deemed to be a Reorganized Debtor.

“Reorganized QualTek” means reorganized QualTek (or any other ultimate parent Entity of the Reorganized Debtors, whether by entity or asset transfer, merger, consolidation, or otherwise, including pursuant to any Restructuring Transaction, which Entity may, for the avoidance of doubt, be a subsidiary of QualTek).

“Required Consenting ABL Lenders” means, as of the relevant date, Consenting ABL Lenders holding greater than 50% of the aggregate outstanding principal amount of the ABL Claims that are held by all Consenting ABL Lenders.

“Required Consenting Convertible Noteholders” means, as of the relevant date, Consenting Convertible Noteholders holding greater than 50% of the aggregate outstanding principal amount of the Convertible Notes Claims that are held by all Consenting Convertible Noteholders.

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“Required Consenting Stakeholders” means the Required Consenting ABL Lenders, Required Consenting Term Lenders, Required Consenting Convertible Noteholders, and the Consenting Sponsors.

“Required Consenting Term Lenders” means, as of the relevant date, Consenting Term Lenders holding greater than 50% of the aggregate outstanding principal amount of the Term Loan Claims that are held by all Consenting Term Lenders.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rollover Term Loan Claims” means Claims on account of the Rollover Term Loans.

“Rollover Term Loans” has the meaning ascribed to the term “Amendment No. 3 Rollover Loans” in the Term Loan Credit Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.

“Securities” means any securities, as defined in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Solomon” means Solomon Partners Securities, LLC.

“Term Loan Agent” means Citibank, N.A., along with any predecessor or successor thereto, as administrative agent and collateral agent under the Term Loan Credit Agreement.

“Term Loan Claims” means the Priority Term Loan Claims, the Rollover Term Loan Claims, and the Tranche B Term Loan Claims.

“Term Loan Credit Agreement” means that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the Term Loan Agent, and the Term Loan Lenders, as amended, modified, or supplemented from time to time.

“Term Loan DIP Agent” means UMB Bank, N.A., it is capacity as administrative agent under the DIP Credit Agreement.

“Term Loan DIP Credit Agreement” means the credit agreement governing the Term Loan DIP Facility, substantially in the form attached hereto as Exhibit J-1 and as approved by the DIP Orders.

“Term Loan DIP Documents” means the Term Loan DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Term Loan DIP Facility.

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“Term Loan DIP Facility” means the new, superpriority, senior secured delayed draw term loan debtor-in-possession financing facility to be issued by the Reorganized Debtors in accordance with the Term Loan DIP Documents.

“Term Loan DIP Term Sheet” means that certain term sheet with respect to the Term Loan DIP Facility, attached hereto as Exhibit J-2.

“Term Loan Facilities” means the term loan facilities arising under the Term Loan Credit Agreement.

“Term Loan Lenders” means the lenders from time to time party to the Term Loan Credit Agreement.

“Term Loan Parties” means the Term Loan Lenders, Term Loan Agent, Consenting Term Lenders, Term Loan DIP Agent, the lenders from time to time party to the 1L Exit Facility Credit Agreement, 2L Exit Facility Credit Agreement, and 3L Exit Facility Credit Agreement, and the 1L Exit Facility Agent, 2L Exit Facility Agent, and 3L Exit Facility Agent.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, 12.04, or 12.05.

“Tranche B Term Loan Claims” means Claims arising on account of Tranche B Term Loans.

“Tranche B Term Loans” has the meaning set forth in the Term Loan Credit Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit K.

“United States Trustee” means the Office of the U.S. Trustee for the Southern District of Texas.

“Warrant Agreement” has the meaning set forth in the Plan.

1.02.	Interpretation. For purposes of this Agreement:

(a)           in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)           capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

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(c)           unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)           unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)           unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)           the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)           captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)           references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)            the use of “include” or “including” is without limitation, whether stated or not; and

(j)            the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.01 other than counsel to the Company Parties.

Section 2.              Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)           each of the Company Parties and the Consenting Sponsors shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)           the following shall have executed and delivered counterpart signature pages of this Agreement to the Company Parties and each of the Agent/Trustees:

(i)	Holders of at least 100% of the aggregate outstanding principal amount of ABL Claims;

(ii)	(A) Holders of at least 66 2/3% of the aggregate outstanding principal amount of Term Loan Claims and (B) more than 50% in number of Holders of Term Loan Claims;

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(iii)	Holders of at least 66 2/3% of the aggregate outstanding principal amount of Convertible Notes Claims;

(c)           notwithstanding anything to the contrary herein, the Company Parties shall have paid all reasonable and documented (i) Consenting Creditors’ Fees and Expenses and (ii) fees and expenses of the Agents/Trustees, in each case, for which an invoice has been received by the Company Parties on or before the date that is one (1) Business Day prior to the Agreement Effective Date, in each case subject to the requirements set forth in clause (y) of Section 15.11; and

(d)           counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 15.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.               Definitive Documents.

3.01.        The Definitive Documents governing the Restructuring Transactions shall include the following: (a) the Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documentation” as defined therein and not explicitly so defined herein; (b) the Confirmation Order; (c) the DIP Orders, (d) the DIP Documents; (e) the Disclosure Statement; (f) the Disclosure Statement Orders; (g) the First Day Pleadings and all orders sought pursuant thereto; (h) the Plan Supplement; (i) the New Organizational Documents; (j) any and all documentation required to implement, issue, and distribute the New Equity Interests; (k) the Exit Facility Documents; and (l) the Warrant Agreement.

3.02.        The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents not executed or in a form attached to this Agreement (and any modifications to the Definitive Documents attached to this Agreement) as of the Execution Date shall otherwise be in form and substance reasonably acceptable to: (i) the Company Parties; (ii) the Required Consenting Term Lenders; (iii) the Required Consenting ABL Lenders, except with respect to the definitive documentation governing the New Equity Interests, the Warrant Agreement, or a New Organizational Document, solely to the extent they do not adversely affect the ABL Parties; (iv) the Required Consenting Convertible Noteholders, solely to the extent that such Definitive Document (x) is the Plan, the Restructuring Term Sheet (to the extent it is a Definitive Document), the Confirmation Order, the Disclosure Statement, a First Day Pleading, the definitive documentation governing the New Equity Interests, the Warrant Agreement (and any ancillary documents governing the Warrants (as defined in the Plan)), or a New Organizational Document, (y) is one of the Exit Facility Documents to the extent such Exit Facility Document contains non- customary economic terms, or (z) adversely affects any of the rights or benefits granted to or received by, or proposed to be granted to or received by, the Consenting Convertible Noteholders (including, for the avoidance of doubt, with respect to any Claims or Causes of Actions) pursuant to this Agreement or the Plan (or, solely in the case of the Exit Facility Documents, materially adversely affects such rights and benefits); and (v) the Consenting Sponsors, solely to the extent that such Definitive Document adversely affects the releases in favor of the Consenting Sponsors granted under the Definitive Documents, it being understood that the terms and conditions expressly set forth herein are acceptable to Fortress and that Fortress’s consent rights will be reserved with respect to any deviation from such terms and conditions or from the economic terms of the contemplated debt and equity capital structure set forth herein and in any attachments hereto.

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Section 4.             Milestones. The following Milestones shall apply to this Agreement unless extended or waived in writing by the Company Parties, the Required Consenting Term Lenders, and the Required Consenting ABL Lenders, and the Required Consenting Convertible Noteholders (solely with respect to the Milestones set forth in clauses (e), (g), (h), and (i) below):

(a)	no later than May 24, 2023, the Petition Date shall have occurred;

(b)           no later than May 25, 2023, the Company Parties shall commence solicitation of votes on the Plan;

(c)           no later than one (1) day from the Petition Date, the Plan and Disclosure Statement shall have been filed in the Chapter 11 Cases;

(d)           no later than three (3) Business Days from the Petition Date, the DIP Order shall have been entered on an interim basis;

(e)           no later than three (3) days from the Petition Date, the Disclosure Statement Order shall have been entered on a conditional basis;

(f)           no later than thirty (30) days from the Petition Date, the DIP Order shall have been entered on a final basis;

(g)           no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(h)           no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order on a final basis; and

(i)            no later than sixty-five (65) days from the Petition Date, the Plan Effective Date shall have occurred.

Section 5.              Commitments of the Consenting Creditors.

5.01.	General Commitments, Forbearances, and Waivers.

(a)           Subject to the terms and conditions of this Agreement, and except as set forth in Section 5.04, during the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, to:

(i)           support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

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(ii)          use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)         [reserved];

(iv)         give any notice, order, instruction, or direction to the applicable Agent/Trustees necessary to give effect to the Restructuring Transactions;

(v)          negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent in all material respects with this Agreement to which it is required to be a party; and

(b)           negotiate in good faith and use commercially reasonable efforts to execute, deliver, and perform its obligations under any other agreements reasonably necessary or desirable to effectuate or consummate the Restructuring Transactions as contemplated by this Agreement.

5.02.        Negative Commitments. Subject to the terms and conditions of this Agreement, and except as set forth in Section 5.04, during the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(a)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)           propose, file, support, or vote for any Alternative Restructuring Proposal;

(c)           file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(d)           direct any Agent/Trustee to (i) take any Enforcement Actions or exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests, including rights or remedies arising from the Prepetition ABL Facility, the Term Loan Facilities, or the Convertible Notes, or (ii) assert or bring any Claims under or with respect to the Prepetition ABL Facility, the Term Loan Facilities, or the Convertible Notes;

(e)           initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

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(f)           exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties; or

(g)           object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.03.        Commitments of the Consenting Creditors with respect to the Chapter 11 Cases.

(a)           Subject to the terms and conditions of this Agreement, and subject to Section 5.04 below, during the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Creditors, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)           vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)          to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii)         not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above;

(iv)         not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede solicitation, approval of the Disclosure Statement, or confirmation and consummation of the Plan and the Restructuring Transactions; provided that nothing in this Section 5.03(a)(iv) shall affect any rights of the Consenting Creditors set forth in Section 7.03(b); and

(v)          use commercially reasonable efforts to support and take all actions reasonably requested by the Company Parties to facilitate approval of the Disclosure Statement and solicitation, confirmation, and consummation of the Plan within the timeframes contemplated by this Agreement.

(b)           Subject to Section 5.04 below, during the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

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5.04.        Additional Provisions Regarding the Consenting Creditors’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)           affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in Interest in the Chapter 11 Cases (including any official committee and the United States Trustee);

(b)           impair or waive the rights of any (i) Consenting Creditor to assert or raise any objection permitted under this Agreement or the Definitive Documents in connection with the Restructuring Transactions, (ii) Consenting ABL Lender or the ABL DIP Agent under the ABL DIP Documents, or (iii) Consenting Term Lender or the Term Loan DIP Agent under the Term Loan DIP Documents;

(c)           impair or prevent any (i) Consenting Creditor from enforcing this Agreement, a DIP Order, or any Definitive Document or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, including, without limitation, by filing an objection or initiating a contested matter or other proceeding with the Bankruptcy Court, or exercising its rights or remedies reserved herein or in the Definitive Documents (for the avoidance of doubt, nothing in this Agreement shall prevent the Term Loan Parties or ABL Parties, and neither the Term Loan Parties nor the ABL Parties shall be in breach of this Agreement, if either the Term Loan Parties or ABL Parties, as applicable, exercise their rights and remedies set forth in the Term Loan DIP Documents, ABL DIP Documents, or the DIP Orders, as applicable), or (ii) Term Loan Party or ABL Party from exercising any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests, including rights or remedies arising from the Term Loan Facilities, the Prepetition ABL Facility, the Term Loan DIP Documents, or the ABL DIP Documents, as applicable, upon the occurrence of an Event of Default under and as defined in the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement, respectively;

(d)           prevent any Consenting Creditor from taking any action that is required by applicable Law (as determined by such Consenting Creditor in good faith after consultation with legal counsel), provided that if such Consenting Creditor proposes to take any action that is otherwise materially inconsistent with this Agreement in order to comply with applicable Law, such Consenting Creditor shall, to the extent permitted by applicable law, provide at least five (5) Business Day’s advance written notice to the other Parties prior to taking any such action;

(e)           require any Consenting Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege (as determined by them in good faith after consultation with legal counsel), provided that if such Consenting Creditor plans to refuse to take any action in a manner that is otherwise inconsistent with this Agreement in order to comply with applicable Law, such Consenting Creditor shall provide at least five (5) Business Days’ advance written notice to the other Parties prior to taking such action;

(f)           be construed to prevent the Consenting Creditors from exercising any consent rights or their rights or remedies specifically reserved herein or in the Definitive Documents;

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(g)           be construed to prohibit or limit any Consenting Creditor from taking or directing any action relating to maintenance, protection, or preservation of any collateral (including without limitation, perfection of its interests in such collateral), provided that such action is not materially inconsistent with this Agreement and does not hinder, delay, or prevent consummation of the Plan and the Restructuring Transactions;

(h)           be construed to prohibit or limit any Consenting Creditor from appearing as a party in interest in any matter to be adjudicated concerning any matter arising in the Chapter 11 Cases; or

(i)            be deemed to release, waive, compromise, settle, impair or enjoin any claim or Cause of Action of Fortress against any Fortress Non-Released Party. For the avoidance of doubt, (x) nothing in this Agreement shall prevent Fortress from, and Fortress shall not be in breach of this Agreement as a result of, bringing, supporting, pursuing, investigating, negotiating, or settling any claim or Cause of Action, against any Fortress Non-Released Party and (y) the fact that a Fortress Non-Released Party is a Party to this Agreement shall not, for the avoidance of doubt, release, waive, impair, modify, or enjoin any claim or Cause of Action of Fortress against any such Fortress Non-Released Party.

Section 6.              Commitments of the Consenting Sponsors.

6.01.        General Commitments, Forbearances, and Waivers. Subject to the terms and conditions of this Agreement, during the Agreement Effective Period, the Consenting Sponsors shall:

(a)           act in good faith to support, approve, implement, reasonably cooperate with each of the Parties, and take all commercially reasonable actions reasonably necessary, or reasonably requested by any other Party to facilitate the implementation and consummation of the Restructuring Transactions in accordance with this Agreement, including taking all steps reasonably necessary (and within its control) to consummate the Restructuring Transactions in accordance with this Agreement and the Restructuring Term Sheet;

(b)           vote and exercise any powers or rights available to it (including in any meeting or process requiring voting or approval in which it is legally entitled to participate) in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(c)           use commercially reasonable efforts to assist (and/or cause their Affiliates to assist) the Company Parties and the Consenting Creditors in implementing the tax structure of the Restructuring Transactions as determined in accordance with this Agreement and the Restructuring Term Sheet;

(d)           to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect to not opt out of the releases set forth in the Plan; and

(e)	not directly or indirectly:

(i)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions; or

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(ii)          take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement or the Plan.

6.02.        Additional Provisions Regarding Consenting Sponsors’ Commitments. Notwithstanding the foregoing, nothing in this Agreement shall:

(a)           be construed to limit the rights of the Consenting Sponsors under the Chapter 11 Cases, including appearing as a party in Interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purposes of hindering, delaying, or preventing the consummation of the Restructuring Transactions;

(b)           prevent the Consenting Sponsors from enforcing this Agreement, or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is materially inconsistent with, this Agreement or any Definitive Document;

(c)           except as otherwise expressly provided in this Agreement, be construed to limit the Consenting Sponsors’ rights, directly or indirectly, with respect to any Claim or Equity Interest;

(d)           affect the rights of the Consenting Sponsors to consult with the Company Parties, the Consenting Creditors, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(e)           prevent the Consenting Sponsors from taking any action that is required by applicable Law (as determined by the Consenting Sponsors in good faith after consultation with legal counsel); provided that, if the Consenting Sponsors plan to take any action that is otherwise materially inconsistent with this Agreement in order to comply with applicable Law, the Consenting Sponsors shall, to the extent permitted by applicable law, provide at least five (5) Business Day’s advance written notice to the other Parties prior to taking any such action;

(f)           require the Consenting Sponsors to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege (as determined by them in good faith after consultation with legal counsel); provided that, if any Consenting Sponsor plans to take any action or refuse to take any action in a manner that is inconsistent with this Agreement, such Consenting Sponsor shall provide at least five (5) Business Days’ advance written notice to the other Parties prior to taking such action;

(g)           require the Consenting Sponsors to provide any information that they determine, in their reasonable discretion, to be commercially sensitive or confidential, other than as expressly set forth in this Agreement;

(h)           be construed to prevent the Consenting Sponsors from exercising any consent rights provided with respect to the Consenting Sponsors or their rights or remedies specifically reserved herein or in the Definitive Documents;

(i)            unless provided for under this Agreement or any Definitive Document, require the Consenting Sponsors to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities, or other obligations; or

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(j)           prevent the Consenting Sponsors by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like.

Section 7.              Commitments of the Company Parties.

7.01.        Affirmative Commitments. Except as set forth in Section 7.03, during the Agreement Effective Period, each of the Company Parties agrees to:

(a)           support and take all steps reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Definitive Documents, as applicable;

(b)           to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)           use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)           negotiate in good faith and use commercially reasonable efforts to execute and deliver, and perform its obligations under, the Definitive Documents and any other agreements reasonably necessary or desirable to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)           use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f)            (1) provide counsel for the Consenting Creditors a reasonable opportunity to review draft copies of all First Day Pleadings and, (2) to the extent reasonably practicable, provide a reasonable opportunity to counsel to any Consenting Stakeholders materially affected by such filing to review draft copies of other documents that the Company Parties intend to file with Bankruptcy Court, as applicable (for the avoidance of doubt, nothing in this clause (f) shall limit or reduce the notice periods required or provided under the Definitive Documents, including, without limitation, the ABL DIP Documents or Term Loan DIP Documents);

(g)           consult and negotiate in good faith with the Consenting Stakeholders and their advisors regarding the execution of Definitive Documents and the implementation of the Restructuring Transactions, solely to the extent of the consent right sets forth herein;

(h)           upon reasonable request of the Consenting Creditors, inform the advisors to the Consenting Creditors as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Creditor, any competent judicial body, Governmental Body, banking, taxation, supervisory, or regulatory body or any stock exchange;

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(i)            inform counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of (and in any event within two (2) Business Days of such actual knowledge): (i) any matter or circumstance which they know, or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; and (iii) any material breach by any Party (including a Company Party) of such Party’s obligations, undertakings, representations, warranties, or covenants set forth in this Agreement or any other Definitive Document;

(j)            to the extent applicable, object to any motion filed with the Bankruptcy Court by any person (i) seeking the entry of an order terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a chapter 11 plan or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Restructuring Transactions;

(k)           to the extent applicable, object to, and not file, any pleading before the Bankruptcy Court seeking entry of an order (i) directing the appointment of an examiner or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) would prevent or materially delay the consummation of the Restructuring Transactions or (y) is otherwise inconsistent with this Agreement in any material respect;

(l)            maintain their good standing under the laws of the state or other jurisdiction in which they are incorporated or organized, except to the extent that any failure to maintain such Company Party’s good standing arises solely from the filing of the Chapter 11 Cases;

(m)          notify the Consenting Stakeholders and counsel to the Consenting Stakeholders in writing (email being sufficient) within three (3) Business Days of the commencement of any material governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(n)           except as otherwise expressly set forth in this Agreement or with the express consent of the Required Consenting Term Lenders and Required Consenting ABL Lenders, not to be unreasonably withheld, and subject to the Company Parties’ fiduciary responsibilities and taking into account the commencement of the Chapter 11 Cases, (i) conduct its businesses and operations only in the ordinary course in a manner that is materially consistent with past practices and in compliance with Law, (ii) maintain its physical assets, properties, and facilities in their working order condition and repair as of the Execution Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear and casualty and condemnation excepted), (iii) maintain its books and records in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (iv) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, and (v) use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees in the ordinary course, in a manner that is consistent in all material respects with past practices, and in compliance with Law; and

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(o)           not seek application of the equitable doctrine of marshaling, section 506(c) of the Bankruptcy Code, or section 552(b) of the Bankruptcy Code with respect to (i) the Term Loan Credit Agreement, Term Loan DIP Facility, Term Loan Claims, or any claims arising under the Term Loan DIP Facility, or (ii) the ABL Credit Agreement, Prepetition ABL Facility, ABL DIP Facility, ABL Claims, or ABL DIP Claims.

7.02.        Negative Commitments. Except as set forth in Section 7.03, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)           take, or encourage any other person or Entity to take, any action, directly or indirectly, that would reasonably be expected to breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, approval, implementation, or consummation of the Restructuring Transactions, this Agreement, the Confirmation Order, or the Plan;

(c)           amend, supplement, waive, modify, or file a pleading seeking authority to amend, supplement, waive, or modify the Plan or any other Definitive Document, in whole or in part, in a manner that is not materially consistent with this Agreement;

(d)           execute, agree to execute, file, or agree to file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement or the Plan;

(e)           without the consent of the Required Consenting Term Lenders and Required Consenting ABL Lenders, (i) operate its business outside the ordinary course, taking into account the Restructuring Transactions, or (ii) transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or Entity outside the ordinary course of business;

(f)           (i) redeem or make or declare any dividends, distributions, or other payments on account of QualTek’s Equity Interests, (ii) make any transfers (whether by dividend, distribution, or otherwise) to any direct or indirect parent Entity or shareholder of QualTek, including on account of any management, advisory, or similar fees, or (iii) make any payments or transfers (whether by dividend, distribution, or otherwise) on account of any management agreements, consulting agreements, or other agreements with the Consenting Sponsors or their Affiliates (other than QualTek and its direct and indirect subsidiaries); provided that the foregoing shall not be construed to prohibit the Company Parties from making any payments on account of (i) ordinary course wages and benefits or (ii) any employee retention or incentive plans entered into in connection with the Chapter 11 Cases with the consent of the Required Consenting Term Lenders and Required Consenting ABL Lenders (not to be unreasonably withheld);

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(g)           authorize, create, or issue any additional Equity Interests in any of the Company Parties other than to the extent necessary to implement the Restructuring Transactions and solely in connection with such implementation;

(h)          other than in the ordinary course of business and consistent with past practices, (i)  enter into or amend, establish, adopt, restate, supplement, or otherwise modify or accelerate (x) any deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans, or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of any employee, or (y) any contracts, arrangements, or commitments that entitle any current or former director, officer, employee, manager, or agent to indemnification from any Company Party, or (ii) amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements) that in either case (i) or (ii) is not in form and substance reasonably acceptable to the Required Consenting Term Lenders and Required Consenting ABL Lenders;

(i)           other than in the ordinary course or consistent with past practice, grant, agree to grant, or make any payment on account of (including pursuant to a key employee retention plan, key employee incentive plan, or other similar agreement or arrangement) any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance, or other compensation or benefits (including in the form of any vested or unvested Equity Interests in QualTek or any other Equity Interest of any kind or nature) of any director, manager, officer, or management- or executive-level employee, or any consultant or advisor that is retained or engaged by any of the Company Parties without the prior written consent of the Required Consenting Term Lenders and Required Consenting ABL Lenders (not to be unreasonably withheld);

(j)            other than in the ordinary course of business, (i) enter into any settlement regarding any Company Claims/Interests over $1 million, or (ii) allow or permit any material Permit of the Company Parties to lapse, expire, or terminate or be revoked, suspended, or modified without the consent of the Required Consenting Term Lenders and Required Consenting ABL Lenders (not to be unreasonably withheld);

(k)           allow or permit any of their respective material Permits to lapse, expire, terminate, or be revoked, suspended, or modified, or to suffer any material fine, penalty, or other sanctions related to any of their respective material Permits; or

(l)           subject to Section 7.03 hereof, directly solicit, initiate, encourage, endorse, propose, file, support, approve, or otherwise promote or advance any Alternative Restructuring Proposal.

7.03.        Additional Provisions Regarding Company Parties’ Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions, after consulting with outside counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided that such determination shall not impede any Party’s termination rights pursuant to Section 12 of this Agreement. The Company shall promptly notify each of the Consenting Stakeholders of any such determination within two (2) Business Days following such determination.

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(b)           Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.03(a)), upon receipt of an unsolicited Alternative Restructuring Proposal, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate unsolicited Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity that (i) provides an unsolicited Alternative Restructuring Proposal, (ii) executes and delivers a Confidentiality Agreement, and (iii) requests such information; (c) maintain or continue discussions or negotiations with respect to unsolicited Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with Holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or an unsolicited Alternative Restructuring Proposal; provided, that the Company Parties shall (x) notify the advisors to the Consenting Stakeholders, including, for the avoidance of doubt, Blank Rome, Bracewell, Paul, Weiss, and Davis Polk, of the existence of such Alternative Restructuring Proposal no later than three (3) Business Days following receipt thereof by any of the Company Parties, (y) provide prompt updates on the status of discussions regarding any Alternative Restructuring Proposal to the advisors to the Consenting Stakeholders, and (z) promptly provide such information as reasonably requested by the advisors to the Consenting Stakeholders in connection with any Alternative Restructuring Proposal, including any information provided to any party considering proposing an Alternative Restructuring Proposal to the extent not already provided to the Consenting Stakeholders. The Company Parties and/or the Company Parties’ advisors will make themselves reasonably available for separate periodic status update calls with the Consenting Stakeholders with respect to the foregoing.

(c)           Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.              Transfer of Interests and Securities.

8.01.        During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial Interest, unless:

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(a)           in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder;

(b)           either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer; and

(c)           with respect to the Transfer of any Equity Interests only, such Transfer shall not (i) violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses or (ii) in the reasonable business judgment of the Company Parties and their legal and tax advisors, adversely (A) affect the Company Parties’ ability to maintain the value of and utilize the Company Parties’ net operating loss carryforwards or other tax attributes or (B) the Company Parties’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring Transactions.

8.02.        Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests, and the transferee shall be deemed a “Consenting Stakeholder” (as a “Consenting ABL Lender,” a “Consenting Term Lender,” a “Consenting Convertible Noteholder,” and/or a “Consenting Sponsor,” as applicable) and a “Party” under this Agreement. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.        This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

8.04.        This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.        Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 8.01; and (iii) the Transfer is otherwise permitted under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or Interests in Company Claims/Interests that the Qualified Marketmaker acquires from a Holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

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8.06.        Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and Interests.

Section 9.             Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder or, to the extent applicable, its successor or assigns, severally, and not jointly, represents and warrants that as of (i) the date such Consenting Stakeholder executes and delivers this Agreement and (ii) the Plan Effective Date:

(a)           it is the beneficial owner (including on account of any unsettled trades) or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial Holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (subject to any changes resulting from any Transfers made pursuant to Section 8 of this Agreement after the date such Consenting Stakeholder executes and delivers this Agreement);

(b)           it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests;

(c)           such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any material respect such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)           it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e)           solely with respect to Holders of Company Claims/Interests, (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (b) not a U.S. person (as defined in Regulation S of the Securities Act), or (c) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

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Section 10.            Representations and Warranties of Company Parties. Each of the Company Parties represents, warrants, and covenants to each other Party that, as of the Execution Date:

(a)           to the best of the Company Parties’ knowledge, the execution and delivery by it of this Agreement does not result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases of any Company Party’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its Affiliates is a party;

(b)           the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part, including, without limitation and as necessary, approval of each of the independent directors of each of the corporate Entities that comprise the Company Parties; and

(c)           to the best of the Company Parties’ knowledge, the diligence materials and other information concerning the Company Parties that the Company Parties or their advisors provided to any other Party are true and correct in all material respects.

Section 11.           Mutual Representations, Warranties, and Covenants. Each Party hereto, severally and not jointly, represents, warrants, and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Plan Effective Date:

(a)           it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)           the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d)           except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

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(e)           except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f)            to the extent a Party is a Released Party, such Party has not assigned, conveyed, sold, hypothecated, or otherwise transferred all or any part of or any Interest in any Cause of Action that would be a Released Claim hereunder.

Section 12.           Termination Events.

12.01.     Required Consenting ABL Lenders Termination Events. The Required Consenting ABL Lenders may terminate this Agreement solely as to the Required Consenting ABL Lenders upon prior written notice to all Parties in accordance with Section 15.10 of this Agreement upon the occurrence of any of the following events:

(a)           the breach in any material respect by any Company Party, Consenting Sponsor, Consenting Term Lender, or Consenting Convertible Noteholder of any of the representations, warranties, or covenants of such Party, as applicable, set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Restructuring Transactions, which breach remains uncured for five (5) Business Days after such terminating Required Consenting ABL Lenders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach;

(b)           any of the Company Parties files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of the applicable Required Consenting ABL Lenders in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for five (5) Business Days after such Required Consenting ABL Lenders transmit a written notice in accordance with Section 15.10;

(c)           the Company Parties (i) withdraw the Plan, (ii) publicly announce their intention not to support, or fail to take any step reasonably necessary to implement or consummate, the Restructuring Transactions, (iii) publicly announce, or execute a definitive written agreement with respect to, an Alternative Restructuring Proposal, or (iv) advise the Consenting ABL Lenders that the Company Parties do not have or do not anticipate having the funds or funding necessary to consummate the Restructuring Transactions;

(d)           any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any ABL Claim, lien, or Interest held by any Consenting ABL Lender arising under or relating to the ABL Credit Agreement or to grant a lien to any person on any collateral of, and that is senior in priority to the liens held by, the ABL Agent or the ABL DIP Agent other than in accordance with the Lien Priority Chart as defined in and attached to the DIP Orders or under the ABL Exit Facility, or (ii) shall have supported any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

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(e)           the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment, or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(f)           the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof (without the consent of the Required Consenting ABL Lenders and the Required Consenting Term Lenders) and such order remains in effect for nine (9) Business Days after entry of such order;

(g)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting ABL Lenders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, (iv) terminating exclusivity under section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement;

(h)           if the Company Parties enter into, publicly announce, or file with the Bankruptcy Court any Definitive Document that is not in form and substance materially consistent with this Agreement, or for which the consent of the Required Consenting ABL Lenders was required and not given in accordance with Section 3.02 of this Agreement;

(i)            if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization, or other relief under any federal, state, or foreign bankruptcy insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(j)            the termination of this Agreement by the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, or the Consenting Sponsors pursuant to Sections 12.02, 12.03, or 12.05;

(k)           the failure to meet Milestone (c), (d), (f), or (i) in Section 4 hereof, which failure has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Stakeholder in violation of its obligations under this Agreement;

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(l)            an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company Parties, such party exercises such right, and such exercise materially and adversely affects any Company Party’s ability to operate its business in the ordinary course or consummate the Restructuring Transactions;

(m)          any of the Company Parties seeks authorization to use cash collateral (i) without the consent of any ABL Party or (ii) after the occurrence and during the continuance of an Event of Default under and as defined in the ABL DIP Credit Agreement; or

(n)           an Event of Default under and as defined in the ABL DIP Credit Agreement that remains uncured for five (5) Business Days.

12.02.      Required Consenting Term Lenders Termination Events. The Required Consenting Term Lenders may terminate this Agreement solely as to the Required Consenting Term Lenders upon prior written notice to all Parties in accordance with Section 15.01 of this Agreement upon the occurrence of any of the following events:

(a)           the breach in any material respect by a Company Party, a Consenting Sponsor, a Consenting ABL Lender, or a Consenting Convertible Noteholder of any of the representations, warranties, or covenants of such Party, as applicable, set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Restructuring Transaction, which breach remains uncured for five (5) Business Days after such terminating Required Consenting Term Lenders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach;

(b)           any of the Company Parties files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of the applicable Required Consenting Term Lenders in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for five (5) Business Days after such terminating Required Consenting Term Lenders transmit a written notice in accordance with Section 15.10;

(c)           the Company Parties (i) withdraw the Plan, (ii) publicly announce their intention not to support, or fail to take any step reasonably necessary to implement or consummate, the Restructuring Transactions, (iii) publicly announce, or execute a definitive written agreement with respect to, an Alternative Restructuring Proposal, or (iv) advise the Consenting Term Lenders that the Company Parties do not have or do not anticipate having the funds or funding necessary to consummate the Restructuring Transactions;

(d)           any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Term Loan Claim, lien, or Interest held by any Consenting Term Lender arising under or relating to the Term Loan Credit Agreement or to grant a lien to any person on any collateral of, and that is senior in priority to the liens held by, the Term Loan Agent or the Term Loan DIP Agent other than in accordance with the Lien Priority Chart as defined in and attached to the DIP Orders or under the 1L Exit Facility, 2L Exit Facility, or 3L Exit Facility, or (ii) shall have supported any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

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(e)           the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment, or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(f)           the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof (without the consent of the Required Consenting Term Lenders and the Required Consenting ABL Lenders) and such order remains in effect for nine (9) Business Days after entry of such order;

(g)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Lenders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, (iv) terminating exclusivity under section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement;

(h)           if the Company Parties enter into, publicly announce, or file with the Bankruptcy Court any Definitive Document that is not in form and substance materially consistent with this Agreement, or for which the consent of the Required Consenting Term Lenders was required and not given in accordance with Section 3.02 of this Agreement;

(i)            if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization, or other relief under any federal, state, or foreign bankruptcy insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

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(j)           the termination of this Agreement by the Required Consenting ABL Lenders, Required Consenting Convertible Noteholders, or the Consenting Sponsors pursuant to Section 12.01, Section 12.03, or Section 12.05;

(k)           the failure to meet a Milestone, which failure has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Stakeholder in violation of its obligations under this Agreement;

(l)            an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company Parties, such party exercises such right, and such exercise materially and adversely affects any Company Party’s ability to operate its business in the ordinary course or consummate the Restructuring Transactions;

(m)          the termination of any Company Party’s authorization to use cash collateral under the DIP Orders, unless such Company Party’s use of cash collateral has been restored through a modified DIP Order acceptable to the Required Consenting Term Lenders within fifteen (15) Business Days; or

(n)           an Event of Default under and as defined in the Term Loan DIP Credit Agreement that remains uncured for five (5) Business Days.

12.03.      Required Consenting Convertible Noteholders Termination Events. The Required Consenting Convertible Noteholders may terminate this Agreement solely as to the Required Consenting Convertible Noteholders by delivery to the Company Parties of a written notice in accordance with Section 15.10 of this Agreement upon the occurrence of the following events:

(a)           the breach in any material respect by a Company Party, a Consenting Sponsors, Consenting ABL Lender, or a Consenting Term Lender of any of the representations, warranties, or covenants of such Party, as applicable, set forth in this Agreement that would have, or could reasonably be expected to have, a materially adverse effect on the Required Consenting Convertible Noteholders, which breach remains uncured for five (5) Business Days after such terminating Required Consenting Convertible Noteholders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach;

(b)           any of the Company Parties files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of the applicable Required Consenting Convertible Noteholders in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for five (5) Business Days after such terminating Required Consenting Convertible Noteholders transmit a written notice in accordance with Section 15.10;

(c)           the Company Parties (i) withdraw the Plan, (ii) publicly announce their intention not to support, or fail to take any step reasonably necessary to implement or consummate, the Restructuring Transactions, or (iii) publicly announce, or execute a definitive written agreement with respect to, an Alternative Restructuring Proposal;

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(d)           the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such terminating Required Consenting Convertible Noteholders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)           any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Convertible Notes Claim or any Interest held by any Consenting Stakeholder arising under or relating to the Convertible Note Indenture or (ii) shall have supported any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

(f)           the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof (without the consent of the Required Consenting Convertible Noteholders) and such order remains in effect for nine (9) Business Days after entry of such order;

(g)           if the Company Parties or the Required Consenting Term Lenders enter into, publicly announce, or file with the Bankruptcy Court any Definitive Document that is not in form and substance materially consistent with this Agreement, or for which the consent of the Required Consenting Convertible Noteholders was required and not given in accordance with Section 3.02 of this Agreement;

(h)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Convertible Noteholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, (iv)  terminating exclusivity under section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement;

(i)            if the Company Parties enter into, publicly announce, or file with the Bankruptcy Court any Definitive Document that is not in form and substance materially consistent with this Agreement, or for which the consent of the Required Consenting Convertible Noteholders was required and not given in accordance with Section 3.02 of this Agreement;

(j)            if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization, or other relief under any federal, state, or foreign bankruptcy insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

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(k)           the termination of this Agreement by the Required Consenting ABL Lenders, Required Consenting Term Lenders, or the Consenting Sponsors pursuant to Sections 12.01, Section 12.02, or Section 12.05;

(l)           an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company Parties, such party exercises such right, and such exercise materially and adversely affects any Company Party’s ability to operate its business in the ordinary course or consummate the Restructuring Transactions; or

(m)          the termination of any Company Party’s authorization to use cash collateral under the DIP Orders, unless such Company Party’s use of cash collateral has been restored through a modified DIP Order within fifteen (15) Business Days.

12.04.      Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a)           the breach in any material respect by one or more of the Consenting ABL Lenders of any of the representations, warranties, or covenants set forth in this Agreement that remains uncured for a period of eight (8) Business Days after the receipt by such Consenting ABL Lenders of notice of such breach, which results in non-breaching Consenting ABL Lenders holding less than two-thirds of the aggregate outstanding principal amount of ABL Claims;

(b)           the breach in any material respect by one or more of the Consenting Term Lenders of any of the representations, warranties, or covenants set forth in this Agreement that remains uncured for a period of eight (8) Business Days after the receipt by such Consenting Term Lenders of notice of such breach, which results in non-breaching Consenting Term Lenders holding less than two-thirds of the aggregate outstanding principal amount of Term Loan Claims;

(c)           the breach in any material respect by one or more of the Consenting Convertible Noteholders of any of the representations, warranties, or covenants set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting Convertible Noteholders of notice of such breach, which results in non-breaching Consenting Convertible Noteholders holding less than two-thirds of the aggregate outstanding principal amount of Convertible Notes Claims;

(d)           the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, and notifies counsel to the Consenting Stakeholders, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

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(e)           the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(f)            the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof and such order remains in effect for seven (7) calendar days after entry of such order.

12.05.      Consenting Sponsor Termination Events. This Agreement may be terminated by a Consenting Sponsor in respect of such Consenting Sponsor by the delivery to the Company Parties of a written notice in accordance with Section 15.10 of this Agreement upon the occurrence of the following events:

(a)           the breach in any material respect by a Company Party or Consenting Stakeholders of any of the representations, warranties, or covenants of the Company Parties or Consenting Stakeholders, as applicable, set forth in this Agreement that (i) adversely affects the treatment, rights, or obligations under this Agreement or the Plan of any Consenting Sponsor and (ii) remains uncured for ten (10) Business Days after such terminating Consenting Sponsor transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such breach; or

(b)           the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment, or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such terminating Consenting Sponsor transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Consenting Sponsor that sought or requested such ruling or order in contravention of any obligation set out in this Agreement.

12.06.      Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.

12.07.      Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date, other than with respect to (x) the releases contained in Section 14 herein, provided that this clause (x) shall not apply to any Party that terminated this Agreement prior to the Plan Effective Date, and (y) the Company Parties’ obligations (or the obligations of their successors in interest) under Section 15.11 hereof, which obligations will survive automatic termination.

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12.08.      Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall, except as otherwise expressly provided in this Agreement or the Definitive Documents, be released from its commitments, undertakings, and agreements under or related to this Agreement (including, without limitation, with respect to any Exit Facility) and shall have the rights and remedies that it would have had had it not entered into this Agreement, no such remedies shall be deemed waived pursuant to a claim of laches or estoppel, and such Party shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action that otherwise would have been subject to the Releases, subject to Section 14.05 herein. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, that (i) any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.08 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court, and (ii) the Company Parties shall consent to any attempt by such Consenting Stakeholder to change or withdraw (or cause to change or withdraw) such vote at such time. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and Interests, including its Claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and Interests, including its Claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.08 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.04(d) or (f). Nothing in this Section 12.08 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.04(d).

Section 13.           Amendments and Waivers.

(a)           This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)           This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in writing signed by: (i) each Company Party, (ii) the Required Consenting ABL Lenders, (iii) the Required Consenting Term Lenders, (iv) the Required Consenting Convertible Noteholders, and (v) each of the Consenting Sponsors; provided that consent from the Required Consenting ABL Lenders shall not be required solely to the extent that such modification, amendment, supplement, or waiver concerns the form and substance of the definitive documentation governing the New Equity Interests, the Warrant Agreement, or a New Organizational Document, in each case to the extent they do not adversely affect the ABL Parties; provided further that consent shall be required from the Required Consenting Convertible Noteholders solely to the extent that such modification, amendment, supplement, or waiver (a) concerns the form and substance of the body of this Agreement (other than waivers or extensions of termination events set forth in Section 12 or other rights and protections that are not for the benefit of the Consenting Convertible Noteholders), the Plan, the Confirmation Order, the Disclosure Statement, a First Day Pleading, the definitive documentation governing the New Equity Interests, the Warrant Agreement (and any ancillary documents governing the Warrants), or a New Organizational Document, (b) concerns one of the Exit Facility Documents to the extent such Exit Facility Document contains non-customary economic terms, (c) effects a modification to the economic terms of the contemplated debt and equity capital structure set forth herein and in any attachments hereto, or (d) adversely affects any of the rights or benefits granted to or received by, or proposed to be granted to or received by, the Consenting Convertible Noteholders (including, for the avoidance of doubt, with respect to any Claims or Causes of Action) pursuant to this Agreement or the Plan (or, solely in the case of modifications to the Exit Facility Documents, materially adversely affects such rights or benefits); provided further that consent shall be required from the Consenting Sponsors solely to the extent that such modification, amendment, supplement, or waiver affects the releases in favor of the Consenting Sponsors provided, or proposed to be provided, under any Definitive Document. Notwithstanding the foregoing, if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

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(c)            The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.            Mutual Releases.

14.01.      Releases.

(a)           Releases by the Company Releasing Parties. Except as expressly set forth in this Agreement, effective on the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby deemed released and discharged by each and all of the Company Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, whether known or unknown, including any derivative Claims, asserted or assertable on behalf of any of the Company Releasing Parties that would have been legally entitled to assert the same in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Company Releasing Party, based on or relating to, or in any manner arising from, in whole or in part, the Company Parties (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Company Parties or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the De-SPAC Transaction, the DIP Documents, the Exit Facility Documents, the Chapter 11 Cases, this Agreement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, transaction, or other agreement or document created or entered into in connection with this Agreement, the Definitive Documents, the DIP Documents, the Exit Facility Documents, the De-SPAC Transaction, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before, in respect of the foregoing clause, the Plan Effective Date.

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(b)           Releases by the Consenting Stakeholder Releasing Parties. Except as expressly set forth in this Agreement, effective on the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby deemed released and discharged by each and all of the Consenting Stakeholder Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, whether known or unknown, including any derivative Claims, asserted or assertable on behalf of any of the Company Releasing Parties that would have been legally entitled to assert the same in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Company Party, based on or relating to, or in any manner arising from, in whole or in part, the Company Parties (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Company Parties or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the De- SPAC Transaction, the DIP Documents, the Exit Facility Documents, the Chapter 11 Cases, this Agreement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, transaction, or other agreement or document created or entered into in connection with this Agreement, the Definitive Documents, the DIP Documents, the Exit Facility Documents, the De-SPAC Transaction, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before, in respect of the foregoing clause, the Plan Effective Date. Notwithstanding anything to the contrary in this Section 14.01, elsewhere in this Agreement, or in any Definitive Document, nothing in this Agreement or in any other Definitive Document shall release, modify, or otherwise limit any claims or Causes of Action asserted or assertable by Fortress against any Fortress Non-Released Party.

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(c)           Releasing ABL Party Releases. Except as expressly set forth in this Agreement, the Exit Facility Documents, the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, effective on the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each (a) Released Party is hereby deemed released and discharged by each and all of the Releasing ABL Parties and (b) Released ABL Party is hereby deemed released and discharged by each and all of the Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Company Releasing Parties that would have been legally entitled to assert the same in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Company Party, based on or relating to, or in any manner arising from, in whole or in part, the Company Parties (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the DIP-to- Exit Commitment Letter (as defined in the Plan), the DIP-to-Exit Allocation Process (as defined in the Plan), or any Restructuring Transaction, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before, in respect of the foregoing clause, the Plan Effective Date. Notwithstanding anything to the contrary in this Agreement, including, without limitation, this Section 14.01(c), the releases by the Releasing ABL Parties set forth herein do not release any Excluded ABL Obligations.

14.02.      No Additional Representations and Warranties. Each of the Parties agrees and acknowledges that, except as expressly provided in this Agreement and the Definitive Documents, no other Party, in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, nonexistence, validity, or invalidity of any Released Claim). Notwithstanding the foregoing, nothing contained in this Agreement is intended to impair or otherwise derogate from any of the representations, warranties, or covenants expressly set forth in this Agreement or any of the Definitive Documents.

14.03.      Releases of Unknown Claims. Each of the Releasing Parties in each of the Releases contained in this Agreement expressly acknowledges that although ordinarily a general release may not extend to Released Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above Releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives and relinquishes any and all rights and benefits such Party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of providing the Release or that may in any way limit the effect or scope of the Releases with respect to Released Claims that such Party did not know or suspect to exist in such Party’s favor at the time of providing the Release, which in each case if known by it may have materially affected its settlement with any Released Party or Released ABL Party, as applicable, including, without limitation, California Civil Code § 1542, which provides:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of the Releasing Parties expressly acknowledges that the Releases and covenants not to sue contained in this Agreement are effective regardless of whether those released matters or Released Claims are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

14.04.      Turnover of Subsequently Recovered Assets. In the event that any Releasing Party (including any successor or assignee thereof and including through any third party, trustee, debtor in possession, creditor, estate, creditors’ committee, or similar Entity) is successful in pursuing or receives, directly or indirectly, any funds, property, or other value on account of any Claim, Cause of Action, or litigation against any Released Party or Released ABL Party, as applicable, that was released pursuant to the Release (or would have been released pursuant to the Release if the party bringing such Claim were a Releasing Party), such Releasing Party (i) shall not commingle any such recovery with any of its other assets and (ii) agrees that it shall promptly turnover and assign any such recoveries to, and hold them in trust for, such Released Party or Released ABL Party, as applicable.

14.05.      Certain Limitations on Releases. For the avoidance of doubt, nothing in this Agreement and the Releases contained in this Section 14 shall or shall be deemed to result in: (a) the Company Parties, or any officer, director, member of any governing body, or employee thereof, releasing, waiving, or limiting (i) any indemnification against any Company Party, any of their insurance carriers, or any other Entity, (ii) any rights as beneficiaries of any insurance policies, (iii) wages, salaries, compensation, or benefits, (iv) intercompany Claims, or (v) any Interest held by a Company Party; (b) the Consenting Stakeholders or the Agent/Trustee releasing, waiving, or limiting any Claims or “Obligations” under and as defined in each of the DIP Credit Agreements or any other DIP Document (except as may be expressly amended or modified by the Plan, the Definitive Documents, or any other financing document under and as defined therein); or (c) any Party or other Entity releasing, waiving, or limiting (1) any post-Plan Effective Date obligations under this Agreement, the Plan, the Confirmation Order, the Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan, or (2) any Claims or Causes of Action arising from or related to any action or inaction that is determined by a final order of a court of competent jurisdiction to constitute actual fraud or willful misconduct.

14.06.      Covenant Not to Sue. Each of the Releasing Parties hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Entity in the commencement or prosecution of, whether directly, derivatively, or otherwise, any Released Claims.

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Section 15.             Miscellaneous.

15.01.      Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02.      Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03.      Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04.      Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06.      TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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15.07.      Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party. The Parties understand that the ABL Parties are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, nothing herein or in any Definitive Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any ABL Party other than its capacity as such ABL Party hereunder or thereunder.

15.08.      Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09.      Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

15.10.      Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

c/o QualTek Services Inc.

475 Sentry Parkway E

Blue Bell, Pennsylvania 19422

Attention: Paul Kestenbaum, General Counsel

E-mail address: ####

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua Sussberg and Christopher T. Greco

E-mail addresses: #### and ####

-and-

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Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Jaimie Fedell

E-mail address: ####

(b)           if to a Consenting Sponsor, to:

Katten Muchin Rosenman

LLP 50 Rockefeller Plaza

New York, New York 10020-1605

Attention: Steven J. Reisman and Michael E. Comerford

E-mail addresses: ####, ####

(c)            if to a Consenting ABL Lender, to:

Blank Rome LLP

1201 Market Street, Suite 800

Wilmington, DE 19801

Attention: Regina Stango Kelbon

E-mail address: ####

(d)           if to a Consenting Term Lender, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Andrew Rosenberg and Elizabeth McColm

E-mail addresses: ####, ####

(e)            if to a Consenting Convertible Noteholder, to:

Davis Polk & Wardwell LLP

450 Lexington Ave New York, NY 10017

Attention: Damian Schaible and David Schiff

E-mail addresses: ####, ####

Any notice given by delivery, mail, or courier shall be effective when received.

15.11.           Fees and Expenses. The Company Parties shall pay and reimburse all reasonable and documented fees and expenses when due (including travel costs and expenses) and all outstanding and unpaid amounts incurred in connection with the Restructuring Transactions (including the negotiation and implementation thereof) regardless of whether such fees and expenses are incurred before, on, or after the Execution Date, for: (i) the Consenting ABL Lenders, which shall include (a) Blank Rome LLP, as co-counsel, (b) Bracewell, as co-counsel, and (c) FTI Consulting, Inc., as financial advisor; (ii) the Consenting Term Lenders, which shall include (a) Paul, Weiss and Porter Hedges as counsel, (b) Houlihan, as investment bank, and (c) Accordion, as financial advisor; (iii) Fortress, which shall be limited to (a) Davis Polk and Haynes and Boone, as counsel, and (b) Solomon, as financial advisor (collectively, the “Consenting Creditors’ Fees and Expenses”). Without limiting the foregoing, (x) all invoices of the foregoing advisors for such fees and expenses that are received at least three (3) Business Days prior to the Petition Date shall be paid in full prior to the Petition Date and (y) for the avoidance of doubt, all fees to be paid in connection with this Section 15.11 payable after the Petition Date shall be paid subject to the terms of, and to the extent permitted by, the DIP Orders and the DIP Documents; provided that the Company Parties shall not be obligated hereunder to pay the Consenting Creditors’ Fees and Expenses of the advisors to a given Consenting Creditor to the extent such fees and expenses are incurred after the Termination Date applicable to such Consenting Creditor.

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15.12.      Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial, and other conditions, and prospects of the Company Parties.

15.13.      Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.14.      Regulatory Compliance. Notwithstanding anything to the contrary in this Agreement, it shall not be a violation of this Agreement for a Party or its counsel to (x) respond to any inquiry or produce information if so compelled by a court or other entity with authority to inquire and compel production of such information, including, but not limited to, a banking or other regulatory agency and (y) comply with or satisfy any regulatory or other reporting obligations required by applicable law arising out of, in connection with, or relating to the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the Restructuring Transactions, or any transactions related to any of the foregoing.

15.15.      Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.16.      Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

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15.17.      Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.18.      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.19.      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.20.      Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.21.      Relationship Among the Consenting Stakeholders and the Company Parties.

(a)            Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several and neither joint nor joint and several. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Stakeholder, the Company Parties, or any of the Company Parties’ creditors or other stakeholders, including, without limitation, any holders of Company Claims/Interests, as a result of entering into this Agreement. It is understood and agreed that any Consenting Stakeholder may trade in any equity securities, debt, or debt securities of the Company Parties without the consent of the Company Parties or any other Consenting Stakeholder, subject to applicable securities laws, any Confidentiality Agreement, and this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Stakeholders and/or the Company Parties shall in any way affect or negate this understanding and agreement. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

48

(b)           The Company Parties acknowledge that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Consenting Stakeholders and Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholders’ investments in the Company Parties and shall not apply to any other trading desk or business group of a Consenting Stakeholder so long as such other trading desk or business group is not acting at the direction of or for the benefit of such Consenting Stakeholder.

15.22.      Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 15 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated as provided in Section 12.07, Section 14 shall survive such termination to the extent set forth in Section 12.07.

15.23.      Publicity. The Company shall submit drafts of any press releases and public documents with respect to the Restructuring Transactions to the Required Consenting Term Lenders and Required Consenting ABL Lenders, shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures, and shall consider any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Stakeholder in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) publicly disclose to any Person, other than the Parties and their advisors, the principal amount or percentage of any Company Claims/Interests held by any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent (it being understood and agreed that each Consenting Stakeholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Stakeholder and the amount and/or percentage of Company Claims/Interests held by such Consenting Stakeholder); provided, however, that (i) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by Consenting Stakeholders of the same class, collectively. Notwithstanding the provisions in this Section 15.23, (A) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (B) any Party may disclose, to the extent expressly consented to in writing by a Consenting Stakeholder (with email through counsel being sufficient), such Consenting Stakeholder’s identity and individual holdings. Notwithstanding the forgoing, each Party hereby consents to the disclosure of the execution of this Agreement by the Company, and the terms hereof, in any filings by the Company with the Securities and Exchange Commission or as otherwise required by applicable law or regulation or the rules of any applicable stock exchange or regulatory body.

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15.24.      Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 13, or otherwise, including a written approval by the Company Parties, the Consenting Sponsors, Required Consenting ABL Lenders, the Required Consenting Term Lenders, or the Required Consenting Convertible Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

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Company Parties' Signature Page to
the Restructuring Support Agreement

The Company Parties

By:	/s/ Cari Turner

Name: Cari Turner

Authorized Signatory

[Consenting Stakeholder Signature Pages]

Exhibit A

Company Parties

ADVANTEK ELECTRICAL CONSTRUCTION, LLC

CONCURRENT GROUP LLC

NX UTILITIES ULC

QUALSAT, LLC

QUALTEK BUYER, LLC

QUALTEK FULFILLMENT LLC

QUALTEK HOLDCO, LLC

QUALTEK LLC

QUALTEK MANAGEMENT, LLC

QUALTEK MIDCO, LLC

QUALTEK RECOVERY LOGISTICS LLC

QUALTEK RENEWABLES LLC

QUALTEK WIRELESS LLC

QUALTEK WIRELINE LLC

SITE SAFE, LLC

THE COVALENT GROUP LLC

URBAN CABLE TECHNOLOGY LLC

Exhibit B

The Plan

IN THE UNITED STATES BANKRUPTCY COURT
for the Southern District of TexaS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
QUALTEK SERVICES INC., et al.,[1]	)	Case No. 23-90584 (CML)
)
Debtors.	)	(Joint Administration Requested)
)

DEBTORS’ JOINT PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Matthew D. Cavenaugh (TX Bar No. 24062656)		Joshua A. Sussberg, P.C. (admission pro hac vice pending)
Genevieve M. Graham (TX Bar No. 24085340)		Christopher T. Greco, P.C. (admission pro hac vice pending)
Emily Meraia (TX Bar No. 24129307)		KIRKLAND & ELLIS LLP
JACKSON WALKER LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
1401 McKinney Street, Suite 1900		601 Lexington Avenue
Houston, TX 77010		New York, New York 10022
Telephone:	(713) 752-4200	Telephone:	(212) 446-4800
Facsimile:	(713) 752-4221	Facsimile:	(212) 446-4900
Email:	####	Email:	####
	####		####
-and-

Proposed Co-Counsel to the Debtors		Jaimie Fedell (admission pro hac vice pending)
and Debtors in Possession		KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	####

Proposed Co-Counsel to the Debtors
and Debtors in Possession

[1]	A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed Claims and Noticing Agent at https://dm.epiq11.com/QualTek. The location of Debtors’ principal place of business and the Debtors’ service address in these Chapter 11 Cases is 475 Sentry Parkway E, Suite 200, Blue Bell, Pennsylvania 19422.

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TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	17
D.	Governing Law	18
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	18
G.	Controlling Document	18
H.	Consultation, Information, Notice, and Consent Rights	18

Article II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, and RESTRUCTURING EXPENSES		18
A.	Administrative Claims	18
B.	ABL DIP Claims	19
C.	Term Loan DIP Claims	19
D.	Professional Fee Claims	20
E.	Priority Tax Claims	20
F.	Payment of Restructuring Expenses	20

Article III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS		21
A.	Classification of Claims and Interests	21
B.	Treatment of Claims and Interests	22
C.	Special Provision Governing Unimpaired Claims	26
D.	Elimination of Vacant Classes	26
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	26
F.	Intercompany Interests	26
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	26
H.	Controversy Concerning Impairment	26
I.	Subordinated Claims	27

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		27
A.	General Settlement of Claims and Interests	27
B.	Restructuring Transactions	27
C.	Cancellation of Existing Agreements and Interests	28
D.	Section 1146 Exemption	28
E.	Reorganized Debtors	29
F.	Sources of Consideration for Plan Distributions	29
G.	Corporate Existence	33
H.	Vesting of Assets in the Reorganized Debtors	33
I.	Corporate Action	33
J.	New Organizational Documents	34
K.	Directors and Officers of the Reorganized Debtors	34
L.	Management Incentive Plan	34
M.	Effectuating Documents; Further Transactions	35
N.	Certain Securities Law Matters	35
O.	Employment Obligations	35
P.	Preservation of Causes of Action	36
Q.	Private Company	36
R.	Tax Matters	36
S.	Director and Officer Liability Insurance	36

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Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		37
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	37
B.	Indemnification Obligations	37
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	38
D.	Insurance Policies	38
E.	Reservation of Rights	39
F.	Nonoccurrence of Plan Effective Date	39
G.	Contracts and Leases Entered Into After the Petition Date	39

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		40
A.	Timing and Calculation of Amounts to Be Distributed	40
B.	Disbursing Agent	40
C.	Rights and Powers of Disbursing Agent	40
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	40
E.	Manner of Payment	41
F.	Compliance with Tax Requirements	41
G.	Allocations	41
H.	No Postpetition Interest on Claims	41
I.	Foreign Currency Exchange Rate	42
J.	Setoffs and Recoupment	42
K.	Claims Paid or Payable by Third Parties	42

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		43
A.	Disputed Claims Process	43
B.	Allowance of Claims	43
C.	Claims Administration Responsibilities	43
D.	Adjustment to Claims or Interests without Objection	44
E.	Disallowance of Claims or Interests	44

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		44
A.	Discharge of Claims and Termination of Interests	44
B.	Release of Liens	45
C.	Releases by the Debtors	45
D.	Releases by Holders of Claims and Interests	46
E.	Exculpation	47
F.	Injunction	48
G.	Protections Against Discriminatory Treatment	48
H.	Document Retention	49
I.	Reimbursement or Contribution	49

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		49
A.	Conditions Precedent to the Plan Effective Date	49
B.	Waiver of Conditions	50
C.	Effect of Failure of Conditions	50

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		50
A.	Modification and Amendments	50
B.	Effect of Confirmation on Modifications	51
C.	Revocation or Withdrawal of Plan	51

Article XI. RETENTION OF JURISDICTION		51

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Article XII. miscellaneous PROVISIONS		53
A.	Immediate Binding Effect	53
B.	Additional Documents	53

C.	Payment of Statutory Fees	53
D.	Statutory Committee and Cessation of Fee and Expense Payment	53
E.	Reservation of Rights	53
F.	Successors and Assigns	54
G.	Notices	54
H.	Entire Agreement	55
I.	Plan Supplement	55
J.	Nonseverability of Plan Provisions	55
K.	Votes Solicited in Good Faith	56
L.	Closing of Chapter 11 Cases	56
M.	Waiver or Estoppel	56
N.	Regulatory Compliance	56

iv

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “1L Exit Facility” means that certain first lien term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 1L Exit Facility Documents.

2.             “1L Exit Facility Agent” means the agent under the 1L Exit Facility.

3.            “1L Exit Facility Credit Agreement” means that certain credit agreement governing the 1L Exit Facility, which shall be consistent in all material respects with the 1L Exit Facility Term Sheet.

4.            “1L Exit Facility Documents” means the 1L Exit Facility Credit Agreement, the 1L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 1L Exit Facility.

5.             “1L Exit Facility Lenders” means the Holders of 1L Exit Facility Loans on the Plan Effective Date.

6.             “1L Exit Facility Loans” means the term loans provided under the 1L Exit Facility on the terms and conditions set forth in the 1L Exit Facility Credit Agreement, including (a) the term loans to be distributed on the Plan Effective Date on account of the Term Loan DIP Claims and the Priority Term Loan Claims and (b) the New Money 1L Exit Term Loans.

7.            “1L Exit Facility Term Sheet” means that certain term sheet with respect to the 1L Exit Facility attached to the Restructuring Support Agreement as Exhibit D.

8.            “2L Exit Facility” means that certain second lien term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 2L Exit Facility Documents.

9.            “2L Exit Facility Agent” means the agent under the 2L Exit Facility.

10.           “2L Exit Facility Credit Agreement” means that certain credit agreement governing the 2L Exit Facility, which shall be consistent in all material respects with the 2L Exit Facility Term Sheet.

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11.           “2L Exit Facility Documents” means the 2L Exit Facility Credit Agreement, the 2L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 2L Exit Facility.

12.           “2L Exit Facility Loans” means the loans under the 2L Exit Facility.

13.           “2L Exit Facility Term Sheet” means that certain term sheet with respect to the 2L Exit Facility attached to the Restructuring Support Agreement as Exhibit E.

14.           “3L Exit Facility” means that certain third lien convertible term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 3L Exit Facility Documents.

15.           “3L Exit Facility Agent” means the agent under the 3L Exit Facility.

16.           “3L Exit Facility Credit Agreement” means the credit agreement governing the 3L Exit Facility, which shall be consistent in all material respects with the 3L Exit Facility Term Sheet.

17.           “3L Exit Facility Documents” means the 3L Exit Facility Credit Agreement, the 3L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 3L Exit Facility.

18.           “3L Exit Facility Loans” means the loans under the 3L Exit Facility.

19.           “3L Exit Facility Lenders” means the Holders of 3L Exit Facility Loans on the Plan Effective Date, excluding any Holders of 3L Exit Facility Loans that convert the entirety of their 3L Exit Facility Loans into 2L Exit Facility Loans on the Plan Effective Date by exercising their Conversion Rights.

20.           “3L Exit Facility Term Sheet” means that certain term sheet with respect to the 3L Exit Facility attached to the Restructuring Support Agreement as Exhibit F.

21.           “ABL Agent” means PNC Bank, National Association, or any assign or successor thereto, as administrative agent and collateral agent under the ABL Credit Agreement.

22.           “ABL Claims” means Claims arising on account of the ABL Facility.

23.           “ABL Credit Agreement” means that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the ABL Agent, and the ABL Lenders, as amended, modified, or supplemented from time to time.

24.           “ABL DIP Agent” means PNC Bank, National Association, or any assign or successor thereto, in its capacity as administrative agent under the ABL DIP Credit Agreement.

25.           “ABL DIP Claims” means any Claim arising on account of ABL DIP Loans under the ABL DIP Credit Agreement, including any and all accrued but unpaid interest, fees, costs, and expenses.

26.           “ABL DIP Credit Agreement” means the credit agreement governing the ABL DIP Facility, which is attached to the Restructuring Support Agreement and as approved by the DIP Orders.

27.           “ABL DIP Documents” means the ABL DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the ABL DIP Facility.

28.           “ABL DIP Facility” means the new superpriority, asset-based, senior secured, debtor in possession revolving credit facility to be issued by the Reorganized Debtors in accordance with the ABL DIP Documents.

29.           “ABL DIP Lenders” means the lenders from time to time party to the ABL DIP Credit Agreement.

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30.           “ABL DIP Loans” means the loans under the ABL DIP Facility, including the ABL Roll-Up DIP Loans.

31.           “ABL Exit Facility” means that certain new, asset-backed loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the ABL Exit Facility Documents.

32.           “ABL Exit Facility Agent” means PNC Bank, National Association, or any successor thereto, in its capacity as administrative agent under the ABL Exit Facility Credit Agreement.

33.           “ABL Exit Facility Credit Agreement” means the credit agreement governing the ABL Exit Facility, which shall be consistent in all material respects with the ABL Exit Facility Term Sheet.

34.           “ABL Exit Facility Documents” means the ABL Exit Facility Credit Agreement, the ABL Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the ABL Exit Facility.

35.           “ABL Exit Facility Lenders” means the lenders from time to time party to the ABL Exit Facility Credit Agreement.

36.           “ABL Exit Facility Loans” means the loans under the ABL Exit Facility.

37.           “ABL Exit Facility Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

38.           “ABL Facility” means the asset-based loan facility arising under the ABL Credit Agreement.

39.           “ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

40.           “ABL Released Parties” means, each of, and in each case in its capacity as such: (a) the ABL Agent, (b) each ABL Lender, (c) the ABL DIP Agent, (d) each ABL DIP Lender, (e) the ABL Exit Facility Agent, (f) each ABL Exit Facility Lender, (g) any issuer of letters of credit under the ABL Credit Agreement, ABL DIP Credit Agreement, or ABL Exit Facility Credit Agreement, (h) each current and former Affiliate of each Entity in clauses (a) through (g) and the following clause (i), and (i) each Related Party of each Entity in clauses (a) through (g) and this clause (i).

41.           “ABL Releasing Parties” means, each of, and in each case solely in its capacity as such: (a) the ABL Agent, (b) the ABL Lenders, (c) the ABL DIP Agent, (d) the ABL DIP Lenders, and (e) any issuer of letters of credit under the ABL Credit Agreement or ABL DIP Credit Agreement. For the avoidance of doubt, the ABL Releasing Parties are engaged in a wide range of financial services and businesses. Accordingly, each ABL Releasing Party shall be bound under the Plan only in such ABL Releasing Party’s capacity set forth in the foregoing clauses (a) through (e). The obligations of the ABL Releasing Parties set forth in this Plan shall only apply to such ABL Releasing Party in such capacity and shall not apply to the ABL Releasing Parties in any other capacity.

42.           “ABL Roll-Up DIP Loans” means the ABL Claims rolled-up into ABL DIP Loans pursuant to the ABL DIP Documents and the DIP Orders.

43.           “Accordion” means Accordion Partners, LLC.

44.           “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

45.           “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

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46.           “Agent/Trustee” means the DIP Agents, the Exit Agents, the Prepetition Agents, and the Convertible Notes Trustee.

47.           “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

48.           “Backstop Commitment” means, with respect to a given Backstop Party, such Backstop Party’s commitments under the DIP-to-Exit Commitment Letter, including such Backstop Party’s commitment to backstop the principal amounts of Term Loan DIP New Money Loans and New Money Exit Financing Commitments set forth opposite such Backstop Party’s name on the applicable annex to the DIP-to-Exit Commitment Letter.

49.           “Backstop Fee” means the “Backstop Fee” (as defined in the Term Loan DIP Credit Agreements) in an amount equal to 6.00 percent of the Term Loan DIP New Money Loans and New Money 1L Exit Term Loans contemplated by the Term Loan DIP Credit Agreements, payable in kind.

50.           “Backstop Parties” means, collectively, the Holders of Term Loan Claims party to the DIP-to-Exit Commitment Letter, which Holders shall backstop the full amount of the Term Loan DIP New Money Loans and the New Money Exit Financing Commitment. For the avoidance of doubt, in accordance with the terms of the DIP-to-Exit Commitment Letter, each Backstop Party is either (a) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act, (b) a non-U.S. person as defined under Regulation S under the Securities Act, or (c) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under Regulation D promulgated under the Securities Act.

51.           “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

52.           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.

53.           “Blank Rome” means Blank Rome LLP.

54.           “Bracewell” means Bracewell LLP.

55.           “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

56.           “Capital Lease” means any lease of property which a Debtor, as lessee, capitalizes on its balance sheet in accordance with generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the relevant circumstances as of the date of determination.

57.           “Capital Lease Claim” means a Claim arising on account of a Capital Lease.

58.           “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

59.           “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

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60.           “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Court.

61.           “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

62.           “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained or proposed to be retained by the Debtors in the Chapter 11 Cases by Court order.

63.           “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

64.           “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

65.           “CM/ECF” means the Court’s Case Management and Electronic Case Filing system.

66.           “Confirmation” means the Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

67.           “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

68.           “Confirmation Hearing” means the hearing held by the Court on Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

69.           “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

70.           “Consenting ABL Lenders” has the meaning set forth in the Restructuring Support Agreement.

71.           “Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

72.           “Consenting Creditors” means the Consenting ABL Lenders, the Consenting Term Lenders, and the Consenting Convertible Noteholders.

73.           “Consenting Sponsors” has the meaning set forth in the Restructuring Support Agreement.

74.           “Consenting Stakeholders” means each of the Consenting Creditors and the Consenting Sponsors.

75.           “Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

76.           “Consummation” means the occurrence of the Plan Effective Date.

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77.           “Conversion Amount” means, with respect to a given Conversion Right, the amount of Rollover Term Loan Claims held by the applicable Holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other Claims in respect thereof through the Plan Effective Date).

78.           “Conversion Right” means the right of each Holder of Rollover Term Loan Claims that subscribes and funds (or whose designee subscribes and funds) an amount of Term Loan DIP New Money Loans greater than or equal to such Holder’s pro rata allocation of the Term Loan DIP New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such Holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date, to convert an amount of 3L Exit Facility Loans distributed to such Holder (or its designee) on the Plan Effective Date (in accordance with Article III.B.4(c)) equal to such Holder’s Conversion Amount (or, if the amount of 3L Exit Facility Loans distributed to such Holder (or its designee) on the Plan Effective Date in accordance with Article III.B.4(c) is less than the Conversion Amount, such lesser amount) into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents.

79.           “Convertible Notes” means the senior unsecured convertible notes due 2027 issued pursuant to the Convertible Notes Indenture.

80.           “Convertible Notes Claims” means Claims, other than on account of Convertible Notes Trustee Fees and Expenses, arising on account of principal, accrued interest, and any other amounts under the Convertible Notes Indenture.

81.           “Convertible Notes Indenture” means that certain indenture, dated as of February 14, 2022, by and among QualTek Services Inc., the guarantors party thereto, and the Convertible Notes Trustee, as amended, restated, amended and restated, waived, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

82.           “Convertible Notes Trustee” means Wilmington Trust, National Association, or any successor thereto, as trustee under the Convertible Notes Indenture.

83.           “Convertible Notes Trustee Fees and Expenses” means the reasonable and documented fees and expenses of the Convertible Notes Trustee in connection with the Convertible Notes Indenture and/or the Restructuring Transactions.

84.           “Court” means the United States Court for the Southern District of Texas.

85.           “Covered Claim” means any Claim or Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facilities, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facilities, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facilities, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facilities, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the DIP Documents, the DIP Orders, the solicitation of votes on the Plan, the prepetition negotiation and settlement of claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place prior to the Plan Effective Date.

86.           “Covered Party” means with respect to the Debtors, each Related Party of each Debtor, including, for the avoidance of doubt, each such Entity’s financial advisors, partners, attorneys, accountants, investment bankers, consultants, and other professionals, each in their capacity as such.

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87.           “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

88.           “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

89.           “Davis Polk” means Davis Polk & Wardwell LLP.

90.           “De-SPAC Transaction” means the transactions contemplated by and related to that certain Business Combination Agreement, dated as of June 16, 2021, by and among QualTek Services Inc. (f/k/a Roth CH Acquisition III Co.), Roth CH III Blocker Merger Sub, LLC, BCP QualTek Investors, LLC, Roth CH III Merger Sub, LLC, QualTek HoldCo, LLC (f/k/a BCP QualTek HoldCo, LLC), and BCP QualTek, LLC, solely in its capacity as representative of the Blocker Owners and the Company Unitholders (each as defined therein).

91.           “Debtor Release” means the release set forth in Article VIII.C of this Plan.

92.           “Debtors” means, collectively, each of the following: QualTek Services Inc.; AdvanTek Electrical Construction, LLC; Concurrent Group LLC; NX Utilities ULC; QualSat, LLC; QualTek Buyer, LLC; QualTek Fulfillment LLC; QualTek HoldCo, LLC; QualTek LLC; QualTek Management, LLC; QualTek MidCo, LLC; QualTek Recovery Logistics LLC; QualTek Renewables LLC; QualTek Wireless LLC; QualTek Wireline LLC; Site Safe, LLC; The Covalent Group LLC; and Urban Cable Technology LLC.

93.           “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including the following: (a) the Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documents” as defined therein and not explicitly so defined herein; (b) the Confirmation Order; (c)  the DIP Orders, (d) the DIP Documents; (e) the Disclosure Statement; (f) the Disclosure Statement Order; (g) the First Day Pleadings and all orders sought pursuant thereto; (h) the Plan Supplement; (i) the New Organizational Documents; (j) any and all documentation required to implement, issue, and distribute the New Equity Interests; (k) the Exit Facility Documents; (l) the Warrant Agreement; and (m) such other agreements and documentation desired or necessary to consummate and document the transactions contemplated by this Plan and the Restructuring Support Agreement (and, with respect to each of the foregoing clauses (a) through (m), subject to the consent, approval, and consultation rights set forth therein).

94.           “DIP Agents” means the ABL DIP Agent and the Term Loan DIP Agent.

95.           “DIP Credit Agreements” means the Term Loan DIP Credit Agreement and the ABL DIP Credit Agreement.

96.           “DIP Documents” means the ABL DIP Documents and the Term Loan DIP Documents.

97.           “DIP Facilities” means the ABL DIP Facility and the Term Loan DIP Facility.

98.           “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

99.           “DIP-to-Exit Allocation Process” means the allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments to be consummated by the Debtors following entry of the Interim DIP Order in accordance with the Solicitation Materials and the Term Loan DIP Documents.

100.         “DIP-to-Exit Commitment Letter” means the commitment letter agreement entered into between the Debtors and the Backstop Parties.

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101.          “DIP-to-Exit Commitment Premium” means 50 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP, payable on a pro rata basis to the Term Loan DIP Lenders (or their designees) based on their respective holdings of Term Loan DIP New Money Loans in consideration of their provision of the Term Loan DIP New Money Loans and the New Money Exit Financing Commitments.

102.         “DIP-to-Exit Eligible Offeree Claims” means, collectively, the Rollover Term Loan Claims and the Tranche B Term Loan Claims held by DIP-to-Exit Eligible Offerees.

103.         “DIP-to-Exit Eligible Offerees” means, collectively, the Holders of Rollover Term Loan Claims and Tranche B Term Loan Claims.

104.         “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan, which Entity may include the Claims and Noticing Agent.

105.         “Disclosure Statement” means the Disclosure Statement Relating to the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, filed contemporaneously herewith as the same may be supplemented, amended, or modified from time to time.

106.         “Disclosure Statement Order” means a Final Order of the Court approving the Disclosure Statement.

107.         “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Court.

108.         “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors, the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders.

109.         “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.O of the Plan.

110.         “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

111.         “Equity Interest” means any Equity Security, or any other equity or ownership interest (including any such interest in a partnership, limited liability company, or other Entity), in any Debtor.

112.         “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

113.         “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

114.         “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

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115.           “Excluded ABL Obligations” means, collectively, (a) all indebtedness, obligations, and liabilities of any Released Party (i) related to any Cash Management Services provided to the Debtors or their Affiliates (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement) or (ii) to the provider of any Cash Management Services, including, without limitation, any Cash Management Services Provider (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement), in the case of each of clause (i) and (ii) solely in its capacity as a provider of such Cash Management Services; (b) all indebtedness, obligations, and liabilities of any Released Party in respect of any letter of credit issued by any ABL Releasing Party pursuant to the ABL Credit Agreement or the ABL DIP Credit Agreement that remains outstanding after the Plan Effective Date; (c) all indebtedness, obligations, and liabilities of any Released Party in respect any credit cards or debit cards issued by any ABL Releasing Party that remains outstanding and in use by any Released Party after the Plan Effective Date; (d) all indebtedness, obligations (including indemnities), and liabilities of any Released Party that survive payment in full of the Revolving Loans (as defined in each of the ABL Credit Agreement and ABL DIP Credit Agreement) under the ABL Credit Agreement and ABL DIP Credit Agreement and as provided under and in accordance with the payoff statement referenced in Article II.B of this Plan; and (e) all indebtedness, obligations, liabilities, and other amounts (other than the Revolving Loans (as defined in each of the ABL Credit Agreement and the ABL DIP Credit Agreement)) that have not been paid or satisfied on or prior to the Plan Effective Date in respect of any other financial services, treasury management or similar services, or other financial accommodations provided by or on behalf of any ABL Releasing Party or any of their respective affiliates or other business groups to any Released Party prior to the Plan Effective Date or that may arise in respect of any such services that any ABL Releasing Party or any of their respective Affiliates may provide on or after the Plan Effective Date; and (f) any obligation, duty, or responsibility as set forth in Article XII.N of this Plan.

116.         “Exculpated Claim” means a claim subject to Article VIII.E hereof.

117.         “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the independent directors or managers of any Debtor; and (c) any official committees appointed in the Chapter 11 Cases and each of their respective members.

118.         “Executory Contracts” means contracts to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

119.         “Exit Agents” means 1L Exit Facility Agent, the 2L Exit Facility Agent, the 3L Exit Facility Agent, the ABL Exit Facility Agent, and their successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit Facility Credit Agreements.

120.         “Exit Facilities” means the 1L Exit Facility, the 2L Exit Facility, the 3L Exit Facility, and the ABL Exit Facility.

121.         “Exit Facility Credit Agreements” means the 1L Exit Facility Credit Agreement, the 2L Exit Facility Credit Agreement, the 3L Exit Facility Credit Agreement, and the ABL Exit Facility Credit Agreement.

122.         “Exit Facility Documents” means the Exit Facility Credit Agreements, the Exit Facility Term Sheets, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the Exit Facilities.

123.         “Exit Facility Loans” means the ABL Exit Facility Loans, 1L Exit Facility Loans, 2L Exit Facility Loans, and 3L Exit Facility Loans.

124.         “Exit Facility Term Sheets” means 1L Exit Facility Term Sheet, the 2L Exit Facility Term Sheet, the 3L Exit Facility Term Sheet, and the ABL Exit Facility Term Sheet.

125.         “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

126.         “File” means file, filed, or filing with the Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

127.         “Final DIP Order” means the order of the Court approving the Debtors’ incurrence of the ABL DIP Facility and the Term Loan DIP Facility on a final basis.

128.         “Final Order” means, as applicable, an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

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129.         “First Day Pleadings” means the motions, petitions, pleadings, draft orders and other documents that the Debtors file with the Court on the Petition Date.

130.         “Fortress” means certain funds and/or accounts managed or advised by Fortress Credit Advisors LLC or its affiliates.

131.          “Fortress Non-Released Party” means Brightstar Capital Partners or any of its current or former Affiliates or Related Parties (other than the Debtors), in each case in their capacity as such, any current or former Affiliate of a Consenting Sponsor in its capacity as such, any Related Party of any Consenting Sponsor in its capacity as such, or any Person that is a current or former director, officer, or Affiliate of any Debtor (other than the Debtors’ current management), in each case in their capacity as such (other than the members of the Special Committee).

132.          “FTI” means FTI Consulting, Inc.

133.          “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) a Professional Fee Claim, (c) a Secured Tax Claim, (d) an Other Secured Claim, (e) a Priority Tax Claim, (f) an Other Priority Claim, (g) a Rollover Term Loan Claim, (h) a Priority Term Loan Claim, (i) a Tranche B Term Loan Claim, (j) a Convertible Notes Claim, (k) an Intercompany Claim, (l) an ABL DIP Claim, (m) an ABL Claim, (n) a Term Loan DIP Claim, or (o) a TRA Claim.

134.          “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, including the Special Committee, as applicable.

135.         “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

136.         “Haynes and Boone” means Haynes and Boone, LLP.

137.         “Holder” means an Entity holding a Claim or Interest.

138.         “Houlihan” means Houlihan Lokey, Inc.

139.         “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

140.         “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

141.         “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

142.         “Intercreditor Agreement” means the intercreditor agreement among the ABL Exit Facility Agent, the 1L Exit Facility Agent, the 2L Exit Facility Agent, and the 3L Exit Facility Agent, which shall be in a form and substance acceptable to each party thereto.

143.           “Interest” means, collectively, (a) any Equity Interest (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (c) any and all Claims that are otherwise determined by the Court to be an Equity Interest, including any Claim or debt that is recharacterized as an Equity Interest or subject to subordination as an equity interest pursuant to section 510(b) of the Bankruptcy Code.

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144.           “Interim DIP Order” means the order of the Court approving the Debtors’ incurrence of the ABL DIP Facility and the Term Loan DIP Facility on an interim basis.

145.           “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

146.           “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Court).

147.           “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

148.           “MIP” means the new management incentive plan that shall be determined by the New Board and disclosed in the Plan Supplement and in any event shall allocate no more than 10 percent of the New Equity Interests unless otherwise consented to by the Required Consenting Convertible Noteholders and the Required Consenting Term Lenders.

149.           “New Board” means the board of directors or the board of managers of Reorganized QualTek.

150.           “New Equity Interests” means the new common stock or membership units, as the case may be, of Reorganized QualTek issued on the Plan Effective Date.

151.           “New Money 1L Exit Term Loans” means $25 million in principal amount of new money 1L Exit Facility Loans.

152.           “New Money Exit Financing Commitments” means the commitments of the Term Loan DIP Lenders to lend the New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents.

153.           “New Organizational Documents” means the documents providing for corporate governance of Reorganized QualTek and the other Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein).

154.           “Non-Participating Rollover Lender” means any Holder of a Rollover Term Loan that is not a Participating Rollover Lender.

155.           “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

156.           “Other Secured Claim” means any prepetition Secured Claim or Capital Lease Claim against the Debtors other than an ABL DIP Claim, a Term Loan DIP Claim, an ABL Claim, or a Term Loan Claim.

157.           “Participating Rollover Lender” means any Holder of a Rollover Term Loan who subscribes and funds (or whose designee subscribes and funds) an amount of Term Loan DIP New Money Loans greater than or equal to such Holder’s pro rata allocation of the Term Loan DIP New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such Holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date.

158.           “Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

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159.         “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

160.         “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

161.         “Plan” means this Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.

162.         “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

163.         “Plan Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Plan Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

164.         “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than seven (7) days before the Confirmation Hearing or such later date as may be approved by the Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) the identity and members of the New Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit Facility Documents; (e) the Restructuring Transactions Memorandum; (f) the Rejected Executory Contract and Unexpired Lease Schedule, if any; (g) the Warrant Agreement; and (h) any additional documents Filed with the Court prior to the Plan Effective Date as amendments to the Plan Supplement.

165.         “Porter Hedges” means Porter Hedges LLP.

166.         “Prepetition Agents” means the ABL Agent and the Term Loan Agent, including any successors thereto.

167.         “Prepetition Borrower” means QualTek LLC (f/k/a QualTek USA, LLC) (as successor by merger to BCP QualTek Merger Sub, LLC).

168.         “Prepetition Credit Agreements” means the ABL Credit Agreement and the Term Loan Credit Agreement.

169.         “Prepetition Guarantors” means QualTek Buyer, LLC (f/k/a BCP QualTek Buyer, LLC) and certain subsidiaries of QualTek LLC (f/k/a QualTek USA, LLC) party to the ABL Credit Agreement and the Term Loan Credit Agreement as guarantors.

170.         “Prepetition Term Loan Claims” means Claims on account of the Prepetition Term Loans.

171.         “Prepetition Term Loans” means the Priority Term Loans, Rollover Term Loans, and Tranche B Term Loans.

172.         “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

173.         “Priority Term Loan Claims” means Claims on account of the Priority Term Loans.

174.         “Priority Term Loans” has the meaning ascribed to the term “Amendment No. 3 Term Loans” in the Term Loan Credit Agreement.

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175.         “Pro Rata” means the ratio that the principal amount of a Holder’s DIP-to-Exit Eligible Offeree Claims outstanding as of the Petition Date bears to the principal amount of all DIP-to-Exit Eligible Offeree Claims outstanding as of the Petition Date.

176.         “Professional” means an Entity: (a) employed pursuant to a Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Court pursuant to section 503(b)(4) of the Bankruptcy Code.

177.         “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

178.         “Professional Fee Claim” means a Claim by a professional seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

179.         “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Plan Effective Date in an amount equal to the Professional Fee Amount.

180.         “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

181.         “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

182.         “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

183.         “Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any Governing Body, equity Holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

184.         “Released Party” means in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Term Lender; (d) each Consenting Convertible Noteholder; (e) each Consenting Sponsor; (f) each Agent/Trustee (other than the ABL Agent, ABL DIP Agent, and ABL Exit Facility Agent); (g) each of the Term Loan DIP Lenders; (h) each current and former Affiliate of each Entity in clause (a) and (b); (i) each Debtor Related Party of each Entity in clause (a) and (b); (j) each current and former Affiliate of each Entity in clause (c) through (h) and the following clause (k); (k) each Related Party of each Entity in clause (c) through (h) and this clause (k); provided that in each case, an Entity shall not be a Released Party if it:  (x) elects to opt out of the releases contained in Article VIII.D of the Plan; (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not settled, withdrawn, or overruled before Confirmation, or (z) for the avoidance of doubt, is an ABL Released Party.

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185.         “Releasing Party” means in each case in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) each of the Term Loan DIP Lenders; (d) each Agent/Trustee (other than the ABL Agent, ABL DIP Agent, and ABL Exit Facility Agent); (e) each Consenting Term Lender; (f) each Consenting Convertible Noteholder; (g) each Consenting Sponsor; (h) all Holders of Claims that vote to accept the Plan; (i) all Holders of Claims that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (j) all Holders of Claims that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (l) each current and former Affiliate of each Entity in clause (a) through (k); and (m) each Related Party of each Entity in clause (a) through (l) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that in each case, an Entity shall not be a Releasing Party if it:  (x) elects to opt out of the releases contained in Article VIII.D of the Plan; (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not settled, withdrawn, or overruled before Confirmation, or (z) for the avoidance of doubt, is an ABL Releasing Party; provided further that, notwithstanding anything to the contrary in this Plan, Fortress shall not be a Releasing Party with respect to any Claims or Causes of Action against any Fortress Non-Released Party.

186.         “Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date. For purposes of this Agreement, Reorganized QualTek shall be deemed to be a Reorganized Debtor.

187.         “Reorganized QualTek” means QualTek Services Inc. or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.

188.         “Required Consenting ABL Lenders” has the meaning set forth in the Restructuring Support Agreement.

189.         “Required Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

190.         “Required Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

191.         “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors of: (i) the Consenting ABL Lenders, which shall include the fees and expenses of (a) Blank Rome, as co-counsel, (b) Bracewell, as co-counsel, and (c) FTI, as financial advisor; (ii) the Consenting Term Lenders, which shall include the fees and expenses of (a) Paul, Weiss, as counsel, (b) Houlihan, as investment bank, and (c) Accordion, as financial advisor; and (d) Porter Hedges, as local counsel; and (iii) Fortress, which shall include the fees and expenses of (a) Davis Polk, as co-counsel, (b) Solomon, as financial advisor, and (c) Haynes and Boone, as co-counsel.

192          “Restructuring Support Agreement” means that certain Restructuring Support Agreement, made and entered into as of May 24, 2023, including all exhibits thereto, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

193.         “Restructuring Term Sheet” has the meaning ascribed to it in the Restructuring Support Agreement.

194.         “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

195.         “Restructuring Transactions Memorandum” means that certain memorandum as may be amended, supplemented, or otherwise modified from time to time, describing the steps to be carried out to effectuate the Restructuring Transactions, the form of which shall be included in the Plan Supplement and remain subject to modification until the Plan Effective Date.

196.         “Rollover Term Loan Claims” means Claims on account of the Rollover Term Loans.

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197.         “Rollover Term Loans” has the meaning ascribed to the term “Amendment No. 3 Rollover Loans” in the Term Loan Credit Agreement.

198.         “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time with the consent (such consent not to be unreasonably withheld) of the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, and the Debtors.

199.         “Section 510(b) Claim” means Claims against any Debtor arising under section 510(b) of the Bankruptcy Code.

200.         “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

201.         “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

202.         “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

203.         “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

204.         “Significant Holder” means a Person or entity that, directly or indirectly, by itself or together with one or more affiliated or commonly controlled, managed, advised, or sub-advised, accounts, investment vehicles, or other entities, holds at least five percent (5.00 percent) of the New Equity Interests.

205.         “Solicitation Materials” has the meanings set forth in the Disclosure Statement.

206.         “Solomon” means Solomon Partners Securities, LLC.

207.         “Special Committee” means collectively, the special committee of the board of directors of TopCo.

208.         “Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of February 14, 2022, by and among TopCo and QualTek Holdco, LLC, BCP QualTek, LLC, the TRA Holder Representative, and the TRA Holders (each as defined therein) from time to time party thereto.

209.         “Term Loan Agent” means Citibank, N.A., along with any predecessor or successor thereto, as administrative agent and collateral agent under the Term Loan Credit Agreement.

210.         “Term Loan Claims” means Claims on account of the Term Loan Facilities.

211.         “Term Loan Credit Agreement” means that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the Term Loan Agent, and the Term Loan Lenders, as amended, modified, or supplemented from time to time.

212.         “Term Loan DIP Agent” means UMB Bank, N.A., it is capacity as administrative agent under the Term Loan DIP Credit Agreement.

213.         “Term Loan DIP Claims” means Claims on account of the Term Loan DIP Facility.

214.         “Term Loan DIP Credit Agreement” means a debtor-in-possession credit agreement to be executed by and among certain of the Debtors, the Term Loan DIP Agent, and the Consenting Term Lenders that are lenders party thereto, consistent with the terms and conditions of the Restructuring Support Agreement and as approved by the DIP Orders.

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215.         “Term Loan DIP Documents” means the Term Loan DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Term Loan DIP Facility.

216.         “Term Loan DIP Exit Fee” means Cash in an amount equal to 2.00 percent of the principal amount of all Term Loan DIP New Money Loans, to be paid to the Term Loan DIP Lenders on a pro rata basis on the Plan Effective Date.

217.         “Term Loan DIP Facility” means the new, superpriority, senior secured delayed draw term loan debtor-in-possession financing facility to be issued by the Reorganized Debtors in accordance with the Term Loan DIP Documents comprising up to $40 million in principal amount of Term Loan DIP New Money Loans plus up to approximately $66.9 million in principal amount of Priority Term Loans rolled into the Term Loan DIP Facility pursuant to the DIP Orders.

218.         “Term Loan DIP Lenders” means the lenders under the Term Loan DIP Facility.

219.         “Term Loan DIP Loans” means the Term Loan DIP New Money Loans and the Term Loan Roll-Up DIP Loans.

220.         “Term Loan DIP New Money Loans” means the new money term loans to be provided under the Term Loan DIP Facility.

221.         “Term Loan Facilities” means the term loan facilities arising under the Term Loan Credit Agreement.

222.         “Term Loan Lenders” means the lenders from time to time party to the Term Loan Credit Agreement.

223.         “Term Loan Roll-Up DIP Loans” means the Priority Term Loans, including all principal amounts outstanding, interest, fees, expenses costs, and other charges, that, pursuant to the Interim DIP Order or Final DIP Order, as applicable, and in accordance with the terms and conditions of the Term Loan DIP Documents, are rolled up and deemed to be issued under the Term Loan DIP Facility.

224.         “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

225.         “TopCo” means QualTek Services Inc.

226.         “TRA Claim” means Claims arising on account of the Tax Receivable Agreement, including any Claims arising on account of the rejection or termination of the Tax Receivable Agreement or acceleration of obligations under the Tax Receivable Agreement.

227.         “Tranche B Term Loan Claims” means Claims arising on account of Tranche B Term Loans.

228.         “Tranche B Term Loans” has the meaning set forth in the Term Loan Credit Agreement.

229.         “Unexpired Leases” means leases to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

230.         “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

231.         “Warrant Agreement” means that certain warrant agreement, form of warrant, and any related ancillary documents, to be effective on the Plan Effective Date, governing the Warrants to be issued by the Reorganized Debtors, the form of which shall be included in the Plan Supplement. The Warrant Agreement shall provide that the Warrants shall have customary anti-dilution protections (including, without limitation, against equity splits, equity dividends, combinations, and similar events) and shall otherwise be in form and substance consistent with the terms and conditions hereof and of the Restructuring Support Agreement.

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232.           “Warrants” means warrants to purchase 7.5 percent of the New Equity Interests, exercisable at any time prior to the date that is five (5) years after the Plan Effective Date, with an aggregate equity strike price equal to an implied share price calculated using an enterprise value of $550,000,000 as of the Plan Effective Date, in accordance with the terms and conditions hereof and of the Restructuring Support Agreement (and having such additional terms as are set forth in the section of the Restructuring Term Sheet titled “New Warrants”).

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents (as defined in the Restructuring Support Agreement) or any amendments thereto; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include,” “including,” and variations thereof shall not be deemed to be terms of limitation and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Court or any other Entity; and (16) unless otherwise specified, any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

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D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, the Confirmation Order, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, and all other Definitive Documents (as defined in the Restructuring Support Agreement) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Article II.
ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, and RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, ABL DIP Claims, Term Loan DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Plan Effective Date, on the Plan Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Plan Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

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B.	ABL DIP Claims.

On the Plan Effective Date, the ABL DIP Facility shall be refinanced by the ABL Exit Facility to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, and, in full and final satisfaction of the Allowed ABL DIP Claims, the ABL DIP Loans giving rise to such Claims shall, to the extent availability exists under the ABL Exit Facility, be refinanced by means of a cashless settlement, in each case in accordance with the terms of the ABL DIP Documents and the ABL Exit Facility Documents. Subject to the ABL DIP Documents, (i) the full principal amount of the ABL DIP Loan shall be on a one-to-one basis automatically converted to and deemed to be an ABL Exit Facility Loan to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, (ii) the letters of credit issued and outstanding under the ABL DIP Credit Agreement shall be converted to letters of credit deemed to be issued and outstanding under the ABL Exit Facility Documents, (iii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the ABL DIP Documents, shall survive the Plan Effective Date pursuant to the ABL DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the ABL Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date, and (iv) all collateral that secures the Obligations (each as defined in the ABL DIP Credit Agreement) under the ABL DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the ABL Exit Facility Documents) under the ABL Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to ABL DIP Agent and the Debtors.

C.	Term Loan DIP Claims.

On the Plan Effective Date, except to the extent that a Holder of an Allowed Term Loan DIP Claim agrees to less favorable treatment, and in each case in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Term Loan DIP Claim (i) the Term Loan DIP Loan giving rise to such Claim shall be refinanced by means of a cashless settlement whereby such Term Loan DIP Loan shall be converted on a dollar-for-dollar basis into a 1L Exit Facility Loan in accordance with the Term Loan DIP Documents and the 1L Exit Facility Documents; (ii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the Term Loan DIP Documents, shall survive the Plan Effective Date pursuant to the Term Loan DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the 1L Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date; (iii) all collateral that secures the Obligations (each as defined in the Term Loan DIP Credit Agreement) under the Term Loan DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the 1L Exit Facility Documents) under the 1L Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents; (iv) the Backstop Fee will be paid in kind on a dollar-for-dollar basis through the distribution of 1L Exit Facility Loans to the Backstop Parties in accordance with the terms of the DIP-to-Exit Commitment Letter; (v) the DIP-to-Exit Commitment Premium will be paid through the distribution of 50 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP, to the Term Loan DIP Lenders (or their designees) on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; (vi) the Term Loan DIP Exit Fee will be paid in Cash to the Term Loan DIP Lenders on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; and (vii) any exercise of the Conversion Rights shall be given effect in accordance with the terms of the Term Loan DIP Documents and this Plan.

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D.	Professional Fee Claims.

1.             Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Plan Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Plan Effective Date.

2.             Professional Fee Escrow Account.

On the Plan Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

3.             Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Plan Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Plan Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.             Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

E.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

F.	Payment of Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval.

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The Convertible Notes Trustee Fees and Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval.

All (i) Restructuring Expenses and (ii) Convertible Notes Trustee Fees and Expenses to be paid on the Plan Effective Date shall be estimated prior to and as of the Plan Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Plan Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses or Convertible Notes Trustee Fees and Expenses. On or as soon as reasonably practicable after the Plan Effective Date, final invoices for all Restructuring Expenses and the fees and expenses of the Convertible Notes Trustee incurred prior to and as of the Plan Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre-Plan Effective Date Restructuring Expenses. Any Restructuring Expenses that constitute obligations of the Debtors pursuant to the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement shall be entitled to all rights and protections afforded to any other obligations arising under the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement, as applicable.

Article III.
CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Plan Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3A	Priority Term Loan Claims	Impaired	Entitled to Vote
Class 3B	Rollover Term Loan Claims	Impaired	Entitled to Vote
Class 3C	Tranche B Term Loan Claims	Impaired	Entitled to Vote
Class 4	Convertible Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	TRA Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)

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Class	Claims and Interests	Status	Voting Rights
Class 10	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Plan Effective Date or as soon as reasonably practicable thereafter.

1.             Class 1 – Other Secured Claims.

(a)	Classification: Class 1 consists of all Other Secured Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor (subject to the reasonable consent of the Required Consenting Term Lenders), and subject to any applicable intercreditor agreement:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code; or

(iv)	such other recovery rendering its Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.             Class 2 – Other Priority Claims.

(a)	Classification: Class 2 consists of all Other Priority Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor:

(i)	Cash in an amount equal to such Allowed Other Priority Claim; or

(ii)	such other treatment as agreed to by such Holder of an Other Priority Claim and the Debtors.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

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3.             Class 3A – Priority Term Loan Claims.

(a)	Classification: Class 3A consists of all Priority Term Loan Claims, if any.

(b)	Allowance: On the Plan Effective Date, the Priority Term Loan Claims shall be Allowed in the aggregate principal amount of not less than approximately $65,000,000, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date, less the amount rolled up pursuant to the Term Loan Roll-Up DIP Loans.

(c)	Treatment: On the Plan Effective Date, the Priority Term Loan giving rise to each Allowed Priority Term Loan Claim, if any, shall be converted on a dollar-for-dollar basis into a 1L Exit Facility Loan.

(d)	Voting: Class 3A is Impaired under the Plan; Holders of Allowed Priority Term Loan Claims in Class 3A are entitled to vote to accept or reject the Plan.

4.             Class 3B – Rollover Term Loan Claims.

(a)	Classification: Class 3B consists of all Rollover Term Loan Claims.

(b)	Allowance: On the Plan Effective Date, the Rollover Term Loan Claims shall be Allowed in the aggregate principal amount of not less than approximately $100,705,249, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of an Allowed Rollover Term Loan Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the 3L Exit Facility Loans.

(d)	Voting: Class 3B is Impaired under the Plan; Holders of Allowed Rollover Term Loan Claims in Class 3B are entitled to vote to accept or reject the Plan.

5.             Class 3C – Tranche B Term Loan Claims.

(a)	Classification: Class 3C consists of all Tranche B Term Loan Claims.

(b)	Allowance: On the Plan Effective Date, the Tranche B Term Loan Claims shall be Allowed in the aggregate principal amount of not less than approximately $240,175,291, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of Allowed Tranche B Term Loan Claims shall receive, in full and final satisfaction of such Claims, its pro rata share of 40 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP.

(d)	Voting: Class 3C is Impaired under the Plan; Holders of Allowed Tranche B Term Loan Claims in Class 3C are entitled to vote to accept or reject the Plan.

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6.             Class 4 – Convertible Notes Claims.

(a)	Classification: Class 4 consists of all Convertible Notes Claims.

(b)	Allowance: On the Plan Effective Date, the Convertible Notes Claims shall be Allowed in the aggregate principal amount of not less than approximately $124,685,000, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts (for the avoidance of doubt, other than Convertible Notes Trustee Fees and Expenses) due and owing pursuant to the Convertible Notes Indenture through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of a Convertible Notes Claim shall receive, in full and final satisfaction of such Claims, (i) its pro rata share of 10 percent of New Equity Interests, subject to dilution by the Warrants and the MIP, and (ii) its pro rata share of the Warrants.

(d)	Voting: Class 4 is Impaired under the Plan; Holders of Convertible Notes Claims in Class 4 are entitled to vote to accept or reject the Plan.

7.             Class 5 – General Unsecured Claims.

(a)	Classification: Class 5 consists of all Allowed General Unsecured Claims.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim shall receive either:

(i)	Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; or

(ii)	payment in full in Cash on (a) the Plan Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims in Class 5 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.             Class 6 – TRA Claims.

(a)	Classification: Class 6 consists of all Allowed TRA Claims.

(b)	Treatment: Allowed TRA Claims shall be cancelled without any distribution, and such Holders of TRA Claims will receive no recovery.

(c)	Voting: Class 6 is Impaired under the Plan. Holders of TRA Claims in Class 6 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.             Class 7 – 510(b) Claims.

(a)	Classification: Class 7 consists of all Allowed 510(b) Claims, if any.

(b)	Treatment: Allowed 510(b) Claims, if any, shall be cancelled and released without any distribution on account of such 510(b) Claims.

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(c)	Voting: Class 7 is Impaired under the Plan. Holders of Allowed 510(b) Claims in Class 7 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.           Class 8 – Intercompany Claims.

(a)	Classification: Class 8 consists of all Intercompany Claims.

(b)	Treatment: Allowed Intercompany Claims shall be, at the option of the applicable Debtor, with the reasonable consent of the Required Consenting Term Lenders and, to the extent any such Intercompany Claim constitutes ABL Priority Collateral (as defined in the Intercreditor Agreement(as defined in the DIP Orders)), Required Consenting ABL Lenders, either:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	otherwise set off, settled, distributed, contributed, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.

(c)	Voting: Class 8 is Unimpaired if the Allowed Intercompany Claims in Class 8 are Reinstated or Impaired if the Allowed Intercompany Claims in Class 8 are converted to equity or otherwise set off, settled, distributed, contributed, cancelled or released. Holders of Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

11.           Class 9 – Intercompany Interests.

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the applicable Debtor, with the consent of the Required Consenting Term Lenders either:

(i)	Reinstated; or

(ii)	set off, settled, addressed, distributed, contributed, merged, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.

(c)	Voting: Class 9 is Unimpaired if the Intercompany Interests in Class 9 are Reinstated or Impaired if the Intercompany Interests in Class 9 are cancelled. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

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12.           Class 10 – Equity Interests.

(a)	Classification: Class 10 consists of all Equity Interests in QualTek Services Inc. and QualTek HoldCo, LLC (other than Intercompany Interests, if any).

(b)	Treatment: All Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, and Holders of Equity Interests will not receive any distribution on account of such Equity Interests.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Equity Interests in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent and authorization rights set forth in the Restructuring Support Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

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I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Plan Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the ABL Claims, the ABL DIP Claims, the Term Loan DIP Claims, the Other Secured Claims, the Other Priority Claims, the Priority Term Loan Claims, the Rollover Term Loan Claims, the Tranche B Term Loan Claims, the Convertible Notes Claims, the General Unsecured Claims, the TRA Claims, the Section 510(b) Claims, the Intercompany Claims, the Intercompany Interests, or the Equity Interests and (2) any claim to avoid, subordinate, or disallow any ABL Claims, ABL DIP Claims, Term Loan DIP Claims, Other Secured Claims, Other Priority Claims, Priority Term Loan Claims, Rollover Term Loan Claims, Tranche B Term Loan Claims, Convertible Notes Claims, General Unsecured Claims, Capital Lease Claims, TRA Claims, Section 510(b) Claims, Intercompany Claims, Intercompany Interests, or Equity Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final. Notwithstanding anything contrary herein, nothing in this Plan shall be deemed to release, waive, compromise, settle, impair, or enjoin any Claim or Cause of Action of Fortress against any Fortress Non-Released Party.

B.	Restructuring Transactions.

On or before the Plan Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The applicable Debtors or the Reorganized Debtors shall take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documentation, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include, and in any event, shall be in accordance with the consent rights in the Restructuring Support Agreement and the Definitive Documentation: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the other Definitive Documentation and that satisfy the requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

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C.	Cancellation of Existing Agreements and Interests.

On the Plan Effective Date, unless otherwise provided in the Plan or the Confirmation Order, including in Article V.A hereof, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures and the Tax Receivable Agreement, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided, however, that notwithstanding anything to the contrary contained herein, any agreement that governs the rights of the DIP Agents and Term Loan Agent shall continue in effect solely for purposes of allowing the DIP Agents and Term Loan Agent to (i) enforce their rights against any Person other than, solely to the extent of the release provided by such DIP Agent or Term Loan Agent, any of the Released Parties or the ABL Released Parties, pursuant and subject to the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (ii) receive distributions under the Plan and to distribute them to the Holders of Allowed ABL DIP Claims, if any, Allowed Term Loan DIP Claims, and Allowed Term Loan Claims, in accordance with the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (iii) enforce their rights to payment of fees, expenses, and indemnification obligations, in accordance with the terms of the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, and (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Court, including to enforce any obligation under the Plan owed to the DIP Agents, Term Loan Agent, or Holders of Allowed ABL DIP Claims, if any, Term Loan DIP Claims, or Term Loan Claims, as applicable. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agent/Trustees, Term Loan Lenders, the Term Loan DIP Lenders, the ABL Lenders, and the ABL DIP Lenders to indemnification under the DIP Documents, the Prepetition Credit Agreements, and the Convertible Notes Indenture, as applicable, shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.

D.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Equity Interests (including on account of the DIP-to-Exit Commitment Premium) and the Warrants; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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E.	Reorganized Debtors.

On the Plan Effective Date, the New Board shall be established, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

F.	Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the proceeds from the Exit Facilities, (2) the New Equity Interests, (3) the Warrants, and (4) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Equity Interests (including the New Equity Interests issued on account of the DIP-to-Exit Commitment Premium) and the Warrants, will be exempt from SEC registration, as described more fully in Article IV.N hereof.

1.             The ABL Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the ABL Exit Facility, the terms of which shall be set forth in the ABL Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the ABL Exit Facility and the ABL Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the ABL Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the ABL Exit Facility. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to the ABL DIP Agent and the Debtors.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the ABL Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the ABL Exit Facility Documents, (c) shall be deemed automatically perfected as of the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the ABL Exit Facility Documents, (d) shall have the same priority as the priority of the Liens on, and security interests in, the collateral securing the ABL Claims as of the Petition Date relative to all other Liens on, and security interests in, such collateral in existence as of the Petition Date or arising thereafter, (e) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (f) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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2.             The 1L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 1L Exit Facility, the terms of which shall be set forth in the 1L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 1L Exit Facility and the 1L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 1L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 1L Exit Facility. Execution of the 1L Exit Facility Credit Agreements by the 1L Exit Facility Agent shall be deemed to bind all 1L Exit Facility Lenders (including each Holder of Term Loan DIP Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Term Loan DIP Claims, each Holder of Priority Term Loan Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Priority Term Loan Claims, and each Term Loan DIP Lender that lends New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date pursuant to its New Money Exit Financing Commitments) as if each such 1L Exit Facility Lender had executed the 1L Exit Facility Credit Agreement with appropriate authorization. The 1L Exit Facility shall constitute a refinancing of the obligations under the Term Loan DIP Credit Agreement.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 1L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 1L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 1L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.             The 2L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 2L Exit Facility, the terms of which shall be set forth in the 2L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 2L Exit Facility and the 2L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 2L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 2L Exit Facility. Execution of the 2L Exit Facility Credit Agreements by the 2L Exit Facility Agent shall be deemed to bind all Participating Rollover Lenders who exercise their Conversion Right on the Plan Effective Date as if such Participating Rollover Lenders had executed the 2L Exit Facility Credit Agreement with appropriate authorization.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 2L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 2L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 2L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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4.             The Warrants.

On the Plan Effective Date, the Warrants shall be issued and distributed pursuant to the Plan and in accordance with the Warrant Agreement to all Holders of Convertible Notes Claims. The Warrants issued pursuant to the Plan shall be validly issued and duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Restructuring Support Agreement, the Plan, and the Warrant Agreement applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

The Warrants shall have the customary anti-dilution protections for equity splits, equity dividends, combinations, and similar events as set forth in the Warrant Agreement, shall have such additional terms and conditions as are set forth in the section of the Restructuring Term Sheet titled “New Warrants” and shall otherwise be structured and documented in accordance with the applicable consent rights herein and in the Restructuring Support Agreement.

5.             The 3L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 3L Exit Facility, the terms of which shall be set forth in the 3L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 3L Exit Facility and the 3L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 3L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 3L Exit Facility. Execution of the 3L Exit Facility Credit Agreements by the 3L Exit Facility Agent shall be deemed to bind all Non-Participating Rollover Lenders and Participating Rollover Lenders who do not exercise their Conversion Right on the Plan Effective Date as if each such Holder had executed the 3L Exit Facility Credit Agreement with appropriate authorization.

In accordance with the DIP Orders and as set forth in the Term Loan DIP Documents, if a Holder of a Rollover Term Loan Claim holds a Conversion Right and exercises its Conversion Right by not sending the Debtors a Conversion Right opt-out notice at least three (3) Business Days prior to the Plan Effective Date, an amount of 3L Exit Facility Loans distributed to such Holder (or its designee) on the Plan Effective Date (in accordance with Article III.B.4) equal to such Holder’s Conversion Amount (or, if the amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date in accordance with Article III.B.4 is less than the Conversion Amount, such lesser amount) will automatically be deemed to be converted into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. For the avoidance of doubt, Non-Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to Article III.B.3 hereof shall not be entitled to convert such 3L Exit Facility Loans to 2L Exit Facility Loans.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 3L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 3L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 3L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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6.             New Equity Interests.

On the Plan Effective Date, Reorganized QualTek is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New Equity Interests for eventual distribution in accordance with the terms of this Plan without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New Equity Interests shall be issued and distributed free and clear of all Liens, Claims, and other Interests other than restrictions under applicable securities laws. All of the New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, and non-assessable.

On the Plan Effective Date, Reorganized QualTek and all Holders of the New Equity Interests then outstanding shall be deemed to be parties to the New Organizational Documents, substantially in the form, or consistent with the term sheets, contained in the Plan Supplement, without the need for execution by any such Holder. The New Organizational Documents shall be binding on Reorganized QualTek and its subsidiaries and all parties receiving, and all Holders of, New Equity Interests.

7.             DIP-to-Exit Allocation Process.

The DIP-to-Exit Allocation Process shall be open to all DIP-to-Exit Eligible Offerees, who shall be entitled to fund their Pro Rata share of Term Loan DIP New Money Loans and New Money Exit Financing Commitments in accordance with the Solicitation Materials and the Term Loan DIP Documents.

In exchange for consideration and in accordance with the DIP-to-Exit Commitment Letter and their respective Backstop Commitments, the Backstop Parties have committed to fully backstop, severally and neither jointly nor jointly and severally, the full amount of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments. To the extent that any Holder of a DIP-to-Exit Eligible Offeree Claim does not participate in the DIP-to-Exit Allocation Process to the fullest extent of such Holder’s pro rata allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments, such Holder’s unsubscribed allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments will be allocated to the Backstop Parties on a pro rata basis based on each Backstop Party’s respective Backstop Commitments.

At the conclusion of the DIP-to-Exit Allocation Process, each Term Loan DIP Lender, including any Backstop Party, if applicable, shall have committed to lend its pro rata allocation of the New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. In accordance with the DIP Orders and the Term Loan DIP Documents, on the Plan Effective Date and in exchange for each Term Loan DIP Lender’s funding Term Loan DIP New Money Loans and its pro rata allocation of New Money 1L Exit Term Loans, (a) such Term Loan DIP Lender (or its designee) shall receive its pro rata share of the DIP-to-Exit Commitment Premium; and (b) Reorganized QualTek shall be authorized to issue the applicable New Money 1L Exit Term Loans and DIP-to-Exit Commitment Premium.

Prior to the Petition Date, the DIP-to-Exit Commitment Premium will be deemed to have been offered pursuant to an exemption from the registration requirements of the Securities Act in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

After the Petition Date, the DIP-to-Exit Commitment Premium will be offered, issued, and distributed under the Plan without registration under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, and to the extent such exemption is not available, then the DIP-to-Exit Commitment Premium will be issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws.

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Entry of the Confirmation Order shall constitute the Court’s approval of Reorganized QualTek’s payment of the DIP-to-Exit Commitment Premium and the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) without prejudice to the effect of the Court’s approval of the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) pursuant to the DIP Orders. On the Plan Effective Date, the rights and obligations of the Debtors under the DIP-to-Exit Commitment Letter shall vest in the Reorganized Debtors, as applicable.

The proceeds of the New Money 1L Exit Term Loans shall be used by the Reorganized Debtors for working capital and general corporate purposes.

G.	Corporate Existence.

Except as otherwise provided in the Plan, (including the Restructuring Transactions Memorandum), TopCo shall continue to exist after the Plan Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which TopCo is incorporated or formed and pursuant to the certificate of incorporation and bylaws (or other formation documents) in effect prior to the Plan Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). On or after the Plan Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Plan Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, the Plan Supplement, or the Exit Facility Documents, on the Plan Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrance. On and after the Plan Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Corporate Action.

Upon the Plan Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the Employment Obligations; (ii) selection of the directors, officers, or managers of the Reorganized Debtors; (iii) the distribution of the New Equity Interests; (iv) issuance and distribution of the Warrants; (v) implementation of the Restructuring Transactions; (vi) entry into the Warrant Agreement and the Exit Facility Documents; (vii) all other actions contemplated under the Plan (whether to occur before, on, or after the Plan Effective Date); (viii) adoption of the New Organizational Documents; (ix) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts or Unexpired Leases; and (x) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Plan Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Plan Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the New Organizational Documents, the Exit Facilities, the Exit Facility Documents, the Warrants, the Warrant Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

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J.	New Organizational Documents.

On or immediately prior to the Plan Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation if and to the extent required in accordance with the applicable laws of the respective state, province, or country of incorporation. The New Organizational Documents will (i) prohibit the issuance of non-voting Equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code and (ii) provide for customary minority shareholder protections and information and reporting requirements. On or after the Plan Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of their respective jurisdictions of incorporation or formation. The New Organizational Documents will, without limitation, provide for (x) preemptive rights for Significant Holders with respect to future equity and equity-linked issuances, subject to customary exceptions and (y) customary related party and minority equity holder protections, and other terms and conditions to be agreed. The New Organizational Documents shall be included as exhibits to the Plan Supplement.

K.	Directors and Officers of the Reorganized Debtors.

As of the Plan Effective Date, the term of the current members of the board of directors or other Governing Body of TopCo shall expire, and the members for the initial term of the New Board shall be appointed. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors shall serve from and after the Plan Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

The New Board shall consist of five (5) members. At least three (3) members of the New Board shall not be, and shall not have been within the twelve (12) months preceding their appointment, employed by (i) the Debtors, the Reorganized Debtors, or any subsidiary of the Debtors or Reorganized Debtors or (ii) any Significant Holder or any fund, manager, or advisor (or similar) of any Significant Holder. For so long as Fortress is a Significant Holder, (x) Fortress shall have a consultation right with respect to the selection of any members of the New Board whose selection is controlled by other Significant Holders (including the members of the New Board to be appointed as of the Plan Effective Date); (y) no Significant Holder that holds an amount of New Equity equal or less than the amount of New Equity held by Fortress will have the right to select a member of the New Board unless Fortress is also provided the right to select a member of the New Board; and (z) no more than one (1) member of the New Board shall be an employee or a holder of more than 10 percent of the equity of a Significant Holder or its Affiliates.

L.	Management Incentive Plan.

On the Plan Effective Date, the Reorganized Debtors shall implement the MIP on the terms set forth in the Restructuring Term Sheet.

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M.	Effectuating Documents; Further Transactions.

On and after the Plan Effective Date, the Reorganized Debtors and the New Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Certain Securities Law Matters.

The offering of any New Equity Interests (including the DIP-to-Exit Commitment Premium) before the Petition Date will be made pursuant to an exemption exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act.

The offering, issuance, and distribution of the New Equity Interests (other than in connection with DIP-to-Exit Commitment Premium) and Warrants, as contemplated by Article IV.F.4, F.6, and F.7 of this Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Equity Interests and Warrants (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission or state or local securities laws, if any, applicable at the time of any future transfer of such Securities or instruments.

The New Equity Interests issued in connection with the DIP-to-Exit Commitment Premium will be issued in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption. Any Securities issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. Any Securities issued in reliance on section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

O.	Employment Obligations.

Unless otherwise provided herein, specifically rejected pursuant to a separate order of the Court, specifically designated as a contract or lease to be rejected on the Schedule of Executory Contracts and Unexpired Leases, or the subject of a separate rejection motion filed by the Debtors, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and such person. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

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P.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

Q.	Private Company.

The Reorganized Debtors shall not have any class of equity securities listed on a national securities exchange and shall make commercially reasonable efforts to take the steps necessary to be a private company without Exchange Act reporting obligations upon emergence or as soon as practicable thereafter in accordance with and to the extent permitted by the Exchange Act.

R.	Tax Matters.

The terms of the Plan and the Restructuring Transactions shall be structured to minimize, to the extent practicable, the aggregate tax impact of the Restructuring Transactions on the Debtors and the Reorganized Debtors, taking into account both the cash tax impact of the Restructuring Transactions on the Debtors in the tax year of the Restructuring Transactions and the tax liability of the Reorganized Debtors in subsequent tax years. The Debtors and the Consenting Stakeholders shall cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner reasonably acceptable to each such party.

S.	Director and Officer Liability Insurance.

After the Plan Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Plan Effective Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Plan Effective Date.

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Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Court, as of the Plan Effective Date under section 365 of the Bankruptcy Code, other than: (a) those that (1) are identified on the Rejected Executory Contracts and Unexpired Lease Schedule, (2) were previously expired or terminated pursuant to their own terms, (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order, (4) are the subject of a motion to reject that is pending on the Plan Effective Date, or (5) have an ordered or requested effective date of rejection that is after the Plan Effective Date; and (b) the Tax Receivable Agreement, which shall be cancelled and deemed rejected and, for the avoidance of doubt, any rejection damages arising out of such rejection shall be treated as TRA Claims.

Entry of the Confirmation Order shall constitute an order of the Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contracts and Unexpired Leases Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Plan Effective Date. Except as otherwise provided herein or in the Confirmation Order, each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Plan Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms except as such terms may have been modified by the provisions of the Plan or any order of the Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Plan Effective Date shall be subject to approval by a Final Order on or after the Plan Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to thirty (30) days after the Plan Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and the consent rights set forth therein.

B.	Indemnification Obligations.

Subject in all respects to Article I.H hereof and to section 510 of the Bankruptcy Code, the treatment of Section 510 Claims under this Plan and to the fullest extent permitted under applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), all indemnification provisions in place as of the Plan Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Plan Effective Date; provided that nothing herein shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date or constitute a finding or conclusion that any party that may seek indemnification is entitled to indemnification under the terms of such indemnification provisions or is intended to effectuate the survival of any indemnification obligations for any party other than the current members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors. For the avoidance of doubt, subject in all respects to Article I.H hereof, following the Plan Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Plan Effective Date.

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C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Plan Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Plan Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, and subject in all respects to Article I.H hereof, on the Plan Effective Date, and excepting any such insurance policies that have previously been assumed or rejected by the Debtors pursuant to a Final Order, are the subject of a motion to reject that is pending as of the Plan Effective Date, have an ordered or requested effective date of rejection that is after the Plan Effective Date, or are listed on the Schedule of Executory Contracts and Unexpired Leases, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

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E.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

F.	Nonoccurrence of Plan Effective Date.

In the event that the Plan Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

H.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Counterparties to Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease Schedule, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims and Noticing Agent and served on the Debtors or Reorganized Debtors, as applicable, no later than thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, including any Claims against any Debtor listed on the Debtors’ schedules as unliquidated, contingent, or disputed.

All Allowed Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease (excluding, for the avoidance of doubt, the Tax Receivables Agreement) shall be treated as a General Unsecured Claim in accordance with Article III.B of the Plan.

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Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Plan Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Plan Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Plan Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Plan Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.             Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.             Expenses Incurred On or After the Plan Effective Date.

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Plan Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.             Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.             Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder or such other address provided to the Disbursing Agent by that Holder.

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3.             Minimum Distributions.

No fractional shares of New Equity Interests or Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Equity Interests or Warrants that is not a whole number, the actual distribution of shares of New Equity Interests or Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests or Warrants to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

4.             Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Plan Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Court, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors, and no Holder of a prepetition Claim (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Plan Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

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I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Court order, as of the Plan Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Plan Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Plan Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.             Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14)-day grace period specified above until the amount is repaid.

2.             Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.             Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.             Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Plan Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Plan Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court shall in all cases be determined by the Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Plan Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

B.	Allowance of Claims.

After the Plan Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Plan Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be Allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Plan Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Plan Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Plan Effective Date with respect to any Disputed Claim or Interest.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Plan Effective Date or by such later date as ordered by the Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

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D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors’ having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, the Definitive Documentation, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors and, to the extent any such Intercompany Claim constitutes ABL Priority Collateral (as defined in the Intercreditor Agreement (as defined in the DIP Orders)), subject to the written consent of the ABL DIP Agent or the ABL Exit Facility Agent, as applicable, in its sole, but reasonable, discretion), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

Notwithstanding anything to the contrary in this Article VIII, elsewhere in this Plan, or in the Confirmation Order, nothing in the Plan or Confirmation Order shall release, modify, or otherwise limit any Claims or Causes of Action asserted or assertable by Fortress against any Fortress Non-Released Party. No Claims or Causes of Action of Fortress against Fortress Non-Released Parties shall be in any way released, waived, impaired, modified, or enjoined by this Plan or the Confirmation Order, and Fortress’s rights to pursue such claims and Causes of Action shall be unaffected hereby.

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B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Plan Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or Filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party and each ABL Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), the De-SPAC Transaction, or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party or ABL Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, or the Plan, the Plan Supplement, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

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Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan and, further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties and ABL Released Parties, including, without limitation, the Released Parties’ and ABL Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by Holders of Claims and Interests.

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan, or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

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Except as expressly set forth in the Plan or the Confirmation Order, effective on the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, to the fullest extent allowed by applicable law, each (a) Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the ABL Releasing Parties, and (b) ABL Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Releasing Parties, from any and all Causes of Action, rights, suits, damages, remedies and liabilities whatsoever based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereinafter arising, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, their Estates, or their Affiliates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, or any Restructuring Transaction, or upon any other act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, (i) the mutual releases set forth above do not release (x) any obligations arising on or after the Plan Effective Date of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the ABL DIP Documents, the ABL Exit Facility Documents, or any Claim or obligation arising under the Plan or (y) and any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct, and (ii) the releases by the ABL Releasing Parties set forth above do not release any Excluded ABL Obligations.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties and Released ABL Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Documents, the Warrant Agreement, and the Exit Facility Documents or any Restructuring Transactions, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

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The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration, including securities, pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, or the ABL Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; or (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action or Covered Claim, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, the Released Parties, the ABL Released Parties, or the Covered Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action or Covered Claim, as applicable, subject to Article VIII.C, Article VIII.D, and Article VIII.E hereof, without the Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action or Covered Claim, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action or Covered Claim, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, Released Party, ABL Released Party, or Covered Party, as applicable.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a Debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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H.	Document Retention.

On and after the Plan Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Plan Effective Date.

It shall be a condition to the Plan Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.             the Court shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, and the Confirmation Order shall have become a Final Order;

2.             the Court shall have entered the DIP Orders and the Final DIP Order shall be in full force and effect;

3.             the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4.             the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement and the Plan;

5.             all professional fees and expenses of retained Professionals required to be approved by the Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

6.             the Restructuring Support Agreement shall remain in full force and effect;

7.             all documents contemplated by the Restructuring Support Agreement to be executed on or before the Plan Effective Date shall have been executed and delivered;

8.             entry into the Exit Facility Documents shall have been approved, all conditions precedent to the consummation of such Exit Facility Documents shall have been waived or satisfied in accordance with the terms thereof, and the closing of such Exit Facility Documents shall have occurred;

9.             entry into the Warrant Agreement shall have been approved, all conditions precedent to the consummation of such Warrant Agreement shall have been waived or satisfied in accordance with the terms thereof, the closing of such Warrant Agreement shall have occurred, and the Warrants shall have been issued by Reorganized QualTek;

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10.           the New Equity Interests and Warrants shall have been issued by Reorganized QualTek, and the New Organizational Documents shall be in effect in accordance with consent rights set forth herein and in the Restructuring Support Agreement;

11.           notwithstanding anything to the contrary herein, to the extent invoiced, the payment in full in Cash of all (i) Restructuring Expenses and (ii) fees and expenses of the Convertible Notes Trustee (subject to a cap of $150,000); and

12.           the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement (including, for the avoidance of doubt, the consent, approval, and consultation rights set forth therein) and the Plan.

B.	Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors only with the reasonable consent (in each case with email being sufficient) of the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, and the Required Consenting ABL Lenders, without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan; provided that the condition set forth in Article IX.A.11 shall only be waivable with respect to the Restructuring Expenses or other fees and expenses of advisors to any person by such person on whose behalf the advisors were engaged.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; provided that all provisions of the Restructuring Support Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and to the extent permitted by the Restructuring Support Agreement (and subject to any consent rights set forth therein), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan, subject to the reasonable consent of the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times after Confirmation and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order in such matters as may be necessary to carry out the purposes and intent of the Plan.

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B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Plan Effective Date, on and after the Plan Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.             allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.             decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Plan Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.             ensure that distributions, including the Warrants, to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.             adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Plan Effective Date;

6.             adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

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7.             enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.             enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.             resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.           issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.           resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

12.           resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

13.           enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.           determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, including the Restructuring Support Agreement;

15.           enter an order concluding or closing the Chapter 11 Cases;

16.           adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.           consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18.           determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.           hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.           hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.           hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Plan Effective Date;

22.           hear and determine all disputes involving the obligations or terms of the DIP-to-Exit Allocation Process and the DIP-to-Exit Commitment Letter;

23.           enforce all orders previously entered by the Court; and

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24.           hear any other matter not inconsistent with the Bankruptcy Code.

As of the Plan Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facility Documents shall be governed by the jurisdictional provisions therein, and the Court shall not retain any jurisdiction with respect thereto. For the avoidance of doubt, nothing in this Article XI shall affect the substantive rights of any party.

Article XII.
miscellaneous PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Plan Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or Interest has voted on this Plan.

B.	Additional Documents.

On or before the Plan Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may File with the Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Plan Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Plan Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Plan Effective Date.

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F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.             if to a Debtor, to:

c/o QualTek Services Inc.
475 Sentry Parkway E
Blue Bell, Pennsylvania 19422
Attention: Paul Kestenbaum, General Counsel
E-mail address: ####

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua Sussberg, P.C. and Christopher T. Greco, P.C.
E-mail addresses: ####,
####

-and-

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Jaimie Fedell
E-mail address: ####

2.             if to a Consenting Sponsor, to:

Katten Muchin Rosenman LLP
50 Rockefeller Plaza
New York, New York 10020
Attention: Steven J. Reisman and Michael E. Comerford
E-mail address: ####,
####

3.             if to a Consenting ABL Lender, to:

Blank Rome LLP
1201 N. Market Street, Suite 800
Wilmington, Delaware 19801
Attention: Regina Stango Kelbon
E-mail address: ####

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4.             if to a Consenting Term Lender, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Andrew Rosenberg and Elizabeth McColm
E-mail addresses: ####,
####

5.             if to a Consenting Convertible Noteholder, to:

Davis Polk & Wardwell LLP
450 Lexington Ave,
New York, NY 10017
Attention: Damian Schaible and David Schiff
E-mail addresses: ####,
####

After the Plan Effective Date, the Debtors have authority to notify Entities that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, Entities must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Plan Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have Filed such renewed requests.

H.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/QualTek or the Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, such part of the Plan that does not constitute the Plan Supplement shall control. The documents included in the Plan Supplement are an integral part of this Plan and shall be deemed approved by the Court pursuant to the Confirmation Order.

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein); and (3) nonseverable and mutually dependent.

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K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, or any previous plan, and, therefore, none of such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court prior to the Confirmation Date.

N.	Regulatory Compliance.

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, it shall not be a violation of this Plan or the Confirmation Order for a Holder of a Claim or an Interest or any other party in interest or any such Person’s or Entity’s counsel to (x) respond to any inquiry or produce information if so compelled by a court or other entity with authority to inquire and compel production of such information, including, but not limited to, a banking or other regulatory agency and (y) comply with or satisfy any regulatory or other reporting obligations required by applicable law arising out of, in connection with, or relating to the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the Restructuring Transactions, or any transactions related to any of the foregoing.

[Remainder of page intentionally left blank]

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Dated: May 24, 2023	QualTek Services Inc. on behalf of itself and all other Debtors

/s/ Cari Turner
Cari Turner
Chief Restructuring Officer QualTek Services Inc.

Exhibit C

Restructuring Term Sheet

QUALTEK SERVICES Inc., et al.

RESTRUCTURING Term Sheet1

This term sheet (the “Restructuring Term Sheet”) sets forth the principal terms of the Restructuring Transactions and certain related transactions concerning the Company Parties agreed to by the Consenting Stakeholders and the Company Parties. This Restructuring Term Sheet does not contain a complete list of all terms and conditions of the potential transactions described herein. Subject to the terms of the Restructuring Support Agreement to which this Restructuring Term Sheet is attached (the “Restructuring Support Agreement”), the Restructuring Transactions will be consummated through the prearranged plan of reorganization in the Chapter 11 Cases.

Without limiting the generality of the foregoing, this Restructuring Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of definitive documentation acceptable to the Company Parties and the Ad Hoc Group or the Required Consenting ABL Lenders, the Required Consenting Noteholders or the Required Consenting Term Lenders, as applicable. This Restructuring Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

The regulatory, tax, accounting, and other legal and financial matters and effects related to the Restructuring Transactions or any related restructuring or similar transaction have not been fully evaluated and any such evaluation may affect the terms and structure of any Restructuring Transactions or related transactions.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE LAW.

1      Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Restructuring Support Agreement.

Restructuring Transactions Overview

The Restructuring Transactions will be consummated pursuant to the Definitive Documents through confirmation of a joint prearranged chapter 11 plan of the Debtors (the “Plan”) filed in cases to be commenced by the Company Parties under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases” and the date such cases are filed, the “Petition Date”).

The Restructuring Transactions will be subject to the Definitive Documents, the terms of the Restructuring Support Agreement (including the exhibits thereto), and the consent rights set forth therein.

In general, the Restructuring Transactions contemplate that:

(a)            the Debtors will obtain the DIP ABL Facility (as defined below), which will provide for a creeping roll-up after entry of the Interim DIP Order, whereby all collections will be applied to and pay down the Prepetition ABL Loans (as defined below) (the “ABL Creeping Roll-Up”), with a full roll-up of the Prepetition ABL Loans upon entry of a Final DIP Order, whereby the remaining outstanding Prepetition ABL Loans shall be converted into the DIP ABL Facility (as defined below) (the “ABL Final Roll-Up”);

(b)            on the Plan Effective Date (as defined below) the DIP ABL Facility shall be refinanced by the ABL Exit Facility to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in cash, and the DIP ABL Loans shall, to the extent availability exists under the ABL Exit Facility, be refinanced by means of a cashless settlement, in each case in accordance with the terms of the DIP ABL Documents and the ABL Exit Facility Documents;

(c)            the Debtors’ incurrence of the DIP Term Loan Facility (as defined below), pursuant to which, in accordance with the DIP Term Loan Documents: (1) the DIP Term Loan Lenders (as defined below) will provide $40 million in new money DIP Term Loans (as defined below) to the Debtors, which DIP Term Loans (together with any accrued and unpaid interest) will be converted into 1L Exit Term Loans (as defined below) on a dollar-for-dollar basis on the Plan Effective Date; (2) the DIP Term Loan Lenders’ Priority Term Loan Claims will be converted into DIP Term Loans pursuant to the PTL Rollup (as defined below); and (3) the DIP Term Loan Lenders will commit to lend $25 million in principal amount of New Money 1L Exit Term Loans (as defined below) to the Reorganized Debtors (as applicable) on the Plan Effective Date;

(d)            in consideration for each of the DIP Term Loan Lenders committing to provide the New Money 1L Exit Term Loans, each DIP Term Loan Lender (or its designee) will receive its pro rata allocation of 50% of the equity interests (the “New Equity Interests”) of Reorganized QualTek (as defined below), subject to dilution by the New Warrants and the Management Incentive Plan (each as defined below);

(e)            in full and final satisfaction of the Priority Term Loan Claims (as defined below), the Priority Term Loan Claims (together with any accrued and unpaid interest) will be converted to 1L Exit Term Loans on a dollar-for-dollar basis on the Plan Effective Date;

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(f)             in full and final satisfaction of the Rollover Term Loan Claims (as defined below), the Rollover Term Loan Claims (together with any accrued and unpaid interest) will be converted to 3L Exit Term Loans (as defined below) on a dollar-for-dollar basis on the Plan Effective Date, provided that a Participating Rollover Lender (as defined below) shall be entitled to convert any 3L Exit Term Loans received by such holder (or its designee) pursuant to the Plan on account of the amount of Rollover Term Loan Claims held by such holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other claims in respect thereof through the Plan Effective Date) to an equivalent principal amount of 2L Exit Term Loans (as defined below) on the Plan Effective Date in accordance with the DIP Term Loan Documents;

(g)            in full and final satisfaction of the Tranche B Term Loan Claims (as defined below), each holder of a Tranche B Term Loan Claim will receive its pro rata allocation of 40% of the New Equity Interests, subject to dilution by the New Warrants and the Management Incentive Plan;

(h)            in full and final satisfaction of the Convertible Notes Claims (as defined below), each holder of a Convertible Notes Claim will receive its pro rata allocation of (1) 10.00% of the New Equity Interests (as defined below), subject to dilution by the New Warrants and the Management Incentive Plan, and (2) the New Warrants;

(i)             all general unsecured claims against the Debtors (other than Convertible Notes Claims and any claims against QualTek Services Inc. under the Tax Receivable Agreement (as defined in the Plan) (such claims, “TRA Claims”)) will be reinstated, paid in full, or otherwise provided such treatment as to render them unimpaired;

(j)             all TRA Claims will be cancelled and no consideration will be paid to holders of such claims in respect thereof; and

(k)            all Existing QualTek Equity Interests (as defined below) will be cancelled and no consideration will be paid to holders of Existing QualTek Equity Interests in respect thereof.

The Restructuring Transactions will be supported by the Consenting Stakeholders party to the Restructuring Support Agreement on the terms set forth therein.

The “Plan Effective Date” will be the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms and the Restructuring Support Agreement and the Plan have been substantially consummated.

“Participating Rollover Lender” shall mean a Rollover Term Lender who subscribes and funds (or whose designee subscribes and funds) an amount of New Money DIP Term Loans greater than or equal to such holder’s pro rata allocation of the New Money DIP Term Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date.

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The Debtors, as reorganized pursuant to the Plan on and after the Plan Effective Date, are referred to herein as the “Reorganized Debtors,” and Debtor QualTek Services Inc. (or any other ultimate parent Entity of the Reorganized Debtors, whether by entity or asset transfer, merger, consolidation or otherwise, including pursuant to any Restructuring Transaction, which Entity may, for the avoidance of doubt, be a subsidiary of QualTek Services Inc.) is referred to herein as “Reorganized QualTek”.
Claims and Interests to be Addressed
Prepetition ABL Loan Claims (Approximately $75.7 million in outstanding principal amount as of May 24, 2023)	Indebtedness (together with the claims in respect thereof (including for any accrued and unpaid interest, fees, and expenses), the “Prepetition ABL Loan Claims”) under that certain ABL Credit Agreement, dated as of July 18, 2018 (as amended, modified, or supplemented from time to time, the “Prepetition ABL Credit Agreement” and the credit facilities thereunder, the “Prepetition ABL Facility”), by and among, QualTek Buyer LLC, as Holdings, QualTek LLC, as Borrower, the guarantors party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the lenders party thereto. Pursuant to the ABL Creeping Roll-Up and the ABL Final Roll-Up, the Prepetition ABL Loan Claims shall be rolled into DIP ABL Loans and shall not be treated under the Plan.
Priority Term Loan Claims (Approximately $66.9 million in outstanding principal amount as of May 24, 2023)	“Amendment No. 3 Term Loans” (the “Priority Term Loans” and together with the claims in respect thereof (including for any accrued and unpaid interest, fees, and expenses), the “Priority Term Loan Claims”) under and as defined in that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among QualTek Buyer LLC, as Holdings, QualTek LLC, as Borrower, the guarantors party thereto from time to time, UMB Bank, N.A., as administrative and collateral agent, and the lenders party thereto (as amended, modified, or supplemented from time to time, the “Prepetition Term Loan Credit Agreement”).
Rollover Term Loan Claims (Approximately $102.9 million in outstanding principal amount as of May 24, 2023)	“Amendment No. 3 Rollover Loans” (together with the claims in respect thereof (including for any accrued and unpaid interest, fees, and expenses), the “Rollover Term Loan Claims”) under and as defined in the Prepetition Term Loan Credit Agreement.
Tranche B Term Loan Claims (Approximately $248.6 million in outstanding principal amount as of May 24, 2023)	“Tranche B Term Loans” (together with the claims in respect thereof (including for any accrued and unpaid interest, fees, and expenses), the “Tranche B Term Loan Claims”) under and as defined in the Prepetition Term Loan Credit Agreement.

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Convertible Note Claims (Approximately $131.2 million in outstanding principal amount as of May 24, 2023)	The senior unsecured convertible notes (together with the claims in respect thereof (including for any accrued and unpaid interest, fees, and expenses, but excluding any fees and expenses of Wilmington Trust, National Association, or any successor thereto, as trustee under the Convertible Notes Indenture (as defined below)), the “Convertible Notes Claims”) issued under that certain Indenture, dated as of February 14, 2022, by and among QualTek Services Inc., as Issuer, the guarantors named therein, and Wilmington Trust, National Association, as trustee (as amended, modified, or supplemented from time to time, the “Convertible Notes Indenture”).
Existing Non-Intercompany Equity Interests	As used herein, “Existing Non-Intercompany Equity Interests” means the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into or based on the value of such shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profit interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement) (collectively, the “Existing QualTek Equity Interests”) other than (1) any Existing QualTek Equity Interest beneficially owned by a Company Party (collectively, the “Intercompany Equity Interests”) and (2) the Convertible Note Claims.
Restructuring Transactions
DIP ABL Facility

The Debtors will obtain from the Consenting ABL Lenders a superpriority secured first lien debtor in possession asset based lending facility in an aggregate principal amount of up to an amount equal to the lesser of (A) $101,200,000 less the amount of Prepetition ABL Claims and (B) the Borrowing Base (as defined under the DIP ABL Documents (as defined below) (the “DIP ABL Facility” and the loans thereunder, the “DIP ABL Loans”) in accordance with the interim order (the “Interim DIP Order”) or final order (the “Final DIP Order” and together with the Interim DIP Order, the “DIP Orders”) (as applicable) of the Bankruptcy Court approving the Debtors’ incurrence of the DIP ABL Facility and the DIP Term Loan Facility.

The DIP ABL Facility will be governed by the DIP ABL Credit Agreement and other documentation necessary or appropriate to effectuate the incurrence of the DIP ABL Facility (collectively, the “DIP ABL Documents”), which will include the following terms and will otherwise be substantially in accordance with the terms set forth in the DIP ABL Credit Agreement attached to the Restructuring Support Agreement as Exhibit [G]:

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•      Prepetition ABL Rollup: The DIP ABL Facility will provide for the ABL Creeping Roll-Up upon entry of the Interim DIP Order and the ABL Final Roll-Up upon entry of the Final DIP Order.

•       Security: The DIP ABL Facility will be secured by (a) priming first priority liens on the Debtors’ assets which constitute the first priority collateral of the Prepetition ABL Loan Claims, (b) priming second priority liens on the Debtors’ assets which constitute the first priority collateral of the Priority Term Loan Claims, Rollover Term Loan Claims, and Tranche B Term Loan Claims, and (c) first priority liens on the Debtors’ unencumbered assets, which will secure the DIP Term Loan Facility and DIP ABL Facility on a 50-50 basis, in each case subject to the Intercreditor Agreement (as defined in the DIP ABL Documents), the DIP Orders and the Lien Priority Chart (as defined in the Interim DIP Order).

•      Interest: Base Rate plus 4.00% or BSBY plus 5.00%, with interest payable in Cash.

•      Maturity: The earliest to occur of: (a) the date that is three (3) months after the Petition Date (or if such day shall not be a business day, the next succeeding business day); (b) 30 days after the Petition Date if the Final Order has not been entered prior to the expiration of such 30-day period; (c) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (d) conversion or dismissal of the Chapter 11 Cases; (e) the occurrence of a defined “Event of Default” under the DIP ABL Documents; (f) the acceleration of the loans and the termination of the commitments with respect to either the DIP Term Loan Facility in accordance with the Term Loan DIP Credit Documents or the DIP ABL Facility in accordance with the DIP ABL Documents; (g) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; and (h) the termination of the Restructuring Support Agreement.

•      Milestones: Consistent with the Milestones set forth in the Restructuring Support Agreement.

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On the Plan Effective Date, the DIP ABL Facility, together with any remaining outstanding Prepetition ABL Loans, shall be refinanced by the ABL Exit Facility to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, and the DIP ABL Loans shall, to the extent availability exists under the ABL Exit Facility, be refinanced by means of a cashless settlement, in each case in accordance with the terms of the DIP ABL Documents and the ABL Exit Facility Documents.
DIP Term Loan Facility

Pursuant to the DIP Orders, the Debtors will obtain a $40 million superpriority secured first lien debtor in possession term loan facility (the “DIP Term Loan Facility” and the loans thereunder, the “DIP Term Loans” and the lenders of such loans, the “DIP Term Loan Lenders”), pursuant to which the DIP Term Loan Lenders will:

(1)        provide $25 million of new money DIP Term Loans to the Debtors upon entry of the Interim DIP Order (the “Initial DIP Term Loans”);

(2)        provide $15 million of new money DIP Term Loans to the Debtors upon entry of the Final DIP Order (together with the Initial DIP Term Loans, the “New Money DIP Term Loans”);

(3)        consent to, in full and final satisfaction of and its Term Loan Facility DIP Claims (as defined below), the conversion of such Term Loan Facility DIP Claims into 1L Exit Facility Term Loans on a dollar-for-dollar basis on the Plan Effective Date; and

(4)        commit (collectively, the “New Money Exit Financing Commitments”) to provide $25 million in principal amount of new money 1L Exit Term Loans (such new money loans, the “New Money 1L Exit Term Loans”).

The Term Loan DIP Facility, including the New Money Exit Financing Commitments, will be governed by the DIP Term Loan Credit Agreement and other documentation necessary or appropriate to effectuate the incurrence of the DIP Term Loan Facility (collectively, the “DIP Term Loan Documents”), which will include the following terms and will otherwise be in accordance with the terms set forth in the DIP Term Loan Credit Agreement attached to the Restructuring Support Agreement as Exhibit [K]:

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•      PTL Rollup: Upon a given DIP Term Loan Lender that holds Priority Term Loans funding (or upon its designee funding) its allocation of DIP Term Loans (such funded amount, the “Funded Amount”), an aggregate principal amount of such DIP Term Loan Lender’s Priority Term Loan Claims (plus all accrued and unpaid interest on such principal amount) equal to the lesser of (i) 100.00% of the Funded Amount and (ii) the entire principal amount of such DIP Term Loan Lender’s Priority Term Loan Claims (plus all accrued and unpaid interest on such principal amount as of the Petition Date) will be converted into DIP Term Loans under the DIP Term Loan Facility (the “Interim PTL Rollup”); provided that upon entry of the Final DIP Order, any remaining Priority Term Loan Claims of the DIP Term Loan Lenders will be converted into DIP Term Loans under the DIP Term Loan Facility (together with the Interim PTL Rollup, the “PTL Rollup”).

•      Security: The DIP Term Loan Facility will be secured by (a) priming first priority liens on the Debtors’ assets which constitute the first priority collateral of the Priority Term Loan Claims, Rollover Term Loan Claims, and Tranche B Term Loan Claims, (b) priming second priority liens on the Debtors’ assets which constitute the first priority collateral of the Prepetition ABL Loan Claims, and (c) first priority liens on the Debtors’ unencumbered assets, which will secure the DIP Term Loan Facility and DIP ABL Facility on 50-50 basis, in each case subject to the Intercreditor Agreement, the DIP Orders, and the Lien Priority Chart.

•      Interest: SOFR+1.00% cash plus 11.00% PIK

•      Maturity: Earliest of three (3) months after the Petition Date (or if such day shall not be a business day, the next succeeding business day), conversion or dismissal of the Chapter 11 Cases, substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of the Plan, the acceleration of the loans and termination of the commitments under the DIP ABL Facility pursuant to the ABL Facility DIP Documents or the Term Loan DIP Facility pursuant to the Term Loan DIP Documents, the sale of substantially all of the Debtors’ assets, the occurrence of a defined “Event of Default” under the Term Loan DIP Documents, and termination of the Restructuring Support Agreement.

•      Cash Fees: In consideration for each of the DIP Term Loan Lenders agreeing to provide loans under the DIP Term Loan Facility, the Debtors will pay, or cause to be paid, to each DIP Term Loan Lender (or its designee) the following fees (collectively, the “DIP Fees”):

(1)     Upfront Fee: The Debtors shall pay, upon the funding of New Money DIP Term Loan, an amount in cash equal to 2% of the principal amount of such New Money DIP Term Loans to the funder thereof.

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(2)      Exit Fee: Upon any prepayment or repayment of New Money DIP Term Loans, the Debtors will pay each DIP Term Loan Lender cash in an amount equal to 2.00% of the principal amount prepaid or repaid of New Money DIP Term Loans held by such DIP Term Loan Lender.

•      Milestones: Consistent with the Milestones set forth in the Restructuring Support Agreement.

•      Reallocation Procedures: The Backstop Parties will fully fund the Initial DIP Term Loans subject to any reallocation of the Initial DIP Term Loans pursuant to the reallocation procedures set forth in the Term Loan DIP Credit Agreement (the “Reallocation Procedures”), which will provide each holder of a Rollover Term Loan Claim and each holder of a Tranche B Term Loan Claim the opportunity (the “Participation Right”) for such holder (or its designee) to lend up to its pro rata allocation of the New Money DIP Term Loans and provide up to its pro rata allocation of the New Money Exit Financing Commitments, with each holder’s pro rata allocation (each a “DIP-to-Exit Pro Rata Allocation”) calculated based on (a) the aggregate face amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such Term Loan DIP Lender on the Petition Date, relative to (b) the aggregate face amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date.

•      Conversion Rights: A holder of a Rollover Term Loan Claim who subscribes and funds (or whose designee subscribes and funds on its behalf) an amount of New Money DIP Term Loans greater than or equal such holder’s pro rata allocation (after accounting for any rounding in accordance with the DIP Term Loan Documents) of the New Money DIP Term Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date, will have the right to convert any 3L Exit Term Loans received by such holder (or its designee) pursuant to the Plan on account of the amount of Rollover Term Loan Claims held by such holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other claims in respect thereof through the Plan Effective Date), on a dollar-for-dollar basis and on the Plan Effective Date, into an equivalent principal amount of 2L Exit Term Loans in accordance with the DIP Term Loan Documents (each such right, a “Conversion Right”).

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On the Plan Effective Date, the obligations under the DIP Term Loan Facility (collectively, the “Term Loan Facility DIP Claims”) will be converted into 1L Exit Term Loans on a dollar-for-dollar basis.
DIP-to-Exit Backstop Letter

Pursuant to a commitment letter (the “DIP-to-Exit Backstop Letter”), the members of that certain ad hoc group of lenders under the Prepetition Term Loan Credit Agreement represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP (or their designees) and certain other lenders (if any) under the Prepetition Term Loan Credit Agreement holding Priority Term Loans that have executed both (i) the DIP-to-Exit Backstop Letter and (ii) the Restructuring Support Agreement (collectively, the “Backstop Parties”) will agree to backstop the full amount of the New Money DIP Term Loans and the New Money Exit Financing Commitments. To the extent any holder of a Rollover Term Loan Claim or Tranche B Term Loan Claim does not exercise its Participation Right, such holder’s DIP-to-Exit Pro Rata Allocation will be allocated to the Backstop Parties on a pro rata basis based on their respective commitments under DIP-to-Exit Backstop Letter.

In consideration for the Backstop Parties’ commitments under the DIP-to-Exit Backstop Letter, each Backstop Party, or its designee, will receive its pro rata allocation of an amount equal to 6.00% of the aggregate face amount of the New Money DIP Term Loans contemplated by this Restructuring Term Sheet payable in kind (the “Backstop Fee”).

DIP-to-Exit Commitment Premium

On the Plan Effective Date, in consideration for each of the DIP Term Loan Lenders providing the New Money DIP Term Loans and the New Money Exit Financing Commitments, each DIP Term Loan Lender (or its designee) will receive its pro rata allocation of 50% of the New Equity Interests, subject to dilution by the New Warrants and the Management Incentive Plan (the “DIP-to-Exit Commitment Premium”), payable upon each such DIP Term Loan Lender funding its allocation, pursuant to its New Money Exit Financing Commitments, of the 1L Exit Term Loans.

The DIP Orders will approve the DIP-to-Exit Commitment Premium, subject to the terms and conditions, and subject to confirmation, of the Plan (as may be amended, supplemented, or otherwise modified in accordance with the terms of the Restructuring Support Agreement).

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ABL Exit Facility

On the Plan Effective Date:

(1)      the Reorganized Debtors will incur a fully-perfected, first lien secured asset-based loan facility (the “ABL Exit Facility” and the loans thereunder, the “ABL Exit Loans”) in the aggregate maximum principal amount equal to the lesser of (a)(i) $101,200,000, on the Closing Date through and including October 31, 2023, and (ii) $90,000,000 on and after November 1, 2023, and (b) the Borrowing Base (as defined in the ABL Exit Facility Term Sheet); and

(2)      the DIP ABL Loans, together with any remaining outstanding Prepetition ABL Loans, shall, to the extent availability exists under the ABL Exit Facility, be refinanced on a dollar-for-dollar basis by means of a cashless settlement, in each case in accordance with the terms of the DIP ABL Documents and the ABL Exit Facility Documents.

The ABL Exit Facility will be governed by the ABL Exit Facility Credit Agreement and other documentation necessary or appropriate to effectuate the incurrence of the ABL Exit Facility (collectively, the “ABL Exit Facility Documents”), which will include the following terms and will otherwise be substantially in accordance with the terms set forth in the ABL Exit Facility Term Sheet attached to the Restructuring Support Agreement as Exhibit [H]:

•      Maturity Date: As set forth in the ABL Exit Facility Term Sheet.

•      Interest: As set forth in the ABL Exit Facility Term Sheet

•      Borrowing Base: As set forth in the ABL Exit Facility Term Sheet.

1L Exit Term Loans

On the Plan Effective Date, the Reorganized Debtors will incur a first lien term loan facility (the “1L Exit Term Loan Facility”) comprised of the following first lien secured term loans (collectively, the “1L Exit Term Loans”):

(1)        in accordance with the terms and conditions of the New Money Exit Financing Commitments and the Plan, each DIP Term Loan Lender (or its designee) will lend its pro rata share of $25 million in principal amount of New Money 1L Exit Term Loans to the Reorganized Debtors; and

(2)        in accordance with the terms and conditions of the DIP Term Loan Documents and the Plan, the DIP Term Loans (together with any accrued and unpaid interest) will be converted into 1L Exit Term Loans on a dollar-for-dollar basis.

The 1L Exit Term Loan Facility will be governed by the 1L Exit Facility Credit Agreement and other documentation necessary or appropriate to effectuate the incurrence of the 1L Exit Facility (collectively, the “1L Exit Facility Documents”), which will include the following terms and will otherwise be in accordance with the terms set forth in the 1L Exit Facility Term Sheet attached to the Restructuring Support Agreement as Exhibit [D]:

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• Interest: SOFR+8.00% (Cash) or SOFR+1.00% Cash and 9.00% PIK at the Reorganized Debtors’ option • Maturity: The date that is two (2) years after the Plan Effective Date
2L Exit Term Loans

On the Plan Effective Date, the Reorganized Debtors will incur a second lien term loan facility (the “2L Exit Term Loan Facility” and the loans thereunder, the “2L Exit Term Loans”). If a holder of a Rollover Term Loan Claim has a Conversion Right and exercises such Conversion Right by not sending the Debtors a Conversion Right opt-out notice at least three (3) Business Days prior to the Plan Effective Date, any 3L Exit Term Loans such holder receives on the Plan Effective Date on account of any Rollover Term Loan Claims that it held as of the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other claims in respect thereof through the Plan Effective Date) will, on the Plan Effective Date in accordance with the DIP Term Loan Documents and the Plan, automatically be converted into an equivalent principal amount of 2L Exit Term Loans (such conversions, collectively, the “Conversions”).

The 2L Exit Term Loan Facility will be governed by the 2L Exit Term Loan Credit Agreement (the lenders thereunder, the “2L Exit Term Loan Lenders”) and other documentation necessary or appropriate to effectuate the incurrence of the 2L Exit Term Loan Facility (collectively, the “2L Exit Term Loan Documents”), which will include the following terms and will otherwise be in accordance with the terms set forth in the 2L Exit Term Loan Term Sheet attached to the Restructuring Support Agreement as Exhibit [E]:

•       Interest: SOFR+1.00% Cash and 9.00% PIK

•       Maturity: The date that is three and a half (3.5) years after the Plan Effective Date

•      Prepayment Premium: Both voluntary and mandatory prepayments of 2L Exit Term Loans will be subject to the following premiums:

o       Year 1: 110%

o       Year 2: 105%

•     Asset Sales: As set forth in the 2L Exit Facility Term Sheet.

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3L Exit Term Loans

On the Plan Effective Date, the Reorganized Debtors will incur a third lien term loan facility (the “3L Exit Facility” and the loans thereunder, the “3L Exit Term Loans”) comprised of Rollover Term Loan Claims (together with any accrued and unpaid interest) that are converted to 3L Exit Term Loans on a dollar-for-dollar basis on the Plan Effective Date, subject to the Conversions.

The 3L Exit Term Loan Facility will be governed by the 3L Exit Facility Credit Agreement and other documentation necessary or appropriate to effectuate the incurrence of the 3L Exit Term Loan Facility (collectively, the “3L Exit Term Loan Documents”), which will include the following terms and will otherwise be in accordance with the terms set forth in the 3L Exit Term Loan Term Sheet attached to the Restructuring Support Agreement as Exhibit [F]:

•       Interest: SOFR+1.00% PIK

•       Maturity: The date that is seven (7) years after the Plan Effective Date

New Warrants

On the Plan Effective Date, the Reorganized Debtors will issue warrants (the “New Warrants”) for an aggregate amount of New Equity Interests equal to 7.5% of the New Equity Interests (subject to dilution by the Management Incentive Plan) to each holder of Convertible Notes Claims on a pro rata basis.

The New Warrants will be governed by a warrant agreement, which will include the following terms:

•      Exercise Price: Aggregate equity strike price to equal an implied share price calculated using an enterprise value of $550 million as of the Plan Effective Date (estimated equity value is $210 million based on approximately $340 million of funded debt at exit)

•      Exercise Period: Exercisable at any time prior to the date that is five (5) years after the Plan Effective Date

•      Anti-Dilution: Customary anti-dilution adjustments for equity splits, equity dividends, combinations or similar events

•      Modified Black-Scholes Protection: (a) 50% of the Black-Scholes value during the one-year period commencing on the Plan Effective Date, and (b) 25% of the Black-Scholes value during the following one-year period (with no Black-Scholes protections applicable following the end of the second one-year period after the Plan Effective Date); provided that, in each case ((a) and (b)), the New Warrants’ Black-Scholes value will be calculated using a volatility input equal to 35%

•      No Voting Rights: The holders of New Warrants will not be entitled to any voting rights on account of their New Warrants prior to exercising their New Warrants

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• Settlement: Physical or net share settlement at holder’s election

• Registration Rights: Customary registration rights applicable solely in the event the New Equity Interests become registered securities
Plan Treatment of Claims and Equity Interests
Each holder of an allowed Claim or Equity Interest, as applicable, will receive the treatment described below, which treatment, unless otherwise provided in the Restructuring Support Agreement or the Plan, shall be in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Equity Interest.
ABL DIP Facility Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Term Loan DIP Facility Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Administrative, Priority and Priority Tax Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Other Secured Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Prepetition ABL Loan Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Priority Term Loan Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Rollover Term Loan Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Tranche B Term Loan Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Convertible Notes Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
General Unsecured Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.
TRA Claims	As set forth in the Plan, consistent with the terms and conditions set forth herein.

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Existing QualTek Equity Interests	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Intercompany Claims/Interests	As set forth in the Plan, consistent with the terms and conditions set forth herein.
Other Terms
Restructuring Expenses	The Debtors will pay all reasonable and documented fees and expenses of: (i) Blank Rome LLP and FTI Consulting Inc. as advisors to the Consenting ABL Lenders any local counsel, and any other professionals and/or consultants for the Consenting ABL Lenders; (ii) Paul, Weiss, Rifkind, Wharton & Garrison LLP, Houlihan Lokey, Inc., Accordion Partners, LLC, any local counsel, and any other professionals and/or consultants for the Ad Hoc Group; (iii) Davis Polk & Wardwell LLP, Solomon Partners Securities, LLC, Haynes and Boone, LLP, and any other professionals and/or consultants for the Consenting Convertible Noteholders; and (iv) Faegre Drinker Biddle & Reath LLC, counsel to the agent under the DIP Term Loan Facility, subject in all respects to the limitations set forth in the Restructuring Support Agreement. The Debtors will also pay the reasonable and documented fees and expenses of the Convertible Notes Trustee, up to $150,000. For the avoidance of doubt the obligation to make current payment of the foregoing fees and expenses, in addition to being included in the Restructuring Support Agreement, will be included in the DIP Orders, and the Plan will provide that any fees and expenses of the foregoing that are unpaid as of the Plan Effective Date will be paid on the Plan Effective Date.
Executory Contracts and Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.
Tax Structure	The terms of the Restructuring Transactions will be structured in a tax efficient manner, as agreed to by the Debtors and the Required Consenting Stakeholders in accordance with the Plan and the Plan Supplement.
Management Incentive Plan	A new management incentive plan (the “Management Incentive Plan”) shall be determined by the New Board and disclosed in the Plan Supplement and in any event shall allocate no more than 10% of the New Equity Interests unless otherwise consented to by the Required Consenting Convertible Noteholders and the Required Consenting Term Lenders.

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Releases by the Debtors	As set forth in the Plan and the Restructuring Support Agreement.
Releases by Third Parties & Consenting Stakeholders	As set forth in the Plan and the Restructuring Support Agreement.
Releases of Liens	As set forth in the Plan.
Exculpation	As set forth in the Plan.
Related Party Claims	Treatment of any and all related party claims (other than Convertible Notes Claims that may be held by related parties, but including TRA Claims) shall be subject to review by the Required Consenting Stakeholders and must be reasonably acceptable to the Required Consenting Stakeholders.
Definitive Documents	This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents, which will be in form and substance subject to the consent rights set forth herein and in the Restructuring Support Agreement.
Organizational Documents and Governance

The New Organizational Documents and any other documentation evidencing the corporate governance for any Company Party and any direct or indirect subsidiary thereof, including charters, bylaws, limited liability company agreements, shareholder agreements (including minority shareholder protections), and/or other organizational documents of such entities will be subject in all respects to the consent rights set forth in the Restructuring Support Agreement.

Additionally, the New Organizational Documents will provide for (i) preemptive rights for holders, on a per-institution basis, of at least 5% of the New Equity (each such holder, a “Significant Holder”) with respect to future equity and equity linked-issuances, subject to customary exceptions; and (ii) customary related party, minority equity holder protections, and other terms and conditions to be agreed.

Delisting and Deregistration; Private Company	QualTek Services Inc. will take all necessary or advisable steps to delist its common stock from the NASDAQ Stock Market (“NASDAQ”) and to deregister under the Exchange Act as promptly as practicable and, with respect to deregistration under the Exchange Act, to the extent permitted by the Exchange Act.

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Board of Directors of Reorganized QualTek Services Inc.

The board of directors of Reorganized QualTek (or any other entity that is the ultimate parent of the Reorganized Debtors) (the “New Board”) will be established in a manner consistent with, and subject to the requirements set forth in, the following terms:

•      Number: The New Board shall consist of five (5) members.

•      Independence: Three (3) members of the New Board shall not be, and shall not have been within the twelve months preceding their appointment, employed by (i) QualTek, Reorganized QualTek, or any of either’s subsidiaries or (ii) any Significant Holder or any fund, manager, or advisor (or similar) of any Significant Holder.

•      Fortress’s Rights: For so long as Fortress is a Significant Holder, (i) Fortress will have a consultation right with respect to the selection of any members of the New Board whose selection is controlled by other Significant Holders (including the members of the New Board to be appointed as of the Plan Effective Date), (ii) no Significant Holder that holds an amount of New Equity equal or less than the amount of New Equity held by Fortress will have the right to select a member of the New Board unless Fortress is provided the right to select a member of the New Board, and (iii) no more than one member of the Board shall be an employee or a holder of more than 10% of the equity of a Significant Holder or its Affiliates.

Milestones

The Restructuring Support Agreement will contain the following Milestones (which may be waived, extended, amended, or otherwise modified in accordance with the terms and conditions of the Restructuring Support Agreement):

(1)	no later than May 24, 2023, the Petition Date shall have occurred;
(2)	no later than May 25, 2023, the Company Parties shall commence solicitation of votes on the Plan;
(3)	no later than one (1) day from the Petition Date, the Plan and Disclosure statement shall have been filed in the Chapter 11 Cases;
(4)	no later than three (3) days from the Petition Date, the DIP Order shall have been entered on an interim basis;
(5)	no later than three (3) days from the Petition Date, the Disclosure Statement Order shall have been entered on an interim basis;
(6)	no later than thirty (30) days from the Petition Date, the DIP Order shall have been entered on a final basis;
(7)	no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;
(8)	no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order on a final basis; and
(9)	no later than sixty-five (65) days from the Petition Date, the Plan Effective Date shall have occurred.

17

Exhibit D

1L Exit Facility Term Sheet

exhibit D

1L EXIT facility TERM SHEET

QualTek Services, Inc.
1L Exit Facility
Summary of Principal Terms and Conditions

This 1L Exit Facility Term Sheet (the “Term Sheet”) provides an outline of a proposed financing and does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Term Sheet is for discussion purposes only, is non-binding, and is neither an expressed nor implied offer with regard to any financing, to arrange, provide or purchase any loans in connection with the transactions contemplated hereby or to arrange, provide or assist in arranging or providing the potential financing described herein. Any agreement to provide the 1L Exit Facility (as defined below) or any other financing arrangement will be subject to the execution and delivery of definitive documentation satisfactory to the 1L Exit Facility Administrative Agent (as defined below) and the Required Consenting Term Lenders, each acting in its sole discretion. This Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients.

Capitalized terms used in this Term Sheet and not otherwise defined shall have the meaning given to such terms in either (i) that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among QualTek LLC, as borrower, the guarantors party thereto, UMB Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, as amended, modified, or supplemented from time to time (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”), or (ii) the Restructuring Support Agreement, dated as of May [__], 2023, among QualTek Services Inc. and the other parties thereto (as amended, modified or supplemented from time to time, the “Restructuring Support Agreement”).

Borrower:	QualTek Services, Inc., a Delaware corporation, QualTek LLC, a Delaware limited liability company, or such other Subsidiary as mutually agreed based on the post-emergence corporate structure (in such capacity, the “Borrower”).

Exit Term Loan Administrative Agent:	A financial institution reasonably acceptable to the Required Consenting Term Lenders and the Borrower (in its capacity as administrative agent under the 1L Exit Facility, the “1L Exit Facility Administrative Agent”).

Exit Term Lenders:	All of the lenders under the Term Loan DIP Credit Agreement (including lenders holding Priority Term Loans rolled up into the Term Loan DIP Facility (collectively, the “1L Exit Facility Lenders”).

Exit Term Loan Facility:	The 1L Exit Facility Lenders will provide, or be deemed to provide, to the Borrower a senior secured, first lien term loan credit facility (the “1L Exit Facility”, and the loans thereunder, the “1L Exit Loans”) in an aggregate principal amount equal to the sum of (i) a principal amount of 1L Exit Loans to be issued to the lenders under the Term DIP Facility (the “Term DIP Lenders”) on account of their loans under the Term DIP Facility (the “Term DIP Loans”) and all accrued and unpaid interest thereon, which shall be converted, on a dollar-for-dollar basis, into 1L Exit Loans on the Plan Effective Date; (ii) a principal amount of 1L Exit Loans to be issued to the holders of Priority Term Loans on account of their Priority Term Loans and all accrued and unpaid prepetition and post-petition interest thereon ,which shall be converted, on a dollar-for-dollar basis, into 1L Exit Loans on the Plan Effective Date; and (iii) $25,000,000 in principal amount of New Money 1L Exit Term Loans (as defined in the Restructuring Term Sheet), which are to be issued on the Plan Effective Date in accordance with the terms and conditions of the Restructuring Support Agreement and the Term Loan DIP Credit Agreement.

Closing Date:

The Plan Effective Date, upon which all conditions precedent in the Restructuring Support Agreement and the 1L Exit Facility Documents to the effectiveness of the 1L Exit Facility Documents for the 1L Exit Facility are satisfied or waived in accordance with the terms thereof.

“1L Exit Facility Documents” shall mean the definitive loan documents related to the 1L Exit Facility, including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, opinions of counsel, officer’s certificates, certificates of good standings, corporate organizational documents and other related definitive documents.

Maturity Date:	The 1L Exit Facility will mature on the date that is two (2) years after the Closing Date (the “Maturity Date”).

Amortization:	The 1L Exit Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the 1L Exit Facility, commencing with the first fiscal quarter ending after the Closing Date.

Interest Rate:	If the Borrower elects to pay interest partially in kind, the interest rate under the 1L Exit Facility will be, (a) Term SOFR (SOFR floor of 1.00%) plus 1.00% (with the portion of the interest under this clause (a) payable in cash) plus (b) 9.00% (with the portion of the interest under this clause (b) payable in kind). If the Borrower does not elect to pay interest partially in kind, the Interest rate under the 1L Exit Facility will be Term SOFR (SOFR floor of 1.00%) plus 8.00%, all payable in cash.

Default Rate:	Any principal or interest payable under or in respect of the 1L Exit Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Documentation Principles:	The 1L Exit Facility is to be documented by a new first lien senior secured term loan credit agreement based on and substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) with modifications to reflect the terms and provisions set forth in this Term Sheet, subject to changes to be mutually agreed upon between the Required Term DIP Lenders (as defined in the Term DIP Term Sheet), the Required Consenting Term Lenders (as defined in the Restructuring Support Agreement) and the Borrower, including, without limitation, modifications to make select affirmative and negative covenants, representations and warranties, events of default and mandatory prepayments more restrictive as mutually agreed and modifications to include customary “Chewy”, “Serta” and “J. Crew” protections (collectively, the “1L Exit Facility Documentation Principles”).

Guarantees/Obligors:	Substantially consistent with the Prepetition Term Loan Credit Agreement, subject to modifications to be mutually agreed to expand the obligor group to include QualTek Services, Inc. (or its successor) as a Borrower and any parent entity of the Borrower and any foreign subsidiary of the Borrower as guarantors (collectively with the guarantors under the Prepetition Term Loan Credit Agreement, the “Guarantors” and, together with the Borrower, the “Loan Parties” and, each individually, a “Loan Party”) subject to customary exclusions substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto); provided that the parties shall exclude any foreign subsidiary as a Guarantor if the Required Consenting Term Lenders determine in good faith that its inclusion could result in adverse tax consequences to the Borrower (including, but not limited to, under Section 956 of the Code).

Security:	Subject to the Intercreditor Agreement, first priority liens in “Term Priority Collateral” and second priority liens in “ABL Priority Collateral” under arrangements that are substantially consistent with the “crossing-lien” intercreditor arrangements entered into in connection with the existing ABL Intercreditor Agreement. The collateral shall be subject to customary exclusions substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto).

Intercreditor Agreements:

The relative priorities of the security interests in common collateral securing the 1L Exit Facility and the ABL Exit Facility shall be subject to a customary ABL intercreditor agreement substantially consistent with the existing ABL Intercreditor Agreement with respect to the Prepetition ABL Facility and the Prepetition Term Loans, except that the ABL Exit Facility will be secured by a super-priority lien on “Term Priority Collateral” (as defined in such existing ABL Intercreditor Agreement) in an amount up to the first $20,000,000 of proceeds in connection with the sale (whether an equity or asset sale) of QualTek Recovery Logistics LLC and its related businesses.

The relative priorities of the security interests in common collateral securing the 1L Exit Facility, on the one hand, and the 2L Exit Facility and 3L Exit Facility, on the other hand, shall be subject to a junior lien intercreditor agreement providing for a “silent” junior lien subordinating the liens in respect of the 2L Exit Facility and the 3L Exit Facility to the liens in respect of the 1L Exit Facility.

For the avoidance of doubt, the aforementioned ABL intercreditor agreement and junior lien intercreditor agreement may be part of the same intercreditor agreement.

Voluntary Prepayments:	Substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto), other than the Call Protection Provision (as defined below); provided that no proceeds from the ABL Exit Facility shall be used to prepay the 1L Exit Facility.

Mandatory Prepayments:	Subject to the 1L Exit Facility Documentation Principles, the Intercreditor Agreements and the Call Protection Provision (as defined below), substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto and subject to adjustments, including with respect to reinvestment rights, satisfactory to the Required Consenting Term Lenders and the Borrower); provided that the ABL Exit Facility will be secured by a super-priority lien on “Term Priority Collateral” (as defined in such existing ABL Intercreditor Agreement) in an amount up to the first $20,000,000 of proceeds from the Term Priority Collateral in connection with the sale (whether an equity or asset sale) of QualTek Recovery Logistics LLC and its related businesses, and such amount up to the greater of $20,000,000 and the book value of the ABL Priority Collateral included in the sale of QualTek Recovery Logistics LLC and its related businesses shall be paid to the ABL Administrative Agent to be applied to pay down the ABL Exit Facility in the same amount; provided further that no proceeds from the ABL Exit Facility shall be used to prepay the 1L Exit Facility.

Call Protection	Any voluntary prepayments, mandatory prepayments or payments due upon acceleration of the loans under the 1L Exit Facility will be subject to call protection at: 102% for the first twelve (12) months following the Closing Date (the “Call Protection Provision”).

Representations and Warranties:	Subject to the 1L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower.

Conditions Precedent to Effectiveness on the Closing Date:

The closing of the 1L Exit Facility shall be subject to customary conditions precedent for transactions of this nature substantially identical with the conditions precedent to the initial closing of the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto), including, among others, the following:

(a)           The completion of the Restructuring Transactions contemplated by the Restructuring Support Agreement.

(b)           (i) the execution and delivery by the Borrower and the other Loan Parties of the 1L Exit Facility Documents to which they are a party consistent with this Term Sheet, (ii) the delivery of customary secretary’s certificates (with certification of authorizing resolutions and organizational documents) of the Loan Parties and customary good standing certificates of the Loan Parties, (iii) delivery of a customary legal opinion of Kirkland & Ellis LLP and (iv) delivery of a customary closing certificate of the Borrower certifying that no Default shall have occurred and be continuing as of the Closing Date.

Covenants:	Subject to the 1L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower, including, without limitation negative covenant indebtedness baskets permitting (i) first lien pari secured incremental and/or incremental equivalent debt in an aggregate principal amount not to exceed $30,000,000 so long as subject to the ABL Intercreditor Agreement and (ii) the ABL Exit Facility (including a “FILO” basket in an aggregate principal amount not to exceed $50,000,000 on terms and conditions satisfactory to the ABL Administrative Agent and the ABL Lenders in their sole discretion, including, without limitation, documentation (including an intercreditor and subordination agreement) in form and substance satisfactory to the ABL Administrative Agent and the ABL Lenders in their sole discretion).

Ratings Requirements:	Borrower shall use commercially reasonable efforts to have the 1L Exit Facility rated by both Moody’s and S&P within 45 days of the Closing Date or as soon as reasonably practicable thereafter.

Financial Covenants:	$2,500,000 minimum liquidity to be tested on the last day of each month, commencing with the first full month ending after the Closing Date until October 2023; thereafter, $5,000,000 minimum liquidity to be tested on the last day of each month; provided that the minimum liquidity shall be increased to a level to be agreed following the sale of additional businesses.

Events of Default:	Subject to the 1L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower; provided that “Change of Control” shall be defined as the acquisition by any person (other than Permitted Holders or groups of Permitted Holders), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Borrower and “Permitted Holders” shall be defined to include any person that holds, directly or indirectly, together with its affiliates, at least 10% of the equity interests of the Borrower on the Closing Date.

Voting:	Amendments shall require the consent of 1L Exit Facility Lenders holding greater than 50% of the outstanding commitments and/or outstanding loans under the 1L Exit Facility (the “Required 1L Exit Facility Lenders”), except for amendments customarily requiring approval by all affected 1L Exit Facility Lenders as consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower.

Assignments and Participations:	Substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower. For the avoidance of doubt, consent of the Borrower to assignments shall be required other than (i) for assignments to any Lender, any Affiliate of any Lender or any Related Fund or (ii) during the occurrence and continuance of a payment or bankruptcy Event of Default, and such consent shall be deemed to have been granted unless the Borrower shall have objected in writing within 10 Business Days.

Expenses and Indemnification:	Substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) and expanded to include the payment or reimbursement to the 1L Exit Facility Lenders for all reasonable and documented out-of-pocket costs and expenses incurred by the 1L Exit Facility Lenders if the Closing Date occurs in connection with (i) the preparation, negotiation and execution of the 1L Exit Facility Documents; (ii) the funding of the 1L Exit Facility; (iii) the creation, perfection or protection of the liens under the 1L Exit Facility Documents (including all search, filing and recording fees); and (iv) the on-going administration or enforcement of the 1L Exit Facility Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); provided that (a) with respect to clauses (i), (ii) and (iii), legal expenses shall be limited to the reasonable and documented attorneys’ fees, disbursements, and expenses of Faegre Drinker Biddle & Reath LL, counsel to the 1L Exit Facility Administrative Agent and Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Ad Hoc Group (as defined in the Restructuring Support Agreement) and, to the extent reasonably necessary, one firm to serve as local counsel for the applicable parties or groups in connection with the transactions) and (b) solely with respect to clause (iv), such out-of-pocket costs and expenses shall be limited to those of each 1L Exit Facility Lender or group of 1L Exit Facility Lenders holding at least 25% of the loans under the 1L Exit Facility.

Governing Law and Forum:	New York.

Exhibit E

2L Exit Facility Term Sheet

exhibit E

2L EXIT facility TERM SHEET

QualTek Services, Inc.
2L Exit Facility
Summary of Principal Terms and Conditions

This 2L Exit Facility Term Sheet (the “Term Sheet”) provides an outline of a proposed financing and does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Term Sheet is for discussion purposes only, is non-binding, and is neither an expressed nor implied offer with regard to any financing, to arrange, provide or purchase any loans in connection with the transactions contemplated hereby or to arrange, provide or assist in arranging or providing the potential financing described herein. Any agreement to provide the 2L Exit Facility (as defined below) or any other financing arrangement will be subject to the execution and delivery of definitive documentation satisfactory to the 2L Exit Facility Administrative Agent (as defined below) and the Required Consenting Term Lenders, each acting in its sole discretion. This Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients.

Capitalized terms used in this Term Sheet and not otherwise defined shall have the meaning given to such terms in either (i) that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among QualTek LLC, as borrower, the guarantors party thereto, UMB Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, as amended, modified, or supplemented from time to time (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”), or (ii) the Restructuring Support Agreement, dated as of May [__], 2023, among QualTek Services Inc. and the other parties thereto (as amended, modified or supplemented from time to time, the “Restructuring Support Agreement”).

Borrower:	QualTek Services, Inc., a Delaware corporation, QualTek LLC, a Delaware limited liability company, or such other Subsidiary as mutually agreed based on the post-emergence corporate structure (in such capacity, the “Borrower”).

Exit Term Loan Administrative Agent:	A financial institution reasonably acceptable to the Required Consenting Term Lenders and the Borrower (in its capacity as administrative agent under the 2L Exit Facility, the “2L Exit Facility Administrative Agent”).

Exit Term Lenders:	Each Amendment No. 3 Rollover Lender (as defined in the Prepetition Term Loan Credit Agreement) that holds and exercises a Conversion Right (as defined in the Restructuring Term Sheet) on the Plan Effective Date (collectively, the “2L Exit Facility Lenders”).

Exit Term Loan Facility:	The 2L Exit Facility Lenders will be deemed to provide loans (the “2L Exit Loans”) to the Borrower under a senior secured, second lien term loan credit facility (the “2L Exit Facility”) to the extent such 2L Exit Facility Lenders’ 3L Exit Term Loans (as defined in the Restructuring Term Sheet) are converted into 2L Exit Loans (on a dollar-for-dollar basis) on the Plan Effective Date pursuant to the 2L Exit Facility Lenders’ exercise of their Conversion Rights.

Closing Date:

The Plan Effective Date, upon which all conditions precedent in the Restructuring Support Agreement and the 2L Exit Facility Documents to the effectiveness of the 2L Exit Facility Documents for the 2L Exit Facility shall be satisfied or waived in accordance with the terms thereof.

“2L Exit Facility Documents” shall mean the definitive loan documents related to the 2L Exit Facility, including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, opinions of counsel, officer’s certificates, certificates of good standings, corporate organizational documents and other related definitive documents.

Maturity Date:	The 2L Exit Facility will mature on the date that is three years and six months after the Closing Date (the “Maturity Date”).

Amortization:	None.

Interest Rate:	The interest rate under the 2L Exit Facility will be, (a) Term SOFR (SOFR floor of 1.00%) plus 1.00% (with the portion of the interest under this clause (a) payable in cash) plus (b) 9.00% (with the portion of the interest under this clause (b) payable in kind).

Default Rate:	Any principal or interest payable under or in respect of the 2L Exit Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Documentation Principles:	The 2L Exit Facility is to be documented by a new second lien senior secured term loan credit agreement based on and substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) with modifications to reflect the terms and provisions set forth in this Term Sheet and applicable changes consistent with the 1L Exit Facility Documents (collectively, the “2L Exit Facility Documentation Principles”).

Guarantees/Obligors:	The guarantors under the 2L Exit Facility (the “Guarantors”) shall be the same as the guarantors under the 1L Exit Facility (the Guarantors together with the Borrower, the “Loan Parties” and, each individually, a “Loan Party”).

Security:	Subject to the Intercreditor Agreements, second priority liens in “Term Priority Collateral” and third priority liens in “ABL Priority Collateral” under arrangements that are substantially consistent with the “crossing-lien” intercreditor arrangements entered into in connection with the existing ABL Intercreditor Agreement. The collateral shall be subject to customary exclusions identical with the 1L Exit Facility.

Intercreditor Agreements

The relative priorities of the security interests in common collateral securing the 2L Exit Facility and the ABL Exit Facility, if any, shall be subject to a customary ABL intercreditor agreement substantially consistent with the existing ABL Intercreditor Agreement with respect to the Prepetition ABL Facility and the Prepetition Term Loans, except that the ABL Exit Facility will be secured by a super-priority lien on “Term Priority Collateral” (as defined in such existing ABL Intercreditor Agreement) in an amount up to the first $20,000,000 of proceeds in connection with the sale (whether an equity or asset sale) of QualTek Recovery Logistics LLC and its related businesses.

The relative priorities of the security interests in common collateral securing the 1L Exit Facility, on the one hand, and the 2L Exit Facility, on the other hand, shall be subject to a junior lien intercreditor agreement providing for a “silent” junior lien subordinating the liens in respect of the 2L Exit Facility to the liens in respect of the 1L Exit Facility.

The relative priorities of the security interests in common collateral securing the 2L Exit Facility, on the one hand, and the 3L Exit Facility, on the other hand, shall be subject to an additional junior lien intercreditor agreement providing for a “silent” junior lien subordinating the liens in respect of the 3L Exit Facility to the liens in respect of the 2L Exit Facility.

For the avoidance of doubt, the aforementioned intercreditor agreements may be part of the same intercreditor agreement.

Voluntary Prepayments:	Substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto), other than the Call Protection Provision (as defined below); provided that no proceeds from the ABL Exit Facility shall be used to prepay the 2L Exit Facility.

Mandatory Prepayments:	Subject to the 2L Exit Facility Documentation Principles, the Intercreditor Agreements and the Call Protection Provision (as defined below), substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments, including with respect to reinvestment rights, satisfactory to the Required Consenting Term Lenders and the Borrower; provided that the ABL Exit Facility will be secured by a super-priority lien on “Term Priority Collateral” (as defined in such existing ABL Intercreditor Agreement) in an amount up to the first $20,000,000 of proceeds from the Term Priority Collateral in connection with the sale (whether an equity or asset sale) of QualTek Recovery Logistics LLC and its related businesses, and such amount up to the greater of $20,000,000 and the book value of the ABL Priority Collateral included in the sale of QualTek Recovery Logistics LLC and its related businesses shall be paid to the ABL Administrative Agent to be applied to pay down the ABL Exit Facility in the same amount; provided further that no proceeds from the ABL Exit Facility shall be used to prepay the 2L Exit Facility. Notwithstanding the foregoing, no such mandatory prepayments (other than with respect to asset sales) shall be made until and unless the 1L Exit Facility has been paid in full in cash.

Call Protection	Any voluntary prepayments, mandatory prepayments or payments due upon acceleration of the loans under the 2L Exit Facility will be subject to call protection at (i) 110.0% from the Closing Date until the first anniversary of the Closing Date, (ii) 105.0% thereafter until the second anniversary of the Closing Date and (iii) par thereafter (the “Call Protection Provision”).

Representations and Warranties:	Subject to the 2L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower.

Conditions Precedent to Effectiveness on the Closing Date:

The closing of the 2L Exit Facility shall be subject to customary conditions precedent for transactions of this nature substantially identical with the conditions precedent to the closing of the 1L Exit Facility, including, among others, the following:

(a)           The completion of the Restructuring Transactions contemplated by the Restructuring Support Agreement.

(b)           (i) the execution and delivery by the Borrower and the other Loan Parties of the 2L Exit Facility Documents to which they are a party consistent with this Term Sheet, (ii) the delivery of customary secretary’s certificates (with certification of authorizing resolutions and organizational documents) of the Loan Parties and customary good standing certificates of the Loan Parties, (iii) delivery of a customary legal opinion of Kirkland & Ellis LLP and (iv) delivery of a customary closing certificate of the Borrower certifying that no Default shall have occurred and be continuing as of the Closing Date.

Covenants:	Subject to the 2L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower, including, without limitation negative covenant indebtedness baskets permitting (i) first lien pari secured incremental and/or incremental equivalent debt in an aggregate principal amount not to exceed $30,000,000 so long as subject the Intercreditor Agreements and (ii) the ABL Exit Facility (including a “FILO” basket in an aggregate principal amount not to exceed $50,000,000 on terms and conditions satisfactory to the ABL Administrative Agent and the ABL Lenders in their sole discretion, including, without limitation, documentation (including an intercreditor and subordination agreement) in form and substance satisfactory to the ABL Administrative Agent and the ABL Lenders in their sole discretion).

Ratings Requirements:	Borrower shall use commercially reasonable efforts to have the 2L Exit Facility rated by both Moody’s and S&P within 45 days of the Closing Date or as soon as reasonably practicable thereafter.

Financial Covenants:	$2,500,000 minimum liquidity to be tested on the last day of each month, commencing with the first full month ending after the Closing Date until October 2023; thereafter, $5,000,000 minimum liquidity to be tested on the last day of each month; provided that the minimum liquidity shall be increased to a level to be agreed following the sale of additional businesses.

Events of Default:	Subject to the 2L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) and subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower; provided that “Change of Control” shall be defined as the acquisition by any person (other than Permitted Holders or groups of Permitted Holders), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Borrower and “Permitted Holders” shall be defined to include any person that holds, directly or indirectly, together with its affiliates, at least 10% of the equity interests of the Borrower on the Closing Date.

Voting:	Amendments shall require the consent of 2L Exit Facility Lenders holding greater than 50% of the outstanding commitments and/or outstanding loans under the 2L Exit Facility (the “Required 2L Exit Facility Lenders”), except for amendments customarily requiring approval by all affected 2L Exit Facility Lenders as consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto), subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower.

Assignments and Participations:	Substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower. For the avoidance of doubt, consent of the Borrower to assignments shall be required other than (i) for assignments to any Lender, any Affiliate of any Lender or any Related Fund or (ii) during the occurrence and continuance of a payment or bankruptcy Event of Default, and such consent shall be deemed to have been granted unless the Borrower shall have objected in writing within 10 Business Days.

Expenses and Indemnification:	Substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) and expanded to include the payment or reimbursement to the 2L Exit Facility Lenders for all reasonable and documented out-of-pocket costs and expenses incurred by the 2L Exit Facility Lenders if the Closing Date occurs, in connection with (i) the preparation, negotiation and execution of the 2L Exit Facility Documents; (ii) the funding of the 2L Exit Facility; (iii) the creation, perfection or protection of the liens under the 2L Exit Facility Documents (including all search, filing and recording fees); and (iv) the on-going administration or enforcement of the 2L Exit Facility Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); provided that (a) with respect to clauses (i), (ii) and (iii), legal expenses shall be limited to the reasonable and documented attorneys’ fees, disbursements, and expenses of Faegre Drinker Biddle & Reath LL, counsel to the 1L Exit Facility Administrative Agent and Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Ad Hoc Group (as defined in the Restructuring Support Agreement) and, to the extent reasonably necessary, one firm to serve as local counsel for the applicable parties or groups in connection with the transactions) and (b) solely with respect to clause (iv), such out-of-pocket costs and expenses shall be limited to those of each 2L Exit Facility Lender or group of 2L Exit Facility Lenders holding at least 25% of the loans under the 2L Exit Facility.

Governing Law and Forum:	New York.

Exhibit F

3L Exit Facility Term Sheet

exhibit F

3L EXIT facility TERM SHEET

QualTek Services, Inc.
3L Exit Facility
Summary of Principal Terms and Conditions

This 3L Exit Facility Term Sheet (the “Term Sheet”) provides an outline of a proposed financing and does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Term Sheet is for discussion purposes only, is non-binding, and is neither an expressed nor implied offer with regard to any financing, to arrange, provide or purchase any loans in connection with the transactions contemplated hereby or to arrange, provide or assist in arranging or providing the potential financing described herein. Any agreement to provide the 3L Exit Facility (as defined below) or any other financing arrangement will be subject to the execution and delivery of definitive documentation satisfactory to the 3L Exit Facility Administrative Agent (as defined below) and the Required Consenting Term Lenders, each acting in its sole discretion. This Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients.

Capitalized terms used in this Term Sheet and not otherwise defined shall have the meaning given to such terms in either (i) that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among QualTek LLC, as borrower, the guarantors party thereto, UMB Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, as amended, modified, or supplemented from time to time (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”), or (ii) the Restructuring Support Agreement, dated as of May [__], 2023, among QualTek Services Inc. and the other parties thereto (as amended, modified or supplemented from time to time, the “Restructuring Support Agreement”).

Borrower:	QualTek Services, Inc., a Delaware corporation, QualTek LLC, a Delaware limited liability company, or such other Subsidiary as mutually agreed based on the post-emergence corporate structure (in such capacity, the “Borrower”).

Exit Term Loan Administrative Agent:	A financial institution reasonably acceptable to the Required Consenting Term Lenders and the Borrower (in its capacity as administrative agent under the 3L Exit Facility, the “3L Exit Facility Administrative Agent”).

Exit Term Lenders:	Each Amendment No. 3 Rollover Lender (as defined in the Prepetition Term Loan Credit Agreement) other than any Amendment No. 3 Rollover Lender whose 3L Exit Loans (as defined below) are to be fully converted into 2L Exit Term Loans (as defined in the Restructuring Term Sheet) on the Plan Effective Date pursuant to such Amendment No. 3 Rollover Lender’s exercise of Conversion Rights (as defined in the Restructuring Term Sheet) (collectively, the “3L Exit Facility Lenders”).

Exit Term Loan Facility:	The 3L Exit Facility Lenders will provide, or be deemed to provide, to the Borrower a senior secured, third lien term loan credit facility (the “3L Exit Facility”, and the loans thereunder, the “3L Exit Loans”), converted, on a dollar-for-dollar basis, from the aggregate amount of all outstanding principal amount of Amendment No. 3 Rollover Loans (as defined in the Prepetition Term Loan Credit Agreement) held by the 3L Exit Facility Lenders and all accrued and unpaid interest thereon (subject to the Conversion Rights).

Closing Date:

The Plan Effective Date, upon which all conditions precedent in the Restructuring Support Agreement and the 3L Exit Facility Documents to the effectiveness of the 3L Exit Facility Documents for the 3L Exit Facility are satisfied or waived in accordance with the terms thereof.

“3L Exit Facility Documents” shall mean the definitive loan documents related to the 3L Exit Facility, including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, opinions of counsel, officer’s certificates, certificates of good standings, corporate organizational documents and other related definitive documents.

Maturity Date:	The 3L Exit Facility will mature on the date that is seven years after the Closing Date (the “Maturity Date”).

Amortization:	None.

Interest Rate:	The interest rate under the 3L Exit Facility will be, Term SOFR (SOFR floor of 1.00%) plus 1.00%, all payable in kind.

Default Rate:	Any principal or interest payable under or in respect of the 3L Exit Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Documentation Principles:	The 3L Exit Facility is to be documented by a new third lien senior secured term loan credit agreement based on and substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) with modifications to reflect the terms and provisions set forth in this Term Sheet and applicable changes consistent with the 1L Exit Facility Documents (collectively, the “3L Exit Facility Documentation Principles”).

Guarantees/Obligors:	The guarantors under the 3L Exit Facility (the “Guarantors”) shall be the same as the guarantors under the 1L Exit Facility (the Guarantors together with the Borrower, the “Loan Parties” and, each individually, a “Loan Party”).

Security:	Subject to the Intercreditor Agreements, third priority liens in “Term Priority Collateral” and fourth priority liens in “ABL Priority Collateral” under arrangements that are substantially consistent with the “crossing-lien” intercreditor arrangements entered into in connection with the existing ABL Intercreditor Agreement. The collateral shall be subject to customary exclusions identical with the 1L Exit Facility.

Intercreditor Agreements

The relative priorities of the security interests in common collateral securing the 3L Exit Facility and the ABL Exit Facility, if any, shall be subject to a customary ABL intercreditor agreement substantially consistent with the existing ABL Intercreditor Agreement with respect to the Prepetition ABL Facility and the Prepetition Term Loans, except that the ABL Exit Facility will be secured by a super-priority lien on “Term Priority Collateral” (as defined in such existing ABL Intercreditor Agreement) in an amount up to the first $20,000,000 of proceeds in connection with the sale (whether an equity or asset sale) of QualTek Recovery Logistics LLC and its related businesses.

The relative priorities of the security interests in common collateral securing the 1L Exit Facility, on the one hand, and the 3L Exit Facility, on the other hand, shall be subject to a junior lien intercreditor agreement providing for a “silent” junior lien subordinating the liens in respect of the 3L Exit Facility to the liens in respect of the 1L Exit Facility.

The relative priorities of the security interests in common collateral securing the 2L Exit Facility, on the one hand, and the 3L Exit Facility, on the other hand, shall be subject to an additional junior lien intercreditor agreement providing for a “silent” junior lien subordinating the liens in respect of the 3L Exit Facility to the liens in respect of the 2L Exit Facility.

For the avoidance of doubt, the aforementioned intercreditor agreements may be part of the same intercreditor agreement.

Voluntary Prepayments:	Substantially consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto).

Representations and Warranties:	Subject to the 3L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower.

Conditions Precedent to Effectiveness on the Closing Date:

The closing of the 3L Exit Facility shall be subject to customary conditions precedent for transactions of this nature substantially identical with the conditions precedent to the closing of the 1L Exit Facility, including, among others, the following:

(a)           The completion of the Restructuring Transactions contemplated by the Restructuring Support Agreement.

(b)           (i) the execution and delivery by the Borrower and the other Loan Parties of the 3L Exit Facility Documents to which they are a party consistent with this Term Sheet, (ii) the delivery of customary secretary’s certificates (with certification of authorizing resolutions and organizational documents) of the Loan Parties and customary good standing certificates of the Loan Parties, (iii) delivery of a customary legal opinion of Kirkland & Ellis LLP and (iv) delivery of a customary closing certificate of the Borrower certifying that no Default shall have occurred and be continuing as of the Closing Date.

Covenants:	Subject to the 3L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower, including, without limitation negative covenant indebtedness baskets permitting (i) first lien pari secured incremental and/or incremental equivalent debt in an aggregate principal amount not to exceed $30,000,000 so long as subject the Intercreditor Agreements and (ii) the ABL Exit Facility (including a “FILO” basket in an aggregate principal amount not to exceed $50,000,000 on terms and conditions satisfactory to the ABL Administrative Agent and the ABL Lenders in their sole discretion, including, without limitation, documentation (including an intercreditor and subordination agreement) in form and substance satisfactory to the ABL Administrative Agent and the ABL Lenders in their sole discretion); provided that the baskets and thresholds in the 3L Exit Facility shall be equal to the corresponding baskets and thresholds in the 2L Exit Facility plus a cushion of 40%.

Financial Covenants:	None.

Events of Default:	Subject to the 3L Exit Facility Documentation Principles, substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower; provided that “Change of Control” shall be defined as the acquisition by any person (other than Permitted Holders or groups of Permitted Holders), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Borrower and “Permitted Holders” shall be defined to include any person that holds, directly or indirectly, together with its affiliates, at least 10% of the equity interests of the Borrower on the Closing Date.

Voting:	Amendments shall require the consent of 3L Exit Facility Lenders holding greater than 50% of the outstanding commitments and/or outstanding loans under the 3L Exit Facility (the “Required 3L Exit Facility Lenders”), except for amendments customarily requiring approval by all affected 3L Exit Facility Lenders as consistent with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto), subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower.

Assignments and Participations:	Substantially identical with the Prepetition Term Loan Credit Agreement (without giving regard to Amendment No. 3 thereto) subject to adjustments satisfactory to the Required Consenting Term Lenders and the Borrower. For the avoidance of doubt, consent of the Borrower to assignments shall be required other than (i) for assignments to any Lender, any Affiliate of any Lender or any Related Fund or (ii) during the occurrence and continuance of a payment or bankruptcy Event of Default, and such consent shall be deemed to have been granted unless the Borrower shall have objected in writing within 10 Business Days.

Expenses and Indemnification:	Substantially consistent with the Prepetition Term Loan Credit Agreement.

Governing Law and Forum:	New York.

Exhibit G

ABL DIP Credit Agreement

SUPER-PRIORITY SENIOR SECURED

DEBTOR-IN-POSSESSION ABL CREDIT AND GUARANTY AGREEMENT

dated as of May [  ], 2023,

among

QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC),
a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Holdings and as a Guarantor,

QUALTEK LLC (f/k/a QUALTEK USA, LLC),
a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Borrower,

CERTAIN SUBSIDIARIES OF QUALTEK, LLC,
as Guarantors,

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

$101,200,000 Debtor-In-Possession ABL Credit Facility

3.2.	Each Credit Extension After the Closing Date	116

i

SECTION 4. REPRESENTATIONS AND WARRANTIES		117
4.1.	Organization; Requisite Power and Authority; Qualification	117
4.2.	Equity Interests and Ownership	118
4.3.	Due Authorization	118
4.4.	No Conflict	118
4.5.	Governmental Approvals	118
4.6.	Binding Obligation	119
4.7.	Budget	119
4.8.	No Material Adverse Change	119
4.9.	Adverse Proceedings	119
4.10.	Payment of Taxes	119
4.11.	Properties	119
4.12.	Environmental Matters	120
4.13.	Borrowing Base Certificate	120
4.14.	Governmental Regulation	121
4.15.	Federal Reserve Regulations	121
4.16.	Employee Matters	121
4.17.	Employee Benefit Plans	121
4.18.	[Reserved]	122
4.19.	Compliance with Laws	122
4.20.	Disclosure	123
4.21.	Collateral Matters	123
4.22.	Insurance	124
4.23.	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	124

SECTION 5. AFFIRMATIVE COVENANTS		125
5.1.	Financial Statements and Other Reports	125
5.2.	Existence	129
5.3.	Payment of Taxes and Claims	130
5.4.	Maintenance of Properties	130
5.5.	Insurance	130
5.6.	Books and Records; Inspections	131
5.7.	Use of Proceeds	132
5.8.	Compliance with Laws	132
5.9.	Environmental Matters	132
5.10.	Subsidiaries	133
5.11.	Additional Collateral	133
5.12.	Further Assurances	134
5.13.	Field Examinations and Inventory Appraisals	134
5.14.	Senior Indebtedness	135
5.15.	Post-Closing Matters	135
5.16.	Representation and Warranty Insurance Proceeds	135
5.17.	Bankruptcy Schedules and Covenants	135

ii

5.18.	Budget and Variance Reporting	136
5.19.	Cash Management Systems	136
5.20.	Status Updates	138
5.21.	[Reserved]	138
5.22.	Milestones	138
5.23.	Bankruptcy Notices; Matters	139
5.24.	Advisors	140
5.25.	Reorganization Efforts	140

SECTION 6. NEGATIVE COVENANTS		140
6.1.	Indebtedness	140
6.2.	Liens	143
6.3.	No Further Negative Pledges	145
6.4.	Restricted Junior Payments	145
6.5.	Restrictions on Subsidiary Distributions	146
6.6.	Investments	146
6.7.	[Reserved]	148
6.8.	Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries	149
6.9.	[Reserved]	151
6.10.	Transactions with Affiliates	151
6.11.	Conduct of Business	152
6.12.	Hedge Agreements	152
6.13.	Amendments or Waivers of Organizational Documents and Certain Agreements	153
6.14.	Fiscal Year	153
6.15.	Holding Company	153
6.16.	Sanctions and other Anti-Terrorism Laws	154
6.17.	[Reserved]	154
6.18.	[Reserved]	154
6.19.	Payments to Non-Credit Party Subsidiaries	154
6.20.	Bankruptcy Matters	155
6.21.	Prepayment of Indebtedness. Make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal, interest, fees or other amounts due on any Indebtedness (other than the Obligations and the Term Loan DIP Obligations), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (other than the Obligations), except as set forth in the Approved Budget.	156
6.22.	Budget Variance Covenant	156

iii

SECTION 7. GUARANTEE		156
7.1.	Guarantee of the Obligations	156

7.2.	Indemnity by Holdings and the Borrower; Contribution by the Guarantors	157
7.3.	Liability of Guarantors Absolute	158
7.4.	Waivers by the Guarantors	160
7.5.	Guarantors’ Rights of Subrogation, Contribution, Etc.	161
7.6.	Continuing Guarantee	161
7.7.	Authority of the Guarantors or the Borrower	161
7.8.	Financial Condition of the Credit Parties	161
7.9.	Bankruptcy, Etc.	162
7.10.	Keepwell	162

SECTION 8. EVENTS OF DEFAULT		163
8.1.	Events of Default	163
8.2.	Remedies Upon Event of Default	169
8.3.	Application of Funds	171

SECTION 9. AGENTS		174
9.1.	Appointment of Agents	174
9.2.	Powers and Duties	175
9.3.	General Immunity	175
9.4.	Agents Entitled to Act in Individual Capacity	178
9.5.	Lenders’ and Issuing Banks’ Representations, Warranties and Acknowledgments	178
9.6.	Right to Indemnity	179
9.7.	Successor Administrative Agent and Collateral Agent	180
9.8.	Collateral Documents and Obligations Guarantee	181
9.9.	Withholding Taxes	184
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	184
9.11.	ERISA Representation	185
9.12.	Erroneous Payments	187

SECTION 10. MISCELLANEOUS		190
10.1.	Notices	190
10.2.	Expenses	192
10.3.	Indemnity	194
10.4.	Set-Off	195
10.5.	Amendments and Waivers	195
10.6.	Successors and Assigns; Participations	200
10.7.	Independence of Covenants	205
10.8.	Survival of Representations, Warranties and Agreements	205
10.9.	No Waiver; Remedies Cumulative	206
10.10.	Marshalling; Payments Set Aside	206
10.11.	Severability	206
10.12.	Independent Nature of Lenders’ Rights	206
10.13.	Headings	206

iv

10.14.	APPLICABLE LAW	206
10.15.	CONSENT TO JURISDICTION	207
10.16.	WAIVER OF JURY TRIAL	207
10.17.	Confidentiality	208
10.18.	Usury Savings Clause	209
10.19.	Counterparts	209
10.20.	Effectiveness; Entire Agreement	209
10.21.	PATRIOT Act	209
10.22.	Electronic Execution of Assignments and Certain Other Documents	210
10.23.	No Fiduciary Duty	210
10.24.	Permitted Intercreditor Agreements	210
10.25.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	212
10.26.	Acknowledgement Regarding Any Supported QFCs	212
10.27.	Termination	213
10.28.	Orders Control	214

SCHEDULES:	1.1	Closing Date Material Real Estate Assets
	1.1(b)	Existing Letters of Credit
	2.1	Commitments
	4.2	Equity Interests and Ownership
	4.11	Real Estate
	4.22	Insurance
	5.15	Post-Closing Matters
	6.1	Indebtedness
	6.2	Liens
	6.3	Negative Pledges
	6.5	Restrictions on Subsidiary Distributions
	6.6	Investments
	6.10	Affiliate Transactions
	10.1	Notices

EXHIBITS:	I	Interim Order
	II	Lien Priority Chart
	III	Initial Budget
	A	DIP ABL Intercreditor Agreement
	B	Assignment Agreement
	C	Closing Date Certificate
	D	[Reserved]
	E	Conversion/Continuation Notice
	F	Counterpart Agreement
	G	Funding Notice
	H	[Reserved]
	I	Pledge and Security Agreement

J	[Reserved]
K-1	[Reserved]
K-2	[Reserved]
L-1	Form of US Tax Certificate for Non-US Lenders that are not Partnerships for US Federal Income Tax Purposes
L-2	Form of US Tax Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
L-3	Form of US Tax Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
L-4	Form of US Tax Certificate for Non-US Lenders that are Partnerships for US Federal Income Tax Purposes
M-1	Revolving Promissory Note
M-2	Swing Line Promissory Note
N	Borrowing Base Certificate

v

SUPER-PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION ABL CREDIT AND GUARANTY AGREEMENT, dated as of May [__], 2023, among QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC), a Delaware limited liability company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), QUALTEK LLC (f/k/a QUALTEK USA, LLC), a Delaware limited liability company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, as Guarantors, the LENDERS party hereto and PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as Administrative Agent and Collateral Agent.

RECITALS

A.          On May [ ], 2023 (the “Petition Date”), (i) the Borrower, (ii) Holdings and (iii) certain of the Borrower’s subsidiaries and affiliates (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (together any other court having jurisdiction over the Cases (as defined below), the “Bankruptcy Court”) under Chapter 11 of the Bankruptcy Code, (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”). The Cases are identified as [Bankruptcy Case No. __-_____ (___).] Each Debtor remains in possession of its assets and is operating its business as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

B.           Pursuant to that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, as amended by the First Amendment to ABL Credit and Guaranty Agreement dated as of October 12, 2018, as amended by the Second Amendment to ABL Credit and Guaranty Agreement, dated as of October 4, 2019, as amended by the Third Amendment to ABL Credit and Guaranty Agreement, dated as of September 8, 2020, as amended by the Fourth Amendment to ABL Credit and Guaranty Agreement, dated as of October 27, 2021, as amended by the Fifth Amendment to ABL Credit and Guaranty Agreement, dated as of January 28, 2022 and as amended by the Sixth Amendment to ABL Credit and Guaranty Agreement, dated as of February 14, 2022, as amended by the Seventh Amendment to ABL Credit and Guaranty Agreement, dated as of May 13, 2022, as amended by the Eighth Amendment to ABL Credit and Guaranty Agreement, dated as of September 19, 2022, as amended by the Ninth Amendment and Waiver to ABL Credit and Guaranty Agreement, dated as of November 11, 2022, as amended by the Tenth Amendment and Waiver to ABL Credit and Guaranty Agreement, dated as of December 23, 2022, as amended by the Eleventh Amendment to ABL Credit and Guaranty Agreement, dated as of March [16], 2023, as amended by that Forbearance and Twelfth Amendment to ABL Credit and Guaranty Agreement, dated as of April 24, 2023 (as the same may have been further amended, supplemented and modified through the date hereof, the “Prepetition ABL Credit Agreement”), by and among the Borrower, Holdings, certain Subsidiaries of the Borrower, the financial institutions party thereto as lenders as of the Petition Date (collectively, in such capacity, the “Prepetition Lenders”) and PNC Bank, as administrative agent and collateral agent for Prepetition Lenders (in such capacity, “Prepetition Agent”), Prepetition Agent and Prepetition Lenders made certain credit facilities and advances of credit available to Borrower prior to the Petition Date on the terms and conditions set forth therein, which credit facilities and advances of credit and all other Prepetition Obligations (as defined below) thereunder are unconditionally guaranteed and secured by Liens on substantially all the assets of the Borrower and the Guarantors.

C.           The Borrower has requested that during the Cases, Administrative Agent and the Lenders make advances and other financial accommodations available to the Borrower up to the Maximum Credit specified herein on a, with respect to the Borrower, senior secured, superpriority basis, pursuant to, inter alia, Sections 364(c) and (d) of the Bankruptcy Code, as more fully set forth herein (the “DIP Facility”).

D.           Administrative Agent and the Lenders are willing to provide Credit Extensions and other financial accommodations to the Debtors on a senior secured, superpriority basis on the terms and subject to the conditions of this Agreement, so long as, among other things, such post-petition credit obligations are, subject to the Interim Order and, upon entry of the Final Order, the Final Order and the DIP ABL Intercreditor Agreement, (i) secured by Liens on all of the assets, property and interests, real and personal, tangible and intangible, of the Debtors, whether now owned or hereafter acquired, which Liens are superior to all other Liens pursuant to Sections 364(c) and (d) of the Bankruptcy Code (except as set forth herein and in the Interim Order and Final Order); (ii) given priority over any administrative expenses of the kind specified in the Bankruptcy Code, including without limitation, under Sections 105, 326, 328, 330, 331, 364(c)(1), 365, 503, 506(c) (upon entry of the Final Order), 507, 546(c), 726, 1113 or 1114 of the Bankruptcy Code, as provided in, and subject to, the Interim Order and the Final Order; (iii) secured by Liens on all of the assets, property and interests, real and personal, tangible and intangible, of the Debtors, whether now owned or hereafter acquired, which Liens are superior to all other Liens (except as set forth herein and in the Interim Order and Final Order); and (iv) guaranteed by the Guarantors pursuant to the terms hereof.

E.           On the Closing Date, the Borrower will also obtain loans and commitments under the Term Loan DIP Credit Agreement.

F.           The Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the extensions of credit to the Borrower under this Agreement

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1.         Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“ABL Priority Collateral” as defined in the DIP ABL Intercreditor Agreement.

“Account” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Account Debtor” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Administrative Agent” means PNC Bank, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Administrative Agent Account” means any deposit account designated by the Administrative Agent as the “Administrative Agent Account” by written notice to the Borrower.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against or affecting Holdings, the Borrower or any Subsidiary or any property of Holdings, the Borrower or any Subsidiary.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2(b).

“Agreement” means this Superpriority Senior Secured Debtor-In-Possession ABL Credit and Guaranty Agreement dated as of May [ ], 2023, as amended, supplemented, waived or otherwise modified from time to time.

“Allowed Professional Fees” shall have the meaning given to the term “Allowed Professional Fees” in the Final Order, or, prior to the entry of the Final Order, the Interim Order.

“Anti-Corruption Laws” as defined in Section 4.23.

“Anti-Money Laundering Laws” means all Laws applicable to a Credit Party or its Subsidiaries related to terrorism financing or money laundering, including Executive Order No. 13224, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act and the Money Laundering Control Act of 1986.

“Anti-Terrorism Law” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b.

“Applicable Commitment Fee Rate” means, on any day, with respect to the commitment fees payable hereunder at any time, 0.375%.

“Applicable Margin” means, on any day, with respect to any Base Rate Loan or BSBY Rate Loan, 4.00% with respect to any Base Rate Loan and 5.00% with respect to any BSBY Rate Loan.

“Approved 363 Sale” shall mean any sale of the Debtors’ assets or business pursuant to Section 363 of the Bankruptcy Code approved by the Administrative Agent pursuant to appropriate orders of the Bankruptcy Court that are approved by and acceptable to Administrative Agent.

“Approved Bankruptcy Court Order” means (a) each of the DIP Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Credit Documents (including the Credit Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any superpriority claims (including, without limitation, any sale or other disposition of Collateral outside of the ordinary course of business or, subject to the Carve Out, the priority of any such Liens or superpriority claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in the case of each of the foregoing clauses (i) through (vii), that (x) is in form and substance reasonably satisfactory to the Administrative Agent (with respect to its own treatment) and the Requisite Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Administrative Agent or the Lenders except as agreed in writing by the Administrative Agent (solely with respect to its own treatment) and the Requisite Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance satisfactory to the Administrative Agent and the Requisite Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

“Approved Budget” means (i) the Initial Budget or (ii) the then most current Cash Flow Forecast prepared by the Borrower, as approved by the Administrative Agent in its sole discretion.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Administrative Agent, whether owned, operated or hosted by Administrative Agent, any Lender, the Issuing Bank, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent pursuant to this Agreement or any Credit Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent specifically instructs a Person to deliver in physical form.

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Assignment Effective Date” as defined in Section 10.6(b).

“AT&T” means AT&T Mobility, LLC, AT&T Services, Inc., New Cingular Wireless PCS, LLC, and DIRECTV, LLC, or any of their respective affiliates, or any affiliate of AT&T, Inc.

“Authorized Officer” means, with respect to any Person, any Financial Officer of such Person or any individual holding the position of chief executive officer, president, chief administrative officer, vice president (or the equivalent thereof) or secretary of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Availability” means, at any time, an amount equal to the lesser of (a) the sum of (i) the Maximum Credit minus (ii) the aggregate Maximum Undrawn Amount of all Letters of Credit, and (b) the Borrowing Base then in effect.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Avoidance Actions” means all claims and causes of action of each Debtor or its estate under Chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code, and all proceeds thereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” as defined in the recitals hereto.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily BSBY Floating Rate in effect on such day plus one percent (1.0%), so long as a Daily BSBY Floating Rate is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than one percent, then such rate shall be deemed to be one percent. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers delivered by PNC to the Credit Parties on or prior to the Closing Date.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benchmark” shall mean, initially, the BSBY Screen Rate; provided that, if a replacement of the Benchmark has occurred pursuant to Section 2.18(f), then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall also include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)           The sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)           The sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)           The sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Available Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition; provided further, that if the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)           For purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Month	0.11448% (11.448 basis points)
Six-Months	0.42826% (42.826 basis points)
Three-Months	0.26161% (26.161 basis points)
* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

(2)           For purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable corresponding tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)           in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)           in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein; or

(3)           in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to Section 2.18(f) hereof, which date shall be at least 30 days from the date of the Term SOFR Notice.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, accounting or stating that (1), such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, or (2) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored or (3) with respect to the BSBY Screen Rate, either all Available Tenors of such BSBY Screen Rate or the BSBY Screen Rate itself have failed to comply with International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Bloomberg” shall mean Bloomberg Index Services Limited (or a successor administrator.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as set forth in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of BSBY Rate Loans, as to which a single Interest Period is in effect, (b) a Swing Line Loan or (c) a Protective Advance.

“Borrowing Base” means, at any time, an amount equal to:

(a)           the product of (i) 85% multiplied by (ii) Eligible Receivables of the Credit Parties at such time; plus

(b)           the product of (i) 85% multiplied by (ii) Eligible Unbilled Receivables of the Credit Parties at such time; provided that the amount included in the Borrowing Base at any time under this clause (b) shall not exceed, in the aggregate, 75% of the aggregate Borrowing Base (excluding in each case, for purposes of such calculation, clause (d) below); plus

(c)           the product of (i) 50% multiplied by (ii) the Inventory Value of the Eligible Inventory of the Credit Parties at such time; provided that the amount included in the Borrowing Base at any time under this clause (c) shall not exceed the greater of (A) $7,500,000 and (B) an amount equal to 10% of the aggregate Revolving Commitment of all Lenders at such time; minus

(d)           the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit; minus

(e)           Reserves (including Reserves in connection with any Designated Cash Management Services Obligation and any amounts owing with respect to the Carve Out as indicated in the Approved Budget to the extent the amount in the Funded Reserve Account is insufficient to fund such amounts); minus

(f)            Priority Payables; minus

(g)           the amount of all Prepetition Obligations.

The Administrative Agent will have the right to modify eligibility criteria (if the effect thereof is to reduce the Borrowing Base then in effect) and establish and modify Reserves, in each case in its Permitted Discretion, and any modified eligibility criteria or newly-established or modified Reserves shall become effective on the third Business Day after the Administrative Agent provides written notice thereof to the Borrower (which notice shall include a description in reasonable detail of the basis for such determination); provided that (a) the Administrative Agent shall be available during such period to discuss any such proposed modification or Reserve with the Borrower and, without limiting the right of the Administrative Agent to modify eligibility criteria or to establish or modify Reserves in its Permitted Discretion, the Borrower may take such action as may be required so that the circumstances, conditions, events or contingencies that are the basis for such modification or such Reserve no longer exist, in a manner and to the extent satisfactory to the Administrative Agent in its Permitted Discretion, (b) the Administrative Agent shall not establish a general “availability block” (it being understood and agreed that satisfaction of the conditions to Credit Extensions set forth in Section 3.2 shall not be considered a general “availability block” for purposes of this clause (b)), and (c) any standard of eligibility or Reserve established or modified by the Administrative Agent shall bear a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such standards of eligibility or Reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith.

“Borrowing Base Certificate” means a Borrowing Base Certificate, substantially in the form of Exhibit N (with such changes thereto as may be reasonably required by the Administrative Agent from time to time to reflect the components of, or Reserves against, the Borrowing Base as provided for hereunder), together will all attachments and supporting documentation contemplated thereby, signed and certified as accurate and complete by a Financial Officer of the Borrower.

“Borrowing Base Reporting Date” means (a) the last day of each calendar month and (b) the last day of each week.

“BSBY Floor” shall mean zero.

“BSBY Rate” shall mean, for any BSBY Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate two (2) Business Days prior to the first day of such Interest Period and having a term comparable to such Interest Period; provided that if the rate is not published on such determination date, then the rate per annum for purposes of this clause (a) shall be the BSBY Screen Rate on the first Business Day immediately prior thereto, by (ii) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, further, that if the BSBY Rate, determined as provided above, would be less than the BSBY Floor, then the BSBY Rate shall be deemed to be the BSBY Floor.

The BSBY Rate shall be adjusted with respect to any BSBY Rate Loan that is outstanding on the effective date of any change in the BSBY Reserve Percentage as of such effective date and the Administrative Agent shall give prompt notice to the Borrower of the BSBY Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“BSBY Rate Borrowing” means a Borrowing comprised of BSBY Rate Loans.

“BSBY Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the BSBY Rate.

“BSBY Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to BSBY Screen Rate funding.

“BSBY Screen Rate” shall mean the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to closed for business in the State of New York; provided that, for purposes of any direct or indirect calculation or determination of the BSBY Screen Rate, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Canadian Benefit Plan” means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of the Borrower or any Subsidiary, or any dependent of any of them, except a Canadian Pension Plan or a Statutory Plan.

“Canadian Pension Plan” means a “pension plan” or “plan” within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada, that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of the Borrower or any Subsidiary.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP. The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Carve Out” shall have the meaning set forth in the Interim Order and, upon entry of the Final Order, the Final Order.

“Carve Out Reserve” shall mean an amount equal to the Carve Out, which amount shall be reduced, on a dollar for dollar basis, on a weekly basis by the amounts actually funded into the Carve Out Reserve Account.

“Cases” as set forth in the recitals hereto.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, (a) for the benefit of the Administrative Agent, as collateral for Protective Advances or Swing Line Loans that have not been refunded by the Lenders, cash or deposit account balances or, if the Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent or (b) for the benefit of the Secured Parties during the continuance of an Event of Default or in connection with the Payment in Full, as collateral for any Obligations that are due or may become due, cash or deposit account balances or, if the Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America, in each case maturing within two years after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and (h) marketable corporate bonds for which an active trading market exists and price quotations are available, in each case maturing within two years after such date and issued by Persons that are not Affiliates of the Borrower and where such Persons (i) in the case of any such bonds maturing more than 12 months from the date of the acquisition thereof, have a long-term credit rating of at least AA- from S&P or Aa3 from Moody’s or (ii) in the case of any such bonds maturing less than or equal to 12 months from the date of the acquisition thereof, have a long-term credit rating of at least A+ from S&P or A1 from Moody’s, provided that the portfolio of any such bonds included as Cash Equivalents at any time shall have a weighted average maturity of not more than 360 days.

“Cash Flow Forecast” means a 13-week cash flow forecast for the then applicable period, as approved by the Administrative Agent in its sole discretion, which shall include, among other things, anticipated cash collections and receipts and anticipated disbursements for each calendar week covered thereby.

“Cash Management Orders” shall mean, collectively, the order approving that certain Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) continue to Operate Their Cash Management System (B) Maintain Existing Bank Accounts, Business Forms, and Books and Records, (II) Authorizing Continued Intercompany Transactions, (III) Granting Administrative Expense Status to Postpetition Intercompany Transactions, and (IV) Granting Related Relief filed on or before the date hereof and entered in the Cases (in each case, together with all extensions, modifications and amendments thereto, and in each case, in form and substance acceptable to the Administrative Agent and the Requisite Lenders), which among other matters authorizes the Debtors to maintain their existing cash management system and bank accounts and to continue to engage in intercompany transactions, which is in form and substance acceptable to the Administrative Agent and the Requisite Lenders.

“Cash Management Services” means cash management and related services provided to the Borrower or any Subsidiary, including treasury, depository, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, debit cards, stored value cards and commercial cards (including so-called “‘purchase cards”, “procurement cards” or “p-cards”) arrangements.

“Cash Management Services Provider” means any Person that (a) is, or was on the Closing Date, an Agent or any Affiliate of any of the foregoing, whether or not such Person shall have been an Agent or any Affiliate of any of the foregoing at the time the applicable agreement in respect of Cash Management Services was entered into, (b) is a counterparty to an agreement in respect of Cash Management Services in effect on the Closing Date and is a Lender or an Affiliate of a Lender as of the Closing Date or (c) becomes a counterparty after the Closing Date to an agreement in respect of Cash Management Services at a time when such Person is a Lender or an Affiliate of a Lender.

“CCAA” means Companies' Creditors Arrangement Act (Canada).

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Internal Revenue Code and (b) each Subsidiary of any such controlled foreign person; provided that NX Utilities ULC, a British Columbia unlimited liability company shall be deemed not to be a CFC.

“CFC Holding Company” means each Domestic Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs.

“Challenge Period” has the meaning set forth in the Interim Order, or, after the entry of the Final Order, in the Final Order.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), directly or indirectly, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of Pubco; (b) Pubco shall fail to beneficially directly own 100% of the issued and outstanding Equity Interests of Holdings; (c) Holdings shall fail to beneficially directly or indirectly own 100% of the issued and outstanding Equity Interests of the Borrower or (d) a “Change of Control” (or equivalent term) as defined in the Term Loan DIP Credit Agreement shall occur.

“Chapter 11 Plan” means the “Plan” as such term is defined in the Restructuring Support Agreement.

“Chattel Paper” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Claiming Guarantor” has the meaning assigned to such term in Section 7.2(b).

“Claims” has the meaning assigned to such term in section 101 of the Bankruptcy Code.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans or Protective Advances.

“Closing Date” means the date on which the conditions set forth in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.

“Collateral” means all Property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any DIP Order or Collateral Document, including DIP Collateral (as defined in the DIP Orders).

“Collateral Access Agreement” means an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral until the Obligations have been paid in full and this Agreement shall have been terminated and shall authorize the Collateral Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Collateral Agent” means PNC Bank, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b)           the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c)           in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents, opinions and certificates with respect to such Designated Subsidiary of the type referred to in paragraphs (b), (i), (m) and (r) of Section 3.1;

(d)           all Equity Interests in the Borrower and all Equity Interests held directly by the Borrower or any other Guarantor Subsidiary shall have been pledged pursuant to the Pledge and Security Agreement (provided that the Credit Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holding Company) and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e)           (i) all Indebtedness owed by any Credit Party to any Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to the Intercompany Indebtedness Subordination Agreement, (ii) all Indebtedness of any Person (other than Holdings, the Borrower or a Subsidiary) in a principal amount of $2,000,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and (iii) all the promissory notes referred to in clause (ii) above, and all promissory notes evidencing any Indebtedness of the Borrower or any Subsidiary that is owing to any Credit Party, shall, in each case, have been pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f)            all instruments and documents, including UCC financing statements (and, in the case of Liens granted by NX Utilities ULC, a British Columbia unlimited liability company, financing statements or other filings required by local law), required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(g)           [Reserved]; and

(h)           [Reserved]; and

(i)            if any Discretionary Guarantor is or becomes domiciled (for purposes of the Civil Code of Quebec) in the Province of Quebec or, at any time, has tangible assets located in the Province of Quebec that have a fair market value of in excess of $2,000,000, such Discretionary Guarantor shall deliver to the Collateral Agent, for the benefit of the Secured Parties, a Quebec deed of hypothec and related ancillary documents and opinions that are required by the Collateral Agent, acting reasonably, and all filings, registrations and recordations shall be made to perfect (or cause to be opposable) the Liens created thereby to the extent required by, and with the priority required by, the Collateral Documents.

Notwithstanding anything herein to the contrary, the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, any particular assets of the Credit Parties, or the provision of any Obligations Guarantee by any Subsidiary, if and for so long as the Collateral Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such deliverables (including the cost of obtaining flood insurance, if required), or providing such Obligations Guarantee (taking into account any adverse tax consequences to Holdings and the Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, surveys or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Subsidiary (including extensions in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary:

(a)           Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower;

(b)           the Collateral and Guarantee Requirement shall not apply to any of the following assets (collectively, the “Excluded Property”; each capitalized term used in this clause (b) but not defined in this Agreement having the meaning given to it in the Pledge and Security Agreement): (i) [reserved], (ii) [reserved], (iii) [reserved], (iv) any Deposit Account (including any Cash or Cash Equivalents maintained or credited therein) (A) that is a disbursement account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses and (B) the funds in which consist solely of funds held by any Credit Party in trust for any director, officer or employee of the Borrower or any of the Subsidiaries or any employee benefit plan maintained by the Borrower or any of the Subsidiaries, (v) (A) any assets (including any governmental licenses, state or local franchises, charters or authorizations) if, for so long and to the extent a security interest may not be granted in such assets as a matter of applicable law and (B) any lease, license, contract or other agreement or any rights or interests thereunder if, for so long and to the extent the grant of a security interest therein would (x) constitute or result in (1) the unenforceability of any material right, title or interest of the applicable Credit Party in or (2) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or other agreement or (y) require a consent, approval, license or authorization not obtained from a Governmental Authority or third party, except, in each case under this clause (v), to the extent that such law or the terms in such lease, license, contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the UCC or other applicable law, provided that this clause (v) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is expressly deemed effective under the UCC or other applicable law, (vi)  any licenses or state or local franchises, charters and authorizations of a Governmental Authority if, for so long and to the extent the grant of a security interest therein is prohibited or restricted by applicable law, except, in each case under this clause (vi), [reserved], (vii) [reserved], (viii) [reserved], (ix) [reserved]and (x) any asset with respect to which the Administrative Agent, acting at the direction of the Requisite Lenders, and the Borrower have reasonably determined that the cost (including adverse tax consequences), burden, difficulty or consequence (including any effect on the ability of the relevant Credit Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing, in each case of this clause (b) other than any Proceeds, substitutions or replacements of the foregoing (unless such Proceeds, substitutions or replacements themselves would constitute assets described in clauses (i) through (x) above); provided, in each case, that such assets shall constitute Excluded Property only if they are not subject to any Lien securing the Term Loan DIP Credit Agreement;

(c)           except with respect to Equity Interests or Indebtedness represented or evidenced by certificates or instruments to the extent required by clauses (d) and (e) of the first paragraph of this definition, no control arrangements or perfection by “control” shall be required with respect to any Letter of Credit Rights, Chattel Paper and intercompany Indebtedness;

(d)           no Credit Party shall be required to obtain any landlord waivers, estoppels, Collateral Access Agreements or similar third party agreements (it being understood and agreed that this clause (d) shall not impair the ability of the Administrative Agent to impose a Rent Reserve on the Borrowing Base);

(e)           no actions in any jurisdiction outside of the United States or that are necessary to comply with the laws of any jurisdiction outside of the United States shall be required (it being understood that there shall be no security agreements, pledge agreements or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States); provided that this clause (e) shall not apply with respect to Liens granted upon the assets of, or Equity Interests in, any Discretionary Guarantor;

(f)            no Credit Party shall be required to deliver to the Collateral Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any partnership, joint venture or Subsidiary that is not a Material Subsidiary or a wholly-owned Subsidiary; and

(g)           the Interim Order and the Final Order shall provide that perfection on all Collateral shall occur automatically upon the entry of such Interim Order and such Final Order, respectively, and additional filings, recordings, approvals, and consents shall not be required, although the Collateral Agent and the Credit Parties are hereby authorized to make any and all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect any Liens and security interests under the provisions of state, federal, or other law that would be applicable and the Credit Parties shall cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

“Collateral Documents” means the DIP Pledge and Security Agreement and all other instruments, documents, agreements and deeds of hypothec delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateralized Letter of Credit” has the meaning assigned to such term in Section 2.4(a).

“Collection Deposit Account” has the meaning assigned to such term in Section 5.19(a).

“Collection Lockbox” has the meaning assigned to such term in Section 5.19(a).

“Commitment” means a Revolving Commitment.

“Committee” means the “Creditors’ Committee” as set forth in the Interim Order, or, after the entry of the Final Order, in the Final Order.

“Commodity Exchange Act” means the Commodity Exchange Act (7 USC. § 1 et seq.), as amended from time to time, and any successor statute.

“Concentration Deposit Account” means an account (which shall not be a disbursement account) of the Borrower designated by written notice to the Administrative Agent as the “Concentration Deposit Account” on the Closing Date (or such later date as the Administrative Agent shall agree).

“Confirmation Order” has the meaning specified in the Restructuring Support Agreement.

“Conforming Changes” shall mean, with respect to the BSBY Screen Rate or any Benchmark Replacement, any technical, administrative or operation changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the BSBY Screen Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the BSBY Screen Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the Credit Documents.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consigned Inventory” means Inventory of any Credit Party that is in the possession of another Person or Inventory of a supplier that is in the possession of a Credit Party on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Total Assets” means, as of any date, the consolidated total assets of the Borrower and the Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the last day of the applicable Test Period prepared in conformity with GAAP; provided that prior to the first delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), this definition shall be applied based on the Pro Forma Balance Sheet.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.

“Contributing Guarantor” has the meaning assigned to such term in Section 7.2(b).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Control Agreement” means, with respect to any lockbox, deposit account or securities account maintained by any Credit Party, an irrevocable lockbox agreement or other control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank that maintains such lockbox or the depositary bank or the securities intermediary with which such account is maintained, as applicable.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F.

“Credit Date” means the date of any Credit Extension, including the Closing Date.

“Credit Document” means each of this Agreement, the Collateral Documents, the Counterpart Agreements, the DIP ABL Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.4(m), except for purposes of Section 10.5, the Notes, if any, all Approved Budgets, all Variance Reports and any other collateral documentation, certificates, documents or notices that shall be executed and delivered by the Credit Parties in connection with this Agreement, together with any amendment, supplement, waiver or other modification of any of the foregoing.

“Credit Extension” means the making of a Loan or the issuance, amendment (if increasing the face amount thereof) or extension of a Letter of Credit.

“Credit Parties” means Holdings, the Borrower and the Guarantor Subsidiaries (including any Discretionary Guarantor).

“Customer” mean and includes the Account Debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Daily BSBY Floating Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate for such day for a one (1) month period, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, that if the Daily BSBY Floating Rate, determined as provided above, would be less than the BSBY Floor, then the Daily BSBY Floating Rate shall be deemed to be the BSBY Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in the Daily BSBY Rate without notice to the Borrower.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the convention for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, the BIA, the CCAA, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect.

“Debtor” or “Debtors” has the meaning assigned to such term in the recitals hereto.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed (i) to fund all or any portion of its Revolving Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including with respect to its participation in Letters of Credit, Swing Line Loans or Protective Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) the Administrative Agent has received notification that such Lender, or a direct or indirect parent company of such Lender, (i) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Cash Management Services Agreement” means any agreement relating to Cash Management Services that is entered into between Holdings, the Borrower or any Subsidiary and a Cash Management Services Provider and that is designated as a “Designated Cash Management Services Agreement” in a writing from Holdings, the Borrower and such Cash Management Services Provider to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent. Any such designation in writing from the Borrower and the applicable Cash Management Services Provider (or any subsequent writing from the Borrower and such Cash Management Services Provider to the Administrative Agent) may further designate any Designated Cash Management Services Agreement as being a “Designated Pari Cash Management Services Agreement” as defined under this Agreement. Any agreement relating to Cash Management Services between Holdings, the Borrower, or any Subsidiary and PNC Bank shall be deemed a Designated Cash Management Services Agreement and a Designated Pari Cash Management Services Agreement.

“Designated Cash Management Services Obligations” means all obligations of every nature of Holdings, the Borrower and each Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services provided under any Designated Cash Management Services Agreement.

“Designated Hedge Agreement” means (a) any Hedge Agreement that is entered into between Holdings, the Borrower or any Subsidiary and a counterparty that is, or was on the Closing Date, an Agent or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) any Hedge Agreement that is in effect on the Closing Date between Holdings, the Borrower or any Subsidiary and a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) any Hedge Agreement that is entered into after the Closing Date by Holdings, the Borrower or any Subsidiary and a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and, in each case under the foregoing clauses (a) through (c), that is designated as a “Designated Hedge Agreement” in a writing from the Borrower and the applicable counterparty to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent. Any such designation in writing from the Borrower and the applicable counterparty (or any subsequent writing from the Borrower and such counterparty to the Administrative Agent) may further designate any Designated Hedge Agreement as being a “Designated Pari Hedge Agreement” as defined under this Agreement. Any Hedge Agreement between Holdings, the Borrower, or any Subsidiary and PNC Bank shall be deemed a Designated Hedge Agreement and a Designated Pari Hedge Agreement.

“Designated Hedge Obligations” means all obligations of every nature of the Borrower or any Subsidiary under each Designated Hedge Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), including obligations for interest (including interest that would continue to accrue pursuant to such Designated Hedge Agreement on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to the Borrower or any Subsidiary, whether or not such interest is allowed or allowable against the Borrower or such Subsidiary in any such proceeding), payments for early termination of such Hedge Agreement, fees, expenses and indemnification.

“Designated Pari Cash Management Services Agreement” means each Designated Cash Management Services Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Cash Management Services Provider confirms that such Designated Cash Management Services Agreement constitutes a “Designated Pari Cash Management Services Agreement” for all purposes hereof, including Section 8.3(f).

“Designated Pari Hedge Agreement” means each Designated Hedge Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Hedge Counterparty confirms that such Designated Hedge Agreement constitutes a “Designated Pari Hedge Agreement” for all purposes hereof, including Section 8.3(f).

“Designated Subsidiary” means the Borrower and each Subsidiary other than (a)  any Subsidiary that is not a Domestic Subsidiary, (b) any Subsidiary that is a Subsidiary of a CFC or a CFC Holding Company, (c) any Subsidiary that is a CFC Holding Company, (d) any Subsidiary that is prohibited or restricted by applicable law or, in the case of any Person that becomes a Subsidiary after the Closing Date, any contract or agreement in effect at the time such Person becomes a Subsidiary (and not entered into in contemplation of or in connection with such Person becoming a Subsidiary) from providing an Obligations Guarantee (including any such prohibition or restriction arising from any requirement to obtain the consent, license, approval or authorization of any Governmental Authority or any third party under such contract or other agreement), (e) any Subsidiary where the provision of an Obligations Guarantee by such Subsidiary would result in material adverse tax consequences to Holdings, the Borrower and their Subsidiaries (or any consolidated, combined or unitary group of which any of them is a member), as reasonably determined by the Borrower in consultation with the Administrative Agent, and (f) any other Subsidiary, if and for so long as the Administrative Agent and the Borrower reasonably agree that the cost of providing an Obligations Guarantee (taking into account any adverse tax consequences to Holdings, the Borrower and the Subsidiaries (or any consolidated, combined or unitary group of which any of them is a member)) shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that no Subsidiary shall be excluded pursuant to any of the foregoing clauses of this definition if such Subsidiary shall be an obligor (including pursuant to a Guarantee) under the Term Loan DIP Credit Agreement.

“DIP ABL Intercreditor Agreement” means Amendment No. 2 to the ABL Intercreditor Agreement in substantially the form set forth in Exhibit A, with such changes therefrom as may be agreed to by the Administrative Agent or as are contemplated or permitted by Section 10.24.

“DIP Facility” has the meaning assigned to such term in the recitals hereto.

“DIP Order” means the Interim Order and/or the Final Order, as applicable.

“DIP Secured Party Advisors” means FTI Consulting.

“DIP Superpriority Claims” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Disclosure Statement and Solicitation Motion” means the motion seeking, among other things, entry of an order (i) approving the procedures for soliciting, receiving, and tabulating votes on the Chapter 11 Plan and for filing objections to the Chapter 11 Plan, (ii) approving the Solicitation Materials (as defined in the Restructuring Support Agreement), and (iii) scheduling the hearing to consider final approval of the Disclosure Statement (as defined in the Restructuring Support Agreement) and confirmation of the Chapter 11 Plan.

“Disclosure Statement Order” has the meaning specified in the Restructuring Support Agreement.

“Discretionary Guarantor” means any Subsidiary of the Borrower that is designated by the Borrower as a Discretionary Guarantor and to which the Administrative Agent provides consent (such consent not to be unreasonably withheld or delayed; provided that the Administrative Agent may withhold such consent if it determines, in its reasonable credit judgment, that such Subsidiary would not provide customary credit support to the Obligations substantially similar to that provided by Credit Parties that are Domestic Subsidiaries, which determination may be based upon (A) the amount and enforceability of, and any limitations applicable to, the Obligations Guarantee that would be provided by the relevant Person, (B) the value (including after giving consideration to the extent of perfection and priority of Liens on such Collateral) and enforceability of any security interest that may be granted with respect to any Collateral of the relevant Person and (C) any political risk associated with the relevant jurisdiction). As of the date hereof, NX Utilities ULC, a British Columbia unlimited liability company, constitutes a Discretionary Guarantor.

“Disposition” means any sale, transfer, lease or other disposition (including any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations described in clause (a) of the definition of the term “Obligations”, the cancelation or expiration of all Letters of Credit and the termination of the Commitments; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Document” has the meaning assigned to such term in Article 9 of the UCC as in effect from time to time in the State of New York.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drawing Date” has the meaning assigned to such term in Section 2.4(g)(ii).

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Chattel Paper” has the meaning assigned to such term in Article 9 of the UCC as in effect from time to time in the State of New York.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that none of (i) any natural person or any investment vehicle established primarily for the benefit of a natural person, (ii) any Credit Party or (iii) any Defaulting Lender shall be an Eligible Assignee.

“Eligible Inventory” means and includes, with respect to each Credit Party, Inventory owned by a Credit Party, excluding work in process, valued at the Inventory Value, which is not, in the Administrative Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which the Administrative Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Administrative Agent may from time to time deem reasonably appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of the Collateral Agent and no other Lien (other than a Permitted Lien). In addition, Inventory shall not be Eligible Inventory if it:

(a)           does not conform to all standards imposed by any Governmental Authority that has regulatory authority over such goods or the use or sale thereof;

(b)           is in-transit (other than on vehicles operated by any Credit Party to be used at a job site, or that is located at a temporary facility established to support work performed or to be performed at a job site);

(c)           is located outside the continental United States or Canada or at a location that is not otherwise in compliance with this Agreement;

(d)           constitutes Consigned Inventory;

(e)           is the subject of an Intellectual Property Claim;

(f)            is subject to a License Agreement that limits, conditions or restricts the applicable Credit Party’s or the Collateral Agent’s right to sell or otherwise dispose of such Inventory, unless the Collateral Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or the Administrative Agent shall agree otherwise in its Permitted Discretion after establishing Reserves with respect thereto as the Administrative Agent shall deem appropriate in its Permitted Discretion)

(g)           is situated at a location not owned by a Credit Party unless (i) the applicable owner or occupier has executed and delivered to the Administrative Agent a Collateral Access Agreement with respect to such location or (ii) the Administrative Agent has established a Rent Reserve;

(h)           if the sale of such Inventory would result in a Receivable which is not an Eligible Receivable or an Eligible Unbilled Receivable; or

(i)            it is subject to repossession under the BIA except to the extent the applicable vendor has entered into an agreement with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, waiving its right to repossession.

“Eligible Receivables” means and includes, with respect to each Credit Party, each Receivable of such Credit Party arising in the ordinary course of business. A Receivable shall not be deemed eligible unless such Receivable is subject to the Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent in its Permitted Discretion. In addition, no Receivable shall be an Eligible Receivable if:

(a)           it arises out of a sale made by any Credit Party to an Affiliate of any Credit Party or to a Person Controlled by an Affiliate of any Credit Party;

(b)           it is due or unpaid more than one hundred twenty (120) days after the original invoice date or ninety (90) days after the original due date;

(c)           fifty percent (50%) or more of the Receivables from the Customer are not deemed Eligible Receivables hereunder;

(d)           any covenant, representation or warranty contained in the Credit Documents with respect to such Receivable has been breached;

(e)           an Insolvency Event shall have occurred with respect to such Customer;

(f)            the sale is to a Customer outside the continental United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Administrative Agent in its Permitted Discretion;

(g)           the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper;

(h)           the Customer is (x) the United States of America, or any department, agency or instrumentality thereof, unless the applicable Credit Party assigns its right to payment of such Receivable to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the federal government of Canada unless compliant with Financial Administration Act (Canada) and such assignment is enforceable, or has otherwise complied with other applicable statutes or ordinances or (y) any state or province, or any department, agency or instrumentality thereof, unless the Credit Party assigns its right to payment of such Receivable to the Collateral Agent pursuant to, or is otherwise compliant with, the applicable state or provincial statute or ordinance which is similar to the Assignment of Claims Act of 1940 or Financial Administration Act (Canada), as applicable, if any;

(i)            the goods giving rise to such Receivable have not been delivered to the Customer unless (i) pursuant to the terms of a written agreement between a Credit Party and the Customer, such Credit Party may invoice Customer for such goods prior to delivery to, or use for the benefit of, Customer, or (ii) the services giving rise to such Receivable have not been performed by the applicable Credit Party;

(j)            the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim that is actually quantified and communicated in writing to the applicable Credit Party by a Customer), the Customer is also a creditor or supplier of a Credit Party or the Receivable is contingent in any respect or for any reason;

(k)           the applicable Credit Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(l)            any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed; or

(m)          such Receivable is not payable to a Credit Party.

“Eligible Unbilled Receivables” means a Receivable that constitutes an Eligible Receivable except that such Receivable is not evidenced by an invoice; provided, however, such Receivable shall be evidenced by documentary evidence reasonably satisfactory to the Administrative Agent and which is entered into the applicable Credit Party’s cost accumulation system in accordance with its usual and customary practices. Any Receivable that is an Eligible Unbilled Receivable pursuant to the preceding sentence shall cease to be an Eligible Unbilled Receivable if an invoice is not issued with respect to such Receivable within the 90 day period (or, with respect to AT&T and Verizon, the 120 day period) following the date the services were performed and/or goods were delivered.

“Embargoed Property” means any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders, the Administrative Agent or the Collateral Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property or provide services in consideration of such property.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Subsidiary.

“Environmental Claim” means any investigation, written notice or demand, claim, action, suit, proceeding, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any presence or Release of any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means all laws (including common law), statutes, ordinances, orders, rules, regulations, codes, decrees, directives, judgments, Governmental Authorizations or any other requirements of, or binding agreements with, Governmental Authorities relating to (a) pollution or protection of the environment and natural resources, (b) the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, Hazardous Materials or (c) occupational safety and health or industrial hygiene, each with respect to the protection of human health from exposure to Hazardous Materials, in any manner applicable to the Borrower or any Subsidiary or to any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) for purposes of provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for notice to the PBGC is waived), (b) the failure of the Borrower, any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan, (c) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) to make any required contribution to a Multiemployer Plan (unless any such failure is corrected by the final due date for the plan year for which such failure occurred), (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any Subsidiary pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that could reasonably be expected to be constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the withdrawal of the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (h) the receipt by the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) of notice from any Multiemployer Plan that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (i) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower or any Subsidiary of fines, penalties, taxes or related charges under Section 409, Section 502(i) or 502(l) of ERISA in respect of any Employee Benefit Plan, (j) a written determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, or (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any condition or event set forth in Section 8.1.

“Excess Availability” means, at any time, an amount equal to the sum of (a) Availability at such time, plus (b) the aggregate amount of Unrestricted Controlled Cash as of such time, minus (c) the Total Utilization of Revolving Commitments.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Property” as defined in the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed (or that would be imposed) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower or a Subsidiary that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.1(b).

“Existing Secured Facilities” means collectively, the Prepetition ABL Credit Facility and the Prepetition Term Loan Facilities.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary or any of their respective predecessors or Affiliates.

“Fair Share” has the meaning assigned to such term in Section 7.2(b).

“Fair Share Contribution Amount” has the meaning assigned to such term in Section 7.2(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Order” means a final order of the Bankruptcy Court in the Case authorizing and approving this Agreement and the Credit Documents under, inter alia, Sections 364(c) and (d) of the Bankruptcy Code on a final basis and entered at or after a final hearing, in form and substance satisfactory to Administrative Agent in its sole discretion. The Final Order shall, among other things:

(a)           authorize the transactions contemplated by this Agreement and the extensions of credit under this Agreement in an amount not less than the Maximum Amount provided for herein;

(b)           in respect of the Debtors, subject and subordinate to the Carve Out, grant the claim and Lien status and Liens described herein and in the Pledge and Security Agreement and prohibit the granting of additional Liens on the assets of any Debtor and the DIP Superpriority Claims except for any Liens and Claims specifically provided for in such order;

(c)           provide that such Liens are automatically perfected as of the Petition Date by the entry of the Final Order and also grant to the Administrative Agent for the benefit of Administrative Agent and the Lenders relief from the automatic stay of Section 362(a) of the Bankruptcy Code to enable the Administrative Agent, if the Administrative Agent elects to do so in its discretion, to make all filings and recordings and to take all other actions considered necessary or advisable by the Administrative Agent to perfect, protect and insure the priority of its Liens upon the Collateral of the Debtors as a matter of non-bankruptcy law;

(d)           provide that (except as set forth in the Interim Order) no Person will be permitted to surcharge the Collateral of the Debtors under Section 506(c) of the Bankruptcy Code, nor shall any costs or expenses whatsoever be imposed against the Collateral of the Debtors;

(e)           provide for the Final Roll-Up; and

(f)            provide Agent with relief from the automatic stay in a manner consistent with the terms of Section 8.2.

“Final Roll-Up” has the meaning assigned to such term in Section 2.6.

“Financial Officer” means, with respect to any Person, any individual holding the position of chief financial officer, treasurer, controller or director of accounting of such Person or any officer with substantially equivalent responsibilities of any of the foregoing; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Financial Officer Certification” means, with respect to any consolidated financial statements of the Borrower, a certificate of a Financial Officer stating that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the BSBY Rate or, if no floor is provided, zero. For the avoidance of doubt, the Floor with respect to the BSBY Rate is zero.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank, other than any portion of such Pro Rata Share that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms hereof, and (c) with respect to the Administrative Agent, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Protective Advances outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms hereof.

“Funding Notice” means a notice substantially in the form of Exhibit G.

“Funded Reserve Account” shall have the meaning set forth in the Interim Order and, upon entry of the Final Order, the Final Order.

“Goods” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“GAAP” means, at any time, subject to Section 1.2, United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.

“General Intangibles” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 10.6(j).

“Grantor” has the meaning assigned to such term in the Pledge and Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) reasonable indemnity obligations entered into in connection with any Acquisition or any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by an Authorized Officer of the Borrower)).

“Guarantor Subsidiary” means each Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder (which shall include each Debtor) (it being understood, for the avoidance of doubt, that no Subsidiary that is excluded from being a Designated Subsidiary shall be required to be a Guarantor Subsidiary).

“Guarantors” means Holdings and each Guarantor Subsidiary; provided that, for purposes of Section 7, the term “Guarantors” shall also include the Borrower.

“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated by or pursuant to any Environmental Law, and any petroleum products, distillates or byproducts and all other hydrocarbons, radon, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, and heavy metals.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, or presence of, any Hazardous Materials, and any treatment, abatement, removal, remediation, corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Hedge Counterparty” means each Secured Party that is a party to a Hedge Agreement the obligations under which constitute Designated Hedge Obligations.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person or any of its Subsidiaries and (iii) any purchase price adjustment or earn-out obligation incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earn-out obligation is, or becomes, a liability on the balance sheet of such Person in accordance with GAAP and such amount is not paid by or on behalf of such Person within 30 days after becoming due and payable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair market value of such property (as determined in good faith by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person (A) shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (B) shall exclude (x) trade related letters of credit issued in the ordinary course of business and Guarantees incurred in the ordinary course of business in respect of obligations of or to (other than obligations for borrowed money) suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, (y) prepaid or deferred revenue arising in the ordinary course of business and (z) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset and (C) in the case of Holdings, Borrower and the other Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

“Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, out-of-pocket costs (including the costs of any investigation, study, sampling, or testing of any Hazardous Materials and any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to the reasonable and documented out-of-pocket fees, expenses and other charges of one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all the Indemnitees taken as a whole (and, if any Indemnitee shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated taken as a whole), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the issuance, amendment, extension or renewal of any Letter of Credit by any Issuing Bank (including the failure of any Issuing Bank to honor a drawing under any Letter of Credit as a result of any Governmental Act), the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent or any Lender to the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity directly or indirectly relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary; provided that none of the foregoing shall include any Taxes, other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgment, suit or claim.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3.

“Initial Budget” means a cash flow forecast of receipts and disbursements containing usual and customary line items and reporting requirements for debtor in possession financings of this type, weekly outstanding principal balance of the Loans, projected liquidity of the Debtors, and projected permitted intercompany loans or cash advances or transfers from Debtors to non-Debtor subsidiaries for the period from the Closing Date through the end of such 13-week period, in form and substance reasonably acceptable to the Administrative Agent in its sole discretion, a copy of which is attached as Exhibit III.

“Insolvency Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), or the Companies’ Creditors Arrangement Act (Canada)), or regulatory restrictions, (b) has had a receiver (or any kind, whether a privately appointed receiver, a court appointed receiver or an interim receiver), conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, or (d) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b); provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Instrument” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Borrower or any Subsidiary.

“Intellectual Property” has the meaning assigned to such term in the Pledge and Security Agreement.

“Intellectual Property Claim” means the assertion, by any means, by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Credit Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Grant of Security Interest” has the meaning assigned to such term in the Pledge and Security Agreement.

“Intercompany Indebtedness Subordination Agreement” means an Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit H.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swing Line Loan or Protective Advance), the last Business Day of March, June, September and December of each year, (b) with respect to any BSBY Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period, (c) with respect to any Swing Line Loan, the date that such Loan is required to be repaid and (d) with respect to any Protective Advance, the date that such Protective Advance is required to be repaid.

“Interest Period” means, with respect to any BSBY Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, in the case of any BSBY Rate Borrowing of any Class, such other period thereafter as shall have been consented to by each Lender of such Class), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a BSBY Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a BSBY Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Order” means an order of the Bankruptcy Court in the Case authorizing and approving this Agreement and the Credit Documents, for an interim period, under, inter alia, Sections 364(c) and (d) of the Bankruptcy Code and entered at or after a hearing, in form and substance satisfactory to Administrative Agent in its sole discretion and attached hereto as Exhibit I.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Inventory Value” means, with respect to any Eligible Inventory, the lower of cost or market value determined on a first-in-first-out basis.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by an Authorized Officer of the Borrower) to, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer.

“IRS” means the United States Internal Revenue Service.

“ISP98 Rules” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuing Bank” means (a) PNC Bank and (b) any other Lender that shall have become an Issuing Bank as provided herein, other than any such Person that shall have ceased to be an Issuing Bank as provided herein, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.4 with respect to such Letters of Credit).

“Junior Indebtedness” means any Indebtedness that is unsecured or subordinated in lien priority or right of payment to the Loans or to any Existing Secured Facility.

“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lender” includes the Swing Line Lender and, with respect to the Protective Advances, the Administrative Agent.

“Letter of Credit” means a standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement and any Existing Letter of Credit, in each case other than any Letter of Credit that ceases to be a “Letter of Credit” outstanding hereunder pursuant to Section 10.8.

“Letter of Credit Application” has the meaning assigned to such term in in Section 2.4(c).

“Letter of Credit Borrowing” has the meaning assigned to such term in Section 2.4(g)(iv).

“Letter of Credit Sublimit” means $7,000,000.

“Letter of Credit Usage” means, at any time, the sum of (a) the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all Letters of Credit outstanding at such time (regardless of whether any conditions for drawing could then be met) and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrower.

“License Agreement” means any agreement between any Credit Party and a Licensor pursuant to which such Credit Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Credit Party or otherwise in connection with such Credit Party’s business operations.

“Licensor” means any Person from whom any Credit Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Credit Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Credit Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between the Collateral Agent and a Licensor by which the Collateral Agent is given the right, vis-á-vis such Licensor, to enforce the Collateral Agent’s Liens with respect to and to dispose of any Credit Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Credit Party’s default under any License Agreement with such Licensor.

“Lien” means any lien, mortgage, pledge, hypothec, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Lien Priority Chart” shall mean the lien priority chart attached hereto as Exhibit II.

“Loan” means a Revolving Loan, a Swing Line Loan or a Protective Advance.

“Long-Term Indebtedness” means any funded Indebtedness for borrowed money that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” as defined in Regulation U.

“Master Services Agreements” means master services agreements or similar agreements that provide the agreed terms of service pursuant to which the Borrower or any Subsidiary fulfills purchase orders, service orders or similar orders.

“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations, assets, liabilities (actual or contingent) or financial condition of Holdings, the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Credit Documents or (iii) the rights and remedies available to, or conferred upon, the Administrative Agent and the Collateral Agent under the Credit Documents; provided that Material Adverse Effect shall expressly exclude the effect of the filing of the Cases, the events and conditions resulting from or leading up thereto and any action required to be taken under the Credit Documents or the DIP Orders.

“Material Assets” means (a) Material Intellectual Property and (b) Material Master Services Agreements.

“Material Indebtedness” means (a) any Existing Secured Facility and the Term Loan DIP Facility and (b) any other Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $5,000,000 or more. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property that is material to the operation in the ordinary course of business of Holdings and its Subsidiaries, taken as a whole, and licenses that are necessary to run their business.

“Material Master Services Agreements” means, with respect to the Borrower or any Subsidiary, Master Services Agreements to which such Person is a party that are material to the operation in the ordinary course of business of such Person.

“Material Real Estate Asset” means (a) each Real Estate Asset set forth on Schedule 1.1(a) and (b) each Real Estate Asset located in the United States acquired by any Credit Party after the Closing Date (or owned by any Person that becomes a Credit Party after the Closing Date located in the United States) that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon, has a book or fair value of $1,000,000 or more (as determined reasonably and in good faith by an Authorized Officer of the Borrower), in each case, as of the time of acquisition of such Real Estate Asset by such Credit Party or as of the time such Person becomes a Credit Party, as applicable.

“Material Subsidiary” means each Subsidiary (a) the total assets of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries) equal 2.5% or more of the Consolidated Total Assets or (b) the consolidated revenues of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries) equal 2.5% or more of the consolidated revenues of the Borrower and the Subsidiaries, in each case as of the last day of the most recently ended Test Period; provided that if at the end of or for any Test Period the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries would, but for this proviso, exceed 5.0% of the Consolidated Total Assets or 5.0% of the consolidated revenues of the Borrower and the Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Subsidiary and its Subsidiaries) of their total assets or revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means the earliest to occur of: (a) the date that is three (3) months after the Petition Date (or if such day shall not be a business day, the next succeeding business day); (b) 30 days after the Petition Date if the Final Order has not been entered prior to the expiration of such 30-day period; (c) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (d) the acceleration of the loans and the termination of the commitments with respect to the DIP Term Loan Facility in accordance with the Term Loan DIP Credit Documents; (e) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; and (f) the termination of the Restructuring Support Agreement.

“Maximum Credit” means the lesser of (A) $101,200,000 less the amount of Prepetition Obligations and (B) the Borrowing Base.

“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of Cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the applicable Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” means a mortgage, charge, debenture, deed of hypothec, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) makes or is or within the preceding five years, has been obligated to make contributions.

“Narrative Report” means, with respect to any financial statements for which such report is required, a customary management discussion and analysis report describing the results of operations of Holdings, the Borrower and the Subsidiaries for the applicable Fiscal Year or Fiscal Quarter (and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter).

“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any Insurance/Condemnation Event, insurance, condemnation and similar proceeds) received in respect of such event, including any Cash received in respect of any non-Cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out of pocket costs and expenses incurred in connection with such event by Holdings, the Borrower or any Subsidiary to Persons that are not Affiliates of Holdings (including attorneys’, accountants’ and consultants’ fees, investment banking and advisory fees and underwriting discounts and commissions), (ii) in the case of any asset sale or any Insurance/Condemnation Event, (A) the amount of all payments (including in respect of principal, accrued interest and premiums) required to be made by Holdings, the Borrower and the Subsidiaries as a result of such event (x) to repay Indebtedness (other than Loans or Permitted Term Indebtedness) secured by the assets subject thereto and (y) in the case of any asset sale by, or any Insurance/Condemnation Event affecting the assets of, a Subsidiary that is CFC or CFC Holding Company, to repay any Indebtedness of such CFC or CFC Holding Company and (B) the amount of all payments reasonably estimated to be required to be made by Holdings, the Borrower and the Subsidiaries in respect of purchase price adjustment, indemnification and similar contingent liabilities that are directly attributable to such event or in respect of any retained liabilities associated with such event (including pension and other post-employment benefit liabilities and environmental liabilities), (iii) the amount of all Taxes and Permitted Tax Distributions (including transfer taxes, deed or recording taxes and repatriation taxes or any withholding or deduction) paid (or reasonably estimated to be payable) by Holdings (or any direct or indirect parent thereof), the Borrower and the Subsidiaries in connection with such event and (iv) in the case of any proceeds from any asset sale by, or any Insurance/Condemnation Event affecting the assets of, a Subsidiary that is not a wholly-owned Subsidiary, the portion of such proceeds received by such Subsidiary attributable to the noncontrolling interests in such Subsidiary, in each case as determined reasonably and in good faith by an Authorized Officer of the Borrower. For purposes of this definition, in the event any estimate with respect to contingent liabilities or Taxes as described in clause (b)(ii)(B) or (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the applicable contingent liabilities or Taxes, be deemed to be receipt, on the date of such reduction, of Cash proceeds in respect of such event.

“Non-Debtor” means any Subsidiary of Holdings that is not a Debtor.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note issued to any Lender pursuant to Section 2.7(c) in the form of Exhibit M-1 or M-2, as applicable, or any other form approved by the Administrative Agent and the Borrower.

“Obligations” means (a) all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.10 and interest (including such default interest) that would continue to accrue pursuant to Credit Documents on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), reimbursement of amounts drawn under Letters of Credit, fees (including commitment fees), costs, charges, reimbursement of expenses, indemnification, guarantees or otherwise, and obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights, (b) all Designated Hedge Obligations, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor, (c) all Designated Cash Management Services Obligations, (d) the Prepetition Obligations after giving effect to the Interim Roll-Up and Final Roll-Up, as applicable, in each case whether now existing or arising hereafter and notwithstanding that any such Obligations or claims therefor shall be disallowed, voided or subordinated in any Insolvency Proceeding or under any Debtor Relief Law or other applicable law.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“Order” has the meaning assigned to such term in Section 2.4(k)(ii).

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and in the case of any Foreign Subsidiary, any analogous organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23)

“Out-of-Formula Loans” has the meaning assigned to such term in Section 2.15.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Participant Register” has the meaning assigned to such term in Section 10.6(g).

“Participation Advance” has the meaning assigned to such term in Section 2.4(g)(iv).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“Payment in Full” or “payment in full” means (a) the indefeasible payment in full in cash of all Obligations (and prior to giving effect to the Final Roll-Up, the then outstanding Prepetition Obligations), together with all accrued and unpaid interest and fees thereon, (b) the Commitments shall have terminated or expired, and (c) the obligations and liabilities of each Credit Party and its Affiliates under all Cash Management Services and Swap Obligations shall have been fully, finally and irrevocably paid and satisfied in full and the Cash Management Services and Swap Obligations shall have expired or been terminated, or other arrangements satisfactory to the applicable Cash Management Services Providers and the Hedge counterparties permitted hereunder shall have been made with respect thereto; provided that notwithstanding full payment or Cash Collateralization of the Obligations as provided herein, Administrative Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Administrative Agent may incur as a result of the dishonor or return of payment items applied to Obligations, Administrative Agent receives (i) a written agreement, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Administrative Agent and Lenders from any such damages; or (ii) such Cash Collateral as the Administrative Agent, in its respective discretion, deems necessary to protect against any such damages.

“Payment Recipient” has the meaning assigned to it in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, that is or within the preceding five years, has been, sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole), other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or is covered by Title IV of ERISA.

“Permitted Disbursements Variance” has the meaning assigned to such term in Section 6.22(a).

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable credit judgment (from the perspective of a secured asset- based lender) and in accordance with customary business practices for comparable secured asset- based lending transactions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes, assessments or governmental charges that are (i) not overdue by more than 30 days, (ii) being contested in good faith in compliance with Section 5.3, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP or (iii) not required to be paid pursuant to Section 5.3;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ and other like Liens imposed by law arising in the ordinary course of business and securing obligations (i) that are not overdue by more than 30 days (or, if such obligations are more than 30 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Liens), (ii) are being contested in compliance with Section 5.3, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)           Liens incurred (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or premiums related thereto and other social security laws pension obligations, vacation pay, health, disability or other employee benefits (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)           Liens incurred (i) in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability or other insurance to the Borrower or any Subsidiary and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)           Liens incurred (i) in the ordinary course of business to secure the performance of bids, trade contracts (other than for payment of Indebtedness for borrowed money), governmental contracts, leases (other than capital leases), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code), surety, stay, customs and appeal bonds, performance and return-of-money bonds, completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(f)            judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(g)           easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances on real property and minor title defects imposed by law or arising in the ordinary course of business that do not secure monetary obligations and do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and the other Subsidiaries, taken as a whole, and any similar exception to the Mortgage Policies issued in connection with any Mortgaged Property;

(h)           (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(i)            ground leases in respect of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;

(j)            banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions that are within the general parameters customary in the banking industry;

(k)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(l)            Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection;

(m)          (i) Liens arising by virtue of precautionary UCC or PPSA financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business and (ii) Liens arising from equipment or other materials which are not owned by the Borrower or any other Subsidiary located on the premises of the Borrower or any other Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business;

(n)           Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than any capital lease), license or sublicense or concession agreement permitted by this Agreement (and all encumbrances and other matters affecting such interest or title);

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)           (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business and bailment arrangements entered into in the ordinary course of business (excluding any general inventory financing) and permitted by this Agreement and (ii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code (and any similar provision of any other requirement of law) in favor of a seller or buyer of goods;

(q)           Liens that are customary contractual rights of set-off;

(r)            Liens on specific items of inventory or other goods and proceeds thereof securing obligations in respect of documentary letters of credit issued to facilitate the purchase, shipment or storage of such inventory or such other goods;

(s)           deposits of Cash with the owner or lessor of premises leased and operated by the Borrower or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(t)            leases, nonexclusive licenses, subleases or nonexclusive sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the ordinary course of business of the Borrower and the Subsidiaries, taken as a whole;

(u)           any Lien deemed to exist in connection with any software escrow arrangements entered into in the ordinary course of business;

(v)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or the Subsidiaries;

(w)          Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.6 arising out of such repurchase transaction; and

(x)           trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse such trustee of its expenses and to indemnify such trustee under the terms of such indenture.

“Permitted Intercreditor Agreement” means the DIP ABL Intercreditor Agreement or any Permitted Subordination Agreement.

“Permitted Lien” means any Lien permitted by Section 6.2.

“Permitted Payments to Holdings” means, without duplication as to amounts:

(a)           in amounts required for Holdings to (i) pay fees, costs and expenses (including franchise or similar taxes) required to maintain its corporate or other existence or privilege of doing business, (ii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings pursuant to the Wages Order, and (iii) general corporate operating and overhead fees, costs and expenses of Holdings (including without limitation, any fees, costs and expenses to pay or that are otherwise related to the settlement of any claims or disputes), in each case to the extent such fees, costs and expenses are directly or indirectly attributable to the ownership or operation of the Borrower and its Subsidiaries and permitted pursuant to the DIP Orders, the First Day Orders and the Approved Budget;

(b)           in amounts required for Holdings to pay any amounts due upon the termination or unwinding of any Hedge Agreements of such parent of Holdings outstanding as of the Petition Date and permitted pursuant to the First Day Orders or any Hedge Agreements Holdings incurred in the ordinary course of business and permitted pursuant to the First Day Orders; and

(c)           in amounts required for Holdings to pay the costs, fees and expenses of administering the Case of Holdings (including payments benefiting from the Carve Out), including professional fees and expenses; and

(d)           in amounts required for Holdings to pay any Taxes owed by Holdings or any Debtor (including Pubco) in each case that have been approved pursuant to an Approved Bankruptcy Court Order or arising after the commencement of the Cases.

“Permitted Professionals Variance” has the meaning assigned to such term in Section 6.22(b).

“Permitted Subordinated Indebtedness” means Subordinated Indebtedness permitted to be incurred under Section 6.1, other than any Subordinated Indebtedness owing to Holdings, the Borrower or any Subsidiary.

“Permitted Subordination Agreement” means, with respect to any Permitted Subordinated Indebtedness, a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, that contains terms and conditions that are within the range of terms and conditions customary for subordination agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of the same type of Indebtedness as such Permitted Subordinated Indebtedness.

“Permitted Tax Distribution” means quarterly Cash distributions and an annual true-up Cash distribution to allow (a) Holdings (or any direct or indirect parent thereof) and/or the holders of Equity Interests in Holdings (or any direct or indirect parent thereof) to satisfy their Tax liability attributable to taxable income realized by the Borrower and its Subsidiaries in the applicable tax year or any portion thereof so long as the Borrower is classified as a partnership, disregarded entity or pass-through entity for United States Federal income tax purposes or (b) Holdings (or any direct or indirect parent thereof) to satisfy its Tax liability attributable to taxable income realized by the Borrower and its consolidated Subsidiaries in the applicable tax year or any portion thereof so long as the Borrower and such Subsidiaries file a consolidated federal income tax return with Holdings (or any direct or indirect parent thereof); provided that such distributions shall be limited to the extent that the Tax liability is attributable to the taxable earnings of the Borrower and its Subsidiaries. For this purpose, but subject to the limitation in the above proviso, taxable income shall be determined (i) by taking into account the adjustments to taxable income or items of income, gain, deduction or loss that would apply were the Borrower a corporation, to the extent that such adjustments would result in an increase in the net taxable income of the Borrower and (ii) without regard to any allocations loss, deduction or expense resulting from the application of Section 704(c), Section 734 or Section 743 of the Internal Revenue Code and United States Treasury Regulations promulgated thereunder. In determining the amount of any Permitted Tax Distribution, it shall be assumed (A) that the items of taxable income, gain, deduction, loss and credit in respect of the Borrower and its Subsidiaries (adjusted as described above) were the only such items entering into the computation of Tax liability for the calendar quarter in respect of which the Permitted Tax Distribution was made and (B) (i) so long as the Borrower is classified as a partnership, disregarded entity or pass-through entity for United States Federal income tax purposes, that such taxable income is subject to tax at an effective rate equal to the higher of the combined marginal effective rate of United States Federal, state and local income tax applicable to a corporation doing business or an individual resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends” as such term is defined in Internal Revenue Code Section 1(h) and any allowable deductions in respect of such state and local Taxes in computing liability for United States Federal income taxes, in respect of income recognized during each such calendar quarter (computed at the highest marginal tax rate), or (ii) for so long as the Borrower is a subsidiary member of a consolidated group for United States Federal income tax purposes, the amount of such payments with respect to any taxable period does not exceed the amount that the Borrower and any consolidated Subsidiaries would have been required to pay in respect of such relevant federal, state, local or foreign Taxes for such taxable period (computed at the highest marginal tax rate) if, for all taxable years ending after the Closing Date, the Borrower and any consolidated Subsidiaries had paid such Taxes as a separate consolidated, combined or unitary group separately from Holdings (or any direct or indirect parent thereof) (or, if there are no such subsidiaries, on a separate company basis).

“Permitted Term Indebtedness” means Indebtedness permitted under Section 6.1(l).

“Permitted Term Indebtedness Documents” means the Term Credit Agreement and any other credit agreement or other agreement or instrument evidencing or governing the rights of the holders of any Permitted Term Indebtedness.

“Permitted Variance” means, collectively, the Permitted Disbursements Variance and the Permitted Professionals Variance.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of one or more Chapter 11 Plans confirmed pursuant to an order entered by the Bankruptcy Court and all conditions precedent to the occurrence of the Plan Effective Date set forth in the applicable Chapter 11 Plan have been satisfied or waived in accordance with the applicable Chapter 11 Plan.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means the DIP ABL Pledge and Security Agreement, dated as of the Closing Date, by and among the Credit Parties and the Collateral Agent, substantially in the form of Exhibit I.

“PNC Bank” has the meaning assigned to such term in the preamble hereto.

‘Post-Petition Obligations” shall mean all Obligations other than the Prepetition Obligations.

“Post-Term Backstop Letter of Credit” has the meaning assigned to such term in Section 2.4(e).

“Post-Term Cash Collateral” has the meaning assigned to such term in Section 2.4(e).

“Post-Term Letter of Credit” has the meaning assigned to such term in Section 2.4(d).

“Post-Term Letter of Credit Obligations” has the meaning assigned to such term in Section 2.4(e).

“Prepetition ABL Credit Facility” means the credit facilities made available to the Borrower pursuant to the Prepetition ABL Credit Agreement.

“Prepetition Agent” shall have the meaning set forth in the recitals hereto.

“Prepetition Collateral” shall mean all “Collateral” as defined in Prepetition ABL Credit Agreement and Prepetition Credit Documents in existence as of the Petition Date and all Proceeds, including all Cash Proceeds and non-Cash Proceeds, and products of any and all of the foregoing Collateral.

“Prepetition ABL Credit Agreement” as set forth in the recitals hereto.

“Prepetition Lender” as set forth in the recitals hereto.

“Prepetition Credit Documents” means the Prepetition ABL Credit Agreement, the “Credit Documents” as defined in the Prepetition ABL Credit Agreement and each document, agreement and instrument (and all schedules and exhibits thereto) executed in connection therewith, in each case, as in effect immediately prior to the Petition Date.

“Prepetition Obligations” means the Obligations (as defined in the Prepetition ABL Credit Agreement) and all Designated Cash Management Services Obligations owing as of the Petition Date. Without limiting the foregoing, the Prepetition Obligations shall include all indemnification obligations of the Borrower and the Guarantors to the Prepetition Agent and Prepetition Lenders arising under the Prepetition ABL Credit Agreement and the Prepetition Credit Documents, including without limitation the indemnitee and other protections provided to indemnitees under the obligations arising under the Prepetition ABL Credit Agreement which survive payment in full of the Prepetition Obligations.

“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition Indebtedness or trade payables or other Prepetition claims against any Debtor.

“Prepetition Revolving Credit Lenders” means the Revolving Credit Lenders (as defined in the Prepetition ABL Credit Agreement) in existence as of the Petition Date.

“Prepetition Revolving Credit Priority Collateral” means all Revolving Credit Priority Collateral (as defined in the Prepetition ABL Credit Agreement) in existence as of the Petition Date and all Proceeds, including all Cash Proceeds and non-Cash Proceeds, and products of any and all of the foregoing Collateral.

“Prepetition Secured Parties” means, collectively, the Prepetition Agent, the Prepetition Lenders, PNC, as Letter of Credit Issuer under the Prepetition ABL Credit Agreement, and each Credit Product Provider and the Prepetition Term Agent (each as defined in the Prepetition ABL Credit Agreement).

“Prepetition Term Loan Agent” means UMB Bank, N.A., as successor to Citibank, N.A.

“Prepetition Term Lender” means the Term Lenders (as defined in the Prepetition ABL Credit Agreement) party to the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Credit Agreement” means certain Term Credit and Guaranty Agreement, dated as of July 18, 2018 (as amended by that certain Amendment No. 1, dated as of October 4, 2019, as amended by that certain Amendment No. 2, dated as of February 14, 2022, as amended by that certain Amendment No. 3, dated as of March 16, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, by and among the Borrower, Holdings, each of the other credit parties party thereto, the lenders party thereto, and the Prepetition Term Loan Agent

“Prepetition Term Loan Obligations” means all Obligations (as defined in the Prepetition Term Loan Credit Agreement).

“Prepetition Term Loan Priority Collateral” means all Term Lan Priority Collateral (as defined in the Prepetition ABL Credit Agreement) in existence as of the Petition Date and all Proceeds, including all Cash Proceeds and non-Cash Proceeds, and products of any and all of the foregoing Collateral.

“Prepetition Released Claim or Prepetition Released Claims” as set forth in Section 1.08(a) hereof.

“Prepetition Term Secured Parties” means, collectively, the Prepetition Term Agent and the Prepetition Term Lenders.

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, together with any regulations thereunder, in each case as in effect from time to time.

“Prime Rate” means the rate of interest per annum that is the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC Bank to any particular class or category of customers of PNC Bank.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien which ranks or is capable of ranking prior to or pari passu with the Liens created by the Collateral Documents, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to the Excise Tax Act (Canada) (net of goods and services tax/harmonized sales tax input credits), income tax, workers compensation, government royalties, pension fund obligations including contributions and pension plan deficiencies under defined benefit pension plans and other pension plan obligations, real property tax, amounts protected by the Wage Earner Protection Program Act (Canada), and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Collateral Documents.

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and the Subsidiaries that is not Public-Side Information.

“Pro Forma Balance Sheet” means a pro forma unaudited consolidated balance sheet of the Acquired Company and its Subsidiaries as of the end of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if they had occurred as of such date; provided that such pro forma balance sheet shall not be required to include adjustments for purchase accounting (including adjustment of the type contemplated by Financial Accounting Standards Board ASC Topic 805, Business Combinations (formerly SFAS 141R)).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to any Pro Forma Event, that such Pro Forma Event and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Pro Forma Event, (i) in the case of a Disposition of a business unit, division, product line or line of business of the Borrower or a Subsidiary or a Disposition that otherwise results in a Subsidiary ceasing to be a Subsidiary, shall be excluded, and (ii) in the case of an Acquisition by the Borrower or a Subsidiary, whether by merger, consolidation or otherwise, any other Investment that results in a Person becoming a Subsidiary or a designation of a Subsidiary as a Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Pro Forma Event shall be calculated in a reasonable and factually supportable manner by the Borrower.

“Pro Forma Event” means (a) any Acquisition by the Borrower or a Subsidiary, whether by merger, consolidation or otherwise, or any other Investment that results in a Person becoming a Subsidiary, (b) any Disposition of a business unit, division, product line or line of business of the Borrower or a Subsidiary and any other Disposition that results in a Subsidiary ceasing to be a Subsidiary, (c) [reserved], (d) the cessation of the operations of a business unit, division, product line or line of business of the Borrower or a Subsidiary, (e) any restructuring, operational change or implementation of any similar initiative (including any cost saving or strategic initiative and the modification and renegotiation of contracts and other arrangements) by the Borrower or a Subsidiary, and (f) any incurrence or issuance or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness or any Restricted Junior Payment where the consummation thereof, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that the Financial Performance Covenant or a financial test be calculated on a Pro Forma Basis or after giving Pro Forma Effect to such transaction.

“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (a) the Revolving Commitment of such Lender at such time by (b) the aggregate Revolving Commitments of all the Lenders at such time, provided that if the Revolving Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Projections” means the financial projections of the Borrower and the Subsidiaries, including financial estimates, forecasts and other forward-looking information.

“Protective Advance” has the meaning assigned to such term in Section 2.2(a).

“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.

“Pubco” means QualTek Services Inc.

“Pubco Convertible Notes” means the Senior Unsecured Convertible Notes due 2027 issued pursuant to an indenture, dated March 1, 2022, by and among Pubco, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means any information that (a) is publicly available (or could be derived from publicly available information), (b) does not constitute material information concerning Holdings or the Subsidiaries or any of their securities for purposes of the United States Federal and state securities laws or (c) so long as neither Holdings nor the Borrower shall have any Traded Securities, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of Traded Securities by Holdings or the Borrower pursuant to an offering of Traded Securities.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Quarterly Average Excess Availability” means, for any Fiscal Quarter, the average for such Fiscal Quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such Fiscal Quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the Excess Availability at such time and (b) the denominator of which is the Maximum Credit in effect at such time.

“Quarterly Average Facility Utilization” means, for any Fiscal Quarter, the average for such Fiscal Quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such Fiscal Quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time and (ii) the Letter of Credit Usage at such time and (b) the denominator of which is the Maximum Credit in effect at such time

“Real Estate Asset” means any interest owned by any Credit Party in fee in any real property.

“Receivables” means and includes, as to each Credit Party, all of such Credit Party’s Accounts and all of such Credit Party’s contract rights, Instruments (including those evidencing Indebtedness owed to such Credit Party by its Affiliates), Documents, Chattel Paper (including Electronic Chattel Paper), General Intangibles relating to Accounts, contract rights, Instruments, Documents and Chattel Paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all Supporting Obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Collateral Agent under the Credit Documents.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, (c) any Lender and (d) any Issuing Bank, as applicable.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation T” means Regulation T of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Reimbursement Date” has the meaning assigned to such term in Section 2.4(g)(ii).

“Reimbursement Obligation” has the meaning assigned to such term in Section 2.4(g)(ii).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives, and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Rent Reserve” means, with respect to location not owned a Credit Party on which any Inventory is located (other than any such leased real property in respect of which the Administrative Agent shall have received a Collateral Access Agreement executed by the applicable landlord pursuant to which, among other things, such landlord grants the Collateral Agent access to the Inventory, waives or subordinates, in a manner reasonably satisfactory to the Administrative Agent, any rights and claims it has to such Inventory for any rent or other amounts payable to such landlord), an amount determined in the Administrative Agent’s Permitted Discretion; provided that such amount shall not exceed three months’ charges or rental expense for such location.

“Reportable Compliance Event” shall mean that (1) the Borrower or any Subsidiary becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (2) the Borrower or any Subsidiary engages in a transaction that has caused or may cause the Lenders, the Administrative Agent or the Collateral Agent to be in violation of any Anti-Terrorism Law, including the Borrower’s or any Subsidiary’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; (3) any Collateral becomes Embargoed Property; or (4) the Borrower or any Subsidiary otherwise violates, or reasonably believes that it will violate, any of the representations in Section 4.23, or any covenant in Section 5.8 or Section 6.16.

“Reports” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower or any other Credit Party from information furnished by or on behalf of the Borrower or any Guarantor Subsidiary, which Reports (except where prepared for internal purposes of the Administrative Agent) may be distributed to the Lenders by the Administrative Agent.

“Requisite Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the Revolving Exposure and unused Revolving Commitments of all the Lenders at such time. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of any Defaulting Lender.

“Reserves” means (a) the Subcontractor Reserve, (b) the Rent Reserve and (c) without duplication (including with respect to any items that are otherwise addressed through eligibility criteria), any and all other reserves that the Administrative Agent deems necessary, in its Permitted Discretion, to maintain. In the event that the event, condition or other matter giving rise to any Reserve arising hereunder shall cease to exist, as determined by subsequent audits, appraisals or other information provided by the Credit Parties to the Administrative Agent, then unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter, such Reserve shall be reduced to zero.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary, and (c) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any Junior Indebtedness, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any Junior Indebtedness; provided that payments shall only be made (i) as permitted by the DIP Orders, (ii) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget, or (iii) as permitted under any other order of the Bankruptcy Court acceptable to the Requisite Lenders, but in the case of clauses (i) and (ii) in amounts not in excess of the amounts set forth for such payments in the Approved Budget.

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of [__], 2023, by and among the Debtors and the other parties party thereto.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any Acquisition or other Investment, any return of capital (including dividends, distributions and similar payments and profits on sale to a Person other than the Borrower or a Subsidiary) received by the investor in Cash or Cash Equivalents in respect of such Acquisition or other Investment.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swing Line Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder. The amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1 or in the applicable Assignment Agreement, as applicable, subject to any increase or reduction pursuant to the terms and conditions hereof.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Maturity Date.

“Revolving Credit Cash Collateral” shall mean “Revolving Credit Cash Collateral” as defined in the Interim Order, or, after the entry of the Final Order, in the Final Order.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Loans of such Lender outstanding at such time, (b) such Lender’s Pro Rata Share of the Letter of Credit Usage at such time, (c) such Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans outstanding at such time and (d) such Lender’s Pro Rata Share of the aggregate principal amount of the Protective Advances outstanding at such time.

“Revolving Loan” means a revolving loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“S&P” means Standard & Poor’s Financial Services, a division of McGraw-Hill Financial, Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary Disposes of such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.

“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

“Sanctioned Jurisdiction” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctions” has the meaning assigned to such term in Section 4.23(a).

“Sanctions Laws” has the meaning assigned to such term in Section 4.23(a).

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Senior Liens” as set forth in the Interim Order, and upon entry of the Final Order, the Final Order.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http:www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SPC” has the meaning assigned to such term in Section 10.6(j).

“Standard Letter of Credit Practice” means, for any Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Statutory Plan” means any benefit plan that the Borrower or any Subsidiary is required by statute to participate in or contribute to in respect of any current or former employee, director, officer, shareholder, consultant or independent contractor of that Borrower or Subsidiary, or any dependent of any of them, including the Canada Pension Plan and plans administered pursuant to applicable legislation regarding health, tax, workers’ compensation insurance and employment insurance.

“Subcontractor Reserve” means, at any time, the aggregate amount owing by any Credit Party to any subcontractor 30 days or more past the due date.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Supermajority Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 66-2/3% of the sum of the Revolving Exposure and unused Revolving Commitments of all the Lenders at such time. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of any Defaulting Lender.

“Supporting Obligations” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Swap Obligation” has the meaning assigned to such term in “Excluded Swap Obligations”.

“Swing Line Lender” means PNC Bank, in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a loan made by the Swing Line Lender to the Borrower pursuant to Section 2.3.

“Swing Line Sublimit” means $0.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Adequate Protection Claim” as set forth in the Interim Order, and upon entry of the Final Order, in the Final Order.

“Term Loan Adequate Protection Liens” as set forth in the Interim Order, and upon entry of the Final Order, in the Final Order.

“Term Loan DIP Credit Agreement” means the Term Credit and Guaranty Agreement dated as of the Closing Date, among the Borrower, the Guarantor Subsidiaries, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent thereunder.

“Term Loan DIP Credit Documents” means the Credit Documents as defined in the Term Loan DIP Credit Agreement.

“Term Loan DIP Facility” means the credit facilities made available to the Borrower pursuant to the Term Loan DIP Credit Agreement.

“Term Priority Collateral” has the meaning assigned to such term in the DIP ABL Intercreditor Agreement.

“Term SOFR” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Transition Event” shall mean the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.18(f) hereof that is not Term SOFR.

“Test Period” means, on any date of determination, the most recent period of four consecutive Fiscal Quarters of the Borrower for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1(a) or 5.1(b) .

“Total Utilization of Revolving Commitments” means, at any time, the sum of the Revolving Exposures of all the Lenders of such time.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans, the obtaining of Letters of Credit and the use of the proceeds thereof, (b) the execution, delivery and performance by each Credit Party of the “Credit Documents” to which it is to be a party and the creation of the Liens provided for in the “Collateral Documents”, in each case under the Term Loan DIP Credit Agreement and (c)  the other “Transactions” contemplated to occur under the Restructuring Support Agreement on or prior to the Closing Date.

“Trustee” as set forth in the Interim Order, or, after entry of the Final Order, in the Final Order.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the BSBY Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unrestricted Cash” means, on any date, Cash and Cash Equivalents owned on such date by the Borrower or any Subsidiary that is not a CFC or a CFC Holding Company, as reflected on a balance sheet prepared as of such date in conformity with GAAP, provided that (a) such Cash and Cash Equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP, (b) such Cash and Cash Equivalents are free and clear of all Liens, other than (i) nonconsensual Liens permitted by Section 6.2 (including, without limitation, clause (a) of the definition of the term “Permitted Encumbrances”), (ii) Liens referred to in clause (i) of the definition of the term “Permitted Encumbrances”, (iii) Liens created under the Credit Documents and (iv) Liens securing Permitted Term Indebtedness, and (c) the use of such Cash and Cash Equivalents for application to the payment of Indebtedness is not prohibited in any material respect by applicable law or any material Contractual Obligation and such Cash and Cash Equivalents are not contractually restricted in any material respect from being distributed to the Borrower.

“Unrestricted Controlled Cash” means, on any date, Unrestricted Cash owned on such date by the Borrower or any Guarantor Subsidiary that are held in a deposit account or securities account over which the Collateral Agent has a perfected Lien.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(B)(3).

“Variance Report” means a weekly variance report prepared by an Authorized Officer of the Borrower, comparing for each applicable Variance Testing Period the aggregate actual operating disbursement against the Approved Budget, in form and detail reasonably satisfactory to the Requisite Lenders.

“Variance Testing Period” means (i) initially, the period commencing Sunday, May 21, 2023 and ending Saturday, May 27, 2023, (ii) then, the period commencing Sunday, May 21, 2023 and ending Saturday, June 3, 2023, (iii) then, the period commencing Sunday, May 21, 2023 and ending Saturday, June 10, 2023 and (iv) thereafter, each rolling four-week period initially commencing Sunday, May 21, 2023 and ending on the fourth Saturday thereafter.

“Verizon” means Verizon Communications Inc., Verizon Sourcing LLC, or any of their respective affiliates.

“Wages Order” means the order of the Bankruptcy Court approving the Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses, and (B) Continue Employee Benefits Programs and (II) Granting Related Relief filed on or before the date hereof.

“Wholly Owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.         Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (a) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of FASB ASU No. 2016-02, Leases (Topic 842) to the extent such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015. Where reference is made to “the Borrower and the Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Subsidiaries.

1.3.         Interpretation, Etc. (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(b)           Unless the context otherwise requires, any reference to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.4.         Currency Translation; Calculations of Amounts.

(a)           For purposes of any determination under Sections 6 and 8, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that for purposes of any determination under Sections 6.1, 6.4, 6.6 and 6.8, the amount of each applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by the Borrower. Notwithstanding anything to the contrary set forth herein but subject to clause (ii) above, no Default shall arise as a result of any limitation or threshold expressed in Dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction.

(b)           In the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets pursuant to any applicable covenant in Section 6, such action or transaction (or portion thereof) may be divided and classified, and later (on one or more occasions) be redivided and/or reclassified under one or more of such exceptions, thresholds or baskets as the Borrower may elect from time to time, including reclassifying any utilization of fixed (subject to grower components) exceptions, thresholds or baskets (for purposes of this Section 1.4, “fixed baskets”) as incurred under any available incurrence-based exception, threshold or basket (for purposes of this Section 1.4, “incurrence-based baskets”), and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied in any subsequent Fiscal Quarter, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower.

(c)           In the event any fixed baskets are intended to be utilized together with any incurrence-based baskets in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of any Indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets, but giving full Pro Forma Effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated.

1.5.         Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “BSBY Rate Loan”) or by Class and Type (e.g., a “BSBY Rate Revolving Loan” or “BSBY Rate Revolving Borrowing”).

1.6.         [Reserved].

1.7.         Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

1.8.         BSBY Notification. Section 2.18 of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the BSBY Screen Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the BSBY Screen Rate or other rates in the definition of “BSBY Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefore.

1.9.         Conforming Changes Relating to BSBY. The right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

1.10.       Acknowledgment.

(a)           As of the Petition Date, the aggregate amount of all Prepetition Obligations owing by the Borrowers to the Prepetition Revolving Credit Lenders under and in connection with the Prepetition ABL Credit Agreement was not less than (i) [$__________], including, without limitation, [$_________] in outstanding principal amount of Prepetition Revolving Credit Loans, and [$___________] in accrued but unpaid interest, fees and per diem, plus (ii all accrued and accruing charges and Credit Product Obligations in respect of Credit Products Arrangement, plus (iii) all accrued and accruing costs and expenses (including attorneys’ fees and legal expenses), plus (iv) any other charges and liabilities accrued, accruing or chargeable, whether due or to become due, matured or contingent, under the Prepetition ABL Credit Agreement.

(b)           Each Debtor confirms and agrees that Administrative Agent, for the benefit of itself and the other Secured Parties (as defined in the Prepetition ABL Credit Agreement), has and shall continue to have valid, enforceable and perfected first priority (except as set forth in the Interim Order or Final Order) security interests and Liens upon Prepetition Collateral heretofore granted to Administrative Agent, in its capacity as Prepetition Agent, pursuant to the Prepetition ABL Credit Agreement as in effect immediately prior to the Petition Date to secure all of the Prepetition Obligations, as well as valid and enforceable first priority security interests in and Liens upon all Collateral of the Debtors granted to Administrative Agent, in accordance with the Interim Order and the Final Order, for the benefit of itself and the Prepetition Secured Parties and the Secured Parties, upon the entry of, and under, the Interim Order or Final Order, and under this Agreement.

1.11.       Release.

(a)           In consideration of and as a condition to the Administrative Agent and the Lenders making Loans under this Agreement, the consent by the Prepetition Secured Parties and the Secured Parties to the use of Revolving Credit Cash Collateral, and providing other credit and financial accommodations to the Debtors pursuant to the provisions of the DIP Orders and the Credit Documents, each Debtor, on behalf of itself, and successors and assigns and its Estate (as defined in the Interim Order) (collectively, the “Releasors”), hereby absolutely releases and forever discharges and acquits each Prepetition Secured Party and each of their respective successors, participants, and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, and other representatives (the Prepetition Agent and each of the Prepetition Lenders, and all such other parties being hereinafter referred to collectively as the “Releasees”) of and from any and all claims, demands, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages, and any and all other claims, counterclaims, cross claims, defenses, rights of set-off, demands, and liabilities whatsoever (individually, a “Prepetition Released Claim” and collectively, the “Prepetition Released Claims”) of every kind, name, nature and description, known or unknown, foreseen or unforeseen, matured or contingent, liquidated or unliquidated, primary or secondary, suspected or unsuspected, both at law and in equity, including, without limitation, any so-called “lender liability” claims or defenses, that any Releasor may now or hereafter own, hold, have, or claim to have against the Releasees, or any of them for, upon, or by reason of any nature, cause, or thing whatsoever that arose or may have arisen at any time on or prior to the date hereof, in respect of the Debtors and arising out of, relating to, or in connection with, any of the Prepetition Obligations, the Prepetition Credit Documents, and any Prepetition Obligations, Prepetition Term Loan Obligations, or other financial accommodations under the Prepetition Credit Documents; provided, however, that such release shall not be effective with respect to the Estates until the expiration of the Challenge Period. In addition, upon the Payment in Full of all Obligations, and termination of the rights and obligations arising under the Interim Order, the Final Order, and the Credit Documents (which payment and termination shall be on terms and conditions reasonably acceptable to the Administrative Agent), Administrative Agent and the Lenders shall be automatically deemed to be absolutely and forever released and discharged from any and all obligations, liabilities, actions, duties, responsibilities, commitments, claims, and causes of action arising, occurring in connection with, or related to this Agreement, the Credit Documents, the Interim Order and the Final Order (whether known or unknown, direct or indirect, matured or contingent, foreseen or unforeseen, due or not due, primary or secondary, liquidated or unliquidated).

(b)           Subject to Section VIII of the Interim Order with respect to all applicable parties other than the Debtors, each Releasor hereby absolutely, unconditionally and irrevocably covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding, or otherwise) any Releasee on the basis of any Prepetition Released Claim that has been released and discharged by each Releasor pursuant to Section 1.08(a) above. If any Releasor violates the forgoing covenant, Debtors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

(c)           Each Credit Party hereby (a) ratifies, assumes, adopts and agrees to be bound by all of the Prepetition Credit Documents to which it is a party and (b) agrees to pay all Prepetition Obligations in accordance with the terms of the Prepetition Credit Documents and in accordance with the Interim Order and Final Order. Each Prepetition Credit Document to which any Credit Party is a party is hereby incorporated herein by reference and hereby is and shall be deemed adopted and assumed in full by such Credit Party, and in respect of each Debtor, as a debtor and debtor-in-possession, and considered an agreement among the Credit Parties, on the one hand, and the applicable Secured Parties, on the other hand.

SECTION 2. LOANS

2.1.         Loans.

(a)           Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make Revolving Loans to the Borrower in Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding its Revolving Commitment or (ii) the Total Utilization of Revolving Commitments exceeding the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall terminate on the Maturity Date. Notwithstanding anything to the contrary set forth herein, subject to the terms and conditions set forth in this Agreement, any Revolving Loans made to the Borrower shall be made solely in conjunction with amounts set forth in the Approved Budgets (subject to Permitted Variances); provided, that no proceeds of any Revolving Loans shall be used for the payment of non-PNC Bank related professional fees or other non-operating disbursements as listed on the applicable Approved Budget (subject to the Carve Out in all respects).

(b)           Borrowing Mechanics for Revolving Loans.

(i)            Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders proportionately to their Pro Rata Shares. At the commencement of each Interest Period for any BSBY Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess of such amount; provided that a BSBY Rate Revolving Borrowing that results from a continuation of an outstanding BSBY Rate Revolving Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing. At the time each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess of such amount; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Maximum Credit or that is required to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.4(g).

(ii)           To request a Revolving Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a BSBY Rate Loan, not later than 12:00 noon (New York City time) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) and (B) in the case of a Base Rate Borrowing, not later than 12:00 noon. (New York City time) on the proposed Credit Date (which shall be a Business Day). In lieu of delivering a Funding Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed Revolving Borrowing; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Funding Notice. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing. Following delivery of a Funding Notice for a BSBY Rate Loan, any failure to make such Borrowing shall be subject to Section 2.18(c).

(iii)           Each Lender shall make the principal amount of the Revolving Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 4:00 p.m. (New York City time) on such Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Revolving Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice (or, in the case of a Base Rate Revolving Borrowing specified by the Borrower in the applicable Funding Notice as made to finance reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.4(g), to the applicable Issuing Bank).

2.2.         Protective Advances.

(a)           General. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time during the Revolving Commitment Period, in the Administrative Agent’s sole discretion (but without any obligation to) irrespective of the occurrence of a Default or an Event of Default to make loans to the Borrower in Dollars on behalf of the Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations referred to in clause (a) of the definition of such term or (C) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any such loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall be made if immediately after giving effect thereto the aggregate principal amount of the outstanding Protective Advances would exceed (x) an amount equal to 10% of the Borrowing Base (excluding, for purposes of such calculation, clause (d) of the definition of “Borrowing Base”) in effect at the time of the making of such Protective Advance or (y) the Total Utilization of Revolving Commitments would exceed the Maximum Credit. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall constitute Obligations for all purposes hereof and the other Credit Documents and shall be Guaranteed and secured as provided in the Credit Documents. All Protective Advances shall be Base Rate Loans. The Administrative Agent may at any time (i) request, on behalf of the Borrower, the Lenders to make, subject to the limitations set forth in Section 2.1(a) and to the satisfaction of the conditions precedent set forth in Section 3.2, Base Rate Revolving Loans to repay any Protective Advance or (ii) require the Lenders to acquire participations in any Protective Advance as provided in Section 2.2(b). The Administrative Agent shall endeavor to notify the Borrower promptly after the making of any Protective Advance.

(b)           Lenders’ Participations in Protective Advances. The Administrative Agent may by written notice given to each Lender not later than 1:00 p.m. (New York City time) on any Business Day require the Lenders to purchase, in accordance with their Pro Rata Shares, participations in all or a portion of the Protective Advances outstanding, together with accrued interest thereon. Such notice shall specify the aggregate amount of the Protective Advance or Protective Advances in which Lenders will be required to participate and such Lender’s Pro Rata Share of such Protective Advance or Protective Advances and the accrued interest thereon. Each Lender shall make available an amount equal to such Lender’s Pro Rata Share of such Protective Advance or Protective Advances, and the accrued interest thereon, not later than 12:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. In the event that any Lender fails to make available for the account of the Administrative Agent any payment referred to in the preceding sentence, the Administrative Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by the Administrative Agent for the correction of errors among banks and thereafter at the Base Rate. In order to evidence the purchase of participations under this Section 2.2(b), each Lender agrees to enter at the request of the Administrative Agent into a participation agreement in form and substance reasonably satisfactory to the Administrative Agent. In the event the Lenders shall have purchased participations in any Protective Advance pursuant to this Section 2.2(b), the Administrative Agent shall promptly distribute to each Lender that has paid all amounts payable by it under this Section 2.2(b) with respect to such Protective Advance such Lender’s Pro Rata Share of all payments subsequently received by the Administrative Agent from or on behalf of the Borrower in respect of such Protective Advance; provided that any such payment so distributed shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this Section 2.2(b) shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Protective Advance.

(c)           Obligations Absolute. The obligations of the Lenders under Section 2.2(b) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against the Administrative Agent or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, with the transactions contemplated herein or with any unrelated transaction, (ii) any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, (iii) any breach hereof or of any other Credit Document by any party thereto, (iv) any Default or Event of Default and (v) any other event or condition whatsoever, whether or not similar to any of the foregoing.

2.3.         Swing Line Loans.

(a)           General. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans to the Borrower in Dollars in an aggregate principal amount at any time outstanding not to exceed the Swing Line Sublimit; provided that no Swing Line Loan shall be made if immediately after giving effect thereto the Total Utilization of Revolving Commitments would exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.3(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period.

(b)           Borrowing Mechanics for Swing Line Loans.

(i)            Each Swing Line Loan shall be a Base Rate Loan. Each Swing Line Loan shall be in an amount of $250,000 or an integral multiple of $100,000 in excess of such amount.

(ii)           To request a Swing Line Loan, the Borrower shall deliver to the Swing Line Lender and the Administrative Agent a fully completed and executed Funding Notice not later than 1:00 p.m. (New York City time) on the proposed Credit Date (which shall be a Business Day). In lieu of delivering a Funding Notice, the Borrower may give the Swing Line Lender and the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed Swing Line Loan; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Swing Line Lender and the Administrative Agent of a fully completed and executed Funding Notice.

(iii)           The Swing Line Lender shall make the principal amount of the Swing Line Loan available to the Administrative Agent not later than 4:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make available such Swing Line Loan to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice (or in the case of a Swing Line Loan specified by the Borrower in the applicable Funding Notice as made to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.4(g), to the applicable Issuing Bank).

(c)           Lenders’ Participations in Swing Line Loans. The Swing Line Lender shall, on a weekly or a more frequently than weekly basis when any Swing Line Loan is outstanding, by written notice given to the Administrative Agent not later than 1:00 p.m. (New York City time) on any Business Day require the Lenders to purchase, in accordance with their Pro Rata Shares, participations in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of the Swing Line Loan or Loans in which Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent shall notify each Lender of the details of such notice and of such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Lender shall make available an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan or Loans, not later than 12:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and the Administrative Agent shall promptly remit the amounts so received, in like funds, to the Swing Line Lender. In the event that any Lender fails to make available for the account of the Swing Line Lender any payment referred to in the preceding sentence, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate. In order to evidence the purchase of participations under this Section 2.3(c), each Lender agrees to enter at the request of the Swing Line Lender into a participation agreement in form and substance reasonably satisfactory to the Swing Line Lender and the Administrative Agent. Each Lender acknowledges and agrees that, in making any Swing Line Loan, the Swing Line Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 3.2, unless, at least one Business Day prior to the time such Swing Line Loan is made, the Borrower or the Requisite Lenders shall have notified the Swing Line Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.2 would not be satisfied if such Swing Line Loan were then made (it being agreed that, in the event the Swing Line Lender shall have received any such notice, or shall otherwise believe in good faith that such conditions would not be satisfied, it shall have no obligation to (and, in the event it shall have received any such notice, shall not) make any Swing Line Loan until and unless it shall be satisfied that the events and circumstances giving rise thereto shall have been cured or otherwise shall have ceased to exist). In the event the Lenders shall have purchased participations in any Swing Line Loan pursuant to this Section 2.3(c), the Swing Line Lender shall promptly distribute to each Lender that has paid all amounts payable by it under this Section 2.3(c) with respect to such Swing Line Loan such Lender’s Pro Rata Share of all payments subsequently received by the Swing Line Lender from or on behalf of the Borrower in respect of the interest of such Lender in such Swing Line Loan; provided that any such payment so distributed shall be repaid to the Swing Line Lender if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this Section 2.3(c) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to repay such Swing Line Loan; provided that, unless the Administrative agent shall have received written notice from the Borrower of a failure to satisfy any condition set forth in Section 3.2 prior to the time set for any purchase by the Lenders of participations in any Swing Line Loan pursuant to this Section 2.3(c), the amounts that otherwise would have been advanced by Lenders to fund such purchase of participations shall for all purposes hereunder instead be deemed to constitute Base Rate Revolving Loans borrowed by the Borrower with the proceeds of such Revolving Loans being deemed to have been applied to prepay such Swing Line Loan.

(d)           Obligations Absolute. The obligations of the Lenders under Section 2.3(c) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against the Swing Line Lender or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, with the transactions contemplated herein or with any unrelated transaction, (ii) any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, (iii) any breach hereof or of any other Credit Document by any party thereto, (iv) any Default or Event of Default and (v) any other event or condition whatsoever, whether or not similar to any of the foregoing.

(e)           Swing Line Lender Notice to the Administrative Agent. The Swing Line Lender shall give the Administrative Agent prompt notice of any prepayment or repayment received by the Swing Line Lender from or on behalf of the Borrower in respect of any Swing Line Loan and of any failure by the Borrower to prepay or repay the Swing Line Loan as required hereunder.

2.4.         Letters of Credit.

(a)           General. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or, so long as the Borrower is a joint and several co- applicant with respect thereto, the account of any Subsidiary, and to amend or extend Letters of Credit previously issued by it as requested by the Borrower; provided that no Letter of Credit shall be, or shall be required to be, issued, amended or extended by any Issuing Bank unless (i) immediately after giving effect thereto (A) the Total Utilization of Revolving Commitments shall not exceed the lesser of (x) the Maximum Credit and (y) the Borrowing Base then in effect and (B) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit, (ii) such Letter of Credit shall be a standby letter of credit denominated in Dollars, (iii) such Letter of Credit shall have an expiration date that is not later than the earlier of (A) the date that is five Business Days prior to the Maturity Date and (B) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of an extension of any Letter of Credit, one year after the date of such extension), provided that such Issuing Bank may agree that (x) such Letter of Credit will automatically extend for one or more successive periods not to exceed one year each (but in any event to a date not later than the date that is five Business Days prior to the Maturity Date) unless such Issuing Bank elects not to extend for any such additional period or (y) such Letter of Credit will expire after the applicable date referred to above if such Letter of Credit is, at the time it is issued or extended, cash collateralized or otherwise backstopped in an amount equal to 103% of the Maximum Undrawn Amount of such Letter of Credit pursuant to documentation reasonably satisfactory to such Issuing Bank (any such Letter of Credit referred to in this clause (y) being a “Collateralized Letter of Credit”), and (iv) such issuance, amendment or extension is in accordance with such Issuing Bank’s standard operating procedures. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower. The Borrower unconditionally and irrevocably agrees that, in connection with any Existing Letter of Credit, it will be fully responsible for the reimbursement of drawings under such Existing Letter of Credit, the payment of interest thereon and the payment of fees due under Section 2.11 to the same extent as if it were the account party in respect of such Existing Letter of Credit.

(b)           Limitations. Notwithstanding any provision of this Agreement, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing any Letter of Credit, or any applicable law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which such Issuing Bank in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)           Request for Issuance, Amendment or Extension. The Borrower, on behalf of the Credit Parties, may request any Issuing Bank to issue or cause the issuance of a Letter of Credit by delivering to shall deliver to the Administrative Agent and the applicable Issuing Bank, prior to 1:00 p.m. (New York City time), at least five (5) Business Days’ prior to the proposed date of issuance, such Issuing Bank’s form of letter of credit application (the “Letter of Credit Application”) completed to the satisfaction of such Issuing Bank and, such other certificates, documents and other papers and information as such Issuing Bank may reasonably request. The Borrower, on behalf of the Credit Parties, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with such Issuing Bank upon any amendment, extension or renewal of any Letter of Credit. Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than 12 months after such Letter of Credit’s date of issuance and in no event later than not later than the date that is five Business Days prior to the Maturity Date. Each Letter of Credit shall be subject to the ISP98 Rules. The Administrative Agent shall use its reasonable efforts to notify the Lenders of the request by the Borrower for a Letter of Credit hereunder.

(d)           Post-Term Letters of Credit. Notwithstanding anything to the contrary set forth in Section 2.4(a) above or any other provision of this Agreement, the Borrower may request and the applicable Issuing Bank may issue Letters of Credit (and/or renewals or extensions of existing Letters of Credit) under this Agreement with an expiry date that extends beyond the date that is five (5) Business Days prior to the Maturity Date when such Letter of Credit (or the extension or renewal thereof) is requested (any such Letter of Credit so issued, renewed or extended, a “Post-Term Letter of Credit”), subject to all other existing terms and conditions of and provisions in this Agreement regarding Letters of Credit, including any terms, conditions and provisions regarding the requesting and issuance thereof, but provided that, under no circumstances may any such Post-Term Letter of Credit as so issued, renewed or extended have an expiry date later than the twelve-month anniversary of the Maturity Date as in effect when such Post-Term Letter of Credit is so issued, renewed or extended.

(e)           Post-Term Letters of Credit Procedures. All of the obligations, liabilities and indebtedness of any kind or nature of the Credit Parties with respect to any and all such Post-Term Letters of Credit (including all reimbursement obligations and obligations to pay Letter of Credit fees and obligations to pay interest in respect of any disbursement made by the Issuing Bank in connection with a drawing under a Post-Term Letter of Credit that is not immediately reimbursed by the Credit Parties (including any such interest accruing thereon at a rate to be mutually agreed between the Borrower and the applicable Issuing Bank, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding)) (any such obligations, liabilities and indebtedness, the “Post-Term Letter of Credit Obligations”) shall remain Obligations secured by the Collateral pursuant to the Liens created under the Collateral Documents both prior to and after the expiration of the Maturity Date, and the Secured Parties shall have no obligations to release any Liens on the Collateral notwithstanding the overall termination of this Agreement and of the Revolving Commitments, until such time as the last such Post-Term Letter of Credit shall have expired or terminated or shall been fully drawn and all Post-Term Letter of Credit Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefore has been made, or is reasonably expected to be made) have been paid in full in cash, provided that, notwithstanding the foregoing, on or prior to the date that is five Business Days prior to the Maturity Date, the Borrower may provide either (x) cash collateral (any such cash collateral, the “Post-Term Cash Collateral”) to the applicable Issuing Bank to be held as security for such Post-Term Letter of Credit Obligations of such Issuing Bank (and the Borrower hereby grants to such Issuing Bank a Lien and security interest in any such Post-Term Cash Collateral so provided) or (y) a backstop letter of credit naming the applicable Issuing Bank as the beneficiary thereof, in form and substance reasonably acceptable to such Issuing Bank (any such letter of credit, a “Post-Term Backstop Letter of Credit”), in either case, in the amount of the required Cash Collateral shall have been delivered) in an amount equal to 105% of the then-outstanding undrawn face amount of all such Post-Term Letters of Credit, and in such event, if the conditions set forth in Section 9.8(e)(i) are otherwise satisfied, the applicable Issuing Bank shall consent to the delivery of the release documentation required to be delivered in accordance with Section 9.8(e)(iv), and, in the case of clause (x), such Issuing Bank will deposit such Post-Term Cash Collateral in a non-interest bearing deposit account maintained at such Issuing Bank. The Borrower agrees that upon the coming due of any such Post-Term Letter of Credit Obligations, the applicable Issuing Bank may use such Post-Term Cash Collateral or disbursement of such Post-Term Backstop Letter of Credit to pay and satisfy such Post-Term Letter of Credit Obligations. As each outstanding Post-Term Letter of Credit expires, the applicable Issuing Bank agrees to promptly return to the Borrower the unused Post-Term Cash Collateral corresponding to such expired Post-Term Letter of Credit or the undrawn Post-Term Backstop Letter of Credit. Nothing contained in this Agreement shall be construed under any circumstances as an agreement by the Agents and/or the Lenders to extend the Term or require or obligate in any way the Agents, the Lenders and/or the Issuing Banks to make any Loans or to issue any new Letters of Credit (or extend or renew any existing Letters of Credit) on or after the Maturity Date.

(f)            Requirements for Issuance of Letters of Credit. The Borrower shall authorize and direct any Issuing Bank to name the applicable Subsidiary as the “applicant” or “account party” of each Letter of Credit. If the Administrative Agent is not the Issuing Bank (or an Affiliate of the applicable Issuing Bank) of any Letter of Credit, the Borrower shall authorize and direct the applicable Issuing Bank to deliver to the Administrative Agent all instruments, documents, and other writings and property received by such Issuing Bank pursuant to such Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit and the application therefor.

(g)           Disbursements; Reimbursement.

(i)            Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Pro Rata Share of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(ii)           In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Bank will promptly notify the Administrative Agent and the Borrower. The Borrower shall reimburse (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuing Bank (A) if such day is a Business Day and the Borrower shall have received notice of such drawing prior to 10:00 a.m. (New York City time), on such day that an amount is paid by the applicable Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) (it being understood and agreed that on such date, regardless of whether such notice has been given prior to 10:00 a.m. (New York City time), the Administrative Agent may, in its discretion, deem that the Borrower has requested that a Revolving Loan maintained as a Base Rate Loan be made by Lenders to be disbursed on such date to satisfy the applicable Reimbursement Obligation), and (B) otherwise, on the immediately succeeding Business Day, in each case an amount equal to the amount so paid by such Issuing Bank. In the event the Borrower fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit by the time required by the immediately preceding sentence (each such date, a “Reimbursement Date”), such Issuing Bank will promptly notify the Administrative Agent and each Lender holding a Revolving Commitment thereof, and the Borrower shall be automatically deemed to have requested that a Revolving Loan maintained as a Base Rate Loan be made by Lenders to be disbursed on such Reimbursement Date, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Loan (all whether or not the conditions specified in Section 3.2 are then satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason) as provided for in sub-clause (iii) immediately below. Any notice given by an Issuing Bank pursuant to this sub-clause (ii) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii)           Each Lender holding a Revolving Commitment shall upon any notice pursuant to sub-clause (ii) above make available to the applicable Issuing Bank through the Administrative Agent at the account designated therefor by the Administrative Agent an amount in immediately available funds equal to its Pro Rata Share (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section sub-clause (iv) below) each be deemed to have made a Revolving Loan maintained as a Base Rate Loan to the Borrower in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to the Administrative Agent, for the benefit of the applicable Issuing Bank, the amount of such Lender’s Pro Rata Share of such amount by 2:00 p.m. on the applicable Reimbursement Date, then interest shall accrue on such Lender’s obligation to make such payment, from such Reimbursement Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the such Reimbursement Date and (B) at a rate per annum equal to the rate applicable to Revolving Loans maintained as a Base Rate Loan on and after the fourth day following the such Reimbursement Date. The Administrative Agent and the applicable Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent or any Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this sub-clause (iii), provided that such Lender shall not be obligated to pay interest as provided in clause (A) and (B) of this sub-clause (iii) until and commencing from the date of receipt of notice from the Administrative Agent or the applicable Issuing Bank of a drawing.

(iv)          With respect to any unreimbursed drawing that is not converted into a Revolving Loan maintained as a Base Rate Loan to the Borrower in whole or in part as contemplated by sub-clause (ii) above, because of the Borrower’s failure to satisfy the conditions set forth in Section 3.2 hereof (other than any notice requirements) or for any other reason, the Borrower shall be deemed to have incurred from the Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Loan maintained as a Base Rate Loan. Each applicable Lender’s payment to the Administrative Agent pursuant to sub-clause (iii) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.4(g).

(v)           Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) the Issuing Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Credit Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(h)           Documentation. The Borrower agrees to be bound by the terms of the Letter of Credit Application and by each Issuing Bank’s interpretations of any Letter of Credit issued on behalf of the Credit Parties by such Issuing Bank and by each Issuing Bank’s written regulations and customary practices relating to letters of credit, though such Issuing Bank’s interpretations may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), no Issuing Bank shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower and/or any Credit Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(i)            Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(j)            Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Loans or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the applicable Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.4 under all circumstances, including the following circumstances:

(i)            (any set-off, counterclaim, recoupment, defense or other right which such Lender or any Credit Party, as the case may be, may have against such Issuing Bank, any Agent, any Credit Party or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)           the failure of any Credit Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.4(g);

(iii)          any lack of validity or enforceability of any Letter of Credit;

(iv)          any claim of breach of warranty that might be made by any Credit Party, any Agent, any Issuing Bank or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Credit Party, any Agent, any Issuing Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), any Issuing Bank, any Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Credit Party or any Subsidiaries of such Credit Party and the beneficiary for which any Letter of Credit was procured);

(v)           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuing Bank or any of such Issuing Bank’s Affiliates has been notified thereof;

(vi)          payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse such Issuing Bank from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)         the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)        any failure by the applicable Issuing Bank or any of such Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the Administrative Agent and such Issuing Bank have each received written notice from the Borrower of such failure within three (3) Business Days after such Issuing Bank shall have furnished the Administrative Agent and the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)           the occurrence of any Material Adverse Effect;

(x)            any breach of this Agreement or any other Credit Document by any party thereto;

(xi)           the occurrence or continuance of an insolvency proceeding with respect to the Borrower or any Guarantor;

(xii)          the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)         the fact that the Maturity Date shall have occurred or this Agreement or the obligations of Lenders to make Loans have been terminated; and

(xiv)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(k)           Liability for Acts and Omissions.

(i)            (As between the Credit Parties and the Issuing Banks, the Swing Line Lender, the Agents and the Lenders, each Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if an Issuing Bank or any of its Affiliates shall have been notified thereof); (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Credit Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Letter of Credit or any such transferee; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of an Issuing Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of an Issuing Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve an Issuing Bank from liability for such Issuing Bank’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (A) through (H) of such sentence. In no event shall an Issuing Bank or an Issuing Bank’s Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(ii)           Without limiting the generality of the foregoing, each Issuing Bank and each of its Affiliates: (A) may rely on any oral or other communication believed in good faith by such Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (B) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (C) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Bank or its Affiliates; (D) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (E) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (F) may settle or adjust any claim or demand made on such Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(iii)           In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put such Issuing Bank under any resulting liability to any Credit Party, any Agent or any Lender.

(l)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the day that the Borrower receives notice from the Administrative Agent referred to in Section 8.1, the Borrower shall deposit in a deposit account in the name of the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, Cash Collateral in an amount equal to 103% of the Letter of Credit Usage as of such date. The Borrower hereby irrevocably authorizes the Administrative Agent, in its discretion, exercised in a commercially reasonable manner, on the Borrower’s behalf and in the Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by the Borrower, in the amounts required to be made by the Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of the Credit Parties coming into any Lender’s possession at any time. The Administrative Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which the Administrative Agent and the Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. If the Borrower is required to provide Cash Collateral as a result of the occurrence of an Event of Default, such Cash Collateral shall not be available for withdrawal by the Borrower but such Cash Collateral shall be returned to the Borrower promptly after all Events of Default have been cured or waived and the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower to that effect.

(m)          Termination of any Issuing Bank; Designation of Additional Issuing Banks.

(i)            The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective (except to relieve such Issuing Bank from any obligation to issue, amend or extent any Letter of Credit) until and unless the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(ii)           The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(n)           Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application relating thereto (or of any other document, agreement or instrument entered into by the applicable Issuing Bank and the Borrower and relating to such Letter of Credit), provides for one or more automatic increases prior to the expiration thereof (without giving effect to any automatic extension provisions therein or the reinstatement of an amount previously drawn thereunder and reimbursed) in the face amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(o)           Indemnity. Without limiting the provisions of Section 10.3 or any other provision of this Agreement, the Borrower agrees to indemnify, defend and hold harmless each Indemnitee, to the fullest extent permitted by applicable law, from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Indemnitee (other than (x) Taxes, except Taxes that represent claims, liabilities fines, costs, penalties or damages relating to or arising from any non-Tax claim, demand, suit, action, investigation or proceeding and (y) any liabilities, fines, costs, penalties, damages, fees and expenses arising out of claims, demands, suits, actions, investigations, or proceedings commenced or threatened by a Credit Party, which shall be the subject of Section 10.3 and shall not be the subject of this Section 2.4(o)) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)            any Letter of Credit or any pre-advice of its issuance;

(ii)           any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnitee in connection with any Letter of Credit;

(iii)          any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)          any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)           any unauthorized instruction or request made to an Issuing Bank in connection with any Letter of Credit or any requested Letter of Credit or error in computer or electronic transmission;

(vi)          an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)         any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of any Letter of Credit proceeds or holder of an instrument or document;

(viii)        the fraud, forgery or illegal action of parties other than such Indemnitee;

(ix)           an Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)            the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnitee;

(xi)           in each case, including that resulting from any Indemnitee’s own negligence; provided that, notwithstanding the foregoing, such indemnity shall not be available to any Indemnitee claiming indemnification under this Section 2.4(o) to the extent that such Letter of Credit Indemnified Costs (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (ii) arise out of or in connection with any action, claim or proceeding not involving any Credit Party or the equityholders or Affiliates of any Credit Party (or the Related Parties of any Credit Party) that is brought by an Indemnitee against another Indemnitee (other than against any Agent (or any holder of any other title or role) in its capacity as such). The Borrower hereby agrees to pay any Indemnitee claiming indemnity on demand from time to time all amounts owing under this Section 2.4(o). If and to the extent that the obligations of Borrower under this Section 2.4(o) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(xii)          Limitation of Liability. The liability of an Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct or actual damages suffered by the Borrower and the Subsidiaries that are caused directly by such Issuing Bank’s gross negligence, bad faith or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. An Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against any Issuing Bank and any other Indemnitee for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.4(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Indemnitee, including by enforcing its rights against the beneficiaries of the Letters of Credit to the extent the Borrower deems such enforcement to be commercially reasonable. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of and (y) the amount (if any) of the loss that would have been avoided by the Borrower had it taken all commercially reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

2.5.         Pro Rata Shares; Obligations Several; Availability of Funds.

(a)           All Loans on the occasion of any Borrowing shall be made and all participations in Letters of Credit, Swing Line Loans and Protective Advances shall be purchased by the Lenders in proportion to their Pro Rata Shares. The failure of any Lender to make any Loan or fund any participation required hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or fund any participation required hereunder or to satisfy any of its other obligations hereunder.

(b)           Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.6.         Use of Proceeds. The Borrower will use the proceeds of the Loans in a manner consistent with Section 4.15(b). The Borrower will use the proceeds of the Credit Extensions only in accordance with the terms of the Interim Order and the Final Order, as applicable, and the Credit Documents, and as limited by the Approved Budget (subject to Permitted Variances): (i) to reimburse any and/or all of the professional fees, costs and expenses of the Prepetition Agent, in whole or in part, in cash, as elected by Administrative Agent in its sole and absolute discretion from time to time as provided for herein, (ii) to pay fees and expenses payable under this Agreement or any of the Credit Documents, (iii) to pay Revolving Credit Adequate Protection Payments (as defined in the Interim Order, and upon entry of the Final Order, the Final Order), (iv) to provide for Debtors’ working capital needs in accordance with the Approved Budget (subject to Permitted Variances), (v) for the payment of such other obligations of the Debtors prior to the Petition Date as the Administrative Agent shall agree and the Bankruptcy shall approve, and (vi) upon entry of the Final Order, exchanging and substituting in the Administrative Agent’s sole discretion, the remaining amount of Revolving Loans (as defined in the Prepetition ABL Credit Agreement) on a cashless, dollar-for-dollar basis with the Commitment under this Agreement (the “Final Roll-Up”), in each case, to the extent such use of proceeds is not otherwise prohibited under the terms of this Agreement, is in accordance with the Approved Budget (subject to Permitted Variances) and is otherwise consistent with the terms of the Interim Order and the Final Order, as applicable; provided that no (i) Revolving Credit Cash Collateral, (ii) ABL Priority Collateral and proceeds thereof, or (iii) proceeds of the DIP Revolving Facility shall be used to fund any adequate protection paid to the Prepetition Term Secured Parties. All amounts collected between entry of the Interim Order and prior to the Final Order (the “Interim Period”) shall be applied on account of the Prepetition Obligations (“Interim Roll-Up”) and the Obligations outstanding in accordance with the terms of the Credit Documents and the Interim Order, in such order and manner determined by the Administrative Agent in its sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, neither the Borrower nor any Credit Party may use the proceeds of the Loans or the proceeds of any ABL Priority Collateral to pay down any Obligations under and as defined in the Term Loan DIP Credit Agreement or the Term Loan DIP Credit Documents, including, without limitation, any voluntary or mandatory prepayments thereunder.

2.7.         Evidence of Debt; Register; Notes.

(a)           Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Subject to Section 2.7(b), such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b)           Register. The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c)           Notes. Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class.

2.8.         Interest on Loans and Letter of Credit Disbursements.

(a)           Subject to Section 2.10, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made to repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan (including each Swing Line Loan and each Protective Advance), at the Base Rate plus the Applicable Margin with respect to Loans of such Class; or

(ii)           if a BSBY Rate Loan, at the BSBY Rate plus the Applicable Margin with respect to Loans of such Class.

The applicable Base Rate or BSBY Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b)           The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any BSBY Rate Loan, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 7 (or such greater number as may be agreed to by the Administrative Agent) BSBY Rate Loans outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.9 a Conversion/Continuation Notice with respect to any BSBY Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any BSBY Rate Loan but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c)           Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 360-day year (or, in the case of Base Rate Loans determined by reference to the Prime Rate, a 365-day or 366-day year, as applicable), and (ii) in the case of BSBY Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a BSBY Rate Loan, the date of conversion of such BSBY Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a BSBY Rate Loan, the date of conversion of such Base Rate Loan to such BSBY Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d)           Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan (other than any voluntary prepayment of any Base Rate Revolving Loan), to the extent accrued on the amount being repaid or prepaid, (iii) if such Loan is a Revolving Loan, a Swing Line Loan or a Protective Advance, on the Maturity Date, (iv) in the event of any conversion of a BSBY Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion and (v) in the case of any Protective Advance or any interest accrued in accordance with Section 2.10, on demand.

(e)           The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans and (ii) thereafter, the rate determined in accordance with Section 2.10. Interest payable pursuant to this Section 2.8(e) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event the applicable Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such drawing, such Issuing Bank shall distribute to each Lender that has paid all amounts payable by it under Section 2.4(g) with respect to such drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of the portion of such drawing so reimbursed by the Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such drawing is reimbursed by the Borrower.

2.9.         Conversion/Continuation.

(a)           Subject to Section 2.18, the Borrower shall have the option:

(i)            to convert at any time all or any part of any Borrowing from one Type to the other Type; and

(ii)           to continue, at the end of the Interest Period applicable to any BSBY Rate Loan, all or any part of such Borrowing as a BSBY Rate Loan and to elect an Interest Period therefor; provided, in each case, that at the commencement of each Interest Period for any BSBY Rate Loan, such Borrowing shall be in an amount that complies with Section 2.1(b).

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.9 in part, such conversion or continuation shall be allocated ratably, in accordance with their Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing. This Section 2.9 shall not apply to Swing Line Loans or Protective Advances, which may not be converted or continued.

(b)           To exercise its option pursuant to this Section 2.9, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 1:00 p.m. (New York City time) (i) on the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a BSBY Rate Loan. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any BSBY Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.18(c).

(c)           Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the request of the Requisite Lenders, any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing may be converted to or continued as a BSBY Rate Loan.

2.10.       Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), any overdue principal of or interest on any Loan or any overdue fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the interest rate payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.11.       Fees.

(a)           The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, for each day.

(i)            a commitment fee equal to such Lender’s Pro Rata Share of (A) the excess, determined as of the close of business on such day, of (1) the Maximum Credit over (2) the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage, multiplied by (B) the Applicable Commitment Fee Rate on such day; and

(ii)           a letter of credit fee equal to such Lender’s Pro Rata Share of (A) the Letter of Credit Usage (excluding any portion thereof attributable to unreimbursed drawings under the Letters of Credit), determined as of the close of business on such day, multiplied by (B) the Applicable Margin for BSBY Rate Revolving Loans on such day.

(b)           The Borrower agrees to pay to the Administrative Agent, for the sole and separate account of Administrative Agent, on the Closing Date, a closing fee of one percent (1.0%) of $101,200,000, which fee shall be deemed fully earned on the Closing Date.

(c)           The Borrower agrees to pay to the Administrative Agent, for the sole and separate account of Administrative Agent, an annual administration fee in an amount of $50,000, which fee will be payable quarterly, in advance, commencing on, and subject to the occurrence of, the Closing Date and thereafter at the end of each fiscal quarter of the Borrower prior to the Maturity Date and the payment in full of all amounts owing thereunder (and pro-rated and rebated (to the extent necessary) for any partial period).

(d)           The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees.

(i)            for each day, a fronting fee equal to 0.125% per annum multiplied by the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed drawings under such Letters of Credit), determined as of the close of business on any such day; and

(ii)           any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, such Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit issued by such Issuing Bank, at the time of issuance by it of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit issued by it (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(e)           All fees referred to in Sections 2.11(a), 2.11(b) and 2.11(c)(i) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year (i) in the case of the fees referred to in Section 2.11(a)(i), during the Revolving Commitment Period and (ii) in the case of the fees referred to in Section 2.11(a)(ii) or 2.11(b)(i), during the period from and including the Closing Date to but excluding the later of the Maturity Date and the date on which the Letter of Credit Usage shall have been reduced to zero; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after such date shall be payable on demand.

(f)            The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times separately agreed upon (including under the Fee Letter), in respect of the credit facilities provided herein.

(g)           Fees paid hereunder shall not be refundable or creditable under any circumstances (except as otherwise expressly agreed).

2.12.       Repayment of Loans. The Borrower shall repay (a) to the Administrative Agent, for the account of the Lenders, the then unpaid principal amount of each Revolving Loan on the Maturity Date; (b) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of (i) the Maturity Date and (ii) demand for payment thereof made to the Borrower by the Swing Line Lender; and (c) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of (i) the Maturity Date and (ii) demand for payment thereof made to the Borrower by the Administrative Agent; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Protective Advances that were outstanding on the date such Borrowing was requested.

2.13.       Voluntary Prepayments/Commitment Reductions.

(a)           Voluntary Prepayments.

(i)            At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(a) and with Section 2.18(c), prepay any Borrowing in whole or in part; provided that (A) each such partial voluntary prepayment of any BSBY Rate Loan shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess of such amount and (B) each such partial voluntary prepayment of any Base Rate Borrowing (including any Swing Line Loan or Protective Advance) shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess of such amount.

(ii)           To make a voluntary prepayment pursuant to Section 2.13(a)(i), the Borrower shall notify the Administrative Agent (and, in the case of a voluntary prepayment of any Swing Line Loan, the Swing Line Lender) not later than 1:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of BSBY Rate Loan. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.13(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans or Protective Advances), the Administrative Agent shall advise the Lenders of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their Pro Rata Shares.

(b)           Voluntary Commitment Reductions.

(i)            At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(b), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Maximum Credit exceeds the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that each such partial reduction of the Revolving Commitments shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.

(ii)           To make a voluntary termination or reduction of the Revolving Commitments pursuant to Section 2.13(b)(i), the Borrower shall notify the Administrative Agent not later than 1:00 p.m. (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Revolving Commitments specified therein shall become effective on the date specified therein; provided that a notice of termination or reduction of the Revolving Commitments under Section 2.13(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Each voluntary reduction of the Revolving Commitments shall reduce the Revolving Commitments of the Lenders in accordance with their Pro Rata Shares.

2.14.       Mandatory Prepayments.

(a)           Reductions of Revolving Exposure. In the event and on each occasion that the aggregate principal amount of all Revolving Loans and all Swing Line Loans outstanding at such time exceeds the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect, the Borrower shall prepay Swing Line Loans and Revolving Borrowings (or, if no such Loans or Borrowings are outstanding, deposit Cash Collateral in accordance with Section 2.4(l)) in an aggregate amount equal to such excess.

(b)           Cash Dominion. All proceeds of ABL Priority Collateral shall be deposited by the Credit Parties in accordance with Section 5.19(b). The Collateral Agent shall have previously instructed each depositary bank of any Credit Party that is party to a Control Agreement (including PNC Bank) to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to an Administrative Agent Account all funds then on deposit in the deposit accounts subject to such Control Agreement. On each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to above, the Administrative Agent shall apply all funds so received (subject to the priorities set forth in the Lien Priority Chart and in Section 8.3 and the Interim Order and the Final Order) first, to repay Prepetition Revolving Credit Loan Obligations, second, to any Protective Advances made by Administrative Agent, third, to the outstanding Loans hereunder, fourth, to the remaining Obligations hereunder including to Cash Collateralize any outstanding Letter of Credit Usage in accordance with Section 2.4(l), and fifth in accordance with the Prepetition Credit Agreement and Lien Priority Charta and, following such application thereof, shall remit the remaining funds so received, if any, to the Borrower; provided that upon the occurrence and during the continuance of an Event of Default, all funds so received shall be applied in accordance with Section 8.3(f) (and, pending such application, may be held as Cash Collateral). The Credit Parties hereby direct the Administrative Agent to apply the funds as so specified and authorize the Administrative Agent to determine the order of application of such funds as among the individual Borrowings and items of Letter of Credit Usage. For the avoidance of doubt, funds used to reduce outstanding amounts may be reborrowed, subject to satisfaction of the conditions set forth in Section 3.2 and the other terms hereof.

(c)           Cash Collections. All proceeds received in the Collection Accounts shall be applied to the Revolving Credit Facility in the manner set forth in Section 2.06(c)(i) below.

(d)           Notice and Certificate. Prior to or concurrently with any mandatory prepayment pursuant to Section 2.14(a), the Borrower (i) shall notify the Administrative Agent (and, in the case of a prepayment of a Swing Line Loan, the Swing Line Lender) of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice (other than a notice relating solely to the Swing Line Loans), the Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their Pro Rata Shares. Any failure by the Borrower to provide the notice under this Section 2.14(c) shall not relieve the Borrower of the obligations under Section 2.14(a).

2.15.       Out-of-Formula Loans. Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 3.2 hereof have not been satisfied or the Commitments hereunder have been terminated for any reason, or (c) any other contrary provision of this Agreement, the Administrative Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Loans at any time to exceed the Borrowing Base by up to 10% of the Borrowing Base for up to 60 consecutive Business Days (excluding, for purposes of all calculations of the Borrowing Base contained in this Section 2.15, clause (d) of the definition of “Borrowing Base”) (the “Out-of-Formula Loans”). If the Administrative Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, the Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Pro Rata Shares, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the rate of interest provided for in Section 2.10 for Base Rate Loans; provided that, if the Administrative Agent does permit Out-of-Formula Loans, neither the Administrative Agent nor the Lenders shall be deemed thereby to have changed the limits of the “Borrowing Base” nor shall any Lender be obligated to fund Revolving Loans in excess of its Revolving Commitment. For purposes of this paragraph, the discretion granted to the Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Unbilled Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the Administrative Agent involuntarily permits the outstanding Revolving Loans to exceed the Borrowing Base by more than 10%, the Administrative Agent shall use its efforts to have the Credit Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Loans made after the Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 2.15, the Administrative Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by the Administrative Agent shall be deemed to be Revolving Loans made by and owing to the Administrative Agent, and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the other Credit Documents with respect to such Revolving Loans.

2.16.       General Provisions Regarding Payments.

(a)           All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments required to be made directly to an Issuing Bank or the Swing Ling Lender shall be so made and payments made pursuant to Sections 2.18(c), 2.19, 2.20, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)           All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)           If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any BSBY Rate Loan, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d)           Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e)           Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 1:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.10), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f)            If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall, subject to the requirements of the DIP ABL Intercreditor Agreement, be applied pursuant to Section 8.3.

(g)           Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the rate applicable to such amount under this Agreement or (ii) if no such rate is specified in this Agreement, the Base Rate.

2.17.       Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided herein and in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a portion of the aggregate amount of any principal, interest, fees and amounts payable in respect of participations in Swing Line Loans, Protective Advances or Letters of Credit owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including pursuant to Section 2.22 or 2.23, (ii) any “cashless roll” with respect to any Lender effected in accordance with Section 1.7 or (iii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.18.       Making or Maintaining BSBY Rate Loans.

(a)           Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any BSBY Rate Loans, that by reason of circumstances affecting the relevant market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “BSBY Rate”, the Administrative Agent shall on such date give notice (which may be telephonic) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, BSBY Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)           Illegality or Impracticability of BSBY Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its BSBY Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their BSBY Rate Loans has become impracticable as a result of contingencies occurring after the date hereof that materially and adversely affect the relevant market or the position of the Lenders in that market, then, if such Lender or Lenders shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender or each of such Lenders, as the case may be, shall be an “Affected Lender”. If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, of the applicable Lender) to make Loans as, or to convert Loans to, BSBY Rate Loans shall be suspended until such notice shall be withdrawn by each applicable Affected Lender, (2) to the extent such determination by any Affected Lender relates to a BSBY Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender’s) obligations to maintain BSBY Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a BSBY Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)           Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any BSBY Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any BSBY Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any BSBY Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any BSBY Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any BSBY Rate Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23 or (vi) a prepayment of any BSBY Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.18(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Booking of BSBY Rate Loans. Any Lender may make, carry or transfer BSBY Rate Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e)           [Intentionally Omitted].

(f)            Successor BSBY Rate Index.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Credit Documents (and any agreement executed in connection with an interest rate Hedge Agreement shall be deemed not to be a “Credit Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event has occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.

(ii)           Benchmark Replacement Conforming Changes. In connection with the implementation and administration of the Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Credit Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Credit Document.

(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Credit Document, except, in each case, as expressly required pursuant to this Section.

(iv)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Credit Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate, then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on the BSBY Screen Rate, conversion to or continuation of Loans bearing interest based on the BSBY Screen Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(vi)          Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Credit Document; and (B) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

2.19.       Increased Costs; Capital Adequacy.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the BSBY Rate) or any Issuing Bank;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any Issuing Bank or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital and Liquidity Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank, as the case may be, or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender or Issuing Bank, as the case may be, or Issuing Bank the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.20.       Taxes; Withholding, Etc.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(d).

(e)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that information required by current United States federal income Tax withholding forms shall not be considered to be information the provision of which would materially prejudice the position of a Lender).

(ii)           Without limiting the generality of the foregoing:

(A)          Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax, provided that, if such Lender is a disregarded entity for United States federal income Tax purposes and its owner is a US Person, such Lender will provide the appropriate withholding form of its owner (with required supporting documentation).

(B)           Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner.

(C)          Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)          If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Delay in Requests. Failure or delay on the part of any Recipient to demand reimbursement or indemnification pursuant to this Section 2.20 shall not constitute a waiver of such Recipient’s right to demand such reimbursement or indemnification; provided that the Borrower shall not be required to reimburse or indemnify a Recipient pursuant to this Section 2.20 for any amount incurred more than 180 days prior to the date that such Recipient, as the case may be, notifies the Borrower of the receipt of written notice from the applicable taxing authority of the specific Tax assessment giving rise to such reimbursement or indemnification obligations, and of such Recipient’s intention to seek reimbursement or indemnification therefor.

(i)            Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j)            Issuing Banks. For purpose of this Section 2.20, the term “Lender” includes any Issuing Bank.

2.21.       Obligation to Mitigate. If any Lender or Issuing Bank becomes an Affected Lender or requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing its Letters of Credit hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender or Issuing Bank, such designation or assignment and delegation (a) would cause such Lender or Issuing Bank to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future and (b) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing in connection with any such designation or assignment and delegation.

2.22.       Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (including, for the avoidance of doubt, amounts owing in respect of any Protective Advance) or the Collateral Agent under the Credit Documents; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, or such Loans are Protective Advances, such payment shall be applied solely to pay the Loans of, and reimbursement or participation obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement or participation obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)           Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B)          With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non- Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans or Protective Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans and Protective Advances shall be reallocated among the Non- Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) in the case of any Protective Advance, such Protective Advance is made in compliance with Section 2.2(a), (y) in the case of any Swing Line Loan or Letter of Credit, the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (z) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)          Repayment of Swing Line Loans and Protective Advances; Cash Collateral. If the reallocation described in Section 2.22(a)(iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Protective Advances in an amount equal to the Protective Advance Fronting Exposure, (b) second, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (C) Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with Section 2.22(d).

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Bank and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held by the Lenders in accordance with their respective Pro Rata Shares (without giving effect to Section 2.22(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from a Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans/Protective Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii) and the Defaulting Lender shall not participate therein, (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii) and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.22(d), and (iii) each Protective Advance will be fully allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii) and the Defaulting Lender shall not participate therein.

(d)           Cash Collateral for Letters of Credit.

(i)            Any Cash Collateral provided by any Defaulting Lender pursuant to Section 2.22(a)(i) shall be held by the Administrative Agent as Cash Collateral securing such Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, and each Defaulting Lender hereby grants to Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over any deposit account containing any such Cash Collateral.

(ii)           At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount in accordance with Section 2.4(l).

(iii)          Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e)           Any Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

2.23.       Replacement and Termination of Lenders. If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.19, (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (d) any Lender becomes and continues to be a Defaulting Lender or (e) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5 requires the consent of all Lenders (or all the affected Lenders or all the Lenders or all the affected Lenders of the affected Class or the Supermajority Lenders) and with respect to which the Requisite Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, a majority in interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender and prepay outstanding Loans of such Lender in full (or terminate the Commitment and prepay Loans of the relevant Class), in each case without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights (other than existing rights to payment under Sections 2.18(c), 2.19 and 2.20) and obligations under this Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that, in the case of any such assignment and delegation under clause (ii) above, (A) the Borrower shall have paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in drawings under Letters of Credit in Swing Line Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.18(c)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments or Loans so terminated or repaid, if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to cause such termination or repayment, have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.23 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.24.       Payment of Obligations. The Administrative Agent may charge to the Borrower’s account as a Credit Extension of a Revolving Loan or, at the discretion of the Swing Loan Lender, as a Swing Loan all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Loans are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Loans made by and owing to the Administrative Agent and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Credit Documents with respect to such Revolving Loans.

2.25.       Priority and Liens; No Discharge.

(a)           Each of the Credit Parties hereby covenants and agrees that upon the entry of, and subject to the terms of, the Interim Order (and when entered, the Final Order) (including and without prejudice to, without limitation, in each case, any rights or liens or perfected security interests (and the priorities thereof) granted under the Interim Order or Final Order under any other provision of 364 of the Bankruptcy Code or any other applicable provisions of the of the Bankruptcy Code) and subject to the Carve Out in all respects, the Obligations: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims in the Cases; and (ii) pursuant to Section 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, shall be secured by a valid, binding, enforceable, non-avoidable, and automatically perfected senior priority Lien upon the Collateral.

(b)           The relative priorities of the Liens described in this Section 2.25 with respect to the Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order). In accordance with the Interim Order (or, once entered, the Final Order), all of the Liens described in this Section 2.25 shall be effective and perfected upon entry of the Interim Order, without the necessity of the execution, recordation of filings by the Debtors of security agreements, intellectual property security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent, of, or over, any Collateral, as set forth in the Interim Order (and, when entered, the Final Order).

(c)           Each Credit Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument (provided, however, that as to a Lien on all fee, leasehold, and other real property interests and the proceeds thereof: (i) with respect to non-residential real property leases, no liens or encumbrances shall be granted or extended to such leases, except as permitted by the applicable lease or applicable law, provided further that if any such restriction applies, Liens shall then be deemed to be granted and created upon the economic value thereof, including the proceeds of any sale or other disposition of, and any other proceeds or products of, such leasehold interests; and (ii) should the Administrative Agent’s internal regulatory or compliance requirements require the completion of either or both flood due diligence and obtaining evidence of applicable flood insurance with respect to any real property or leasehold interest, then until completion of such flood due diligence, the Administrative Agent shall be deemed to have obtained a lien only on the economic value of, proceeds of any sale or other disposition of such real property interests).

(d)           Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order (and, when entered, the Final Order), upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Agents and the Lenders shall be entitled to immediate payment in full in cash of the Obligations and to enforce the remedies provided for hereunder or under applicable requirements of law.

SECTION 3. CONDITIONS PRECEDENT

3.1.         Closing Date. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a)           Credit Documents. The Administrative Agent and the Lenders shall have received from each Credit Party party thereto a counterpart signed on behalf of such Credit Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic transmission) that such party has signed a counterpart) of (i) this Agreement, (ii) the DIP ABL Intercreditor Agreement, (iii) the Pledge and Security Agreement, (iv) each other Credit Document requested by the Lenders, and (v) to the extent requested by any Lender at least two Business Days prior to the Closing Date, a Note executed by the Borrower in favor of such Lender.

(b)           Organizational Documents; Incumbency. The Administrative Agent and the Lenders shall have received, in respect of each Credit Party, a certificate of such Credit Party executed by the secretary, an assistant secretary or other Authorized Officer of such Credit Party attaching (i) a copy of each Organizational Document of such Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of such Credit Party executing each Credit Document, (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary, assistant secretary or Authorized Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto.

(c)           Funding Notice. The Administrative Agent shall have received a fully completed and duly executed Funding Notice from the Borrower with respect to the Revolving Loans to be borrowed on the Closing Date.

(d)           Representations and Warranties. On the Closing Date, , the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(e)           Collateral and Guarantee Requirement. Subject to the final paragraph of this Section 3.1, the Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received customary search results of UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdiction of organization of each Credit Party.

(f)            Term Loan DIP Credit Agreement. The Term Loan DIP Credit Agreement shall have been executed and delivered by Holdings, the Borrower and the other parties thereto and shall have become effective in accordance with its terms and the aggregate amount of (i) term loans funded thereunder on the Closing Date and (ii) unused term loan commitments thereunder on the Closing Date (after giving effect to the funding of the term loans referenced in clause (i)) shall be not more than the sum of $[__] (including, for the avoidance of doubt, the “exit financing commitments”).

(g)           Evidence of Insurance. The Administrative Agent shall have received customary certificates from the Borrower’s insurance broker demonstrating that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(h)           Opinions of Counsel. The Administrative Agent and the Lenders shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, special counsel for the Credit Parties (and each Credit Party hereby instructs Kirkland & Ellis LLP to deliver its opinion to the Administrative Agent), addressing such customary matters as the Requisite Lenders shall reasonably request, in form and substance reasonably satisfactory to the Requisite Lenders.

(i)            Fees and Expenses. The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsels to the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers, and the Administrative Agent).

(j)            Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of Holdings.

(k)           Letter of Direction. If any Revolving Loans are to be made on the Closing Date, the Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Revolving Loans to be made on such date.

(l)            PATRIOT Act. At least one Business Day prior to the Closing Date, the Administrative Agent shall have received all documentation and other information in respect of the Credit Parties required under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that shall have been requested in writing at least three Business Days prior to the Closing Date.

(m)          No Litigation. There shall exist no unstayed action, suit, investigation, litigation, or proceeding pending in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to result in a Material Adverse Effect.

(n)           No Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Event.

(o)           Consents. All necessary governmental and third party consents and approvals necessary in connection with the DIP ABL Revolving Credit Facility and the transactions contemplated thereby shall have been obtained on or prior to Closing Date (without the imposition of any adverse conditions that are not reasonably acceptable to the Requisite Lenders) and shall remain in effect; and no law or regulation shall be applicable that restrains, prevents, or imposes materially adverse conditions upon the DIP ABL Revolving Credit Facility or the transactions contemplated thereby

(p)           Restructuring Support Agreement. The Prepetition Agent, the Administrative Agent and all other parties thereto shall have each entered into the Restructuring Support Agreement, in form and substance satisfactory to the Prepetition Agent and the Administrative Agent. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified without the Prepetition Agent’s and the Administrative Agent’s prior written consent.

(q)           [Reserved].

(r)            Budget. Administrative Agent shall have received an Initial Budget and any subsequent Approved Budget.

(s)           Bankruptcy Case. The Case shall have been commenced in the Bankruptcy Court and all of the first day orders (entered at the time of commencement of the Case shall be reasonably satisfactory, in form and substance, to Administrative Agent and no trustee or examiner shall have been appointed with respect to any Debtor, or any property of or any estate of any Debtor.

(t)            Interim Order. The Interim Order shall have been entered by the Bankruptcy Court, which Interim Order (i) shall have been entered upon an application or motion of the Debtors reasonably satisfactory in form and substance to Administrative Agent and upon prior notice to such parties required to receive such notice and such other parties as may be reasonably requested by Administrative Agent; (ii) shall be in full force and effect and shall not have been amended, modified or stayed, or reversed; and, if the Interim Order is the subject of a pending objection, appeal or motion for reconsideration in any respect, neither the Interim Order, nor the making of the Loan or the performance by any Debtor of any of the Obligations shall be the subject of a presently effective stay, and (iii) shall otherwise satisfy the requirements of the definition of Interim Order set forth herein. The Debtors and the Secured Parties shall be entitled to rely in good faith upon the Interim Order notwithstanding any such objection, appeal or motion for reconsideration.

(u)           Cash Management Order. The Bankruptcy Court shall have entered the Cash Management Order, which shall be in form and substance and on terms and conditions satisfactory to the Administrative Agent in its sole and absolute discretion.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

3.2.         Each Credit Extension After the Closing Date. The obligation of each Lender and each Issuing Bank to make any Credit Extension on any Credit Date occurring after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions:

(a)           Closing Date. The Closing Date shall have occurred and the initial Credit Extension shall have been made.

(b)           Final Order. The Final Order, which shall be consistent with the Interim Order and otherwise in form and substance reasonably satisfactory to the Requisite Lenders, shall have been entered within thirty (30) days after the Petition Date and shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect (to the extent applicable as of the date of such Borrowing).

(c)           Funding Notice/Letter of Credit Application. The Administrative Agent and, in the case of any issuance, amendment or extension (other than an automatic extension permitted under Section 2.4(a)) of any Letter of Credit, the applicable Issuing Bank shall have received a fully completed and executed Funding Notice or Letter of Credit Application, as the case may be.

(d)           Representations and Warranties The representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality in the text thereof, in all respects, and (ii) otherwise, in all material respects, in each case on and as of such Credit Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(e)           No Event of Default. At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(f)            Revolving Outstandings. Prior to and after giving effect to the proposed Credit Extension, the Total Utilization of Revolving Commitments shall not exceed the Maximum Amount.

(g)           Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

(h)           No Default or Event of Default. Both before and after giving effect to each Credit Extension, no event shall have occurred and be continuing or would result from the funding of such Credit Extension or the application of the proceeds therefrom, that would constitute an Event of Default or a Default hereunder.

(i)            No Trustee No trustee or examiner with expanded powers shall have been appointed with respect to any Credit Party or any of the Credit Parties’ respective properties pursuant to sections 1106(a)(3) and (4) of the Bankruptcy Code.

(j)            Cases. The Cases of any of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(k)           Budget. The funding of the Credit Extensions shall be in compliance with the Approved Budget (subject to Permitted Variances).

(l)            Conflict. The making of the Credit Extensions shall not violate any requirement of law, after giving effect to the Final Order, and shall not be enjoined, temporarily, preliminarily or permanently.

(m)           Amount. The making of the Credit Extensions shall not result in the aggregate outstanding under the DIP Facility exceeding the amount authorized by the Interim Order, or after the entry of the Final Order, the Final Order (or any sub-cap expressed in the Credit Documents).

(n)           Milestones. The Milestones set forth in Section 5.22 (applicable as of the date of such Borrowing) shall have been achieved.

(o)           Carve Out Funding Account. The Carve Out Funding Account shall have been funded in sufficient amounts in accordance with the Approved Budget (applicable as of the date of such Borrowing).

(p)           Bankruptcy Court Orders. The Interim Order, or, after the entry of the Final Order, the Final Order, shall be in full force and effect and shall not be the subject of any appeal, motion for reconsideration, stay, order of reversal, amendment or modification.

On the date of any Credit Extension occurring after the Closing Date (other than the making of a Protective Advance), the Borrower shall be deemed to have represented and warranted that the conditions specified in Section 3.2 have been satisfied and that, after giving effect to such Credit Extension, the Total Utilization of Revolving Commitments (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.1(a), 2.3(a) or 2.4(a).

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made by it hereunder, each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank on the Closing Date and on each other Credit Date as follows:

4.1.         Organization; Requisite Power and Authority; Qualification. Holdings, the Borrower and each Subsidiary (a) is (i) duly organized and validly existing and (ii) in good standing under the laws of its jurisdiction of organization, (b) subject to entry by the Bankruptcy Court of the Interim Order and the Final Order, as applicable, has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted, (ii) subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the terms thereof, to execute and deliver the Credit Documents to which it is a party and (iii) subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, to perform the other Transactions to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a)(i) (other than with respect to any Credit Party), (b)(i) (other than with respect to any Credit Party) and (c), where the failure so to be or so to have, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2.         Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date after giving effect to the Transactions, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which Holdings, the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary and each other Subsidiary. The Equity Interests in the Borrower and each Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Schedule 4.2 sets forth, as of the Closing Date, all outstanding preferred Equity Interests, if any, in the Borrower or any Subsidiary, including the number, date of issuance and the holder of record of such preferred Equity Interest.

4.3.         Due Authorization. Subject to entry by the Bankruptcy Court of the Interim Order and the Final Order, as applicable, the Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.

4.4.         No Conflict. Subject to entry by the Bankruptcy Court of the Interim Order and the Final Order, as applicable, the Transactions do not and will not (a) violate any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of Holdings, the Borrower or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of Holdings, the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, or (d) except for Liens created under the Credit Documents or pursuant to the Permitted Term Indebtedness Documents and other Permitted Liens, result in or require the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Subsidiary, except, in each case referred to in clauses (a) and (c), where such violation, default or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.5.         Governmental Approvals. The Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect and (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents or pursuant to the Permitted Term Indebtedness Documents and (c) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.6.         Binding Obligation. Subject to entry by the Bankruptcy Court of the Interim Order and the Final Order, as applicable, each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms.

4.7.         Budget. The Approved Budget was prepared in good faith by an Authorized Officer of each Debtor and based upon assumptions which were reasonable in light of the conditions existing at the time of delivery thereof and reflect each Debtor’s reasonable estimate of its future financial performance for such period, it being understood that projections by their nature are inherently uncertain and the results reflected therein may not actually be achieved and actual results may differ and differences may be material.

4.8.         No Material Adverse Change. Since the Petition Date, there has been no event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9.         Adverse Proceedings. Other than the Cases, there are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents.

4.10.       Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of the Borrower and the Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11.       Properties.

(a)           Title. The Borrower and each Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except for Permitted Liens and except where the failure to have such title, leasehold or other interest, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(b)           Real Estate. Set forth on Schedule 4.11(b) is a true and complete list, as of the Closing Date, of all Material Real Estate Assets, identifying the proper jurisdiction for the filing of a Mortgage in respect of each Material Real Estate Asset. Except as set forth on Schedule 4.11(b), as of the Closing Date, neither the Borrower nor any Subsidiary (i) has received written notice, or has knowledge, of any pending or contemplated condemnation or similar proceeding affecting any Material Real Estate Asset or any Disposition thereof in lieu of condemnation or (ii) is obligated under any right of first refusal, option or other contractual right under any Contractual Obligation to which the Borrower or any Subsidiary is a party to sell, transfer or otherwise dispose of any Material Real Estate Asset or any interest therein.

(c)           Intellectual Property. The Borrower and each Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.       Environmental Matters. Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries are, and have been, in compliance with all Environmental Laws, (b) none of the Borrower, any Subsidiary or any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to or arising out of any Environmental Law or any Hazardous Materials Activity and neither the Borrower nor any Subsidiary has received any written notice, letter or request for information alleging any liability or obligation under Environmental Law, including under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state law, (c) there has been no Release of any Hazardous Materials on, at, under or from any property owned, leased or operated (and, to the knowledge of Holdings, the Borrower or any Subsidiary, formerly owned, leased or operated) by Holdings, the Borrower or any Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Subsidiary, there are and have been no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings, the Borrower or any Subsidiary.

4.13.       Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in accordance with the requirements of this Agreement. The Receivables that are identified by the Borrower as Eligible Receivables or Eligible Unbilled Receivables and the Inventory that are identified by the Borrower as Eligible Inventory, in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all respects with the criteria (other than any Administrative Agent discretionary criteria) set forth in the definition of Eligible Receivables, Eligible Unbilled Receivables and Eligible Inventory, respectively.

4.14.       Governmental Regulation. None of the Credit Parties is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.

4.15.       Federal Reserve Regulations.

(a)           Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No portion of the proceeds of any Credit Extension will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors.

4.16.       Employee Matters. Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against Holdings, the Borrower or any Subsidiary before the National Labor Relations Board or any other applicable Governmental Authority, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against Holdings, the Borrower or any Subsidiary, (c) no strike, lockout or work stoppage in existence or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing involving Holdings, the Borrower or any Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Subsidiary, no union organizing activity exists or is taking place with respect to the employees of Holdings, the Borrower or any Subsidiary.

4.17.       Employee Benefit Plans.

(a)           The Borrower and each Subsidiary is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments) with respect to any Pension Plan has been or is expected to be incurred by the Borrower, any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower and the Subsidiaries and any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary and each of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except where such failure to comply or such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower and each Subsidiary has, where applicable, established, operated and administered (including the payment, withholding and remitting of all required contributions in a timely manner) each Canadian Pension Plan and each Canadian Benefit Plan in compliance with applicable law, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no proceeding or claim (other than routine claims for benefits and related appeals) pending or, to the knowledge of the Borrower, threatened in writing, against the Borrower or any Subsidiary with respect to any Canadian Pension Plan or Canadian Benefit Plan that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of any Statutory Plan have been remitted or paid in a timely fashion to or in respect of the Statutory Plan in accordance with its terms and applicable law and (ii) all of its obligations that are due under each applicable Statutory Plan have been paid.

4.18.       [Reserved].

4.19.       Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.20.       Disclosure. As of the Closing Date, all written information (other than financial projections, estimates, forecasts and information of a general economic or industry-specific nature) provided by or on behalf of Holdings, the Borrower or any of their respective representatives to any Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, taken as a whole, contains or will contain, when furnished, any untrue statement of a material fact or omits or will omit, when furnished, to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. The financial projections, forecasts, budgets and other forward-looking information provided by or on behalf of Holdings, the Borrower or any of their respective representatives to any Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby was prepared in good faith based upon estimates and assumptions believed by Holdings and the Borrower to be reasonable at the time such information was furnished to any Agent or any Lender (it being understood and agreed that financial projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results, and such differences may be material). As of the Closing Date (and as of the date of any update thereto or any other Beneficial Ownership Certification provided in accordance with this Agreement), the information included in such Beneficial Ownership Certification is accurate, complete and correct in all respects.

4.21.       Collateral Matters.

(a)           The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, but subject to Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC or PPSA financing statements, prior and superior in right to any other Person, but subject to Permitted Liens.

(b)           [Reserved].

(c)           Upon the recordation of the Intellectual Property Grants of Security Interest with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, and the filing of the financing statements referred to in Section 4.21(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office, United States Copyright Office or the Canadian Intellectual Property Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

(d)           Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.21, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto (except as such enforceability may be limited by Debtor Relief Laws and general principles of equity), and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, but subject to Permitted Liens.

(e)           Notwithstanding anything in this Agreement (including this Section 4.21) or in any other Credit Document to the contrary, none of Holdings, the Borrower or any Subsidiary makes, or shall be deemed to have made, any representation or warranty as to (i) the perfection or non-perfection, the priority or the enforceability of any security interest in any Collateral consisting of Equity Interests in any Foreign Subsidiary (except with respect to NX Utilities ULC), or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto under any foreign law (except, solely with respect to the assets of, or Equity Interests in, NX Utilities ULC, the federal laws of Canada or any province or territory of Canada) or (ii) the creation of any security interest, or the perfection or non-perfection, the priority or the enforceability of any security interest, in each case, to the extent such security interest or perfection is expressly not required pursuant to the Collateral and Guarantee Requirement.

4.22.       Insurance. Schedule 4.22 sets forth, as of the Closing Date, a true and complete description of all property damage, business interruption and liability insurance maintained by or on behalf of the Borrower and the Subsidiaries.

4.23.       Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act.

(a)           None of Holdings, the Borrower or any of the Subsidiaries or, to the knowledge of Holdings, the Borrower or any Subsidiary, any of their respective directors, officers, employees, agents, advisors or Affiliates a Person that is, or is owned or controlled by Persons that are (i) the subject of any sanctions or economic embargoes administered or enforced by the United States Department of State, the United States Department of Treasury (including the Office of Foreign Assets Control), the European Union, United Kingdom or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, including Anti-Terrorism Laws, collectively, “Sanctions Laws”) or (ii) located, organized or resident in a country, territory or region that is, or whose government is, the subject of Sanctions. Each of Holdings, the Borrower and the Subsidiaries and, to the knowledge of Holdings, the Borrower or any Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, with (i) all Sanctions Laws, (ii) the PATRIOT Act and (iii) any other applicable anti-terrorism and money laundering laws, rules, regulations and orders, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). No Collateral is Embargoed Property.

(b)           Each of Holdings, the Borrower and the Subsidiaries and, to the knowledge of Holdings, the Borrower or any Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, with the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders enforced in any jurisdiction in which Holdings, the Borrower or any of their respective Subsidiaries conduct business (collectively, “Anti-Corruption Laws”).

(c)           No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or in any other manner that would result in a violation of Sanctions by any Person or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent, the Lenders and Issuing Banks that:

5.1.         Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:

(a)           Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (i) a Narrative Report with respect thereto and (ii) a report thereon of RSM LLP or an independent registered public accounting firm of recognized national standing (which report shall not contain any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and the Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b)           Quarterly Financial Statements. As soon as available, and in any event within 45 days (or, in the case of the first full Fiscal Quarter ending after the Closing Date, 60 days) (commencing with the first full Fiscal Quarter ending after the Petition Date) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter (in the case of such statements of operations and comprehensive income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)           Forecasts. As soon as practicable, and in any event within 60 days after the beginning of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), the forecasted consolidated balance sheets of the Borrower and the Subsidiaries and the related consolidated statements of income and cash flows of the Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year, each in reasonable detail (including an explanation of the assumptions on which such forecasts are based), representing the good faith forecasts of the Borrower for each such Fiscal Quarter, and certified by a Financial Officer of the Borrower as being the most accurate forecasts available, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request;

(d)           [Reserved].

(e)           Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;

(f)            Notice of Default and Adverse Effect. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action Holdings, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto:

(i)            the occurrence of any Default or Event of Default or any defaults by any Credit Party, or any breach by any Credit Party of any of the representations, warranties, or covenants, under the Restructuring Support Agreement (and the steps, if any, being taken to remedy it);

(ii)           any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(iii)           the occurrence of, or receipt by the Borrower or any Subsidiary of any written notice claiming the occurrence of, any matter materially affecting the value, enforceability or collectability of any portion of the Collateral included in the Borrowing Base, including any claims or disputes asserted by any Customer or other obligor, in each case exceeding $10,000,000 in value;

(g)           Notice of Adverse Proceedings. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of (in each case, other than the Cases) (i) any Adverse Proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;

(h)           ERISA. (i) Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of the occurrence of or of forthcoming occurrence of any ERISA Event that could reasonably be expected to result in liability of the Borrower in an amount exceeding $1,000,000, a written notice specifying the nature thereof, what action the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of all notices received by the Borrower or any Subsidiary from a Multiemployer Plan sponsor concerning an ERISA Event;

(i)            Information Regarding Credit Parties. (A) Within 30 days of the occurrence thereof (or such longer period as the Administrative Agent may agree to in writing), written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party, and (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number;

(j)            [Reserved].

(k)           Borrowing Base Reports.

(i)            (A) Within twenty (20) calendar days after each calendar month, and (B) within five (5) Business Days after each calendar week, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of such Borrowing Base Reporting Date, in each case signed by a Financial Officer of the Borrower and accompanied by the supporting documentation required in connection therewith; and

(ii)           At such intervals as the Administrative Agent may reasonably require, (A) confirmatory assignment schedules, (B) copies of Customer invoices and (C) such further schedules, documents and/or information regarding the Collateral included in the Borrowing Base as the Administrative Agent may require in its Permitted Discretion, including trial balances and test verifications;

(l)            Asset Sales and Insurance/Condemnation Events. Prompt written notice of the occurrence of any Asset Sale or any Insurance/Condemnation Event, or any other casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral under the power of eminent domain or by condemnation or similar proceeding;

(m)           Filed or Distributed Information. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Credit Document, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Subsidiary with any securities exchange or with the SEC or any Governmental Authority performing similar functions;

(n)           Information under Material Indebtedness. Promptly after the furnishing thereof and to the extent not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 5.1, copies of any material requests or material notices received by any Credit Party or any Subsidiary (other than in the ordinary course of business) or material statements or material reports (other than in connection with any board observer rights furnished by Holdings, the Borrower or any Subsidiary pursuant to the terms of any Permitted Term Indebtedness;

(o)           Beneficial Ownership Certification. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(p)           Other Information. Promptly after any request therefor, (i) such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or regarding the Borrowing Base or any component thereof, or compliance with the terms of any Credit Document and (ii) such information and documentation for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), in each case, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request; and

(q)           Information under Term Loan Facility. Notwithstanding anything to the contrary in this Section 5.1, concurrently with the furnishing thereof, copies of all written reports, information, notices and certificates furnished by Holdings, the Borrower or any Subsidiary pursuant to the terms of the Term Credit Agreement to the administrative agent, collateral agent or lenders therein;

provided that none of Holdings, the Borrower or any Subsidiary will be required to disclose any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Subsidiary, provided that Holdings shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.

Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders. Holdings and the Borrower agree to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If Holdings and the Borrower have not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.

Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(l) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent (including by email) that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2.         Existence. Holdings, the Borrower and each Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses and permits necessary for the ordinary conduct of the business of Holdings, the Borrower and the Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to Holdings and the Borrower, the foregoing shall not apply to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.8.

5.3.         Payment of Taxes and Claims. Subject to Bankruptcy Law, the terms of the applicable DIP Order and any required approval by the Bankruptcy Court, the Borrower and each Subsidiary may pay all Taxes imposed upon it or any of its properties and all claims (including claims for labor, services, materials and supplies) (in the case of any such Person that is a Debtor, solely to the extent arising after the Petition Date) for sums that have become due and payable and that by law have become or may become a Lien on any of its properties, in each case prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if (a) solely in the case of any such Tax, it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as (i) an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (ii) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.         Maintenance of Properties.

(a)           The Borrower and each Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and fire, casualty or condemnation excepted, all properties used or useful in the business of the Borrower and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower and each Subsidiary will take all actions reasonably necessary to protect all Intellectual Property used or useful in the business of the Borrower and the Subsidiaries, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower and each Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Borrower or any Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower or any Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.5.         Insurance. The Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (in each case, in the reasonable judgment of the Borrower). Without limiting the generality of the foregoing, the Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder, and (b) in the case of business interruption and casualty insurance policies, contain a customary lender’s loss payable endorsement that names the Collateral Agent, for the benefit of the Secured Parties, as a lender loss payee thereunder, and provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

5.6.         Books and Records; Inspections. The Borrower and each Subsidiary will keep proper books of record and accounts in which entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization). The Borrower and each Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visits and inspections shall be limited to not more than one visit and inspection (coordinated through the Administrative Agent) in any Fiscal Year and such visit and inspection shall be at the expense of the Borrower (it being agreed that during the continuance of an Event of Default, such visits and inspections are not limited in number or otherwise by this proviso and all such visits and inspections shall be at the expense of the Borrower). The Administrative Agent and the Lenders conducting any such visit or inspection shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent registered public accounting firm. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower or any Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto. This Section 5.6 shall not apply to field examinations relating to the computation of the Borrowing Base or appraisals of the Inventory including in the Borrowing Base, which shall be governed by Section 5.13.

5.7.         Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Section 2.6. The Borrower will use the proceeds of the Loans in a manner consistent with Section 4.15(b). Notwithstanding anything in this Agreement to the contrary, neither the Borrower nor any Credit Party may use the proceeds of the Loans or the proceeds of any ABL Priority Collateral to pay down any Obligations under and as defined in the Term Loan DIP Credit Agreement or the Term Loan DIP Credit Documents, including, without limitation, any voluntary or mandatory prepayments thereunder.

5.8.         Compliance with Laws.

(a)           Holdings, the Borrower and each Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (x) in the case of Sanctions Laws, the PATRIOT Act and other applicable anti-terrorism and money laundering laws and Anti-Corruption Laws, and (y) otherwise, where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(b)           Holdings, the Borrower and each Subsidiary shall (A) promptly notify the Administrative Agent, the Collateral Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent, the Collateral Agent and each of the Lenders, upon request by the Administrative Agent, the Collateral Agent or any of the Lenders, Holdings, the Borrower and/or each Subsidiary shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

5.9.         Environmental Matters.

(a)           Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i)            as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (whether prepared by personnel of the Borrower or any Subsidiary or by independent consultants, Governmental Authorities or any other Persons) with respect to significant environmental, health or safety conditions or compliance matters at any Facility or with respect to any Environmental Claims;

(ii)           promptly upon an Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials present or Released at any real property which presence, Release or remedial action has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) Holdings or the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

(iii)          as soon as practicable following the sending or receipt thereof by the Borrower or any Subsidiary, a copy of any and all material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any Subsidiary may be potentially responsible for any Hazardous Materials Activity and which has a reasonable possibility of resulting in a Material Adverse Effect.

(b)           Hazardous Materials Activities. The Borrower will, and will cause each Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or any Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.       Subsidiaries. If any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary, the Borrower will, as promptly as practicable, and in any event within 60 days of the date such Subsidiary becomes a Designated Subsidiary (or such longer period as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Credit Party.

5.11.       Additional Collateral. The Borrower will, as promptly as practicable, and in any event within 60 days (or, in the case of clause (a), 90 days) (or such longer period as the Administrative Agent may agree to in writing) furnish to the Administrative Agent written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets (other than any assets constituting Excluded Property) after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.

5.12.       Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.13.       Field Examinations and Inventory Appraisals.

(a)           The Credit Parties will permit the Administrative Agent and any Persons designated by the Administrative Agent (including any consultants, accountants, appraisers and attorneys designated by the Administrative Agent) to conduct (a) field examinations of the books and records of the Borrower and the other Credit Parties relating to the Borrower’s computation of the Borrowing Base or any component thereof and the related practices and reporting and control systems and (b) appraisals of the Inventory included in the Borrowing Base, all upon reasonable notice and at reasonable times during normal business hours and as often as may reasonably be requested by the Administrative Agent; provided that, notwithstanding anything to the contrary in Section 10.2, (i) any such field examinations and appraisals of the Inventory shall be at the expense of the Credit Parties and (ii) in the event that the Borrower shall have consummated any Acquisition, the Borrower may request that the Administrative Agent conduct a field examination and an appraisal with respect to the Accounts and Inventory acquired by the Credit Parties as a result thereof or owned by such Subsidiary, and any such field examinations and appraisals shall be at the expense of the Credit Parties it being understood that until such field examinations or appraisals under this clause (ii) have been complete any Inventory and Accounts so acquired shall not be considered Eligible Inventory or Eligible Accounts. For purposes of this Section 5.13, it is understood and agreed that a single field examination and a single appraisal may be conducted at multiple relevant sites and involve one or more Credit Parties and their assets. All field examinations and appraisals shall be conducted by the Administrative Agent or professionals (including appraisers) reasonably satisfactory to the Administrative Agent and conducted and prepared on a basis reasonably satisfactory to the Administrative Agent. The Credit Parties acknowledge that the Administrative Agent, after exercising its rights under this Section 5.13, may prepare and distribute to the Lenders certain Reports pertaining to the Credit Parties’ assets for internal use by the Administrative Agent and the Lenders.

(b)           The Credit Parties shall pay to the Administrative Agent promptly at the conclusion of any field examination performed by or for the benefit of the Administrative Agent (whether such examination is performed by the Administrative Agent’s employees or by a third party retained by the Administrative Agent), and for which the Credit Parties are obligated under Section 5.13(a), a field examination fee in an amount equal to $1,500 (or such other amount customarily charged by the Administrative Agent to its customers per day for each person employed to perform such evaluation (based on an eight (8) hour day, and subject to adjustment if additional hours are worked)), plus a per examination field examination management fee in the amount of $2,500 (or, such other amount customarily charged by the Administrative Agent to its customers), plus all costs and disbursements incurred by the Administrative Agent in the performance of such examination, and provided that if third parties are retained to perform such field examinations, either at the request of another Lender or for extenuating reasons determined by the Administrative Agent in its Permitted Discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of the Credit Parties and shall not be subject to the foregoing limits.

5.14.       Senior Indebtedness. In the event any Credit Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary to cause the Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” (however denominated) under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness is outstanding or by which it is governed and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders, or an agent on their behalf, may have and exercise any payment blockage or other remedies available or potentially available to holders of “senior indebtedness” or “designated senior indebtedness” under the terms of such Subordinated Indebtedness.

5.15.       Post-Closing Matters. Other than with respect to the granting and perfection of the security interests in Collateral by the Borrower and the other Credit Parties with respect to which a Lien may be perfected by the filing of a financing statement under the UCC and the entry of the DIP Orders, the creation and/or perfection of a security interest in Collateral shall not constitute a condition precedent to the effectiveness of this Agreement on the Closing Date, but instead may be accomplished within thirty (30) days after the Closing Date (as such time frame may be extended by the Administrative Agent (at the direction of the Requisite Lenders) or the Requisite Lenders in their sole discretion (which extension may be via email)) pursuant to arrangements as set forth on Schedule 5.15 (which may be modified by Borrower and the Administrative Agent (at the direction of the Requisite Lenders) or the Borrower and the Requisite Lenders (which modification may be via email)). Notwithstanding the foregoing sentence, the parties acknowledge that the Loans and the DIP Facility are extended in express reliance on the further perfection of the Liens as contemplated by Schedule 5.15.

5.16.       Representation and Warranty Insurance Proceeds. Holdings shall, within five Business Days of receipt thereof, contribute any proceeds received by it under each of those certain buyer-side representation and warranties insurance policies numbered 8034421 and ET111-000-699 to the Borrower or a Guarantor Subsidiary.

5.17.       Bankruptcy Schedules and Covenants.

(a)           The Credit Parties shall file with the Bankruptcy Court and deliver to Administrative Agent, all schedules of assets and liabilities and statements of financial affairs of each Debtor within the time periods required by the Bankruptcy Court (unless such requirement is waived by the Bankruptcy Court).

(b)           The Credit Parties shall serve all:

(i)            secured creditors, all judgment creditors (if any) actually known to the Debtors, the thirty (30) largest unsecured creditors, the federal and state taxing authorities, any and all Governmental Bodies holding a claim and any other party claiming an interest in the Collateral in accordance with the Federal Rules of Bankruptcy Procedure a copy of the Motion and Interim Order as approved by the Bankruptcy Court in accordance with the Federal Rules of Bankruptcy Procedure; and

(ii)           all parties from whom any Debtor has received or that any Debtor believes they may have received goods from within twenty (20) days of the filing of the Case, a copy of the Interim Order and notice of the hearing on entry of the proposed Final Order in accordance with the Federal Rules of Bankruptcy Procedure.

5.18.       Budget and Variance Reporting.

(a)           Starting on Friday, June 2, 2023, on or before 12:00 p.m., New York City time on each Friday, the Borrower shall deliver to the Administrative Agent (or its advisors or other designated representatives) a Variance Report for the Variance Testing Period ended on the previous Saturday.

(b)           The Borrower shall deliver to the Administrative Agent (or its advisors or other designated representatives) (i) on or prior to the Closing Date, the Initial Budget and (ii) a Cash Flow Forecast in form and substance reasonably satisfactory to the Administrative Agent on or before 12:00 p.m., New York City time, on each Friday after the Petition Date (commencing Friday, June 2, 2023).

(c)           The Cash Flow Forecast shall become the Approved Budget upon approval in writing by the Administrative Agent in its reasonable discretion; provided that, if the Administrative Agent objects to any Cash Flow Forecast, the prior Approved Budget shall remain in place and in full effect until a new Cash Flow Forecast is not objected to by the Administrative Agent and becomes the Approved Budget.

The Borrower shall, or shall cause UMB Bank, N.A., as administrative agent and collateral agent under the Term Loan DIP Credit Agreement to, notify the Administrative Agent if the Requisite Lenders under the Term Loan DIP Credit Agreement object to a Cash Flow Forecast in accordance with the Term Loan DIP Credit Agreement and accordingly the prior Approved Cash Flow Forecast under the Term Credit Agreement remains in effect.

5.19.       Cash Management Systems.

(a)           The Credit Parties shall at all times (i) use commercially reasonable efforts to cause all their Customers on any and all Receivables of the Credit Parties from time to time included in the Borrowing Base to make all payments and remittances with respect to such Receivables into one or more deposit accounts located with a depositary bank in the United States of America (or into one or more lockboxes established and maintained by a depositary bank in the United States of America and with respect to which such depositary bank retrieves and process all checks and other evidences of payment so received at such lockbox and deposits the same into one or more deposit accounts located with it in the United States of America); provided that, in the case of payments or remittances with respect to Receivables owed to any Discretionary Guarantor, a depositary bank located in the country or jurisdiction where such Discretionary Guarantor is organized or operates (or into one or more lockboxes established and maintained by a depositary bank located in the country or jurisdiction where such Discretionary Guarantor is organized or operates and with respect to which such depositary bank retrieves and process all checks and other evidences of payment so received at such lockbox and deposits the same into one or more deposit accounts located with it in the country or jurisdiction where such Discretionary Guarantor is organized or operates) (such deposit accounts being referred to as the “Collection Deposit Accounts” and such lockboxes being referred to as the “Collection Lockboxes”), (ii) cause all proceeds of the Disposition of any ABL Priority Collateral (other than any proceeds of any Disposition of Inventory in the ordinary course of business, which shall be subject to clause (i) above), to be deposited directly into a Collection Deposit Account or the Concentration Deposit Account, (iii) cause each Collection Deposit Account and the Concentration Deposit Account at all times to be solely a collection account, and no Credit Party shall make any disbursements or other direct payments therefrom, and (iv) deposit or cause to be deposited promptly, and in any event no later than the three Business Days after the date of its receipt thereof, all cash, checks, drafts or other similar items of payment received by it relating to or constituting payments or remittances with respect to any Receivables of any Credit Party from time to time included in the Borrowing Base into one or more Collection Deposit Accounts or Collection Lockboxes in precisely the form in which they are received (but with any endorsements of such Credit Party necessary for deposit or collection), and until they are so deposited to hold such payments in trust for the benefit of the Collateral Agent.

(b)           [Reserved].

(c)           Any Credit Party may replace any Collection Deposit Account, Collection Lockbox or Concentration Deposit Account, or establish any new Collection Deposit Account, Collection Lockbox or Concentration Deposit Account; provided, in each case, that each such replacement or new Collection Deposit Account, Collection Lockbox or Concentration Deposit Account shall be subject to a Control Agreement in favor of the Collateral Agent and shall otherwise meet the requirements of this Section 5.19 (provided that in the case of any newly acquired Credit Party, the requirements of this Section 5.19 shall not apply until the date that is 60 days after the date of the acquisition of such Credit Party).

(d)           All amounts deposited in the Administrative Agent Account under Section 5.19(b) shall be deemed received by the Administrative Agent in accordance with Section 2.16 and shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.14(b). In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Administrative Agent Account. Any amount so received in a currency other than Dollars may be converted to Dollars in accordance with the Administrative Agent’s customary practices.

(e)           The Collateral Agent shall promptly (but in any event within three Business Days) furnish written notice to each depositary bank of any payment in full of the Obligations. Any amount received in the Administrative Agent Account under Section 5.19(b) at any time when all the Obligations have been paid in full shall be remitted to an operating account designated by the Borrower.

(f)           Without the prior written consent of the Administrative Agent, no Credit Party shall modify or amend the instructions pursuant to any of the Control Agreements. So long as no notice has been provided under Section 8.1, each Credit Party shall, and the Collateral Agent hereby authorizes each Credit Party to, enforce and collect all amounts owing on the Inventory and Receivables, provided that such authorization shall automatically terminate if the Administrative Agent provides a notice under Section 8.1. Each Credit Party acknowledges and agrees that disposition of funds in the Collection Deposit Accounts and the Concentration Deposit Account shall be subject to the Collateral Agent’s control in accordance with Section 5.19(b).

5.20.       Status Updates. On a weekly basis (unless a Default or an Event of Default has occurred and is continuing at such time in which case such calls shall be more frequently if requested by the Requisite Lenders), from and after the Closing Date through the Maturity Date, the Borrower shall hold a meeting (telephonically with reasonable notice prior thereto at times during normal business hours as may be reasonably agreed between the Borrower and the Requisite Lenders) with management of the Credit Parties, the Lenders and their respective professional advisors regarding (i) matters set forth in Section 5.18, operating disbursements, net investment and financing, the financial results, operations, other business developments, developments with respect to the restructuring process and milestones set forth in Section 5.20, and conditions surrounding vendors and customers.

5.21.       [Reserved].

5.22.       Milestones. Each of the Credit Parties shall ensure that each of the milestones set forth below (the “Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as may be approved in writing by the Requisite Lenders in their sole discretion):

(a)           no later than May [__], 2023, the Petition Date shall have occurred;

(b)           no later than the day after the Petition Date, the Credit Parties shall commence solicitation of votes on the Chapter 11 Plan;

(c)           no later than one (1) day from the Petition Date, the Chapter 11 Plan and disclosure statement shall have been filed in the Cases;

(d)           no later than three (3) days from the Petition Date, the Interim Order shall have been entered;

(e)           no later than three (3) days from the Petition Date, the Disclosure Statement Order shall have been entered on a conditional basis;

(f)            no later than thirty (30) days from the Petition Date, the Final Order shall have been entered on a final basis;

(g)           no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

(h)           no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order on a final basis; and

(i)            no later than sixty-five (65) days from the Petition Date, the Plan Effective Date shall have occurred.

5.23.       Bankruptcy Notices; Matters. (a) The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable (or, if impracticable, as soon as reasonably practicable prior to such filing), at least three (3) Business Days prior to filing with the Bankruptcy Court, notice and copies of the Final Order, any motion in respect of an order that would constitute an “Approved Bankruptcy Court Order” and all other proposed orders and pleadings related to the Loans and the Credit Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $1,000,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto, which shall, in each case, have been prepared in good faith.

(b)           The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender), to the extent reasonably practicable, no later than two calendar days (or such shorter period as Administrative Agent may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (y) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $1,000,000 in the aggregate in value.

(c)           The Credit Parties and their Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the DIP Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material non-ordinary course transactions and obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 5.23 shall be subject to any requirements in the DIP Orders requiring a ruling or entry of an order of the Bankruptcy Court.

For the avoidance of doubt, nothing in the foregoing clauses (a) and (b) of this Section 5.23 shall limit or reduce the notice periods required or provided under any other applicable agreement or order, including, without limitation, the Restructuring Support Agreement.

5.24.       Advisors. The Administrative Agent and the Lenders shall each be entitled to retain or continue to retain the DIP Secured Party Advisors. Subject to the Interim Order and Final Order, as applicable, the Credit Parties shall pay all reasonable and documented fees and expenses of such DIP Secured Party Advisors and all such fees and expenses shall constitute Obligations and be secured by the Collateral.

5.25.       Reorganization Efforts. The Borrower shall promptly provide the Administrative Agent and the Lenders upon reasonable request with updates of any material developments in connection with the Credit Parties’ reorganization efforts under the Cases, whether in connection with the sale of all or substantially all of the Holdings’ or any of the Credit Parties’ assets outside of the ordinary course, the marketing of any Credit Parties’ assets, the formulation of bidding procedures, and auction plan, or documents related thereto, any negotiations with respect to the Existing Secured Facilities, or otherwise. Without limiting the foregoing, promptly upon reasonable request and upon any such information becoming available to the Credit Parties, each Credit Party shall provide the Administrative Agent and the Lenders with copies of any informational packages provided to any potential bidders, a status report (upon request of the Administrative Agent, a Lender or the advisors to the Lenders) and updated information relating to any sale of assets, and copies of all drafts of proposed sale documentation, any such bids and any updates, modifications or supplements to such information and materials.

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks that:

6.1.          Indebtedness. Neither the Borrower nor any Subsidiary will, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except the following:

(a)            the Indebtedness created under the Credit Documents and the Prepetition ABL Credit Documents;

(b)           Indebtedness between or among (i) the Credit Parties, (ii) Subsidiaries that are not Credit Parties or (iii) Credit Parties and Subsidiaries that are not Credit Parties, to the extent (x) set forth on Schedule 6.1(b) or (y) following the Closing Date, payables incurred in the ordinary course operation of the business consistent with historical practice;

(c)           Guarantees of any Credit Party in respect of Indebtedness otherwise permitted hereunder of any other Credit Party; provided that any Guarantee of Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such guaranteed Indebtedness;

(d)           Indebtedness existing on the Petition Date and set forth on Schedule 6.1, or incurred pursuant to credit facilities existing on the Petition Date and set forth on Schedule 6.1 (in an aggregate principal amount not to exceed the amount set forth on Schedule 6.1 in respect of such credit facilities); provided that any incremental draws under existing Indebtedness on or after the Closing Date shall not be permitted without the prior consent of the Requisite Lenders;

(e)           Indebtedness of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets of the Borrower or any Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets of the Borrower or any Subsidiary, provided, that at the time of incurrence or assumption of such Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (e) shall not exceed $3,000,000;

(f)            [Reserved];

(g)           [Reserved];

(h)           [Reserved];

(i)            [Reserved];

(j)            [Reserved];

(k)           [Reserved];

(l)            (i) Indebtedness of the Borrower incurred under the Prepetition Term Loan Credit Agreement as contemplated by the DIP Orders;

(m)          Indebtedness under the Term Loan DIP Credit Agreement as in effect on the Closing Date;

(n)           Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository, credit card, debit cards and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(o)           Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments issued or created by the Borrower or any Subsidiary in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements, including in respect of workers’ compensation claims, unemployment insurance (including premiums related thereto), vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(p)           Indebtedness in respect of, or in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments relating to, tenders, statutory obligations, performance, bid, appeal, stay, customs, surety and return-of-money bonds, performance and completion guarantees and similar obligations of the Borrower or any Subsidiary incurred in the ordinary course of business (including relating to any litigation being contested in good faith and not constituting an Event of Default under Section 8.1(h)) and not in connection with the borrowing of money or any Hedge Agreements;

(q)           Indebtedness owed to current or former officers, directors or employees of the Borrower or any Subsidiary (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.4, to the extent outstanding on the Petition Date;

(r)            Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business;

(s)           [Reserved];

(t)            [Reserved];

(u)           [Reserved];

(v)           to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1;

(w)          (i) Guarantees by the Borrower or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(x)            Indebtedness of the Borrower or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(y)           Indebtedness of the Borrower or any Subsidiary representing deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any Subsidiary in the ordinary course of business;

(z)            [Reserved];

(aa)          unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8.1(i);

(bb)         [Reserved];

(cc)          Indebtedness outstanding of the Petition Date of the Borrower and/or any Subsidiary owed to Pubco in an amount not to exceed $125,000,000; provided that (i) the stated maturity of such Indebtedness shall be no earlier than the Revolving Maturity Date (as defined in the Prepetition ABL Credit Agreement) and (ii) the interest rate applicable to such Indebtedness shall not exceed the interest rate applicable to the Pubco Convertible Notes; and (iii) such Indebtedness shall be contractually-subordinated in right of payment (as determined by the Borrower in good faith) to the Revolving Loans; and

(dd)         Guarantees existing as of the Petition Date by the Borrower and/or any Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000.

For the avoidance of doubt and notwithstanding anything herein to the contrary, the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

6.2.         Liens. Neither the Borrower nor any Subsidiary will, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except the following, to the extent in existence as of the Petition Date or expressly permitted pursuant to the DIP Orders:

(a)           Liens created under the Credit Documents (including Liens securing any Collateralized Letter of Credit) and the Prepetition Credit Documents;

(b)           [Reserved] ;

(c)           any Lien on any asset of the Borrower or any Subsidiary existing on the Petition Date and set forth on Schedule 6.2, and any extensions, renewals and replacements thereof; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien (it being understood that individual financings of the type permitted under Section 6.1(e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), and (ii) such Lien shall secure only those obligations that it secures on the Petition Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing);

(d)           Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(e)           [Reserved];

(f)            [Reserved];

(g)           [Reserved];

(h)           Liens on the Collateral securing Permitted Term Indebtedness under the Prepetition Term Loan Credit Agreement or the Term Loan DIP Credit Agreement, in each case, subject to the DIP ABL Intercreditor Agreement and the DIP Orders, and obligations relating to the foregoing not constituting Indebtedness and obligations relating thereto not constituting Indebtedness;

(i)            in connection with any Disposition permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;

(j)            [Reserved];

(k)           [Reserved];

(l)            [Reserved];

(m)          nonexclusive outbound licenses of Intellectual Property granted by the Borrower or any Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(n)           any Lien in favor of the Borrower or any Subsidiary (other than Liens on assets of any Credit Party in favor of a Subsidiary that is not a Credit Party);

(o)           (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(p)           receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien;

(q)           [Reserved];

(r)            [Reserved];

(s)           [Reserved];

(t)            [Reserved];

(u)           Liens on the Equity Interests of joint ventures securing capital contributions to, or obligations of, such Persons; and

(v)           Liens securing obligations related to Hedge Agreement, to the extent permitted under Section 6.12 and pursuant to the First Day Orders.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to Section 6.2(a), 6.2(e), 6.2(g), 6.2(h), 6.2(i), 6.2(k) or 6.2(n).

6.3.         No Further Negative Pledges. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the Closing Date identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, restrictions and conditions imposed by the Organizational Documents of such Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (ii), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (d) [reserved], (e) [reserved], (f) [reserved], (g) [reserved], (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (i) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (j) customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (k) [reserved], (l) [reserved], and (m) restrictions constituting Permitted Liens.

6.4.         Restricted Junior Payments. Neither the Borrower nor any Subsidiary will declare or pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except for Restricted Junior Payments that are expressly permitted pursuant to the DIP Orders.

6.5.         Restrictions on Subsidiary Distributions. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Subsidiary, (b) to repay or prepay any Indebtedness owing by such Subsidiary to the Borrower or any Subsidiary, (c) to make loans or advances to the Borrower or any Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (iii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) in the case of restrictions and conditions referred to in clause (d) above, the Equity Interests in any Person that is not a Subsidiary, restrictions imposed by the Organizational Documents of such Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (B), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (iv) [reserved], (v) [reserved], (vi) [reserved], (vii) [reserved], (vii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (ix) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (x) in the case of restrictions and conditions referred to in clause (d) above, customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (xi) [reserved], (xii) [reserved], and (xiii) restrictions constituting Permitted Liens..

6.6.         Investments. Neither the Borrower nor any Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a)           Investments in Cash and Cash Equivalents and in assets that were Cash Equivalents when such Investment was made;

(b)           Investments existing (or that are made pursuant to legally binding written commitments existing) on the Closing Date and, in each case, set forth on Schedule 6.6, and any modification, replacement, renewal, reinvestment or extension of any such Investment so long as the amount of any Investment permitted pursuant to this clause (b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date (as set forth on Schedule 6.6) or as otherwise permitted by (and made in reliance on) another clause this Section 6.6;

(c)           Investments by the Borrower or any Subsidiary in any Credit Party.

(d)           Guarantees by the Borrower or any Subsidiary of Indebtedness or other monetary obligations of the Borrower or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty), to the extent in existence as of the Petition Date or expressly permitted pursuant to the DIP Orders;

(e)           (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (ii) deposits, prepayments and other credits to suppliers or licensors made in the ordinary course of business;

(f)            [Reserved];

(g)           [Reserved];

(h)           Investments in the form of Hedge Agreements permitted under Section 6.12;

(i)            loans or advances to employees of Holdings, the Borrower or any other Subsidiary for travel in the ordinary course of business not to exceed $250,000 in the aggregate;

(j)            loans or advances to directors, officers, employees, managers, partners, consultants or independent contractors (or, the case of clause (iii) below, any future, current or former officer, director, employee, manager, partner, consultant or independent contractor (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates)) of Holdings (or any direct or indirect parent thereof), the Borrower or any other Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business, (ii) in connection with such Person’s purchase of Equity Interests in the Borrower, provided that no Cash or Cash Equivalents is actually advanced pursuant to this clause (ii) other than to pay Taxes due in connection with such purchase unless such Cash or Cash Equivalents are promptly repaid or contributed to the Borrower in Cash as common equity, and (iii) for other purposes, provided that, in the case of any such Investment made in reliance on this clause (iii), such Investment shall not cause the aggregate amount of Investments outstanding in reliance on this clause (iii), measured at the time such Investment is made, to exceed $250,000;

(k)           [Reserved];

(l)            [Reserved];

(m)          Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(n)           Guarantees of obligations of the Borrower or any Subsidiary in respect of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o)           [Reserved];

(p)           [Reserved];

(q)           [Reserved];

(r)            Investments (i) deemed to exist as a result of Liens permitted by Section 6.2, (ii) consisting of the incurrence or assumption of Indebtedness in accordance with Section 6.1 (other than in reliance on Section 6.1(b) or 6.1(c) and (iii) consisting of the acquisition of assets resulting from the consummation of a merger, consolidation, dissolution or liquidation in accordance with Section 6.8(a) (it being understood that this clause (r) may be relied on to consummate any transaction that is technically subject to this Section 6.6 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.6);

(s)           Guarantees in existence on the Petition Date by the Borrower and/or any Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000;

(t)            [Reserved];

(u)           [Reserved];

(v)           [Reserved]

(w)           to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials or equipment, or purchases, acquisitions, licenses, sublicenses (or other grants or rights to use or exploit), leases or subleases of any asset, Intellectual Property or other rights and the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements, in each case in the ordinary course of business;

(x)           [Reserved];

(y)           [Reserved];

(z)           [Reserved]; and

(aa)         [Reserved].

Notwithstanding anything in this Section to the contrary, no Material Assets owned by any Credit Party may be contributed as an Investment by any Credit Party to any non-Credit Party.

6.7.         [Reserved].

6.8.         Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries.

(a)           Neither the Borrower nor any Subsidiary will merge or consolidate or amalgamate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Subsidiaries, on a consolidated basis, except that:

(i)            any Subsidiary (or any other Person (other than Holdings)) may merge, amalgamate or consolidate with or into any one or more other Subsidiaries, provided that if any Guarantor Subsidiary merges, amalgamates or consolidates with or into another Subsidiary that is not a Credit Party, the continuing or surviving Person shall be a Guarantor Subsidiary;

(ii)           [Reserved];

(iii)          any Person (other than the Borrower) may merge or consolidate with or into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, the surviving entity is a Guarantor Subsidiary;

(iv)          [Reserved];

(v)           [Reserved];

(vi)          [Reserved]; and

(vii)         any Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with or into any other Person in order to effect an Investment permitted pursuant to Section 6.6;

provided that, in the case of clauses (i) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6 (other than in reliance on Section 6.6(r)).

(b)           Neither the Borrower nor any Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it (other than (x) to the Borrower or any other Subsidiary in compliance with Section 6.6, (y) directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law and (z) the use of Cash), except the following so long as permitted under Law, and an Approved Bankruptcy Order:

(i)            Dispositions of (A) inventory and goods held for sale in the ordinary course of business, (B) used, obsolete, worn out or surplus equipment in the ordinary course of business, (C) items of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Subsidiaries (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or be abandoned), (D) leasehold improvements to landlords pursuant to the terms of leases in respect of Leasehold Property and (E) Cash Equivalents;

(ii)           Dispositions and exclusive licenses to the Borrower or any Subsidiary, provided that if the transferor or the licensor is the Borrower or any other Credit Party, then (A) the transferee or licensee thereof shall be a Credit Party and, if the property subject thereto constitutes Collateral, it shall continue to constitute Collateral after giving effect thereto or (B) solely if such transaction constitutes an Investment, such transaction is permitted under Section 6.6 (other than in reliance on Section 6.6(r));

(iii)          Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(iv)          Dispositions of assets in any Insurance/Condemnation Event (including Dispositions in lieu of condemnation);

(v)           leases, subleases, licenses, sublicenses or other grants of rights to use or exploit, occupancy agreements in respect of or other assignments of, any property, including Intellectual Property, in each case in the ordinary course of business; provided that such leases, licenses, subleases, grants or agreements do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or not interfere in any material respect with the ordinary conduct of business of the Borrower and the other Subsidiaries, taken as a whole;

(vi)          [Reserved];

(vii)         [Reserved];

(viii)        the unwinding of Hedge Agreements in accordance with the terms thereof;

(ix)           [Reserved];

(x)            Dispositions of Investments (including Equity Interests) in, and issuances of Equity Interests by, any joint venture or non-wholly owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between the parties to such joint venture or equityholders of such non-wholly owned Subsidiary set forth in, the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or non-wholly-owned Subsidiary;

(xi)           [Reserved];

(xii)          [Reserved]

(xiii)         (A) Liens permitted by Section 6.2, (B) Investments permitted by Section 6.6 and (C) Restricted Junior Payments permitted by Section 6.4;

(xiv)         Dispositions of assets that are not permitted by any other clause of this Section 6.8(b), provided that (A) all Dispositions made in reliance on this clause (xiv) shall be made for fair value (as determined reasonably and in good faith by the Borrower) and shall not exceed $1,000,000 in the aggregate, (B) in the case of any Disposition (or a series of related Dispositions) for consideration in excess of $250,000 in value, the Borrower or such Subsidiary shall receive at least 75% of the consideration for such transaction in Cash, (C) the Net Proceeds thereof shall be applied as required by Section 2.14 and (D) before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing (other than with respect to a Disposition made pursuant to a legally binding commitment entered into by the Borrower or any Subsidiary at a time when no Event of Default existed or would have resulted from such Disposition); and

(xv)         [Reserved].

(c)           The Borrower will not permit any Person other than the Borrower, or one or more of its Subsidiaries that is not a CFC or a CFC Holding Company, to own any Equity Interests in any Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company, provided that (i) any CFC Holding Company may own Equity Interests in any other CFC Holding Company and (ii) the foregoing shall not apply with respect to any Domestic Subsidiary the Equity Interests of which are owned by a CFC or a CFC Holding Company as of the Closing Date.

6.9.         [Reserved].

6.10.       Transactions with Affiliates. Subject in all respects to the First Day Orders, neither the Borrower nor any Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments or consideration in excess of the $250,000 for any individual transaction or series of related transactions with any Affiliate of the Borrower or such Subsidiary on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that, subject to the Approved Budget and any necessary court approval, the foregoing restriction shall not apply to:

(a)           transactions between or among the Credit Parties or their Subsidiaries or any other Person that becomes a Subsidiary as a result of such transaction, not involving any other Affiliate;

(b)           the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions;

(c)           [Reserved];

(d)           [Reserved];

(e)           employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries and their respective future, current or former officers, directors, employees, managers, partners, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former officers, directors, employees, managers, partners, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of Holdings (or any direct or indirect parent thereof) or the Borrower or any Subsidiary;

(f)            payment of customary fees and indemnities to and reimbursement of out-of-pocket costs and expenses of any future, current or former officers, directors and employees of the Borrower and the Subsidiaries entered into in the ordinary course of business;

(g)           Investments permitted under Section 6.6 (including loans and advances permitted under Section 6.6(i) or 6.6(j));

(h)           transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.10 or any amendment, modification, replacement, renewal or extension of to any such agreement to the extent that the resulting agreement is not adverse to the Lenders in any material respect;

(i)            transactions between the Borrower or any other Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings (or any direct or indirect parent thereof), the Borrower or any other Subsidiary, provided that such director abstains from voting as a director of Holdings (or such direct or indirect parent thereof), the Borrower or such other Subsidiary, as the case may be, on any matter involving such other Person;

(j)            [Reserved];

(k)           [Reserved];

(l)            (i) transactions with Subsidiaries or joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with non-wholly-owned Subsidiaries or joint ventures in the ordinary course of business consistent with past practices;

(m)          [Reserved];

(n)           [Reserved];

(o)           [Reserved]; and

(p)           [Reserved].

6.11.       Conduct of Business. Neither the Borrower nor any Subsidiary will engage to any material extent in any business substantially different from the types of businesses conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related, complementary, synergistic or ancillary thereto or representing a reasonable extension thereof. Neither the Borrower nor any Subsidiary shall maintain, establish or contribute to any Canadian Pension Plan that contains a “defined benefit provision” as such term is defined under the Income Tax Act (Canada), except to the extent such maintenance, establishment or contribution, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.12.       Hedge Agreements. Neither the Borrower nor any Subsidiary will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary; provided that, in the case of the foregoing clauses (a) and (b), such Hedge Agreements shall be permitted by the DIP Orders in respect of the Credit Parties that are Debtors, pursuant to the First Day Orders.

6.13.       Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) any Junior Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders or (b) its Organizational Documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

6.14.       Fiscal Year. Neither the Borrower nor any Subsidiary will change its Fiscal Year to end on a date other than December 31; provided that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to end on any other date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments or other modifications to this Agreement and the other Credit Documents that are necessary, in the reasonable judgment of the Administrative Agent and the Borrower, to reflect such change in Fiscal Year.

6.15.       Holding Company. Holdings will not conduct, transact or otherwise engage in any substantial business or operations and will not, declare or make, or agree to declare or make, directly or indirectly, any Restricted Junior Payment]; provided that the following shall in any event be permitted:

(a)           incidental business or operations related to its ownership of the Equity Interests in the Borrower;

(b)           the entry into, and the performance of its obligations with respect to, the Credit Documents or documentation relating to other Indebtedness permitted to be incurred hereunder;

(c)           [Reserved];

(d)           [Reserved];

(e)           the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance;

(f)            [Reserved];

(g)           the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, employees, managers, partners, consultants and independent contractors;

(h)           the entry into, and performance of its obligations with respect to, indemnification arrangements with officers, directors, employees, managers, partners, consultants or independent contractors of Holdings or any of its Subsidiaries;

(i)            any transaction between Holdings and the Borrower or any other Subsidiary expressly permitted under this Section 6, including (i) holding any cash, Cash Equivalents or property received in connection with Restricted Junior Payments made by the Borrower or any other Subsidiary in accordance with Section 6.4 pending application thereof by Holdings in the manner contemplated by Section 6.4, (ii) the provision of Guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, provided for the avoidance of doubt, that such Guarantees shall not be in respect of Indebtedness for borrowed money;

(j)            preparing reports to Governmental Authorities and to its shareholders;

(k)           holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law;

(l)            complying with applicable law; and

(m)          activities incidental to the foregoing;

Holdings will not create, incur, assume or suffer to exist any Lien on any Equity Interests in the Borrower (other than Liens pursuant to any Credit Document or as permitted under the DIP Orders).

6.16.       Sanctions and other Anti-Terrorism Laws. Holdings, the Borrower and each Subsidiary will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or knowingly indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Loans with Embargoed Property or funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; or € cause any Lender, the Administrative Agent or the Collateral Agent to violate any Anti-Terrorism Law.

6.17.       [Reserved].

6.18.       [Reserved].

6.19.       Payments to Non-Credit Party Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries that are Credit Parties to, transfer (i) cash or Cash Equivalents to any Subsidiary that is not a Credit Party except to the extent such cash or Cash Equivalents are to be promptly used by such Subsidiary that is not a Credit Party to make payments (or to reimburse payments already made) in accordance with the Approved Budget (subject to Permitted Variances), together with any markup in accordance with and no greater than that charged under the group’s existing transfer pricing policies as in effect on the Petition Date or (ii) property or assets (other than cash or Cash Equivalents or receivables satisfied by the transfer of cash or Cash Equivalents in the foregoing clause (i)) to any Subsidiary that is not a Credit Party.

6.20.       Bankruptcy Matters. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, without the Requisite Lenders’ prior written consent, do any of the following:

(a)           assert, join, support or prosecute any claim or cause of action against any of the Lenders, unless such claim or cause of action is in connection with the enforcement of the Credit Documents against any of the Agents or Lenders; provided that nothing contained in this clause 6.20(a) shall prohibit the Debtors from responding to or complying with discovery requests of any statutory committee appointed or appearing in the Cases, in whatever form, made in connection with an investigation against any of the Agents or Lenders or the payment from proceeds of the Loans of professional fees related thereto;

(b)           subject to the terms of the DIP Orders and subject to Section 8 hereof, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided, that any Credit Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the DIP Orders; or

(c)           except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Requisite Lenders, as provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any Non-Debtor affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Credit Party or Subsidiary.

(d)           directly or indirectly, seek, consent or suffer to exist: (i) any modification, stay, vacation or amendment to the Interim Order or Final Order, unless the Administration Agent has consented to such modification, stay, vacation or amendment in writing; (ii) entry of any order that could adversely affect Administrative Agent’s liens on the Collateral or its recovery in the Case that is not, in form and substance, satisfactory to Administrative Agent in its Permitted Discretion; (iii) a priority claim for any administrative expense or unsecured claim (now existing or hereafter arising of any kind or nature whatsoever, including any administrative expenses of the kind specified in the Bankruptcy Code, including without limitation Sections 105, 326, 328, 330, 331, 364(c)(1), 365, 503, 506(c) (upon entry of the Final Order), 507, 546, 726, 1113 or 1114 of the Bankruptcy Code) equal or superior to the DIP Superpriority Claim of the Secured Parties in respect of the Obligations and Prepetition Obligations; or (iv) any Lien on any Collateral, having a priority equal or superior to the Lien in favor of the Administrative Agent in respect of the Obligations (subject to the Senior Liens (as defined in the Interim Order) and the Lien Priority Chart);

(e)           prior to the date on which the Obligations (and prior to entry of the Final Order, the Prepetition Obligations) have been indefeasibly paid in full in cash and Lenders’ commitment to make Revolving Credit Loans has been terminated, pay any administrative expense claims not provided for in the Approved Budget; provided however that a Debtor may pay administrative expense claims with respect to (i) any Obligations (and prior to entry of the Final Order, the Prepetition Obligations) due and payable hereunder or under the Interim Order or Final Order and (ii) Statutory Fees; or

(f)            amend, modify or supplement any final order of the Bankruptcy Court relating to or any agreement providing for an Approved 363 Sale without the prior written consent of Administrative Agent.

6.21.       Prepayment of Indebtedness. Make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal, interest, fees or other amounts due on any Indebtedness (other than the Obligations and the Term Loan DIP Obligations), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (other than the Obligations), except as set forth in the Approved Budget.

6.22.       Budget Variance Covenant.

(a)           Commencing with the first full calendar week of the Cases, for each Variance Testing Period, neither the Borrower nor any Subsidiary will permit the aggregate actual operating disbursements of the Credit Parties to be more than 115% of the projected amounts therefor set forth in the Approved Budget (such variance, the “Permitted Disbursements Variance”).

(b)           The payment of estate professional fees shall be subject to the Interim Order (and upon entry of the Final Order, the Final Order) and the Approved Budget.

(c)           Except in each case as consented to by Administrative Agent in writing in its reasonable discretion, commencing with the first full calendar week of the Cases, for each Variance Testing Period, neither the Borrower nor any Subsidiary will permit the aggregate actual professionals disbursements (excluding counsel to the Administrative Agent) and the aggregate actual non-operating disbursements to be more than 115% of the projected amounts therefor set forth in the Approved Budget (such variance, the “Permitted Professionals Variance”); provided, that the Credit Parties may reallocate amounts not so spent or dispersed by the Credit Parties in any four-week period to any subsequent four-week rolling period.

SECTION 7. GUARANTEE

7.1.         Guarantee of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2.         Indemnity by Holdings and the Borrower; Contribution by the Guarantors.

(a)           In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), Holdings and the Borrower agree that (i) in the event a payment in shall be made by any Guarantor Subsidiary under its Obligations Guarantee, Holdings and the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, Holdings and the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the fair market value of the assets so sold.

(b)           The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and Holdings and the Borrower do not indemnify the Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary (a “Contributing Guarantor”) in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor Subsidiary pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor Subsidiary under its Obligations Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor Subsidiary). “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (b) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state or other applicable law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from Holdings and the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder or under any Collateral Document.

7.3.         Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b)           the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e)           any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or with the applicable Designated Hedge Agreement, the applicable Designated Cash Management Services Agreement and any applicable security agreement, including foreclosure or other realization on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Designated Hedge Agreements or any Designated Cash Management Services Agreement; and

(f)            the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Designated Hedge Agreements or any Designated Cash Management Services Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document, any Designated Hedge Agreement, any Designated Cash management Services Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Designated Hedge Agreement, such Designated Cash Management Services Agreement or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Designated Hedge Agreement or any Designated Cash Management Services Agreement under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings and the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

7.4.         Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, any Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5.         Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been indefeasibly paid in full in Cash, the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in Cash, the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash, all Commitments not having terminated and all Letters of Credit not having expired or been cancelled, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6.         Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash, the Commitments shall have terminated and all Letters of Credit not having expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.7.         Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8.         Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Holdings, the Borrower or any Subsidiary at the time of any such grant or continuation or at the time such other Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Holdings, the Borrower or any Subsidiary. Each Guarantor has adequate means to obtain information from Holdings, the Borrower and the Subsidiaries on a continuing basis concerning the financial condition of Holdings, the Borrower and the Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Holdings, the Borrower and the Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower or any Subsidiary now or hereafter known by any Secured Party.

7.9.         Bankruptcy, Etc.

(a)           The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve Holdings, the Borrower or any other Subsidiary of any portion of any Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Obligations are paid by Holdings, the Borrower or any other Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

7.10.       Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Obligations Guarantee in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall only be liable under this Section 7.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.10, or otherwise under this Obligations Guarantee, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.10 shall remain in full force and effect until the Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Qualified ECP Guarantor intends that this Section 7.10 constitute, and this Section 7.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1.         Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal, interest or any fee of any Loan, or any amounts payable pursuant to the DIP Orders, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) to pay, when due, any amount payable to the applicable Issuing Bank in reimbursement of any drawing under any Letter of Credit or to deposit, when due, any Cash Collateral required pursuant to Section 2.14 or 2.22;

(b)           Default in Other Agreements. (i) Failure by the Borrower or any Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice but only after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that notwithstanding the foregoing, this clause (b) shall not apply to any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or to any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6 or to any Prepetition Indebtedness that is stayed;

(c)           Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1(a), 5.1(b), 5.1(f)(i), 5.2(a) (with respect to the existence of Holdings and the Borrower only), 5.7, 5.18, 5.19, 5.20, 5.22 or 6;

(d)           Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate (including any Borrowing Base Certificate) or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect, in the case of any representation or warranty qualified or modified as to materiality in the text thereof, in any respect, and otherwise, in any material respect, in each case as of the date made or deemed made;

(e)           Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and such failure shall not have been remedied within (i) if such breach relates to Section 5.1(k)(i), two (2)  Business Days, or (ii) otherwise, 10 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such failure;

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrower or any Subsidiary that is, in each case, not a Debtor in an involuntary case or proceeding under any Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or other applicable law; or (ii) an involuntary case or proceeding shall be commenced against Holdings, the Borrower or any Subsidiary that is, in each case, not a Debtor under any Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or Subsidiary that is, in each case, not a Debtor, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any Subsidiary that is, in each case, not a Debtor, or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of Holdings, the Borrower or any Subsidiary that is, in each case, not a Debtor, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed or discharged.

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Domestic Subsidiary of the Borrower that is not a Debtor as of the Petition Date shall have an order for relief entered with respect to it or shall commence a voluntary case or proceeding under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any Debtor Relief Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee, custodian or other officer having powers over all or a substantial part of its property (other than any liquidation permitted by Section 6.8(a)); or any Domestic Subsidiary of the Borrower that is not a Debtor as of the Petition Date shall make any assignment for the benefit of creditors; or any Domestic Subsidiary of the Borrower that is not a Debtor as of the Petition Date shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Domestic Subsidiary of the Borrower that is not a Debtor as of the Petition Date (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f); provided, that no Event of Default shall occur under the foregoing clause (g)(i) if such Domestic Subsidiary becomes a Credit Party and within five Business Days of filing, such Domestic Subsidiary’s Case becomes jointly administered with the Debtors; or (ii) any material Foreign Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case or proceeding under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any Debtor Relief Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee, custodian or other officer having powers over all or a substantial part of its property (other than any liquidation permitted by Section 6.8(a)).

(h)           Judgments and Attachments. One or more final judgments for the payment of money in an aggregate amount of $5,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Subsidiary, which, in the case of the Debtors only, arose after the Petition Date or is unstayed, or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(i)            Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate have resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or the institution of any steps by the Borrower or any Subsidiary or any applicable regulatory authority to terminate a Canadian Pension Plan if, as a result of such termination, the Borrower or any Subsidiary may be required to make an additional contribution to such Canadian Pension Plan that would be reasonably expected to have a Material Adverse Effect;

(j)            Change of Control. A Change of Control shall occur; or

(k)           Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document or the DIP Orders shall cease to be, or shall be asserted by any Credit Party not to be, a valid and (to the extent required by the Credit Documents) perfected Lien on any material Collateral, with the priority required by the Credit Documents, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) the release thereof as provided in Section 9.8(e) or (iii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents or, in the case of Collateral consisting of real property, to the extent covered by the title insurance policy applicable to such real property required pursuant to the Collateral and Guarantee Requirement to the extent the insurer has not denied coverage under such title insurance policy; or the DIP Orders, this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

(l)            Ancillary Insolvency Proceedings. Commencement of ancillary insolvency proceedings in applicable foreign jurisdictions with respect to any Debtor and the entry of applicable recognition, administrative, and substantive orders by the applicable court, in each case without prior consent of the Requisite Lenders or on terms not reasonably satisfactory to the Requisite Lenders; provided, that no Event of Default shall occur under this Section 8.1(l) if such proceeding would not reasonably be expected to have a Material Adverse Effect or cause a material delay of the Cases;

(m)          Credit Agreements. Actual or asserted (by any Credit Party or any Affiliate thereof) invalidity or impairment of any Credit Document (including the failure of any Liens to remain perfected); or

(n)           Bankruptcy Defaults.

(i)            The Bankruptcy Court shall enter any order, that has not been consented to by Administrative Agent (i) revoking, reversing, staying, vacating, rescinding, modifying, supplementing or amending (x) the Interim Order, the Final Order, the Cash Management Order, any sale order, this Agreement, the Prepetition Credit Documents or any Credit Document, or (y) any other “first day” orders to the extent such revocation, reversal, stay, vacation, rescission, modification, supplement or amendment is materially adverse to the interests of Secured Parties, or (ii) permitting any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any Debtor equal or superior to the priority of the Administrative Agent and Lenders in respect of the Obligations (subject to the Senior Liens (as defined in the Interim Order (and upon entry of the Final Order, the Final Order)) and Lien Priority Chart), or there shall arise any such claim, or (iii) granting or permitting the grant of a Lien on the Collateral superior to, or pari passu with, the Liens of Agent on the Prepetition Collateral or the Collateral (subject to the Senior Liens (as defined in the Interim Order (and upon entry of the Final Order, the Final Order)) and the Lien Priority Chart);

(ii)           the Bankruptcy Court shall enter any order (i) appointing a Chapter 11 trustee under Section 1104 of the Bankruptcy Code in the Case, (ii) appointing an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code in the Case, (iii) appointing a fiduciary or representative of the estate with decision-making or other management authority over some or all of any Debtor’s senior management other than such Debtor’s Chief Restructuring Officer, (iv) substantively consolidating the estate of the Debtor with the estate of any other Person, (v) dismissing the Case or converting the Case to a Chapter 7 case; or (vi) approving a sale of any of the assets of any Debtor which order does not provide that upon consummation of such sale, all of the net sale proceeds shall be paid to Administrative Agent and applied to either the Prepetition Obligations or the Post-Petition Obligations in accordance with the Prepetition ABL Credit Agreement or this Agreement, as applicable;

(iii)          this Agreement, any of the Credit Documents, the Interim Order or the Final Order for any reason ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or any Debtor shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Debtor) any other Person’s motion to, disallow in whole or in part the Secured Parties’ claim in respect of the Obligations or to challenge the validity and enforceability of the Liens in favor of any Secured Party;

(iv)          any Debtor files a motion with the Bankruptcy Court asserting that the Secured Parties do not have a right to, or supports a motion filed with the Bankruptcy Court that asserts the Secured Parties do not have the right to, credit bid for any assets of any Debtor in connection with any sale pursuant to Section 363(k) of the Bankruptcy Code;

(v)           the Bankruptcy Court shall enter any order granting relief from the automatic stay to any creditor holding or asserting a Lien, reclamation claim or other rights on the assets of any Debtor in excess of $1,000,000;

(vi)          any application for any of the orders described in clauses (i) through (v) above shall be made and, if made by a Person other than a Debtor, such application is not being diligently contested by any applicable Debtors in good faith;

(vii)         except (i) as permitted by the Interim Order or Final Order and set forth in the Approved Budget, or (ii) as otherwise agreed to by Agent in writing, and approved by all necessary Bankruptcy Court orders/approvals, any Debtor shall make any Prepetition Payment (including, without limitation, related to any reclamation claims) following the Closing Date;

(viii)        any Debtor shall be unable to pay its post-petition debts as they mature, shall fail to comply with any order of the Bankruptcy Court in any material respect, or shall fail to make, as and when such payments become due or otherwise;

(ix)           any Debtor shall file a motion in the Cases (i) to use Revolving Credit Cash Collateral under Section 363(c) of the Bankruptcy Code without Administrative Agent’s prior written consent except to the extent expressly permitted in the Interim Order or, once entered, the Final Order, (ii) to sell a material portion of the ABL Priority Collateral of any Debtor without Agent’s prior written consent, (iii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or to cut off rights in the Collateral under Section 552(b) of the Bankruptcy Code, (iv) to obtain additional financing under Sections 364(c) or (d) of the Bankruptcy Code not otherwise permitted under this Agreement, unless such motion and additional financing shall provide that upon initial closing and consummation of such financing, that upon consummation of such sale, all of the Obligations (and prior to entry of the Final Order, the Prepetition Obligations) shall be indefeasibly paid and satisfied in full and Secured Parties receive a release (on terms and conditions and in form and substance satisfactory to Agent in its sole discretion) of Secured Parties in full from all claims of each Credit Party (and in respect of a Debtor, the estate of such Debtor), or (v) to take any other action or actions adverse to Secured Parties or their rights and remedies hereunder or under any of the Credit Documents or Secured Parties interest in any of the Collateral;

(x)           a plan of reorganization is filed in any Case by any Debtor which does not contain provisions for termination of Administrative Agent’s and Lenders’ commitment to make Revolving Credit Loans hereunder and indefeasible payment in full in cash of the Obligations (and prior to entry of the Final Order, the Prepetition Obligations) and the release of the Secured Parties (on terms and conditions and in form and substance satisfactory to Agent) in full from all claims of each Credit Party and, in respect of a Debtor, the estate of such Debtor, in each case, on or before, and the continuation of the Liens and security interests granted to Administrative Agent until, the effective date of such plan of reorganization, or (ii) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any Case which does not contain provisions for termination of Administrative Agent’s and Lenders’ commitment to make Revolving Credit Loans hereunder and indefeasible payment in full in cash of the Obligations (and prior to entry of the Final Order, the Prepetition Obligations) and the release of the Secured Parties (on terms and conditions and in form and substance satisfactory to Agent) in full from all claims of each Credit Party (and in respect of a Debtor, the estate of such Debtor) on or before, and the continuation of the Liens and security interests granted to Agent until, the effective date of such plan of reorganization upon entry thereof;

(xi)           the expiration or termination, in each case without the prior written consent of the Agent, of the “exclusive period” of any Debtor under Section 1121 of the Bankruptcy Code for the filing of a plan of reorganization;

(xii)          any Debtor engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of the credit facility provided hereunder or the Prepetition Credit Documents or the liens on or security interest in the assets of any Debtor securing the Obligations or (ii) any Debtor engages in or supports any investigation or asserts any claims or causes of action (or directly or indirectly support assertion of the same) against Secured Parties; provided, however, that it shall not constitute an Event of Default if the Debtor provides information with respect to the Prepetition ABL Credit Agreement and the Prepetition Credit Documents to (x) the Committee and (y) with prior written notice to the Agent and the Lenders of any requirement to do so, any other party in interest;

(xiii)         any Case is converted to a case under Chapter 7 of the Bankruptcy Code;

(xiv)        any Case is dismissed other than a voluntary dismissal with the prior written consent of the Administrative Agent;

(xv)         a breach of the terms or provisions of, or the occurrence of a defined “Event of Default” under the Interim Order or Final Order;

(xvi)        a breach of the terms or provisions of, or the occurrence of a defined “Event of Default” under the Term Loan DIP Credit Agreement or the Term Loan DIP Credit Documents;

(xvii)       any Person shall be permitted to surcharge the Collateral or the Prepetition Collateral under Section 506(c) of the Bankruptcy Code, or any costs or expenses whatsoever shall be imposed against the Collateral or the Prepetition Collateral unless otherwise permitted pursuant to the Interim Order or Final Order;

(xviii)      the Administrative Agent shall be made subject to any equitable remedy of marshalling or any similar doctrine with respect to the Collateral and the Prepetition Collateral unless otherwise permitted pursuant to the Interim Order or Final Order;

(xix)         failure of any Debtor to meet any of the Milestones set forth in Section 5.22.;

(xx)          A Carve Out Funding Shortfall (as set forth in the Interim Order) has occurred, unless such Carve Out Funding Shortfall is cured within five (5) days; or

(xxi)         the occurrence of any Default or Event of Default or any defaults by any Credit Party, or any breach by any Credit Party of any of the representations, warranties, or covenants, under the Restructuring Support Agreement.

8.2.         Remedies Upon Event of Default. Subject to the terms of the Interim Order and any Final Order, if any Event of Default occurs and is continuing, and in each case after expiration of the Notice Period (as defined below):

(a)           the Administrative Agent may, and at the direction of the Requisite Lenders shall, take any or all of the following actions:

(i)            declare the commitment of each Lender to make Credit Extensions and Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Credit Document related thereto to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)           require that the Borrower Cash Collateralize any Obligations that are contingent or not yet due and payable in amount determined by the Administrative Agent in accordance with this Agreement; and

(iv)          without the necessity of seeking relief from the automatic stay or any further Order of the Bankruptcy Court (i) the Administrative Agent and Lenders shall no longer have any obligation to make any Loans (or otherwise make Credit Extensions) under this Agreement; (ii) the Administrative Agent shall be entitled to charge the Default Rate; (iii) all Obligations shall, at the option of the Administrative Agent, be accelerated and become immediately due and payable; and (iv) the Administrative Agent and the Prepetition Agent shall be entitled to immediately terminate the Debtors’ right to use Revolving Credit Cash Collateral, without further application or Order of the Bankruptcy Court, provided, however, that the Debtors shall have the right to use Revolving Credit Cash Collateral to pay their weekly ordinary course payroll in accordance with the Approved Budget (subject to Permitted Variances) through the date on which such Event of Default occurs. Subject only to the notice requirement set forth in Section 10.2(b) below, both the Administrative Agent and the Prepetition Agent shall be entitled to take any other action or exercise any other right or remedy as provided in the Interim Order, the Final Order, this Agreement, the Credit Documents, the Prepetition Credit Documents, as applicable, or applicable law, including, without limitation, setting off any Obligations or Prepetition Obligations with Collateral or Prepetition Collateral or proceeds of such collateral in the possession of any Prepetition Secured Party or Secured Party, and enforcing any and all rights and remedies with respect to the Collateral or Prepetition Collateral, as applicable, subject in all respects to the DIP ABL Intercreditor Agreement and the lien priorities set forth in the Lien Priority Chart. The Debtors shall be bound by all post-default restrictions, prohibitions, and other terms as provided in the Interim Order, this Agreement and the other Credit Documents and the Prepetition Credit Documents;

(b)           Without further notice, application or order of the Bankruptcy Court, and unless otherwise ordered by the Bankruptcy Court, upon the occurrence and during the continuance of an Event of Default, and after providing not less than five (5) business days’ advance written notice thereof (the “Notice Period”) (which five (5) business day period applies only to the enforcement remedies described in this clause (b)), which notice may be by electronic mail (the “Enforcement Notice”), to counsel to the Debtors, the U.S. Trustee, and counsel to the Committee, the Administrative Agent for the benefit of itself and the Lenders, and the Prepetition Agent, for the benefit of itself and the other Prepetition Secured Parties, as applicable, subject in all respects to the DIP ABL Intercreditor Agreement and the priorities set forth in the Lien Priority Chart, shall be entitled to take any action and exercise all rights and remedies provided to them by the Interim Order, the Final Order, this Agreement, the Credit Documents or the Prepetition Credit Documents, or applicable law as the Administrative Agent or the Prepetition Agent, as applicable, may deem appropriate in their sole discretion to, among other things, proceed against and realize upon the Collateral (including the Prepetition Revolving Credit Priority Collateral) or any other assets or properties of the Debtors’ Estates upon which the Administrative Agent, for the benefit of itself and the Lenders, and the Prepetition Agent, for the benefit of itself and the other Prepetition Secured Parties, as applicable, has been or may hereafter be granted liens or security interests to obtain the Payment in Full of the Obligations and Prepetition Obligations in accordance with the DIP ABL Intercreditor Agreement and the Lien Priority Chart. Subject to the proviso in subsection (a)(iv) above, Administrative Agent may continue to apply proceeds received into the lockbox or collection account to reduce the Prepetition Obligations or the Obligations in accordance with the applicable Credit Documents or Prepetition Credit Documents during the Notice Period.

(c)           Additionally, upon the occurrence and during the continuance of an Event of Default, after expiration of the Notice Period, and the exercise by the Administrative Agent or the Prepetition Agent of their respective rights and remedies under the Interim Order, the Final Order, this Agreement, the Credit Documents, the Prepetition ABL Credit Agreement or the Prepetition Credit Documents, the Debtors shall cooperate with the Administrative Agent or Prepetition Agent, as applicable, in the exercise of such rights and remedies and shall assist the Administrative Agent in effecting any sale or other disposition of the Collateral, including any sale of Collateral pursuant to Bankruptcy Code section 363 or assumption and assignment of Collateral consisting of contracts and leases pursuant to Bankruptcy Code section 365, in each case, upon such terms that are acceptable to the Administrative Agent.

(d)           Upon the occurrence and during the continuance of an Event of Default, and subject to the Notice Period provided for above, in connection with a liquidation of any of the Prepetition Collateral or Collateral, the Administrative Agent or the Prepetition Agent (or any of their respective employees, agents, consultants, contractors, or other professionals), as applicable, shall have the right, at the sole cost and expense of the Debtors, to: (i) enter upon, occupy, and use any real or personal property, fixtures, equipment, leasehold interests, or warehouse arrangements owned or leased by the Debtors; provided, however, that the Administrative Agent may only be permitted to do so in accordance with (a) existing rights under applicable non-bankruptcy law, including, without limitation, applicable leases, (b) any prepetition (and, if applicable, post-petition) landlord waivers or consents, or (c) further Order of the Bankruptcy Court on motion and notice appropriate under the circumstances; and (ii) use any and all trademarks, tradenames, copyrights, licenses, patents, equipment, or any other similar assets of the Debtors, or assets that are owned by or subject to a lien of any third party and that are used by the Debtors in their businesses; provided, however, Administrative Agent and Prepetition Agent may use such assets to the extent permitted by non-bankruptcy law. The Administrative Agent and the Lenders (or the Prepetition Secured Parties) will be responsible for the payment of any applicable fees, rentals, royalties, or other amounts owing to such lessor, licensor or owner of such property (other than the Debtors) for the period of time that the Administrative Agent or Lender(s) actually occupies any real property or uses the equipment or the intellectual property (but in no event for any accrued and unpaid fees, rentals, or other amounts owing for any period prior to the date that the Administrative Agent or Lender(s) actually occupies or uses such assets or properties).

(e)           The Administrative Agent, at the direction of the Requisite Lenders shall, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable Law.

(f)            No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

(g)           Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.

8.3.         Application of Funds.

(a)           Reserved.

(b)           Any proceeds of Collateral shall, subject to the provisions of Section 2.22, the Interim Order, the Final Order (when entered), the DIP ABL Intercreditor Agreement and the Lien Priority Chart, be applied by the Administrative Agent in the following order:

(i)            With respect to any and all proceeds from ABL Priority Collateral:

First, to (i) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, any reimbursement of a drawing under a Letter of Credit or any fees due to any Issuing Bank in its capacity as such, any Designated Cash Management Services Obligations and any Designated Hedge Obligations) payable to the Administrative Agent, the Collateral Agent, any other Agent, any Issuing Bank or the Swing Line Lender in its capacity as such (the amounts so applied to be distributed among such Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution); and (ii) payment of that portion of the Obligations constituting accrued and unpaid interest to all Protective Advances and unreimbursed Out-of-Formula Loans payable to the Administrative Agent until paid in full;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Protective Advances and the Out-of-Formula Loans;

Third, to payment of that portion of the Obligations constituting principal of the Protective Advances and the Out-of-Formula Loans;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting unreimbursed drawings under Letters of Credit and fees (including the fees accrued under Section 2.11) payable to any Issuing Bank in its capacity as such (the amounts so applied to be distributed among the Issuing Banks pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Seventh, to payment of an amount to the Administrative Agent equal to 103% of the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met), to Cash Collateralize such Obligations for the ratable benefit of the Issuing Banks;

Eighth, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (other than principal, interest, fees, any Designated Cash Management Services Obligations and any Designated Hedge Obligations) payable to the Lenders (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Ninth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and fees payable to any Lender in its capacity as such (including all fees accrued under Section 2.11) (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Tenth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and to payment of any Designated Cash Management Services Obligations arising under any Designated Pari Cash Management Services Agreement or any Designated Hedge Obligations under any Designated Pari Hedge Agreement (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Eleventh, to payment of all Designated Cash Management Services Obligations and all Designated Hedge Obligations that, in each case, are not covered under clause Tenth above (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Twelfth, to the payment of all other Obligations that are payable to the Secured Parties (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Thirteenth, to all Revolving Credit Adequate Protection Claims in accordance with the Interim Order and upon entry of the Final Order, the Final Order and the Prepetition ABL Credit Agreement;

Fourteenth, to all Prepetition Obligations in accordance with Section 2.16 of the Prepetition ABL Credit Agreement;

Fifteenth, to all Term Loan Adequate Protection Claims in accordance with the Interim Order and upon entry of the Final Order and the Final Order;

Sixteenth, to the extent such proceeds are received on account of ABL Priority Collateral existing on or prior to the Petition Date, all Prepetition Term Loan Obligations in accordance with the Section 2.16 of the Prepetition ABL Credit Agreement; and

Last, the balance, if any, after Payment in Full, to the Borrower or as otherwise required by Law;

Notwithstanding the foregoing, (i) no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor, (ii) application of amounts used to Cash Collateralize Letters of Credit to other obligations shall be subject to the consent of the Issuing Banks to the extent required under Section 2.4(l) and (iii) amounts used to Cash Collateralize Letters of Credit pursuant to Section 2.4(l) or clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur, and if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. The Administrative Agent shall have absolute discretion as to the time of application of any such payments and proceeds in accordance with this Agreement.

(c)           The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Credit Product Obligations and may request a reasonably detailed calculation of such amount from the applicable Credit Product Provider. The allocations set forth in this Section are solely to determine the rights and priorities of Administrative Agent and Secured Parties as among themselves and may be changed by agreement among them without the consent of any Borrower. This Section is not for the benefit of or enforceable by any Credit Party.

(d)           For purposes of Section 8.3(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Event, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws.

(e)           Administrative Agent shall not be liable for any application of amounts made by it in good faith under this Section 8.3, notwithstanding the fact that any such application is subsequently determined to have been made in error.

(f)            The termination of the Agreement shall not affect Administrative Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the Maturity Date or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, and rights or interests created hereunder have been concluded or liquidated and Payment in Full. Each Guaranty and the Liens and rights granted to Administrative Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s account may, from time to time be temporarily in a zero or credit position, until Payment in Full or the Credit Parties have furnished Administrative Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Furthermore, each Credit Party hereby agrees that upon payment of all Obligations consisting of principal, interest, fees and expenses, in each case owing pursuant to this Agreement, Administrative Agent may hold a reserve following the date of payment in full of the Obligations as cash collateral in an amount equal to the sum of (x) cash collateral in an amount to be determined by Agent in its Permitted Discretion for Credit Product Obligations and professional and legal fees and expenses, plus (y) an amount to be determined by Administrative Agent in its reasonable credit judgment for legal fees and other costs and expenses Administrative Agent reasonably believes it may incur as a result of any claims, actions or challenges in the Case in connection with the Obligations, the Prepetition Obligations, the Liens thereon, this Agreement or any other matter related thereto. The cash collateral referenced in clause (x) above shall be released to Debtors or to such other Person(s) directed by the Bankruptcy Court upon termination and satisfaction of all Credit Product Obligations. The cash collateral referenced in clause (y) above, to the extent any such amounts are deposited with Administrative Agent, will be released to Debtors or to such other Person(s) directed by the Bankruptcy Court upon expiration of the Challenge Period with no Objection (as defined in the Interim Order and Final Order) having been threatened or filed against Administrative Agent and/or Lenders.

SECTION 9. AGENTS

9.1.         Appointment of Agents. PNC Bank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender and Issuing Bank hereby authorizes PNC Bank to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7 and 9.8(e), are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary. The Administrative Agent alone shall be authorized to determine whether with respect to the Borrowing Base, Accounts or Inventory constitute Eligible Accounts, Eligible Unbilled Receivables or Eligible Inventory, or whether to impose or release any Reserve, or whether any conditions to funding any Loan have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment or mistake.

9.2.         Powers and Duties. Each Lender and Issuing Bank irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender, any Issuing Bank or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Document except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3.         General Immunity.

(a)           No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or Issuing Bank or any other Secured Party for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates (including any Borrowing Base Certificate) or any other documents furnished or made by any Agent to the Lenders or Issuing Banks or by or on behalf of any Credit Party to any Agent or any Lender or Issuing Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Without limiting the generality of the preceding sentence, notwithstanding anything herein to the contrary, the Administrative Agent shall not have any duty to ascertain, inquire into, monitor or enforce, or have any liability arising from, or be responsible for any loss, cost or expense suffered by any Lender, any Issuing Bank or any other Secured Party, as a result of, (A) confirmations of the amount of outstanding Loans, the Letter of Credit Usage or the component amounts thereof or any confirmation of or calculation of the Borrowing Base or the component amounts thereof, (B) calculation of Quarterly Average Excess Availability, Quarterly Average Facility Utilization or Excess Availability, (C) the terms and conditions of any Permitted Intercreditor Agreement or any amendment, supplement or other modification thereof, (D) [reserved], (E) qualification of (or lapse of qualification of) any Account or Inventory under the eligibility criteria set forth herein, (E) the calculations of the outstanding amount of any Designated Cash Management Services Obligations, Designated Pari Cash Management Services Obligations, Designated Hedge Obligations and Designated Pari Hedge Obligations or (F) compliance with Section 9.8.

(b)           Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be liable to the Lenders or Issuing Banks for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate (including any Borrowing Base Certificate), consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for Holdings, the Borrower and the Subsidiaries), accountants, insurance consultants and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender or Issuing Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume the satisfaction of such Lender or Issuing Bank unless the Administrative Agent shall have received written notice to the contrary from such Lender or Issuing Bank reasonably in advance of such Credit Extension.

(c)           Reports. Each Lender and Issuing Bank hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to any Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel, and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use and not share any Report with any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, each other Person preparing a Report and the Related Parties of any of the foregoing harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by any of them as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d)           Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(e)           Concerning Certain Other Indemnitees. Notwithstanding anything herein to the contrary, none of the any of the co-agents, bookrunners or managers listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder, but all such Persons shall have the benefit of the exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 and shall have all of the rights and benefits of a third party beneficiary with respect thereto, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders. The exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 shall apply to any Affiliate or other Related Party of any Agent in connection with the arrangement and syndication of the credit facilities provided for herein (including pursuant to Section 2.24, 2.25 and 2.26) and any amendment, supplement or modification hereof or of any other Credit Document.

9.4.         Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender or an Issuing Bank hereunder. With respect to its Loans and participations in the Letters of Credit, Swing Line Loans and Protective Advances, each Agent shall have the same rights and powers hereunder as any other Lender or Issuing Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders or the Issuing Banks. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

9.5.         Lenders’ and Issuing Banks’ Representations, Warranties and Acknowledgments.

(a)           Each Lender and Issuing Bank represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Issuing Banks or to provide any Lender or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b)           Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement, and funding its Loans on the Closing Date and/or providing its Revolving Commitment on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.

(c)           Each Lender acknowledges and agrees that PNC Bank may (but is not obligated to) act as administrative agent, collateral agent or a similar representative for the holders of any Permitted Term Indebtedness and, in such other capacities, may be a party to Term Credit Agreement. Each Lender and PNC Bank waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against PNC Bank or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

9.6.         Right to Indemnity. Each Lender, in proportion to its Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

9.7.         Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time upon 30 days, advance written notice to the Borrower, the Issuing Banks and the Lenders from its capacity as such. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor (subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

9.8.         Collateral Documents and Obligations Guarantee.

(a)           Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

(b)           Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of setoff rights of any Lender or Issuing Bank or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

(c)           Credit Bidding.

(i)            Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Requisite Lenders: (A) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (B) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (C) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; (D) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or (E) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party (it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (B), (C) or (D) without its prior written consent).

(ii)           Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (B), (C) or (D) of the preceding clause (i), the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

(iii)          With respect to any contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

(iv)          Each Secured Party whose Obligations are credit bid under clause (B), (C) or (D) of the preceding clause (i) is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (A) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (B) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

(d)           Designated Hedge Obligations and Designated Cash Management Services Obligations. No Obligations under any Designated Hedge Agreement or Designated Cash Management Services Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 8.3(f) or 10.5(c)(iii) of this Agreement. Notwithstanding anything to the contrary herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Designated Hedge Obligations or any Designated Cash Management Services Obligations.

(e)           Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i)            When all Obligations (excluding contingent obligations as to which no claim has been made, the Designated Hedge Obligations and the Designated Cash Management Services Obligations) have been paid in full, all Commitments have terminated and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit Document, whether or not on the date of such release there may be outstanding Designated Hedge Obligations or Designated Cash Management Services Obligations.

(ii)           Upon any sale or other transfer by any Credit Party (other than to any Credit Party or any other Designated Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, upon payment of receipt of the proceeds of such Collateral to the Administrative Agent, without any further action by any Secured Party or any other Person.

(iii)          Each Secured Party hereby authorizes the Collateral Agent to subordinate, at the request of the Borrower, any Lien on any property (other than any ABL Priority Collateral) granted to or held by the Collateral Agent under any Collateral Document to the holder of any Lien on such property that is permitted by Section 6.2(b) (solely with respect to Liens permitted under clauses (b), (f), (v) and (o)(i) of the definition of “Permitted Encumbrances”), 6.2(d), 6.2(e) (other than any Liens in the Equity Interests of any Guarantor Subsidiary), 6.2(j), 6.2(l), 6.2(o), 6.2(q) or 6.2(r); provided, that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.2(e) or 6.2(q) to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien.

(iv)          In connection with any termination, release or subordination pursuant to this Section 9.8(e), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.8(e) shall be without recourse to or representation or warranty by the Administrative Agent or the Collateral Agent.

(v)           Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(f)            Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Obligations Guarantees, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), Section 10.24 and all the other provisions of this Agreement relating to Collateral, any Obligations Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and the Obligations Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

9.9.         Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender or Issuing Bank pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10.       Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Credit Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.8, 2.10, 2.16, 2.18, 2.19, 2.20, 10.2 and 10.3) allowed in such judicial proceeding; and

(c)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders, the Issuing Banks or other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank, or to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

9.11.       ERISA Representation.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective in-vestment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)            none of the Administrative Agent or the Collateral Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(c)           no fee or other compensation is being paid directly to the Administrative Agent or the Collateral Agent or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

9.12.       Erroneous Payments.

(a)           If the Administrative Agent (x) notifies a Lender, Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender or Secured Party shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c)           Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)           (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)           Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)           The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 10. MISCELLANEOUS

10.1.       Notices.

(a)           Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any Lender or Issuing Bank, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by facsimile (except for any notices or other communications given to the Administrative Agent or the Collateral Agent), courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (or, if not sent during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b)           Electronic Communications.

(i)            Notices and other communications to any Lender and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2 if such Lender or any Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)           PNC’s PINACLE® SYSTEM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(iv)          Each Credit Party, each Lender and each Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)           Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2.       Expenses.

(a)           The Credit Parties agree to pay promptly (a) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) or any other document or matter requested by the Borrower, (b) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all the reasonable and documented out-of-pocket fees, costs, expenses and other charges of any auditors, accountants, consultants or appraisers, (d) all fees and expenses of the Administrative Agent under Section 5.13 and all other reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of any appraisers, examiners, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral, insurance reviews, field examinations, appraisals and the preparation of the Reports, and (e) after the occurrence and during the continuance of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Lender or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that (x) in the case of clauses (a), (b), (c) and (d) above, expenses with respect to counsel shall be limited to one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all Persons entitled to reimbursement under such clauses (taken as a whole), and (y) in the case of clause (e) above, expenses with respect to counsel shall be limited to one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all Persons entitled to reimbursement under such clause (taken as a whole) (and, if any such Person shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and one additional firm of local counsel in each applicable jurisdiction for each group of affected Persons that are similarly situated). All amounts due under this Section 10.2 shall be payable within 30 days after receipt by the Borrower of a summary statement therefor, together with any supporting documentation reasonably requested by the Borrower. Notwithstanding the foregoing, each of the Agents and their respective Affiliates shall be obligated to refund and return promptly any and all amounts paid by the Borrower pursuant to this Section 10.2 to such Person to the extent such Person is not entitled to payment thereof in accordance with the terms hereof.

(b)           The Credit Parties shall pay all costs and expenses incurred by any Agent in connection with the Case, including without limitation, (A) costs and expenses incurred in connection with review of pleadings and other filings made with the Bankruptcy Court, (B) attendance at all hearings in respect of the Case, and (C) defending and prosecuting any actions or proceedings arising out of or relating to the Prepetition Obligations, the Obligations, the Liens securing the Prepetition Obligations and the Obligations or any transactions related to arising in connection with the Prepetition Credit Documents or the Credit Documents. Each Credit Party agrees that in the event that any actions or proceedings are in effect or are threatened by or any Agent reasonably believes any actions or proceedings may be brought by the Committee or any other party in interest attacking the legality, validity, enforceability of the Prepetition Obligations, the Liens arising under the Prepetition ABL Credit Agreement or any other matters relating to the Prepetition Credit Documents at the time of the consummation of any sale of the assets of any Credit Party or at the time that any Credit Party proposes to pay and satisfy the Obligations in full, Administrative Agent may hold a reserve following the date of payment in full of the Obligations as cash collateral for the expenses (including the fees, charges and disbursements of counsel, including local bankruptcy counsel, and other professionals for each Agent and Lenders) reasonably expected in Agent’s Permitted Discretion to be incurred in connection with such actions or proceedings until the earliest of (x) each Agent’s receipt of a general release satisfactory in form and substance to each Agent, (y) the entry of a final non-appealable order determining the outcome of such litigation, and (z) the expiration of the Challenge Period so long as no Challenge (as defined in the Interim Order or, if entered, the Final Order) has been asserted by that date.

10.3.       Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless, each Agent (and each sub-agent thereof), each Lender and each Issuing Bank and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (B) a material breach of the obligations of such Indemnitee or its Related Parties under the Credit Documents, or (ii) arise out of any dispute solely among Indemnitees (other than (A) claims against any Agent (or any holder of any other title or role) in its capacity in fulfilling its role as such, and (B) claims arising out of any act or omission on the part of any Credit Party or any Affiliates of any Credit Party). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. All amounts due under this Section 10.3 shall be payable within 30 days after receipt by the Borrower of a written demand therefor, together with, in the case of any reimbursement of costs and expenses, after receipt of a summary statement therefor with any supporting documentation reasonably requested by the Borrower. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower pursuant to this Section 10.3(a) to such Indemnitee for any loss, claim, damage, liability, fee or expense to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.

(b)           The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of the following sentence (with “Borrower” being substituted for “Indemnitee” in each such clause) shall be deemed reasonable)), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of the relevant Indemnitee.

(c)           To the extent permitted by applicable law, (i) no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing, and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Credit Party or any Related Party of any Credit Party, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this Section 10.3(c) shall diminish obligations of the Credit Parties under Section 10.2 or 10.3(a).

10.4.       Set-Off. Subject to the Interim Order and the Final Order, upon the occurrence and during the continuance of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders. Each Lender and Issuing Bank agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5.       Amendments and Waivers.

(a)           Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(d) and as otherwise provided in Sections 10.5(c), 10.5(e) and 10.5(f), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders.

(b)           Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i)            increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default, and no making of a Protective Advance or Out-of-Formula Loan as contemplated hereby, shall constitute an increase in any Commitment of any Lender);

(ii)           extend the scheduled final maturity date of any Loan;

(iii)          extend the scheduled expiration date of any Letter of Credit (other than any Collateralized Letter of Credit or Post-Term Letter of Credit) beyond the Maturity Date;

(iv)          waive, reduce or postpone any scheduled payment (but not any voluntary prepayment) of any Loan;

(v)           reduce the rate of interest on any Loan or any fee payable hereunder (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10 or any change in the definition, or in any component of, the terms “Quarterly Average Facility Utilization” or “Quarterly Average Excess Availability”), or waive or postpone the time for payment of any such interest or fee (including any prepayment fee);

(vi)          reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)         waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(d) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(viii)        amend the definition of the term “Requisite Lenders”, the term “Supermajority Lenders” or the term “Pro Rata Share”; provided that additional extensions of credit made pursuant to Sections 2.24, 2.25 and 2.26 shall be included, and with the consent of the Requisite Lenders other additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders”, “Supermajority Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Exposures are included on the Closing Date;

(ix)           release all or substantially all the Collateral from the Liens of the Collateral Documents, or all or substantially all the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all the Guarantors in respect of the Obligations Guarantee) or contractually subordinate the Lien granted to the Collateral Agent in the Collateral for the benefit of the Secured Parties as to the Lien of any other creditor, in each case except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or other applicable law or any other sale or other disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders);

(x)            amend the definition of the term “Interest Period” in a manner that would require any BSBY Rate Loan to be made with an Interest Period longer than six months without the consent of the Lender making such BSBY Rate Loan;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vii), (viii) and (ix).

(c)           Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:

(i)            waive, amend or otherwise modify the rights or obligations of any Agent without the prior written consent of such Agent;

(ii)           waive, amend or otherwise modify the rights or obligations of any Agent, any Issuing Bank or the Swing Line Lender (including any waiver, amendment or other modification of the obligation of Lenders to purchase participations in Protective Advances as provided in Section 2.2(b), Letters of Credit as provided in Section 2.4(g) or Swing Line Loans as provided in Section 2.3(c)) without the prior written consent of such Agent, such Issuing Bank or the Swing Line Lender, as the case may be;

(iii)          waive, amend or otherwise modify this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment (in accordance with Section 8.3(f) of Obligations arising under the Credit Documents, on the one hand, and the Designated Pari Hedge Obligations or the Designated Pari Cash Management Services Obligations, on the other, or amend or otherwise modify the definition of the term “Obligations”, “Designated Hedge Obligations”, “Designated Cash Management Services Obligations”, “Designated Pari Hedge Obligations”, “Designated Pari Cash Management Services Obligations” or “Secured Parties” (or any comparable term used in any Collateral Document), in each case in a manner adverse to any Secured Party holding Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations then outstanding without the written consent of such Secured Party (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder, so long as such amendment or other modification by its express terms does not alter the Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations being so secured or Guaranteed, shall not be deemed to be adverse to any Secured Party holding Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations, as the case may be);

(iv)          waive, amend or otherwise modify this Agreement (A) to increase any advance rates set forth in the definition of the term “Borrowing Base”, or to add categories of eligible assets other than Eligible Receivables, Eligible Unbilled Receivables or Eligible Inventory, without the prior written consent of each Lender or (B) otherwise to modify the definition of the term “Borrowing Base” or any component definition thereof in a manner that has the effect of increasing borrowing availability in any material respect (other than modifications to eligibility criteria or Reserves implemented by the Administrative Agent in the manner and to the extent expressly provided herein), without the prior written consent of the Supermajority Lenders (it being understood that nothing in this clause (v) shall impair the ability of the Administrative Agent to make Protective Advances or Out-of-Formula Loans in accordance with Section 2.2 and Section 2.15, respectively); or

(v)           waive, amend or otherwise modify Section 8.3(f) without the consent of each Lender adversely affected thereby.

(d)           Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e)           Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:

(i)            any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;

(ii)           in connection with the incurrence of any Permitted Term Indebtedness, this Agreement and the other Credit Documents may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to add any covenant applicable to the Borrower and/or the Subsidiaries or any other provisions for the benefit of the Lenders;

(iii)          the Administrative Agent and the Collateral Agent may, without the consent of any Secured Party, (i) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any Collateral Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” or (ii) waive, amend or modify any provision in any Collateral Document, or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement;

(iv)          subject to Section 10.5(c)(iv), the definition of the term “Borrowing Base” and the component definitions thereof may be modified by the Administrative Agent in the manner and to the extent expressly provided herein; and

(v)           this Agreement and the other Credit Documents may be amended in the manner provided in Sections 6.14 and 10.24.

Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(f).

(f)            Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(g)           In addition to the foregoing any amendment, waiver or consent shall be subject to providing notice of such material modification or amendment to counsel to any Committee and the US Trustee each of whom shall have three (3) Business Days from the date of such notice within which to object in writing to such modification or amendment unless the Committee and the US Trustee agree in writing to a shorter period. Unless the Committee or the US Trustee timely objects to any material modification or amendment to this Agreement or any Credit Document, then such modification or amendment shall become effective upon the expiration of the aforementioned notice period. If a timely objection is interposed, the Bankruptcy Court shall resolve such objection prior to such modification or amendment becoming effective.

10.6.       Successors and Assigns; Participations.

(a)           Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register. The Borrower, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)           Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:

(i)            any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

(ii)           any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank;

provided that:

(A)          in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $5,000,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the assigning Lender;

(B)           each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class; and

(C)           in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, such Defaulting Lender’s Pro Rata Share of Revolving Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its Pro Rata Share of all Revolving Loans and participations in Letters of Credit, Swing Line Loans and Protective Advances; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (C), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)           Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)           Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower. It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 10.6(e) and in the applicable Assignment Agreement.

(f)            Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, as an Issuing Bank or in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)           Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as required pursuant to other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii)           The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)           Certain Other Assignments and Pledges. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central banking authority as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or other central banking authority; provided that (i) no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and (ii) in no event shall the applicable Federal Reserve Bank, other central banking authority, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)            [Reserved].

(j)            Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.18(c), 2.19 and 2.20) and no SPC shall be entitled to any greater amount under Sections 2.18(c), 2.19 and 2.20 or any other provision of this Agreement or any other Credit Document than the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.18(c), 2.19 and 2.20 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Credit Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under applicable law; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 10.6, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

10.7.       Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.       Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Lender, any Issuing Bank or the Swing Line Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, in the event that on the fifth Business Day prior to the Maturity Date any Letter of Credit shall be a Collateralized Letter of Credit or a Post-Term Letter of Credit, then, unless on such date any unreimbursed drawing shall have been outstanding thereunder, such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents (other than for purposes of such Letter of Credit and all obligations in respect thereof continuing to constitute Obligations that are secured and Guaranteed as provided in the Credit Documents) and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.4(g). The provisions of Sections 2.18(c), 2.19, 2.20, 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9.       No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Lenders and the Issuing Banks hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

10.10.     Marshalling; Payments Set Aside. None of the Agents, the Lenders or the Issuing Banks shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, any Lender or any Issuing Bank (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, any Lender or any Issuing Bank), or any Agent, any Lender or any Issuing Bank enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.     Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.     Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.     Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.     APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15.     CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE CREDIT PARTIES, THE LENDERS AND THE ISSUING BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, IN THE CASE OF THE AGENTS, TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(a)           Each Credit Party hereby consents to and acknowledges the jurisdiction of the Bankruptcy Court over any actions or proceedings arising in connection with the Case, this Agreement and the Other Loan Documents (or in any way connected with or related or incidental to the dealings of the parties hereto in respect of the Case, this Agreement or any of the Credit Documents. If (i) the Case is dismissed, (ii) the Bankruptcy Court abstains from hearing any actions or proceedings arising in connection with this Agreement or any of the Credit Documents (or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the Credit Documents or the transactions related hereto or thereto) or (iii) the Bankruptcy Court refuses to exercise jurisdiction over any actions or proceedings arising in connection with this Agreement or any of the Credit Documents (or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the Credit Documents or the transactions related hereto or thereto

10.17.     Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) (and each Lender agrees to cause its SPC, if any) shall hold all Confidential Information (as defined below) obtained by it in accordance with its customary procedures for handling Confidential Information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and that the Administrative Agent, the Collateral Agent and each Lender may disclose Confidential Information (a) to its Affiliates and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information and have been advised of the confidential nature of such information (and to other Persons authorized by it to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction relating to the Borrower, its Affiliates or its or their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to marketing materials relating to the credit facility governed by this Agreement); , (c) to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, (d) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) in customary “tombstone” or similar advertisements, (g) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission, or otherwise as required by applicable law or compulsory legal process (in which case the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (h) upon the request or demand of any Governmental Authority or any regulatory or quasi-regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of their respective Affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (i) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (j) to the extent that such information was already in possession of the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (k) with the consent of the Borrower. For purposes of the foregoing, “Confidential Information” means, with respect to the Administrative Agent, the Collateral Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of Holdings, the Borrower and the Subsidiaries obtained by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, under the terms of this Agreement and identified as confidential by the Borrower. In addition, the Administrative Agent, the Collateral Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement on a confidential basis to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the any Agent, such parties may disclose Information as provided in this Section 10.17.

10.18.     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20.     Effectiveness; Entire Agreement. Subject to Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter between or among any Credit Parties and any Agent or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents and their respective Related Parties are hereby released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21.     PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable “know-your-customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other applicable “know-your-customer” and anti-money laundering rules and regulations.

10.22.     Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.     No Fiduciary Duty. Each Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.

10.24.     Permitted Intercreditor Agreements.

(a)           Each of the Lenders (which term shall for the purposes of this Section 10.24 include each Issuing Bank) and the other Secured Parties acknowledges that obligations of the Borrower and the Guarantor Subsidiaries under the Term Credit Agreement are, and under any Permitted Term Indebtedness may be, secured by Liens on assets of the Borrower and the Guarantor Subsidiaries that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the Term Credit Agreement (or in respect of such other Permitted Term Indebtedness) will be set forth in the DIP ABL Intercreditor Agreement and any documents relating thereto.

(b)           Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the DIP ABL Intercreditor Agreement, including to the subordination of the Liens on the Term Priority Collateral securing the Obligations on the terms set forth in the DIP ABL Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the DIP ABL Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the DIP ABL Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or any Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 10.24 or in accordance with the terms of the DIP ABL Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent and the Collateral Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the DIP ABL Intercreditor Agreement.

(c)           Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Permitted Intercreditor Agreement that the Borrower may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Obligations, any Permitted Term Indebtedness or any Permitted Subordinated Indebtedness, (ii) to confirm for any party that such Permitted Intercreditor Agreement is effective and binding upon the Administrative Agent and the Collateral Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Permitted Intercreditor Agreement if executed at such time as a new agreement.

(d)           Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Permitted Intercreditor Agreement.

(e)           Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Sections 9, 10.2 and 10.3 with respect to all actions taken by it pursuant to this Section 10.24 or in accordance with the terms of any Permitted Intercreditor Agreement to the full extent thereof.

(f)            The provisions of this Section 10.24 are intended as an inducement to the secured parties under the Term Credit Agreement or under any Permitted Term Indebtedness or any Permitted Subordinated Indebtedness to extend credit to the Borrower thereunder and such secured parties are intended third party beneficiaries of such provisions.

10.25.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.26.     Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)           As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)           “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(c)           “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(d)           “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.27.     Termination.

(a)           The termination of the Agreement shall not affect any Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into and rights or interests created hereunder have been concluded or liquidated and until Payment in Full. Each Guaranty and the Liens and rights granted to the Agents and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until Payment in Full or the Credit Parties have furnished Agent and Lenders with an indemnification satisfactory to Agents and Lenders with respect thereto. Accordingly, each Credit Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agents shall not be required to send such termination statements to any Credit Party, or to file them with any filing office, until Payment in Full and the Secured Parties have received a full release from each Credit Party, and shall be deemed released from each Credit Party, from all claims of such Credit Party (and in respect of a Debtor, the estate of such Debtor) for any matters arising out of, relating to or in connection, with the Prepetition Credit Documents, this Agreement and the Credit Documents. Furthermore, each Credit Party hereby agrees that upon payment of all Obligations consisting of principal, interest, fees and expenses, in each case owing pursuant to this Agreement, Administrative Agent may hold a reserve following the date of payment in full of the Obligations as cash collateral in an amount equal to the sum of (x) cash collateral in an amount to be determined by Administrative Agent in its Permitted Discretion for Cash Management Services and professional and legal fees and expenses, plus (y) an amount to be determined by each Agent in its Permitted Discretion for legal fees and other costs and expenses each Agent reasonably believes it may incur as a result of any claims, actions or challenges in the Case in connection with the Obligations, the Prepetition Obligations, the Liens thereon, this Agreement or any other matter related thereto. The cash collateral referenced in clause (x) above shall be released to Debtors or to such other Person(s) directed by the Bankruptcy Court upon termination and satisfaction of all Cash Management Services and Designated Hedge Obligations (including any potential contingent claims). The cash collateral referenced in clause (y) above, to the extent any such amounts are deposited with Administrative Agent, will be released to Debtors or to such other Person(s) directed by the Bankruptcy Court upon expiration of the Challenge Period with no Objection (as defined in the Interim Order and Final Order) having been threatened or filed against any Agent and/or Lenders.

(b)           All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until Payment in Full and the Secured Parties have received a full release from each Credit Party from all claims of such Credit Party (and in respect of a Debtor, the estate of such Debtor) for any matters arising out of, relating to or in connection, with the Prepetition Credit Documents, this Agreement and the Credit Documents.

10.28.     Orders Control. TO THE EXTENT THAT ANY SPECIFIC PROVISION HEREOF IS INCONSISTENT WITH ANY OF THE DIP ORDERS, THE INTERIM ORDER OR FINAL ORDER (AS APPLICABLE) SHALL CONTROL.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

QUALTEK LLC, as Borrower

By:
Name:
Title:

QUALTEK BUYER, LLC, as Guarantor

By:
Name:
Title:

QUALTEK MIDCO, LLC
QUALTEK MANAGEMENT, LLC
QUALTEK WIRELINE LLC
QUALSAT, LLC
ADVANTEK ELECTRICAL CONSTRUCTION, LLC
QUALTEK WIRELESS LLC
SITE SAFE, LLC
QUALTEK RECOVERY LOGISTICS LLC
QUALTEK FULFILLMENT LLC
NX UTILITIES ULC
QUALTEK RENEWABLES LLC
CONCURRENT GROUP LLC
URBAN CABLE TECHNOLOGY LLC, each as a Guarantor

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and Lender,

By:
Name:
Title:

EXHIBIT H

ABL Exit Facility Term Sheet

SUMMARY OF PROPOSED TERMS AND CONDITIONS
FOR EXIT FINANCING FACILITY

(Confidential - For Discussion Purposes Only; Not a Commitment)

QualTek Buyer, LLC, et al.
May [___], 2023

The terms and conditions summarized below are intended as a summary outline of a proposed financing commitment which is conditioned in all respects upon completion of due diligence, negotiation of definitive documentation and final credit approval and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation. No Lender (as defined herein) is under any obligation to make a loan or make any commitment to lend and any such commitment would be subject to, among other conditions, such Lender obtaining any necessary final credit authorizations and approvals and negotiation and execution of definitive documentation in form and substance satisfactory to such Lender. This document is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third party.

Set forth below is a summary of the terms and conditions for the Exit Financing Facility (as defined below). Capitalized terms used herein that are not otherwise defined shall have the meaning set forth for such terms in that ABL Credit and Guaranty Agreement, dated as of July 18, 2018 (as has been amended, modified and supplemented, from time to time, the “Prepetition ABL Credit Agreement”) by and among the Credit Parties (as defined below) and PNC Bank, National Association, as the Prepetition Agent and the Prepetition Lender thereunder). The “DIP ABL Credit Agreement” refers to that certain Super-Priority Debtor in Possession ABL Credit and Guaranty Agreement among the parties to the Prepetition ABL Credit Agreement.

I. PARTIES

A. Borrower:	QualTek Services, Inc., a Delaware corporation, QualTek LLC, a Delaware limited liability company, or such other Subsidiary as mutually agreed based on the post-emergence corporate structure (in such capacity, the “Borrower”).

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B. Guarantors:	QualTek Buyer, LLC (f/k/a BCP QualTek Buyer, LLC), a Delaware limited liability company (“Holdings”) and certain Subsidiaries of the Borrower (the “Subsidiary Guarantors”; and the Subsidiary Guarantors together with Holdings, the “Guarantors”) The “Guarantors” together with the Borrower, collectively, the “Credit Parties”). The final guarantor structure will be subject to the Agent’s review of the proposed transaction structure and the Borrower’s and its subsidiaries’ corporate structure.

C. Administrative and Collateral Agent:	PNC Bank, National Association (the “Agent”).

D. Lenders:	PNC Bank, National Association and such other lending institutions as are acceptable to the Agent and such other persons as may become lenders in accordance with the terms outlined herein under “Assignments and Participations” (collectively, the “Lenders”).

II. CREDIT FACILITY

A. Transactions:	The Borrowers have requested a senior secured revolving exit financing facility (the “Revolver”) in the maximum amount of up to $101,200,000, subject to the Borrowing Base described below and reductions in the maximum amount pursuant to Section II.C. below (the “Exit Financing Facility”) to refinance the DIP ABL Financing Facility (as defined in the DIP ABL Credit Agreement) and to provide for ongoing working capital needs including capital expenditures (the “Transactions”).

B. Closing Date:	The Plan Effective Date upon which all conditions precedent in the Restructuring Support Agreement and the ABL Exit Facility Documents to the effectiveness of the each of the Restructuring Support Agreement and the ABL Exit Facility Documents are satisfied or waived in accordance with the terms thereof.

“ABL Exit Facility Documents” shall mean the definitive loan documents related to the ABL Exit Financing Facility, consistent with this summary of terms and conditions, including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, opinions of counsel, officer’s certificates, certificates of good standings, corporate organizational documents and other related definitive documents.

C. Credit Facility:

Type and Amount:	The Revolver in a maximum amount equal to the lesser of (a)(i) $101,200,000, on the Closing Date through and including October 31, 2023 and (ii) $90,000,000, on and after November 1, 2023, and (b) the Borrowing Base (as defined below).

Use of Proceeds:	The proceeds of the Exit Financing Facility shall be used to refinance the DIP ABL Financing Facility (as defined in the DIP ABL Credit Agreement) and to provide for ongoing working capital needs of the Credit Parties including capital expenditures. For the avoidance of doubt, no proceeds of the Exit Financing Facility shall be used to prepay any of the loans under the 1L, 2L and 3L Exit Facilities (the “Term Loans”) or other obligations under the 1L, 2L and 3L Term Exit Facilities (the “Term Loan Exit Facilities”).

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Maturity Date:	One (1) year from the Closing Date, subject to satisfaction of all Refinancing Milestones (as defined below).

Refinancing Milestones:	(a) Credit Parties to commence outreach on a refinancing process no later than 45 days after the Plan Effective Date (for the avoidance of doubt, the Administrative Agent shall not provide internally conducted field audits or related items; delivery of other data TBD with non-reliance letters);

(b) Credit Parties to distribute a Confidential Information Memorandum and/ or to provide access to a virtual data room to parties no later than 30 days after commencement of the refinancing process:

(c) First-round written indications of interest (“IOI”) deadline must be no later than 90 days after commencement of the refinancing process;

(d) Final round IOI deadline must be no later than 120 days after the commencement of the refinancing process; and

(e) Proposal letter or term sheet signed by a third party to refinance in full no later than 135 days after the commencement of the refinancing process.

Availability:	The Revolver shall be available during the period commencing on the Closing Date and ending on the Termination Date.

“Termination Date” shall mean the earlier of (i) the Maturity Date and (ii) the date on which all obligations outstanding or issued under the Exit Financing Facility become due and payable in full, whether by acceleration or otherwise.

Maturity and Amortization:	The Revolver will terminate on the Termination Date and all obligations outstanding or issued thereunder shall be due and payable in full on the Termination Date. Amounts repaid under the Revolver may be re-borrowed, subject to the on-going conditions precedent for borrowings as set forth below in Section V.C.

Borrowing Base Usage:	Usage under the Revolver shall not exceed the lesser of the commitment amount then in effect or the Borrowing Base (as defined below). The sum of the Non-RLI Businesses Borrowing Base (as defined below) and the RLI Business Borrowing Base (as defined below) shall collectively mean, the “Borrowing Base”:

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“Non-RLI Businesses Borrowing Base”:

(a)	the product of (i) 85% multiplied by (ii) Eligible Receivables of the Credit Parties (other than Eligible Receivables of the RLI business) at such time; plus

(b)	the product of (i) 85% multiplied by (ii) Eligible Unbilled Receivables of the Credit Parties (other than Eligible Unbilled Receivables of the RLI business) at such time; provided that the amount included in the Non-RLI Businesses Borrowing Base at any time under this clause (b) shall not exceed, in the aggregate, (A) $30,000,000 during all of July, August, September and October 2023, (B) $20,0000,000 during all of November and December 2023 and (C) $15,000,000 on and after January 1, 2024;; provided further that the amount included in the Borrowing Base at any time under this clause (b) shall be further permanently reduced by the amount of Eligible Unbilled Receivables of each sold business of the Credit Parties (other than RLI) (whether such business is a Subsidiary, division or otherwise); plus

(c)	the product of (i) 50% multiplied by (ii) the Inventory Value of the Eligible Inventory of the Credit Parties (other Eligible Inventory of the RLI business) at such time; provided that the amount included in the Non-RLI Businesses Borrowing Base at any time under this clause (c) shall not exceed the greater of (A) $7,500,000 and (B) an amount equal to 10% of the aggregate Revolving Commitment of all Lenders at such time; minus

(d)	the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit; minus

(e)	Reserves; minus

(f)	Priority Payables.

“RLI Business Borrowing Base”:

(a)	the product of (i) 85% multiplied by (ii) Eligible Receivables of the RLI business at such time; plus

(b)	the product of (i) 85% multiplied by (ii) Eligible Unbilled Receivables of the RLI business at such time; provided that the amount included in the RLI Business Borrowing Base at any time under this clause (b) shall not exceed, in the aggregate, $20,000,000; minus

(c)	the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit; minus;

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(d)	Reserves; minus

(e)	Priority Payables.

Upon any sale (partial or otherwise) of the RLI business as referenced in Section III.C below, all assets of the RLI business not sold shall become ineligible and for the avoidance of doubt, the RLI unbilled sublimit set forth in the RLI Business Borrowing Base shall be eliminated.

The definition of “Borrowing Base” (whether in connection with the Non-RLI Businesses Borrowing Base or the RLI Business Borrowing Base) and all related definitions shall be substantially similar to those set forth in the Prepetition Credit Agreement except as otherwise set forth above.

“RLI” shall mean QualTek Recovery Logistics LLC and “RLI business” shall mean and include all assets, rights to receive payments, contracts and services provided or related to, or in connection with, the operations of RLI.

Notwithstanding anything contained herein to the contrary, with respect to the RLI Business Borrowing Base, all accounts receivable and unbilled receivables shall be reported to the Administrative Agent on a weekly basis in accordance with the following events relating to new storm activity:

-	Week 0: New storm activity occurs and revenue is booked
-	Week 1: QualTek to submit off off-cycle borrowing base for Week 0 unbilled accounts receivables to the Administrative Agent; within a 24-hour period, the Administrative Agent increases the availability for Week 0 unbilled accounts receivable.
-	Week 2 and beyond: Similar cadence to the above

Letters of Credit:	A portion of the Revolver not in excess of $10,000,000 shall be available beginning on the Closing Date for the issuance of letters of credit (the “Letters of Credit”) by the Agent (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) the Maturity Date. Any issuance of Letters of Credit will reduce availability under the Revolver on a dollar-for-dollar basis. Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with its own funds or with the proceeds of an advance under the Revolver) immediately. To the extent that the Borrowers do not so reimburse the Issuing Lender, the Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swing Loans:	A portion of the Revolver not in excess of $7,500,000 shall be available beginning on the Closing Date for the advancement of swing line loans (the “Swing Loans”) from the Agent on same-day notice. Any Swing Loans will reduce availability under the Revolver on a dollar-for-dollar basis. Each Lender shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swing Loan on a pro rata basis.

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Treasury Management:	The Credit Parties shall have established a cash management system in form and substance reasonably satisfactory to Agent, including, at all times, blocked accounts for collections and the transfer thereof to Agent, and subject to control agreements by the banks at which such accounts are maintained, which shall be in form and substance reasonably acceptable to Agent. All collections shall be swept daily to pay down outstandings under the ABL Exit Facility Documents. For the purpose of computing collateral availability, customer remittances shall be credited to the Borrower’s loan account the business day after the business day on which the Agent receives such remittances. For the purpose of computing charges, all items of payment shall be deemed applied by the Agent (i) one business day following the business day Agent receives such payments via wire transfer or electronic depository check, and (ii) in the case of payments received by the Agent in any other form, the business day of such payment constitutes good funds.

III. CERTAIN PAYMENT PROVISIONS

A. Fees and Interest Rates:	As set forth in the Fee Letter and on Annex 1.

B. Voluntary Prepayments/ Reductions in Commitments:	Voluntary prepayments and reductions of the unutilized portion of the Revolver commitments will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to payment of breakage costs in the case of a prepayment of BSBY borrowings other than on the last day of the relevant interest period, and any other provisions contained in the Credit Documentation.

C. Mandatory Prepayments:	Mandatory prepayments of the Revolver outstandings shall be required for the following events (in addition to other mandatory prepayments consistent with the Prepetition ABL Credit Agreement and the DIP ABL Credit Agreement and usual and customary for Agent’s exit financing facilities and transactions of this type):

	(a)	On the Closing Date and on each date thereafter, any cash held by the Credit Parties in excess of $5,000,000 in the aggregate;

	(b)	Upon the sale of all or any portion of the RLI business (whether an equity or asset sale) the greater of (i) $20,000,000 or (ii) the book value of the ABL Priority Collateral in connection with such sale(s); and

	(c)	Upon the sale or transfer of any subsidiary or division of the Credit Parties (other than the RLI business), the book value of the ABL Priority Collateral sold in connection with any such sale or transfer (see the definition of “Non-RLI Businesses Borrowing Base” for the treatment of permanent reductions in the eligible unbilled receivables sublimit for Credit Parties (other than RLI) in connection with any such sale or transfer)

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For the avoidance of doubt, the mandatory prepayments described in clauses (a) through (c) shall not result in a corresponding reduction in the Commitments. Furthermore, the cash proceeds received in connection with clause (b) above shall not be reborrowed or otherwise used to pay down any Term Loans or other obligations owing under the Term Loan Exit Facility. All amounts relating to these mandatory prepayments shall be subject to the full cash dominion provisions set forth in Section II.C. (Treasury Management) above.

The documentation shall also include additional mandatory prepayments that are customarily included in split lien asset based lending facilities , including that all proceeds of ABL Priority Collateral are applied to the outstanding Obligations, provided that absent the existence of Event of Default, such prepayments shall not result in a corresponding reduction in the Commitments.

IV. COLLATERAL

Collateral:	The Exit Financing Facility, obligations under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing, and obligations in respect of cash management products and services provided by the Agent, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing will be secured by all of the following personal property and assets of the Credit Parties, whether now owned or hereafter acquired or arising, and wherever located (collectively, the “Collateral”): including but not limited to, subject to permitted liens, perfected first-priority security interests in all the Credit Parties’ present and future and wherever located accounts, inventory, fixtures, equipment, investment property, instruments, chattel paper, deposit accounts, commercial tort claims, all general intangibles (to include patents and trademarks), contract rights, rights to the payment of money, documents and all books and records relating to the foregoing and all proceeds and products of the foregoing, and all supporting obligations, collateral security and guarantees given by any person with respect to any of the foregoing, subject to the ABL Intercreditor Agreement, as amended and restated; provided, that the Agent and the Lenders shall have a first priority lien position on the first $20,000,000 of proceeds from the Term Priority Collateral in connection with the sale (whether an equity or asset sale) of the RLI business.

V. CREDIT DOCUMENTATION

A. Representations and Warranties:	Shall consist of representations and warranties consistent with the Prepetition ABL Credit Agreement and the DIP ABL Credit Agreement and usual and customary for Agent’s exit financing facilities and transactions of this type as well as additional representations and warranties that may be more restrictive, as mutually agreed upon among the Agent and the Borrower..

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B. Conditions Precedent to Closing:	As set forth on Annex 2.

C. Conditions Precedent to All Loans:	Shall consist of conditions usual and customary for exit financing credit facilities and transactions of this type, including, but not limited to:

a)	All representations and warranties are true and correct in all material respects (except to the extent such representation or warranty is, by its terms, subject to materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of any borrowing (except to the extent that such representation or warranty expressly relates to an earlier date), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

b)	No Event of Default or event, which, with the giving of notice or passage of time or both, would be an Event of Default, has occurred and is continuing, or would result from such borrowing;

c)	Advances shall not exceed maximum advances; and

d)	Completion of a loan request.

D. Affirmative and Negative Covenants:	Shall consist of affirmative and negative covenants consistent with the Prepetition ABL Credit Agreement and the DIP ABL Credit Agreement and may include select affirmative and negative covenants that may be more restrictive, as mutually agreed upon among the Agent and the Borrower.

For the avoidance of doubt, negative covenants shall include, without limitation, prohibitions on prepayment of other indebtedness (including prepayment of any of the Term Loans other than solely with proceeds of Term Loan Priority Collateral), making of dividends and incurrence of additional debt other than debt secured solely by Term Loan Priority Collateral or a FILO facility of up to $50M on terms and conditions satisfactory to the Agent in its sole and absolute discretion, and limitations on sale of assets and equity.

The negative covenants shall also contain the following with respect to Restricted Payment Conditions applicable to the prepayment of any of the Term Loans: Restricted Payment (RP) Conditions means, at any time of determination with respect to any Specified Restricted Payment, the requirement that (a) no EOD shall have occurred and be continuing or would arise as a result of such Specified RP, (b) after giving Pro Forma Effect to such Specified RP (including the borrowing of any Loans or the issuance of any LC’s in connection therewith), (i) the Excess Availability on the date of such Specified RP, and the average daily Excess Availability during the 30 consecutive day period ending on the date of such Specified RP, shall each be equal to or greater than the greater of (i) $13M and (ii) 20% of the lesser of (a) the Maximum Credit and (B) the Borrowing Base then in effect, and (c) the Fixed Charge Coverage Ratio as of the last day of the most recently ended test period (regardless whether a Covenant Period has occurred and is continuing) shall be not less than 1.00 to 1.00.

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E. Financial Covenants:	Minimum Liquidity of $2,5000,000 at all times; stepping up to $5,000,000 at all times on and after November 1, 2023.

[TBD] increase in Minimum Liquidity requirement following the sale of additional businesses/divisions.

F. Reporting Requirements:	Shall consist of the following (with exceptions, materiality and other qualifications to be agreed and consistent with the Prepetition ABL Credit Agreement and the DIP ABL Credit Agreement):

a)	Provide within 30 days after the end of each month (i) an unaudited balance sheet of the Borrower and its subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Borrower and its subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, (ii) a written report summarizing all material variances from the annual budget and a discussion and analysis by management with respect to such variances and (iii) a certificate of compliance from an authorized officer of the Borrower;

b)	Provide within 45 days after the end of each of the first three fiscal quarters (i) an unaudited balance sheet of the Borrower and its subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Borrower and its subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, (ii) a written report summarizing all material variances from the annual budget and a discussion and analysis by management with respect to such variances and (iii) a certificate of compliance from an authorized officer of the Borrower;

c)	Provide within 120 days after each fiscal year end (i) unqualified audited financial statements of the Borrower and its subsidiaries on a consolidated and consolidating basis, from an independent certified public accounting firm reasonably satisfactory to the Agent, including consolidating and consolidated statements of income and stockholders’ equity and the balance sheet as at the end of such fiscal year, (ii) any management letters of such accountants addressed to the Borrower, (iii) a written report summarizing all material variances from the annual budget and a discussion and analysis by management with respect to such variances and (iv) a certificate of compliance from an authorized officers of the Borrower;

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d)	Provide (i) borrowing base certificates and supporting documentation on a weekly basis and (ii) such further schedules, documents and/or information regarding the Collateral as and when Agent may require;

e)	Field examinations, at the Borrowers’ expense, will be conducted no more than 3 times per year; provided, however, there shall be no limitation on the number or frequency of field examinations, at the Borrowers’ expense, if an Event of Default has occurred and is continuing;

f)	Provide annual budgets no later than 60 days after the beginning of each of the Company’s fiscal years;

g)	Provide notice and/or copies of: material matters affecting the Collateral; environmental matters; litigation; Defaults and Events of Default; certain amendments; erroneous financial information; ERISA events, notices and requests; material adverse effects; government receivables; information provided to equity holders and holder of other indebtedness; new locations; labor matters; lapse, termination or non-renewal of consents; copies of reports filed with governmental bodies and material notices or communications with governmental bodies; updates to certain schedules; and

h)	Provide such other information, documents and agreements as reasonably requested by the Agent.

Other reporting requirements consistent with the Prepetition ABL Credit Agreement and the DIP ABL Credit Agreement and reporting requirements usual and customary for Agent’s exit financing facilities and transactions of this type as well as any additional reporting requirements that may otherwise be mutually agreed upon among the Agent and the Borrower in connection with the exit facilities and transactions of this type..

G. Events of Default:	Shall consist of events of default and applicable cure periods, if any, consistent with the Prepetition ABL Credit Agreement and others that may be more restrictive, as mutually agreed upon among the Agent and the Borrower, , including, without limitation, a breach of any Refinancing Milestone.

H. Miscellaneous Provisions:

Voting:	Amendments and waivers will require the approval of Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the Revolving Exposure and unused Revolving Commitments of all the Lenders at such time. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of any Defaulting Lender (the “Required Lenders”); provided, further, that the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees, (iii) extensions of final maturity or scheduled amortization, and (iv) releases of Credit Parties or all or substantially all of the Collateral (except as permitted by the credit agreement documents), provided further, that any amendment that changes the definitions of “Supermajority Lenders”, “Required Lenders” or “Pro Rate Share” shall require the approval of Lenders holding no less than 66 2/3% of the aggregate amount of the loans and commitments under the Revolver.

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Assignments and Participations:	Assignments must be in a minimum amount of $5,000,000. Assignments are subject to the approval of the Agent and the Company (unless an event of default has occurred and is continuing or such assignment is to a Lender or an affiliate of a Lender or part of the sale of all or a substantial portion of such Lender’s loan portfolio), such consent not to be unreasonably withheld. No participation shall include voting rights, other than for matters requiring consent of 100% of the Lenders. Assignments will be subject to the payment by the assigning Lender of a $3,500 service fee to the Agent.

Yield Protection:	The Borrowers shall pay the Lenders under customary yield protection provisions such additional amounts as will compensate the Lenders and their respective holding companies in the event that any of them are or become subject to legal, capital or reserve requirements (including without limitation those arising under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III, or any rules, guidelines or directives issued at any time in connection therewith) or taxes (except for taxes on overall net income) which in any case increase the cost or reduce the yield to the Lenders or their respective holding companies.

Non-Consenting and Defaulting Lenders:	The Credit Documentation shall include customary provisions for (i) replacing non-consenting Lenders in connection with amendments and waivers and (ii) addressing “defaulting” Lenders, in each case consistent with the Prepetition ABL Credit Agreement and the DIP ABL Credit Agreement.

Expenses:	The Borrower shall pay all of the costs and expenses of the Agent and its financial advisors and legal counsel associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Exit Financing Facility, including, without limitation, the expenses of the Agent, regardless of whether or not the Exit Financing Facility closes.

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Indemnification:	The Credit Parties shall indemnify and hold harmless the Agent, each of the Lenders and each of their respective affiliates and each of their respective officers, directors, employees, advisors and agents (each an “Indemnified Person”) from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of outside legal counsel and allocated costs and expenses of in-house counsel), joint or several, which may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or other proceeding or preparation of a defense in connection therewith), in each case arising out of or in connection with: (a) the Term Sheet, (b) the Fee Letter, (c) the Transactions and any other transaction contemplated by or referenced in any of the foregoing, (d) the Exit Financing Facility, the Credit Documentation and all matters related thereto, and (g) the Prepetition ABL Credit Agreement, the DIP ABL Credit Agreement and all matters related thereto, except in each case, to the extent such losses, claims, damages, liabilities, costs and expenses are found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct or that of such Indemnified Person’s affiliates, officers, directors, employees, advisors and agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, any of its directors, security holders or creditors, an Indemnified Person or any other person or an Indemnified Person is otherwise a party thereto and whether or not the Exit Financing Facility is consummated. No Indemnified Person shall be liable for any damage arising from the use by others of Information Materials obtained through electronic, telecommunications or other information systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnified Person. In addition, no Indemnified Person shall be liable for any special, indirect, consequential or punitive damages in connection with any of the foregoing.

Other:	Each of the parties shall waive its right to a trial by jury and shall submit to the jurisdiction of the courts of the State of New York. The Credit Documentation shall include customary increased costs, withholding tax and capital adequacy provisions.

Governing Law:	State of New York.

Agent's Counsel:	Blank Rome LLP

This Summary of Terms and Conditions is not a commitment or an offer to lend and does not create any obligation on the part of Agent, any Lender or any affiliate thereof. Neither Agent, any Lender nor any affiliate thereof will be deemed to extend any commitment to the Borrowers unless and until a formal commitment letter is issued and has been executed and delivered. This Summary of Terms and Conditions is only a brief description of the principal terms of suggested facilities and is intended for discussion purposes only.

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Annex 1

Interest Rates:

Outstandings under the Exit Financing Facility shall bear interest, at the Company’s option, at a rate based on BSBY or the Base Rate, plus the following applicable margin:

BSBY plus 500 basis points or the Base Rate plus 400 basis points; provided, that with respect to both the BSBY Rate and the Base Rate, each applicable margin shall increase by 25 basis points per fiscal quarter commencing with the first Business Day of the next subsequent fiscal quarter after emergence from Chapter 11 and continuing on the first Business Day of each following fiscal quarter thereafter.

Notwithstanding the foregoing, each Swing Loan shall bear interest at the Base Rate plus the applicable margin for Base Rate loans under the Revolver, subject to quarterly increases in such applicable margin as set forth in the above paragraph.

Base Rate:

The Base Rate (“BR”) for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily BSBY Floating Rate in effect on such day plus one percent (1.0%), so long as a Daily BSBY Floating Rate is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than one percent, then such rate shall be deemed to be one percent. Any change in the Base Rate (or an component thereof) shall take effect at the opening of business on the day such change occurs.

For purposes of this definition, “Daily BSBY Floating Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate for such day for a one (1) month period, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, that if the Daily BSBY Floating Rate, determined as provided above, would be less than the BSBY Floor, then the Daily BSBY Floating Rate shall be deemed to be the BSBY Floor. The rate of interest will be adjusted automatically as f each Business Day based on changes in the Daily BSBY Rate without notice to the Borrower.

BSBY:	Interest on BSBY borrowings is calculated on an actual/360 day basis and is payable on the last day of each interest period. BSBY advances will be available for periods of 1, 3 or 6 months. BSBY pricing will be adjusted for any statutory reserves.

Default Rate:	Subsequent to an Event of Default bear interest at 2.00% over the rate of interest otherwise applicable under the Base Rate pricing option and letter of credit fees shall be 2.00% above the otherwise applicable letter of credit fees until such time as such Event of Default has been cured, waived or amended.

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Certain Fees:

Letter of Credit Fees:	The Borrowers shall pay letter of credit fees, payable quarterly in arrears, equal to the spread over BSBY with respect to Revolver loans on the aggregate face amount of the letters of credit issued under the Revolver. In addition, the Borrowers shall pay a letter of credit fronting fee of 0.125% to the Agent as the fronting bank, payable quarterly in arrears.

Unused Line Fee:	The Borrowers shall pay an unused line fee in the amount of 0.375% based on the unused portion of the Revolver. The unused line fee shall be payable to each Lender monthly in arrears in proportion to such Lender’s commitment.

Exit Facility Fee:	On the earlier of the Termination Date or the date on which the Exit Financing Facility is refinanced in full by a third party lender, the Borrower shall pay to the Administrative Agent an exit facility fee in the amount of $1,012,000 (1.0% of the maximum amount of the Exit Financing Facility), plus payment of all accrued and outstanding exit fees.

DIP Facility Fee:	On the earlier of the Termination Date or the date on which the Exit Financing Facility is refinanced in full by a third party lender, the Borrower shall pay to the Administrative Agent the DIP Facility Fee in the amount of $1,012,000 (1.0% of the maximum amount of the DIP Financing Facility), plus payment of all accrued and outstanding DIP related fees.

Carryover Fees:	On the earlier of the Termination Date or the date on which the Exit Financing Facility is refinanced in full by a third party lender, the Borrower shall pay to the Administrative Agent the carryover fees owing from the Prepetition Credit Agreement in the amount of $3,650,000.

Administrative Agent Fees:	To the Administrative Agent, for its own account, in respect of the Exit Financing Facility, an annual administration fee in an amount of $50,000, which fee will be payable quarterly, in advance, commencing on, and subject to the occurrence of, the Closing Date and thereafter at the end of each fiscal quarter of the Borrower prior to the maturity or early termination of the Exit Financing Facility and the payment in full of all amounts owing thereunder (and pro-rated and rebated (to the extent necessary) for any partial period).

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.Annex 2

Conditions Precedent to Closing

Shall consist of the conditions precedent substantially similar to those set forth in the Prepetition ABL Credit Agreement and the following, in each case satisfactory to the Agent:

a.	Execution and delivery of all definitive Credit Documentation.

b.	Receipt by Agent of a financial model, including projections of the Credit Parties (including any adjustments to historical operating results, and a pro forma opening balance sheet, statements of operations and cash flows) for the twelve month period following the Closing Date and the five year period following the Closing Date (and in each case on a monthly basis), including the assumptions used in preparing the forecasted financial statements (the “Projections”).

c.	Completion by the Agent of a field examination with respect to the Collateral.

d.	Receipt by Agent of all other debt documentation to which each Credit Party is a party, and delivery of intercreditor agreements, in form and substance reasonably satisfactory to the Agent, with the holders of such indebtedness (or their agents).

e.	On the Closing Date, the Borrowers will have minimum Liquidity of at least $2.5M, to be evidenced by a Borrowing Base Certificate provided to the Agent.

f.	Establishment or maintenance of cash management deposit accounts with Agent.

g.	The indebtedness under the Prepetition ABL Facility (if applicable) and the DIP Financing Facility and the obligations thereunder shall have been indefeasibly paid in full in cash and all liens and security interests relating thereto shall have been terminated.

h.	The indebtedness under the Term Loan Credit Agreement (if applicable) and the DIP Term Loan Credit Agreement and the obligations thereunder shall have been indefeasibly paid in full in cash or otherwise indefeasibly discharged pursuant to the Plan of Reorganization and all liens and security interests relating thereto shall have been terminated.

i.	Execution and delivery of all definitive credit documentation in connection with the Term Loan Exit Facilities.

j.	Each of the agents and the lenders under each of the Prepetition ABL Facility and the DIP Financing Facility, respectively, shall have received a release from the Credit Parties and their respective estates with respect to the Prepetition ABL Facility and the DIP Financing Facility, respectively.

k.	The Challenge Period (as defined in the Cash Collateral Order) shall have expired with no Claims and Defenses (as defined in the Cash Collateral Order) having been asserted by the Borrower, the Committee (as defined in the Cash Collateral Order), or any other party in interest against the agents and/or lenders under the Prepetition ABL Facility or the DIP Financing Facility.

l.	Receipt by Agent of certified resolutions, incumbency certificates and organizational documents of the Credit Parties.

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m.	Receipt by Agent of legal opinions of counsel (including local counsel, if applicable) to the Credit Parties.

n.	No material threatened or pending litigation or material contingent obligations shall exist.

o.	Receipt by Agent of evidence of required insurance and endorsements in favor of the Agent.

p.	Receipt by Agent of evidence that each Credit Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, Environmental Laws, ERISA and Anti-Terrorism/Anti-Money Laundering Laws.

q.	Receipt by Agent of completed background investigations and governmental compliance checks requested by the Agent.

r.	Reserved.

s.	Customary conditions with respect to exit financing facilities, including: (1) the form and substance of the plan of reorganization of the Credit Parties (and the related confirmation order) (the “Plan of Reorganization”) and the disclosure statement (and related approval order) (the “Disclosure Statement”) and plan supplement documents and exhibits shall have been approved by the Agent prior to the entry of the order approving the Plan of Reorganization (the “Confirmation Order”) by the Bankruptcy Court; (2) the Credit Parties shall repay in full the DIP Financing Facility (or any other debtor-in-possession financing provided during the Bankruptcy Cases) and all other obligations as provided for in the Disclosure Statement and Plan of Reorganization; (3) the Credit Parties shall comply in full with the notice and other requirements under the Bankruptcy Code in connection with the approval of the Disclosure Statement and confirmation of the Plan of Reorganization; (4) the order approving the Disclosure Statement entered on the docket of the Bankruptcy Court shall have become a Final Order (as defined below); (5) the Confirmation Order shall be entered on the docket of the Bankruptcy Court and have become a Final Order; (6) the confirmed Plan of Reorganization shall provide the Credit Parties with a discharge, effective as of the effective date thereof, to the fullest extent permitted by Section 1141 of the Bankruptcy Code; (7) the Confirmation Order and Plan of Reorganization shall re-vest in each Credit Party all property of such Credit Party’s (as debtor-in-possession) estate, free and clear all liens, security interests, claims and encumbrances; (8) all conditions precedent to confirmation of the Plan of Reorganization and all conditions to the effective date under the Plan of Reorganization have been satisfied (it being understood that neither Agent nor any Lender shall have an obligation in respect of the Exit Financing Facility if any of the Credit Parties waives any conditions under the Plan of Reorganization unless Agent has consented to such waiver); (9) the effective date of the Plan of Reorganization shall have occurred; and (10) certain other conditions set forth in the Restructuring Support Agreement.

As used herein, “Final Order” shall mean an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of the Bankruptcy Court or such other court, the operation or effect of which has not been stayed, reversed, vacated or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending.

t.	Between the date of the entry of the Confirmation Order and the Closing Date, neither the Confirmation Order nor the Plan of Reorganization shall have been amended or modified in any manner adverse to the interests of the Credit Parties or the Agent and Lenders (as determined by Agent in its reasonable discretion).

16

u.	Agent shall have received evidence that the Plan of Reorganization is, or will become, upon the simultaneous closing of the Transactions, fully effective.

v.	All representations and warranties in the Credit Documentation shall be true and correct in all material respects (except to the extent such representation or warranty is, by its terms, subject to materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of any borrowing (except to the extent that such representation or warranty expressly relates to an earlier date), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

w.	Payment of all fees to the Agent, for its benefit or the benefit of the Lenders and all expenses of Agent and the Lenders pursuant to the DIP Financing Facility.

x.	Payment of all fees set forth in the fee letter to the Agent, for its benefit or the benefit of the Lenders and all expenses of Agent and the Lenders.

17

EXHIBIT I

Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as [●], 2023, by and among the Company Parties and the Consenting Stakeholders (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),1 and agrees to be bound by the terms and conditions thereof to the extent that the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date this Joinder Agreement is executed and any further date specified in the Agreement.

Date Executed:

Name: Title: Address: E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
ABL Claims
Term Loan Claims
Convertible Notes Claims
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT J-1

Term Loan DIP Credit Agreement

SUPER-PRIORITY SENIOR SECURED

DEBTOR-IN-POSSESSION

TERM CREDIT AND GUARANTY AGREEMENT

dated as of [__], 2023

among

QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC),

a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Holdings,

QUALTEK LLC (f/k/a QUALTEK USA, LLC),

a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Borrower,

EACH OTHER DEBTOR,
as a Guarantor,

THE LENDERS PARTY HERETO

and

UMB Bank, N.A.,

as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS AND INTERPRETATION	2
1.1. Definitions	2
1.2. Accounting Terms	44
1.3. Interpretation, Etc.	44
1.4. Currency Translation; Calculations of Amounts	45
1.5. Classification of Loans and Borrowings	45
1.6. Effectuation of Transactions	46
1.7. [Reserved]	46
1.8. Rates	46

SECTION 2. LOANS	46
2.1. Loans	46
2.2. [Reserved]	48
2.3. [Reserved]	48
2.4. [Reserved]	48
2.5. Pro Rata Shares; Obligations Several; Availability of Funds	48
2.6. Treatment and Use of Proceeds	49
2.7. Evidence of Debt; Register; Notes	49
2.8. Interest on Loans	50
2.9. Conversion/Continuation	52
2.10. Default Interest	52
2.11. Fees	53
2.12. Repayment on Maturity Date	54
2.13. Voluntary Prepayments/Commitment Reductions	54
2.14. Mandatory Prepayments	55
2.15. Application of Prepayments; Waivable Mandatory Prepayments	56
2.16. General Provisions Regarding Payments	56
2.17. Ratable Sharing	57
2.18. Making or Maintaining Term Benchmark Loans	58
2.19. Increased Costs; Capital Adequacy	60
2.20. Taxes; Withholding, Etc	61
2.21. Obligation to Mitigate	65
2.22. Defaulting Lenders	66
2.23. Replacement and Termination of Lenders	67
2.24. Reallocation	68
2.25. Exit Financing Commitments	69
2.26. [Reserved]	70
2.27. [Reserved]	70
2.28. Benchmark Replacement Setting	70
2.29. Priority and Liens; No Discharge	71
2.30. Conversion	72

i

SECTION 3. CONDITIONS PRECEDENT	72
3.1. Conditions Precedent to Closing Date	72
3.2. Conditions Precedent to DIP Second Funding Date	75

SECTION 4. REPRESENTATIONS AND WARRANTIES	77
4.1. Organization; Requisite Power and Authority; Qualification	77
4.2. Equity Interests and Ownership	77
4.3. Due Authorization	77
4.4. No Conflict	77
4.5. Governmental Approvals	78
4.6. Binding Obligation	78
4.7. [Reserved]	78
4.8. No Material Adverse Change	78
4.9. Adverse Proceedings	78
4.10. Payment of Taxes	78
4.11. Properties	79
4.12. Environmental Matters	79
4.13. [Reserved]	80
4.14. Governmental Regulation	80
4.15. Federal Reserve Regulations	80
4.16. Employee Matters	80
4.17. Employee Benefit Plans	80
4.18. [Reserved]	81
4.19. Compliance with Laws	81
4.20. Disclosure	82
4.21. Collateral Matters	82
4.22. Insurance	83
4.23. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	83
4.24. Cases; Orders	84

SECTION 5. AFFIRMATIVE COVENANTS	85
5.1. Financial Statements and Other Reports	85
5.2. Existence	89
5.3. Payment of Taxes and Claims	89
5.4. Maintenance of Properties	89
5.5. Insurance	90
5.6. Books and Records; Inspections	91
5.7. Use of Proceeds	91
5.8. Compliance with Laws	91
5.9. Environmental Matters	91
5.10. Subsidiaries	92
5.11. Additional Collateral	92
5.12. Further Assurances	93
5.13. Maintenance of Ratings	93
5.14. Senior Indebtedness	93
5.15. Post-Closing Matters	93
5.16. Representation and Warranty Insurance Proceeds	94
5.17. [Reserved]	94
5.18. Budget and Variance Reporting	94
5.19. Status Updates	94
5.20. Certain Case Milestones	94
5.21. Certain Bankruptcy Matters	95
5.22. Bankruptcy Notices	95

SECTION 6. NEGATIVE COVENANTS	96
6.1. Indebtedness	96
6.2. Liens	99
6.3. No Further Negative Pledges	102
6.4. Restricted Junior Payments	102
6.5. Restrictions on Subsidiary Distributions	102
6.6. Investments	103
6.7. [Reserved]	105
6.8. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries	105
6.10. Transactions with Affiliates	107
6.11. Conduct of Business	107
6.12. Hedge Agreements	109
6.13. Amendments or Waivers of Organizational Documents and Certain Agreements	109
6.14. Fiscal Year	109
6.15. Holding Company	109
6.16. [Reserved]	110
6.17. [Reserved]	111
6.18. [Reserved]	111

SECTION 7. GUARANTEE	112
7.1. Guarantee of the Obligations	112
7.2. Indemnity by Holdings and the Borrower; Contribution by the Guarantors	112
7.3. Liability of Guarantors Absolute	113
7.4. Waivers by the Guarantors	115
7.5. Guarantors’ Rights of Subrogation, Contribution, Etc.	116
7.6. Continuing Guarantee	116
7.7. Authority of the Guarantors or the Borrower	117
7.8. Financial Condition of the Credit Parties	117
7.9. Bankruptcy, Etc.	117

SECTION 8. EVENTS OF DEFAULT	118
8.1. Events of Default	118

SECTION 9. AGENTS	122
9.1. Appointment of Agents	122
9.2. Powers and Duties	123
9.3. General Immunity	123
9.4. Agents Entitled to Act in Individual Capacity	125
9.5. Lenders’ Representations, Warranties and Acknowledgments	125
9.6. Right to Indemnity	126
9.7. Successor Administrative Agent and Collateral Agent	127
9.8. Collateral Documents and Obligations Guarantee	128
9.9. Withholding Taxes	131
9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	132
9.11. ERISA Representation	133
9.12. Erroneous Payments	134

SECTION 10. MISCELLANEOUS	139
10.1. Notices	139
10.2. Expenses	140
10.3. Indemnity	141
10.4. Set-Off	142
10.5. Amendments and Waivers	142
10.6. Successors and Assigns; Participations	145
10.7. Independence of Covenants	151
10.8. Survival of Representations, Warranties and Agreements	151
10.9. No Waiver; Remedies Cumulative	151
10.10. Marshalling; Payments Set Aside	151
10.11. Severability	152
10.12. Independent Nature of Lenders’ Rights	152
10.13. Headings	152
10.14. APPLICABLE LAW	152
10.15. CONSENT TO JURISDICTION	153
10.16. WAIVER OF JURY TRIAL	153
10.17. Confidentiality	154
10.18. Usury Savings Clause	155
10.19. Counterparts	155
10.20. Effectiveness; Entire Agreement	156
10.21. PATRIOT Act	156
10.22. Electronic Execution of Assignments and Certain Other Documents	156
10.23. No Fiduciary Duty	156
10.24. [Reserved]	157
10.25. Acknowledgment and Consent to Bail-In of EEA Financial Institutions	157
10.26. Acknowledgement Regarding Any Supported QFCs	157
10.27. Interest Rate Limitation	158
10.28. Orders Control	158

SCHEDULES: 1	1.1(a)	Closing Date Material Real Estate Assets
	2.1	Commitments
	4.2	Equity Interests and Ownership
	4.11(b)	Real Estate
	4.22	Insurance
	5.15	Post-Closing Matters
	6.1	Indebtedness
	6.2	Liens
	6.3	Negative Pledges
	6.5	Restrictions on Subsidiary Distributions
	6.6	Investments
	6.10	Affiliate Transactions
	10.1	Notices

EXHIBITS:	A	DIP ABL Intercreditor Agreement
	B	Assignment Agreement
	C	Officer’s Certificate
	D	[Reserved]
	E	Conversion/Continuation Notice
	F	Counterpart Agreement
	G	Funding Notice
	H	[Reserved]
	I	Pledge and Security Agreement
	J	[Reserved]
	K-1	[Reserved]
	K-2	[Reserved]
	L-1	Form of US Tax Certificate for Non-US Lenders that are not Partnerships for US Federal Income Tax Purposes
	L-2	Form of US Tax Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
	L-3	Form of US Tax Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
	L-4	Form of US Tax Certificate for Non-US Lenders that are Partnerships for US Federal Income Tax Purposes
	M	Promissory Note
	N	[Reserved]
	O	Initial Budget

v

SUPER PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION TERM CREDIT AND GUARANTY AGREEMENT, dated as of [__], 2023, among QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC), a Delaware limited liability company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), QUALTEK LLC (f/k/a QUALTEK USA, LLC), a Delaware limited liability company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER and each other Debtor (as defined below) party hereto, as Guarantors, the LENDERS party hereto and UMB Bank, N.A. (“UMB”), as Administrative Agent and Collateral Agent.

RECITALS

WHEREAS, on [__], 2023 (the “Petition Date”), (i) the Borrower, (ii) Holdings and (iii) certain of the Borrower’s subsidiaries and affiliates (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and continued to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Prepetition PTL Lenders (as defined below) provided financing to the Borrower pursuant to that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018 (as amended by that certain Amendment No. 1, dated as of October 4, 2019, as amended by that certain Amendment No. 2, dated as of February 14, 2022, as amended by that certain Amendment No. 3, dated as of March 16, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”), by and among the Borrower, Holdings, each of the other credit parties party thereto, the lenders party thereto, and the Prepetition Term Loan Agent (as defined below);

WHEREAS, as of the Petition Date, the Prepetition PTL Lenders had Prepetition PTL Loans with principal amount of $65,000,000 outstanding under the Prepetition Term Loan Credit Agreement (the “Prepetition Outstanding PTL Loans”);

WHEREAS, the Borrower has requested that the Lenders provide a superpriority senior secured debtor-in-possession term loan credit facility (the “DIP Facility”) as follows: (i) (x) $25,000,000 in new money term loan commitments in respect of the DIP First Funding Loans to be made in a single draw on the DIP First Funding Date and (y) $25,000,000 in roll-up term loans to be deemed made on the DIP First Funding Date as further set forth herein, (ii) (x) $15,000,000 in new money delayed draw term loan commitments in respect of the DIP Second Funding Loans to be made in a single draw on the DIP Second Funding Date and (y) additional roll-up term loans to be deemed made on the DIP Second Funding Date as further set forth herein, with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim DIP Order and the Final DIP Order, in each case, upon entry thereof by the Bankruptcy Court and in the Collateral Documents;

WHEREAS, all of the claims and the Liens granted under the DIP Orders and the Credit Documents to the Agent, the Lenders and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve Out; and

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the extensions of credit to the Borrower under this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“ABL DIP Credit Agreement” means that certain Super-Priority Senior Secured Debtor-in-Possession ABL Credit and Guaranty Agreement, dated as of the date hereof, by and among the Borrower, Holdings, the guarantors party thereto, and PNC Bank, National Association, as administrative agent and collateral agent.

“ABL DIP Facility” means the credit facilities made available to the Borrower pursuant to the ABL DIP Credit Agreement.

“ABL DIP Loan Documents” as defined in Section 3.1(f).

“ABL Priority Collateral” as defined in the DIP ABL Intercreditor Agreement.

“Acceptable Confirmation Order” means an order of the Bankruptcy Court, which order shall be a Final Order, confirming an Acceptable Plan of Reorganization, in form and substance satisfactory to the Requisite Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Requisite Lenders in their sole discretion).

“Acceptable Plan of Reorganization” means a Chapter 11 Plan for each of the Cases that, upon the consummation thereof, provides for (a)(i) the termination of all unused Commitments hereunder and the indefeasible payment in full in cash of all of the Obligations under the Credit Documents or the treatment set forth in the Restructuring Support Agreement and (ii) the indefeasible payment in full in cash of the Prepetition Secured Indebtedness or the treatment of the Prepetition Secured Indebtedness set forth in the Restructuring Support Agreement or (b) such other treatment as is consented to by the Administrative Agent and the Requisite Lenders in their sole discretion.

2

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Additional Lender” as defined in 2.24 (a).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that, if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means UMB, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against or affecting Holdings, the Borrower or any Subsidiary or any property of Holdings, the Borrower or any Subsidiary.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Fee Letter” means that certain letter agreement, dated as of the date hereof by and between the Borrower and the Agent.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2(b).

“Agreement” means this Superpriority Senior Secured Debtor-in-Possession Term Credit and Guaranty Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Anti-Corruption Laws” as defined in Section 4.23.

“Applicable Rate” means, on any day, with respect to any DIP First Funding Loan or DIP Second Funding Loan, at the option of the Borrower, either (i) 11.00% per annum, in the case of a Base Rate Loan, and (ii) 12.00% per annum, in the case of a Term Benchmark Loan, in each case to be payable partially in cash and partially in PIK Interest as set forth in Section 2.8(e).

3

“Approved Bankruptcy Court Order” means (a) each of the DIP Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Credit Documents (including the Credit Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any superpriority claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or superpriority claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in the case of each of the foregoing clauses (i) through (vii), that (x) is in form and substance reasonably satisfactory to the Administrative Agent (with respect to its own treatment) and the Requisite Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified in a manner adverse to the rights of the Administrative Agent or the Lenders except as agreed in writing by the Administrative Agent (solely with respect to its own treatment) and the Requisite Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Requisite Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Requisite Lenders.

“Approved Budget” has the meaning assigned to such term in Section 5.18(d).

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 10.1(b).

“Approved Professional Fee Budget” shall be the projected amount of estate professional fees to be accrued for each month set forth in the Approved Budget.

“Asset Sale” means any Disposition of assets made in reliance on Section 6.8(b)(x).

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, with respect to any Person, any Financial Officer of such Person or any individual holding the position of chief executive officer, president, chief administrative officer, vice president (or the equivalent thereof) or secretary of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

4

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.28(d).

“Backstop Lender” means each Lender as of the Closing Date.

“Backstop Fee” has the meaning assigned to such term in Section 2.11(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, if applicable, together with all amendments and modifications thereto subsequently made applicable to the Cases.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Term SOFR that would be applicable to a Term Benchmark Loan with an Interest Period of one month commencing on such day plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR, as the case may be.

5

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.28(a).

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

6

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.28 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.28.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State or in Cincinnati, Ohio are authorized or required by law to remain closed; provided that for purposes of any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Canadian Benefit Plan” means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of the Borrower or any Subsidiary, or any dependent of any of them, except a Canadian Pension Plan or a Statutory Plan.

“Canadian Pension Plan” means a “pension plan” or “plan” within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada, that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of the Borrower or any Subsidiary.

8

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP. The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Carve Out” has the meaning assigned to it in the Interim DIP Order or the Final DIP Order, as applicable.

“Cases” has the meaning assigned to such term in the recitals hereto.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Collateral” shall have the meaning assigned to such term in section 363(a) of the Bankruptcy Code.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America, in each case maturing within two years after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and (h) marketable corporate bonds for which an active trading market exists and price quotations are available, in each case maturing within two years after such date and issued by Persons that are not Affiliates of the Borrower and where such Persons (i) in the case of any such bonds maturing more than 12 months from the date of the acquisition thereof, have a long-term credit rating of at least AA- from S&P or Aa3 from Moody’s or (ii) in the case of any such bonds maturing less than or equal to 12 months from the date of the acquisition thereof, have a long-term credit rating of at least A+ from S&P or A1 from Moody’s, provided that the portfolio of any such bonds included as Cash Equivalents at any time shall have a weighted average maturity of not more than 360 days.

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“Cash Flow Forecast” means a 13-week cash flow forecast for the then applicable period, which shall include, among other things, anticipated cash collections and receipts and anticipated disbursements for each calendar week covered thereby.

“Cash Management Orders” shall mean, collectively, the interim and final orders approving that certain Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Maintain Existing Bank Accounts, Business Forms, and Books and Records, (II) Authorizing Continued Intercompany Transactions, (III) Granting Administrative Expense Status to Postpetition Intercompany Transactions, and (IV) Granting Related Relief filed on or before the date hereof and entered in the Cases (in each case, together with all extensions, modifications and amendments thereto, and in each case, in form and substance reasonably acceptable to the Administrative Agent and the Requisite Lenders), which, among other matters, authorizes the Debtors to maintain their existing cash management system and bank accounts and to continue to engage in intercompany transactions, which is in form and substance reasonably acceptable to the Administrative Agent and the Requisite Lenders.

“CCAA” means Companies’ Creditors Arrangement Act (Canada).

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Internal Revenue Code and (b) each Subsidiary of any such controlled foreign person; provided that NX Utilities ULC, a British Columbia unlimited liability company shall be deemed not to be a CFC.

“CFC Holding Company” means each Domestic Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs.

“Challenge” has the meaning assigned to such term in the DIP Orders.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

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“Change of Control” means (a)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), directly or indirectly, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of Pubco; (b) Pubco shall fail to beneficially directly own 100% of the issued and outstanding Equity Interests of Holdings; (c) Holdings shall fail to beneficially directly own 100% of the issued and outstanding Equity Interests of the Borrower or (d) a “Change of Control” (or equivalent term) as defined in the ABL DIP Credit Agreement shall occur.

“Chapter 11 Plan” means the “Plan” as such term is defined in the Restructuring Support Agreement.

“Claiming Guarantor” has the meaning assigned to such term in Section 7.2(b).

“Claims” has the meaning assigned to such term in section 101 of the Bankruptcy Code.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are DIP First Funding Loans or DIP Second Funding Loans, (b) any Commitment, refers to whether such Commitment is a DIP First Funding Commitment or a DIP Second Funding Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the conditions set forth in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Collateral” means all Property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any DIP Order or Collateral Document, including DIP Collateral (as defined in the DIP Order).

“Collateral Access Agreement” means an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral until the Obligations have been paid in full and this Agreement shall have been terminated and shall authorize the Collateral Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Collateral Agent” means UMB, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

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“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b) the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent (acting solely at the direction of the Requisite Lenders), documents, opinions and certificates with respect to such Designated Subsidiary of the type referred to in paragraphs (b), (i), (m) and (r) of Section 3.1;

(d) all Equity Interests in the Borrower and all Equity Interests held directly by the Borrower or any other Guarantor Subsidiary shall have been pledged pursuant to the Pledge and Security Agreement (provided that the Credit Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holding Company or (ii) Equity Interests constituting Excluded Property) and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) (i) [Reserved], (ii) all Indebtedness of any Person (other than Holdings, the Borrower or a Subsidiary) in a principal amount of $2,000,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and (iii) all the promissory notes referred to in clause (ii) above, and all promissory notes evidencing any Indebtedness of the Borrower or any Subsidiary that is owing to any Credit Party, shall, in each case, have been pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank; and

(f) all instruments and documents, including UCC financing statements (and, in the case of Liens granted by NX Utilities ULC, a British Columbia unlimited liability company, financing statements or other filings required by local law), required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded.

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The Collateral Agent, acting at the direction of the Requisite Lenders, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, surveys or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where the Requisite Lenders determine that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary:

(a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent, acting at the direction of the Requisite Lenders, and the Borrower; and

(b) [Reserved];

(c) no Control Agreements or other control arrangements, or (except with respect to Equity Interests or Indebtedness represented or evidenced by certificates or instruments to the extent required by clauses (d) and (e) of the first paragraph of this definition), other perfection by “control” shall be required with respect to any Collateral (including Letter of Credit Rights, Chattel Paper, Deposit Accounts and intercompany Indebtedness);

(d) no Credit Party shall be required to obtain any landlord waivers, estoppels, Collateral Access Agreements or similar third party agreements;

(e) no actions in any jurisdiction outside of the United States (other than Canada) or that are necessary to comply with the laws of any jurisdiction outside of the United States (other than Canada) shall be required (it being understood that there shall be no security agreements, pledge agreements or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States); provided that this clause (e) shall not apply with respect to Liens granted upon the assets of, or Equity Interests in, any Discretionary Guarantor; and

(f) no Credit Party shall be required to deliver to the Collateral Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any partnership, joint venture or Subsidiary that is not a Material Subsidiary or a wholly-owned Subsidiary.

“Collateral Documents” means the Pledge and Security Agreement and all other instruments, documents, agreements and deeds of hypothec delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

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“Commitment” means a DIP First Funding Commitment or a DIP Second Funding Commitment. The aggregate amount of the Lenders’ Commitments on the Closing Date is $40,000,000.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.18(c) and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion (and in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.

“Contributing Guarantor” has the meaning assigned to such term in Section 7.2(b).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

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“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F.

“Credit Date” means the date of any Credit Extension, including the Closing Date.

“Credit Document” means each of this Agreement, the DIP Orders, the Collateral Documents, all Approved Budgets, all Variance Reports and any other collateral documentation, certificates, documents or notices that shall be executed and delivered by the Credit Parties in connection with this Agreement, together with any amendment, supplement, waiver or other modification of any of the foregoing.

“Credit Extension” means the making of a Loan.

“Credit Parties” means Holdings, the Borrower and the Guarantor Subsidiaries.

“Debtor” or “Debtors” has the meaning assigned to such term in the recitals hereto.

“Debtor Relief Laws” means the Bankruptcy Code, the BIA, the CCAA, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed (i) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) the Administrative Agent has received notification that such Lender, or a direct or indirect parent company of such Lender, (i) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

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“Designated Subsidiary” means the Borrower and each Subsidiary other than (a)  any Subsidiary that is not a Domestic Subsidiary, (b) any Subsidiary that is a Subsidiary of a CFC or a CFC Holding Company, (c) any Subsidiary that is a CFC Holding Company, (d) any Subsidiary that is prohibited or restricted by applicable law or, in the case of any Person that becomes a Subsidiary after the Closing Date, any contract or agreement in effect at the time such Person becomes a Subsidiary (and not entered into in contemplation of or in connection with such Person becoming a Subsidiary) from providing an Obligations Guarantee (including any such prohibition or restriction arising from any requirement to obtain the consent, license, approval or authorization of any Governmental Authority or any third party under such contract or other agreement), (e) any Subsidiary where the provision of an Obligations Guarantee by such Subsidiary would result in material adverse tax consequences to Holdings, the Borrower and their Subsidiaries (or any consolidated, combined or unitary group of which any of them is a member), as reasonably determined by the Borrower in consultation with the Administrative Agent, and (f) any other Subsidiary, if and for so long as the Administrative Agent and the Borrower reasonably agree that the cost of providing an Obligations Guarantee (taking into account any adverse tax consequences to Holdings, the Borrower and the Subsidiaries (or any consolidated, combined or unitary group of which any of them is a member)) shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that no Subsidiary shall be excluded pursuant to any of the foregoing clauses of this definition if such Subsidiary shall be an obligor (including pursuant to a Guarantee) under the ABL DIP Credit Agreement.

“DIP ABL Intercreditor Agreement” means an agreement substantially in the form of Exhibit A.

“DIP Facility” has the meaning assigned to such term in the recitals hereto.

“DIP First Funding Borrowing” means a Borrowing comprised of DIP First Funding Loans.

“DIP First Funding Commitments” means with respect to each Lender, the commitment of such Lender to make the DIP First Funding Loans on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as such commitment may be (a) terminated pursuant to Section 8 or the DIP Order, (b) terminated or reduced pursuant to Section 2.1(a)(i), (c) reallocated pursuant to Section 2.24 or (d) modified from time to time to reflect any assignments permitted by Section 10.6. The aggregate amount of the DIP First Funding Commitments on the Closing Date (immediately prior to the incurrence of the DIP First Funding Loans on such date) is $25,000,000 in respect of the New Money DIP First Funding Loans.

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“DIP First Funding Loan Exposure” means, with respect to any Lender at any time, (a) prior to the making of the DIP First Funding Loans hereunder, the DIP First Funding Commitment of such Lender at such time, (b) after the making of the DIP First Funding Loans hereunder, the aggregate amount of the DIP First Funding Loans and Initial Roll Up Loans of such Lender outstanding at such time.

“DIP First Funding Loans” means any Loan made pursuant to Section 2.1(a)(i).

“DIP Order” means the Interim DIP Order and/or the Final DIP Order, as applicable.

“DIP Second Funding Borrowing” means a Borrowing comprised of DIP Second Funding Loans.

“DIP Second Funding Commitments” means with respect to each Lender, the commitment of such Lender to make the DIP Second Funding Loans on the DIP Second Funding Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as such commitment may be (a) terminated pursuant to Section 8 or the DIP Order, (b) terminated or reduced pursuant to Section 2.1(a)(ii), (c) reallocated pursuant to Section 2.24 or (d) modified from time to time to reflect any assignments permitted by Section 10.6. The aggregate amount of the DIP Second Funding Commitments on the Closing Date (immediately prior to the incurrence of the DIP Second Funding Loans on such date) is $15,000,000 in respect of the New Money DIP Second Funding Loans.

“DIP Second Funding Date” means the date on which the conditions set forth in Section 3.2 are satisfied (or waived in accordance with Section 10.5).

“DIP Second Funding Loan Exposure” means, with respect to any Lender at any time, (a) prior to the making of the DIP Second Funding Loans hereunder, the DIP Second Funding Commitment of such Lender at such time and (b) after the making of the DIP Second Funding Loans hereunder, the aggregate principal amount of the DIP Second Funding Loans and Prepetition PTL Roll-Up Loans of such Lender outstanding at such time.

“DIP Second Funding Loans” means any Loan made pursuant to Section 2.1(a)(ii).

“DIP Secured Party Advisors” means (a) with respect to the Administrative Agent, Faegre Drinker as primary counsel and Texas counsel to be designated by the Administrative Agent, and (b) with respect to the Lenders, Paul, Weiss, as primary counsel, Houlihan Lokey, Inc. and Accordion Partners, LLC, as financial advisors, and Porter Hedges LLP, as Texas counsel.

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“DIP Superpriority Claims” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.

“Disclosure Statement and Solicitation Motion” means the motion seeking, among other things, entry of an order (i) approving the procedures for soliciting, receiving, and tabulating votes on the Chapter 11 Plan and for filing objections to the Chapter 11 Plan, (ii) approving the Solicitation Materials (as defined in the Restructuring Support Agreement), and (iii) scheduling the hearing to consider final approval of the Disclosure Statement (as defined in the Restructuring Support Agreement) and confirmation of the Chapter 11 Plan.

“Disclosure Statement Order” means has the meaning specified in the Restructuring Support Agreement.

“Disposition” means any sale, transfer, lease or other disposition (including any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

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“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Deadline” as defined in 2.24(a).

“Election Notice” as defined in 2.24(a).

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that none of (i) any natural person or any investment vehicle established primarily for the benefit of a natural person, (ii) any Credit Party or any Affiliate of any Credit Party or (iii) any Defaulting Lender.

“Eligible Reallocation Lender” as defined in 2.24(a).

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Subsidiary.

“Environmental Claim” means any investigation, written notice or demand, claim, action, suit, proceeding, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any presence or Release of any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means all laws (including common law), statutes, ordinances, orders, rules, regulations, codes, decrees, directives, judgments, Governmental Authorizations or any other requirements of, or binding agreements with, Governmental Authorities relating to (a) pollution or protection of the environment and natural resources, (b) the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, Hazardous Materials or (c) occupational safety and health or industrial hygiene, each with respect to the protection of human health from exposure to Hazardous Materials, in any manner applicable to the Borrower or any Subsidiary or to any Facility.

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“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) for purposes of provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for notice to the PBGC is waived), (b) the failure of the Borrower, any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan, (c) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) to make any required contribution to a Multiemployer Plan (unless any such failure is corrected by the final due date for the plan year for which such failure occurred), (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any Subsidiary pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that could reasonably be expected to be constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the withdrawal of the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (h) the receipt by the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) of notice from any Multiemployer Plan that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (i) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower or any Subsidiary of fines, penalties, taxes or related charges under Section 409, Section 502(i) or 502(l) of ERISA in respect of any Employee Benefit Plan, (j) a written determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, or (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA with respect to any Pension Plan.

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“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Property” as defined in the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed (or that would be imposed) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any United States federal withholding Taxes imposed under FATCA.

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“Existing Secured Facilities” means collectively, the Prepetition ABL Credit Facility and the Prepetition Term Loan Facilities.

“Exit Fee” has the meaning assigned to such term in Section 2.11(b).

“Extraordinary Receipts” means an amount equal to (a) any cash payments or proceeds (including permitted Investments) received (directly or indirectly) by or on behalf of the Holdings or any of its Subsidiaries not in the ordinary course of business (and other than consisting of Net Proceeds from a Disposition or any Recovery Event or in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness) in respect of (i) foreign, U.S. federal, state or local tax refunds (excluding for the avoidance of doubt, tariff refunds and value added tax refunds to the extent reflected in the Budget), (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than receipts from settlements with customers), (iv) indemnity payments (other than to the extent such indemnity payments are (A) immediately payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries or (B) received by Holdings or its Subsidiaries as reimbursement for any payment previously made to such Person) and (v) any purchase price adjustment received in connection with any purchase agreement to the extent not constituting Net Proceeds, minus (b) any selling and settlement costs and out-of-pocket expenses (including reasonable broker’s fees or commissions and legal fees) and any taxes paid or reasonably estimated to be payable by Holdings or any of its Subsidiaries (after taking into account any tax credits or deductions actually realized by the Borrower or any of its Subsidiaries with respect to the transactions described in clause (a) of this definition) in connection with the transactions described in clause (a) of this definition.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary or any of their respective predecessors or Affiliates.

“Faegre Drinker” means Faegre Drinker Biddle & Reath LLP.

“Fair Share” has the meaning assigned to such term in Section 7.2(b).

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“Fair Share Contribution Amount” has the meaning assigned to such term in Section 7.2(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Final DIP Order” means a Final Order of the Bankruptcy Court in substantially the form of the Interim DIP Order, with only such modifications thereto as are reasonably necessary to convert the Interim DIP Order to a Final Order and such other modification as are reasonably satisfactory in form and substance to the Administrative Agent and the Requisite Lenders.

“Final Order” means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that (i) is in full force and effect, (ii) is not stayed, and (iii) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, however, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

“Financial Officer” means, with respect to any Person, any individual holding the position of chief financial officer, treasurer, controller or director of accounting of such Person or any officer with substantially equivalent responsibilities of any of the foregoing; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

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“Financial Officer Certification” means, with respect to any consolidated financial statements of the Borrower, a certificate of a Financial Officer stating that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Hazard Property” means any Real Estate Asset subject to a Lien pursuant to the DIP Orders in favor of the Collateral Agent, for the benefit of the Secured Parties, the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means a rate of interest equal to 1.00%.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit G.

“GAAP” means, at any time, subject to Section 1.2, United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

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“Governmental Authority” means any federal, state, provincial, territorial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 10.6(j).

“Grantor” has the meaning assigned to such term in the Pledge and Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) reasonable indemnity obligations entered into in connection with any Acquisition or any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by an Authorized Officer of the Borrower)).

“Guarantor Subsidiary” means each Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder (it being understood, for the avoidance of doubt, that (i) no Subsidiary that is excluded from being a Designated Subsidiary shall be required to be a Guarantor Subsidiary and (ii) each Debtor that is a Subsidiary shall be a Guarantor Subsidiary).

“Guarantors” means Holdings, each Guarantor Subsidiary and each other Debtor, which, for the avoidance of doubt, shall include QualTek Services Inc.; provided that, for purposes of Section 7, the term “Guarantors” shall also include the Borrower.

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“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated by or pursuant to any Environmental Law, and any petroleum products, distillates or byproducts and all other hydrocarbons, radon, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, and heavy metals.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, or presence of, any Hazardous Materials, and any treatment, abatement, removal, remediation, corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Identified Disqualified Institutions” as defined in the definition of the term “Disqualified Institution”.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person or any of its Subsidiaries and (iii) any purchase price adjustment or earn-out obligation incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earn-out obligation is, or becomes, a liability on the balance sheet of such Person in accordance with GAAP and such amount is not paid by or on behalf of such Person within 30 days after becoming due and payable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair market value of such property (as determined in good faith by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person (A) shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (B) shall exclude (x) trade related letters of credit issued in the ordinary course of business and Guarantees incurred in the ordinary course of business in respect of obligations of or to (other than obligations for borrowed money) suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, (y) prepaid or deferred revenue arising in the ordinary course of business and (z) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset and (C) in the case of Holdings, Borrower and the other Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

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“Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, out-of-pocket costs (including the costs of any investigation, study, sampling, or testing of any Hazardous Materials and any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to the reasonable and documented out-of-pocket fees, expenses and other charges of one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all the Indemnitees taken as a whole (and, if any Indemnitee shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated taken as a whole), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent or any Lender to the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity directly or indirectly relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary; provided that none of the foregoing shall include any Taxes, other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgment, suit or claim.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3.

“Initial Budget” means a cash flow forecast of receipts and disbursements containing usual and customary line items and reporting requirements for debtor in possession financings of this type, weekly outstanding principal balance of the Loans, projected liquidity of the Debtors, and projected intercompany loans or cash advances or transfers from Debtors to non-Debtor subsidiaries for the period from the Closing Date through the end of such 13-week period, in form and substance reasonably acceptable to the Requisite Lenders in their sole discretion, a copy of which is attached as Exhibit O.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Borrower or any Subsidiary.

“Intellectual Property” has the meaning assigned to such term in the Pledge and Security Agreement.

“Intellectual Property Grant of Security Interest” has the meaning assigned to such term in the Pledge and Security Agreement.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of March, June, September and December of each year and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

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“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period, (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Term Benchmark Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class, and (d) solely with respect to the DIP First Funding Borrowing on the Closing Date, the “Interest Period” shall be the period commencing on the Closing Date and ending on [__], 2023; provided further that no tenor that has been removed from this definition pursuant to Section 2.28(d) shall be available for specification in the applicable Funding Notice or Conversion/Continuation Notice. For purposes hereof, the date of a Term Benchmark Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim DIP Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the reasonable consent of (solely with respect to its own treatment) the Administrative Agent and the Requisite Lenders), with changes to such form as are reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment), and the Requisite Lenders, in their sole discretion, approving the Credit Documents and related matters.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

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“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by an Authorized Officer of the Borrower) to, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer.

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“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means any Indebtedness that is unsecured or junior in lien priority or right of payment to the Loans or to any Existing Secured Facility.

“Latest DIP First Funding Date” has the meaning set forth in Section 2.1(a)(i).

“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.

“Lender” means each Person listed on the signature pages hereto as a Lender and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to the Reallocation or an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Lien Priorities Chart” has the meaning assigned to it in the Interim DIP Order or the Final DIP Order, as applicable.

“Loan” means a DIP First Funding Loan, a DIP Second Funding Loan, an Initial Roll Up Loan or a Final Roll Up Loan.

“Long-Term Indebtedness” means any funded Indebtedness for borrowed money that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” as defined in Regulation U.

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“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations, assets, liabilities (actual or contingent) or financial condition of Holdings, the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Credit Documents or (iii) the rights and remedies available to, or conferred upon, the Administrative Agent and the Collateral Agent under the Credit Documents; provided that Material Adverse Effect shall expressly exclude the effect of the filing of the Cases, the events and conditions resulting from or leading up thereto and any action required to be taken under the Credit Documents or the DIP Orders.

“Material Indebtedness” means (a) any Existing Secured Facility and the ABL DIP Facility and (b) any other Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $5,000,000 or more. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Estate Asset” means (a) each Real Estate Asset set forth on Schedule 1.1(a) and (b) each Real Estate Asset located in the United States acquired by any Credit Party after the Closing Date (or owned by any Person that becomes a Credit Party after the Closing Date located in the United States) that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon, has a book or fair value of $1,000,000 or more (as determined reasonably and in good faith by an Authorized Officer of the Borrower), in each case, as of the time of acquisition of such Real Estate Asset by such Credit Party or as of the time such Person becomes a Credit Party, as applicable.

“Maturity Date” means the earliest (a) the date that is 120 days after the Petition Date (or if such day shall not be a business day, the next succeeding business day) (the “Scheduled Termination Date”); (b) 30 days after the Petition Date if the Final DIP Order has not been entered prior to the expiration of such 30-day period, (c) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (d) the acceleration of the loans and the termination of the Commitments in accordance with Section 8 or the applicable DIP Order; (e) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code to which the Administrative Agent (acting at the direction of the Requisite Lenders) does not consent; (f) the termination of the Restructuring Support Agreement; (g) an order with respect to the Case is entered by the Bankruptcy Court converting such Case to a case or proceeding under chapter 7 of the Bankruptcy Code; and (h) an order is entered by the Bankruptcy Court dismissing the Case.

“Milestones” has the meaning assigned to such term in Section 5.20.

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“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) makes or is or within the preceding five years, has been obligated to make contributions.

“Narrative Report” means, with respect to any financial statements for which such report is required, a customary management discussion and analysis report describing the results of operations of Holdings, the Borrower and the Subsidiaries for the applicable Fiscal Year or Fiscal Quarter (and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter).

“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any Insurance/Condemnation Event, insurance, condemnation and similar proceeds) received in respect of such event, including any Cash received in respect of any non-Cash proceeds, but only as and when received, net of (b) the sum, without duplication, of customary fees, expenses and taxes as provided for in the relevant sale order, in each case subject to the DIP Orders.

“New Equity Interests” means the new common stock or membership units, as the case may be, of Reorganized QualTek issued on the Plan Effective Date.

“Non-Debtor” means any Subsidiary of Holdings that is not a Debtor.

“Note” means a promissory note issued to any Lender pursuant to Section 2.7(c) in the form of Exhibit M or any other form approved by the Administrative Agent and the Borrower.

“Obligations” means all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.10 and interest (including such default interest) that would continue to accrue pursuant to Credit Documents on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), fees (including prepayment fees), reimbursement of expenses, indemnification or otherwise, and obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and in the case of any Foreign Subsidiary, any analogous organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Participant Register” has the meaning assigned to such term in Section 10.6(g).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Payment Recipient” has the meaning assigned to it in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, that is or within the preceding five years, has been, sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole), other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or is covered by Title IV of ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that such Acquisition shall have been approved by the Requisite Lenders in their sole discretion.

“Permitted Disbursements Variance” has the meaning assigned to such term in Section 6.21.

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“Permitted Lien” means any Lien permitted by Section 6.2.

“Permitted Payments to Holdings” means operating and other overhead expenses that are (a) set forth explicitly in the Approved Budget, (b) expressly permitted pursuant to the DIP Orders and (c) otherwise approved by the First Day Orders.

“Permitted Professionals Variance” has the meaning assigned to such term in Section 6.21.

“Permitted Revolving Indebtedness” means Indebtedness under the Prepetition ABL Credit Agreement and the ABL DIP Credit Agreement.

“Permitted Revolving Indebtedness Documents” means the Prepetition ABL Credit Agreement, the ABL DIP Credit Agreement and any other credit agreement or other agreement or instrument evidencing or governing the rights of the holders of any Permitted Revolving Indebtedness.

“Permitted Variance” means, collectively, the Permitted Disbursements Variance and the Permitted Professionals Variance.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of one or more Chapter 11 Plans confirmed pursuant to an order entered by the Bankruptcy Court and all conditions precedent to the occurrence of the Plan Effective Date set forth in the applicable Chapter 11 Plan have been satisfied or waived in accordance with the applicable Chapter 11 Plan.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means the DIP Term Pledge and Security Agreement, dated as of the Closing Date, by and among the Credit Parties and the Collateral Agent, substantially in the form of Exhibit I.

“PNC Bank” means PNC Bank, National Association.

“Post-Petition” means the time period commencing immediately upon the filing of the Cases.

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, together with any regulations thereunder, in each case as in effect from time to time.

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“Prepetition” means the time period ending immediately prior to the filing of the Cases.

“Prepetition ABL Agent” means PNC Bank, as the administrative agent for the lenders under the Prepetition ABL Credit Agreement and the other definitive documentation for the Prepetition ABL Credit Agreement, together with any of its successors and permitted assigns in such capacity, in accordance with the terms of the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement” means the ABL Credit and Guaranty Agreement, dated as of July 18, 2018, as amended by the First Amendment to ABL Credit and Guaranty Agreement dated as of October 12, 2018, as amended by the Second Amendment to ABL Credit and Guaranty Agreement, dated as of October 4, 2019, as amended by the Third Amendment to ABL Credit and Guaranty Agreement, dated as of September 8, 2020, as amended by the Fourth Amendment to ABL Credit and Guaranty Agreement, dated as of October 27, 2021, as amended by the Fifth Amendment to ABL Credit and Guaranty Agreement, dated as of January 28, 2022 and as amended by the Sixth Amendment to ABL Credit and Guaranty Agreement, dated as of February 14, 2022, as amended by the Seventh Amendment to ABL Credit and Guaranty Agreement, dated as of May 13, 2022, as amended by the Eighth Amendment to ABL Credit and Guaranty Agreement, dated as of September 19, 2022, as amended by the Ninth Amendment and Waiver to ABL Credit and Guaranty Agreement, dated as of November 11, 2022, as amended by the Tenth Amendment and Waiver to ABL Credit and Guaranty Agreement, dated as of December 23, 2022, as amended by the Eleventh Amendment to ABL Credit and Guaranty Agreement, dated as of March 16, 2023, as amended by the Twelfth Amendment to ABL Credit and Guaranty Agreement, dated as of April 24, 2023 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, by and among Holdings, the Borrower, the Guarantor Subsidiaries, the lenders party thereto, and the Prepetition ABL Agent.

“Prepetition ABL Credit Facility” means the credit facilities made available to the Borrower pursuant to the Prepetition ABL Credit Agreement.

“Prepetition Administrative Agent” means the “Administrative Agent” under and as defined in the Prepetition Term Loan Credit Agreement in effect on the date hereof.

“Prepetition Indebtedness” means, collectively, the indebtedness in respect of the Prepetition Pubco Convertible Notes, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Credit Agreement, and any other Indebtedness (whether secured or unsecured) of each Debtor.

“Prepetition Outstanding PTL Loans” has the meaning assigned to such term in the recitals hereto.

“Prepetition Payment” means any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness that is expressly permitted pursuant to the DIP Orders.

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“Prepetition PTL Lenders” means the “Amendment No. 3 Term Lenders” under and as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition PTL Loans” means the “Amendment No. 3 Term Loans” under and as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition PTL Roll-Up” has the meaning assigned to such term in Section 2.1(a)(i).

“Prepetition Pubco Convertible Notes” means the Senior Unsecured Convertible Notes due 2027 issued pursuant to an indenture, dated as of February 14, 2022, by and among Pubco, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time.

“Prepetition Rollover Term Loan” means the “Amendment No. 3 Rollover Loans” under and as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition Secured Indebtedness” means, collectively, the indebtedness in respect of the Prepetition ABL Credit Agreement and the Prepetition Term Loan Credit Agreement.

“Prepetition Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loans” means the “Loans” under and as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Agent” means UMB, as the administrative agent for the lenders under the Prepetition Term Loan Credit Agreement and the other Prepetition Term Loan Credit Documents, together with any of its successors and permitted assigns in such capacity, in accordance with the terms of the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Credit Agreement” as defined in the recitals hereto.

“Prepetition Term Loan Credit Documents” means the Prepetition Term Loan Credit Agreement, together with the other definitive documentation for the Prepetition Term Loan Credit Agreement, including the related security and ancillary documents.

“Prepetition Term Loan Facilities” means the credit facilities provided under the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Lenders” means the “Lenders” under and as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition Tranche B Term Loan” means the “Tranche B Term Loans” under and as defined in the Prepetition Term Loan Credit Agreement.

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“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, from time to time, as its ”prime rate,” as in effect on such day, with any change in the Prime Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate).

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and the Subsidiaries that is not Public-Side Information.

“Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the DIP First Funding Loans or DIP First Funding Borrowings, the percentage obtained by dividing (i) the DIP First Funding Loan Exposure of such Lender at such time by (ii) the aggregate DIP First Funding Loan Exposure of all the Lenders at such time, (b) when used in reference to payments, computations and other matters relating to the DIP Second Funding Loans or DIP Second Funding Borrowings, the percentage obtained by dividing (i) the DIP Second Funding Loan Exposure of such Lender at such time by (ii) the aggregate DIP Second Funding Loan Exposure of all the Lenders at such time, and (c) when used for any other purpose (including under Section 9.6), the percentage obtained by dividing (i) an amount equal to the sum of the DIP First Funding Loan Exposure and the DIP Second Funding Loan Exposure of such Lender at such time by (ii) an amount equal to the sum of the aggregate DIP First Funding Loan Exposure and the aggregate DIP Second Funding Loan Exposure of all the Lenders at such time.

“Projections” means the financial projections of the Borrower and the Subsidiaries, including financial estimates, forecasts and other forward-looking information, provided in connection with the transactions contemplated hereby to the Lenders who elected to receive such projections.

“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.

“Pubco” means QualTek Services Inc.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means any information that (a) is publicly available (or could be derived from publicly available information), (b) does not constitute material information concerning Holdings or the Subsidiaries or any of their securities for purposes of the United States Federal and state securities laws or (c) so long as neither Holdings nor the Borrower shall have any Traded Securities, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of Traded Securities by Holdings or the Borrower pursuant to an offering of Traded Securities.

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“Real Estate Asset” means any interest owned by any Credit Party in fee in any real property.

“Reallocation Date” has the meaning assigned to such term in Section 2.24(b).

“Recipient” means the Administrative Agent, the Collateral Agent and any Lender.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Borrower or any Subsidiary, that constitutes Collateral (other than Collateral subject to a Lien senior in priority to the Obligations pursuant to the DIP Orders).

“Register” has the meaning assigned to such term in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation T” means Regulation T of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganized QualTek” means QualTek Services Inc. or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.

“Requisite Lenders” means, at any time, Lenders having or holding DIP First Funding Loan Exposure and DIP Second Funding Loan Exposure representing more than 50% of the sum of the DIP First Funding Loan Exposure and DIP Second Funding Loan Exposure of all the Lenders at such time. For purposes of this definition, the amount of DIP First Funding Loan Exposure and DIP Second Funding Loan Exposure shall be determined by excluding DIP First Funding Loan Exposure and DIP Second Loan Exposure of any Defaulting Lender.

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“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary, and (c) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any Junior Indebtedness, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any Junior Indebtedness; provided that payments under the foregoing clauses (a) through (c) shall only be made as expressly permitted by the DIP Orders and consistent with the Approved Budget, and in amounts not in excess of the amounts set forth for such payments in the Approved Budget.

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of May 24, 2023, by and among the Debtors and the other parties party thereto.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any Acquisition or other Investment, any return of capital (including dividends, distributions and similar payments and profits on sale to a Person other than the Borrower or a Subsidiary) received by the investor in Cash or Cash Equivalents in respect of such Acquisition or other Investment.

“S&P” means Standard & Poor’s Financial Services, a division of McGraw-Hill Financial, Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary Disposes of such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.

“Sanctions” has the meaning assigned to such term in Section 4.23.

“Sanctions Laws” has the meaning assigned to such term in Section 4.23.

“SEC” means the United States Securities and Exchange Commission.

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“Secured Parties” has the meaning assigned to such term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solicitation Scheduling Order” means the order approving the Disclosure Statement and Solicitation Motion.

“SPC” has the meaning assigned to such term in Section 10.6(j).

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” means when used in connection with any Loan, whether such Loan bears interest at a rate determined by reference to Adjusted Term SOFR; notwithstanding the foregoing, Term Benchmark shall in no event be less than Floor with respect to the Loans.

“Term Benchmark Borrowing” shall mean a Borrowing comprised of Term Benchmark Loans.

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“Term Benchmark Loan” means a Loan that bears interest at a rate based upon the applicable Term Benchmark.

“Term Priority Collateral” has the meaning assigned to such term in the DIP ABL Intercreditor Agreement.

“Term SOFR” means,

(a)            for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

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“Transactions” means (i) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof and the payment of fees and expenses in connection with the foregoing and (ii) the other “Transactions” contemplated to occur under the Restructuring Support Agreement on or prior to the Closing Date.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UMB” as defined in the preamble hereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“US Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(B)(3).

“Variance Report” means a weekly variance report prepared by an Authorized Officer of the Borrower, comparing for each applicable Variance Testing Period the aggregate actual operating disbursement and professional fees against the Approved Budget, in form and detail reasonably satisfactory to the Requisite Lenders.

“Variance Testing Period” (i) initially, the period commencing Sunday, May 21, 2023 and ending Saturday, May 27, 2023, (ii) then, the period commencing Sunday, May 21, 2023 and ending Saturday, June 3, 2023, (iii) then, the period commencing Sunday, May 21, 2023 and ending Saturday, June 10, 2023 and (iv) thereafter, each rolling four-week period initially commencing Sunday, May 21, 2023 and ending on the fourth Saturday thereafter.

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

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“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (a) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of FASB ASU No. 2016-02, Leases (Topic 842) to the extent such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015. Where reference is made to “the Borrower and the Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Subsidiaries.

1.3. Interpretation, Etc.

(a)  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

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(b)  Unless the context otherwise requires, any reference to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.4. Currency Translation; Calculations of Amounts.

(a)  For purposes of any determination under Sections 6 and 8, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that (i) for purposes of any determination under Sections 6.1, 6.4, 6.6 and 6.8, the amount of each applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by the Borrower, and (ii) for purposes of any financial test and the related definitions, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Borrower. Notwithstanding anything to the contrary set forth herein but subject to clause (ii) above, no Default shall arise as a result of any limitation or threshold expressed in Dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction.

1.5. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “DIP First Funding Loan” or a “DIP Seconding Funding Loan”) or by Type (e.g., a “Term Benchmark Loan” or “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark DIP First Funding Loan” or “Term Benchmark DIP First Funding Borrowing”).

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1.6. Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries shall be deemed to be (unless the context otherwise requires) references to such Persons, and all the representations and warranties of the Borrower and the other Credit Parties contained in this Agreement and the other Credit Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date.

1.7. [Reserved].

1.8. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2. LOANS

2.1. Loans. (a)  Commitments.

(i)  DIP First Funding Loans. Subject to the terms and conditions set forth in Section 3.1 hereof and in the DIP Orders, (1) each Backstop Lender severally, and not jointly, agrees to make term loans denominated in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed $25,000,000 (the “New Money DIP First Funding Loans”) in accordance with its DIP First Funding Commitments and (2) each Backstop Lender funding New Money DIP First Funding Loans on the Closing Date shall automatically and without further action or order of the Bankruptcy Court, be deemed on the Closing Date to have “rolled-up” and refinanced on a dollar-for-dollar basis Prepetition Outstanding PTL Loans held by such Backstop Lender or its Related Funds immediately prior to the Closing Date for each dollar of New Money DIP First Funding Loans actually funded by such Backstop Lender on the Closing Date (such loans, the “Initial Roll Up Loans” and together with the New Money DIP First Funding Loans, the “DIP First Funding Loans”; and such roll-up, the “Initial Roll-Up”). From and after the Closing Date on which any Initial Roll-Up Loans are deemed funded, the outstanding aggregate amount of the Prepetition Outstanding PTL Loans shall be automatically and irrevocably deemed reduced by the amount of such Initial Roll-Up Loans deemed funded (it being understood that (i) the other Loans (as defined in Prepetition Term Loan Credit Agreement) outstanding thereunder shall continue to remain outstanding in accordance with the terms of the Prepetition Term Loan Credit Agreement and (ii) accrued and unpaid interest on the Prepetition Outstanding PTL Loans that are rolled up pursuant to this Section 2.1(i) shall continue to remain outstanding as interest outstanding hereunder in accordance with the terms of this Agreement). The DIP First Funding Commitments of the Backstop Lenders shall automatically and permanently terminate upon the making of the New Money DIP First Funding Loans and the concurrent deemed funding of the Initial Roll Up Loans. DIP First Funding Loans borrowed and repaid or prepaid may not be reborrowed.

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(ii)  DIP Second Funding Loans. Subject to the terms and conditions set forth in Section 3.2 hereof and in the DIP Orders, (1) each Lender severally, and not jointly, agrees to make term loans denominated in Dollars to the Borrower on the DIP Second Funding Date in an aggregate principal amount not to exceed $15,000,000 (the “New Money DIP Second Funding Loans” and, together with the New Money DIP First Funding Loans, the “New Money Loans”) in accordance with its DIP Second Funding Commitments after giving effect to the reallocations and (2) the total outstanding amount of Prepetition Outstanding PTL Loans held by each Lender or its Related Funds immediately prior to the Closing Date (minus the aggregate outstanding amount of Prepetition Outstanding PTL Loans rolled-up as Initial Roll Up Loans pursuant to Section 2.1(i)) shall automatically and without further action or order of the Bankruptcy Court, be deemed on the DIP Second Funding Date to have been “rolled-up” and refinanced as, and to constitute, term loans hereunder on the DIP Second Funding Date (such loans, the “Final Roll Up Loans” and together with the New Money DIP Second Funding Loans, the “DIP Second Funding Loans”; and such final roll-up, the “Final Roll-Up” and, together with the Initial Roll-Up, the “Prepetition PTL Roll-Up”; the Final Roll Up Loans and the Initial Roll UP Loans, the “Prepetition PTL Roll-Up Loans”). From and after the DIP Second Funding Date on which any Final Roll-Up Loans are deemed funded, the outstanding aggregate amount of the Prepetition Outstanding PTL Loans shall be automatically and irrevocably deemed reduced by the amount of such Final Roll-Up Loans deemed funded (it being understood that (i) the other Loans (as defined in Prepetition Term Loan Credit Agreement) outstanding thereunder shall continue to remain outstanding in accordance with the terms of the Prepetition Term Loan Credit Agreement and (ii) accrued and unpaid interest on the Prepetition Outstanding PTL Loans that are rolled up pursuant to this Section 2.1(ii) shall continue to remain outstanding as interest outstanding hereunder in accordance with the terms of this Agreement). The DIP Second Funding Commitments of all Lenders shall automatically and permanently terminate upon the making of the New Money DIP Second Funding Loans and the concurrent deemed funding of the Final Roll Up Loans. DIP Second Funding Loans borrowed and repaid or prepaid may not be reborrowed.

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(b)  Borrowing Mechanics.

(i)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders of such Class proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing.

(ii)  To request a Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice not later than 11:00 a.m. (New York City time) at least three US Government Securities Business Days in advance of the applicable Credit Date (or one US Government Securities Business Day in advance of the Closing Date for Borrowings of DIP First Funding Loans). Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Following delivery of a Funding Notice for a Term Benchmark Borrowing, any failure to make such Borrowing shall be subject to Section 2.18(c).

(iii)  Except as otherwise agreed among the Borrower, the Administrative Agent (at the direction of the Requisite Lenders) and the applicable Lenders in connection with the funding of any Loans, each Lender shall make the principal amount of each Loan required to be made by it hereunder available to the Administrative Agent not later than 12:00 noon (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Loan available to the Borrower by remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice promptly following receipt of all funds for such Loan from the applicable Lenders.

2.2. [Reserved].

2.3. [Reserved].

2.4. [Reserved].

2.5. Pro Rata Shares; Obligations Several; Availability of Funds. (a)  Except as otherwise expressly permitted in this Agreement, all Loans on the occasion of any Borrowing shall be made by the Lenders in proportion to their applicable Pro Rata Shares. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to satisfy any of its other obligations hereunder.

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(b)  Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.6. Treatment and Use of Proceeds. All proceeds of the Loans under the DIP Term Loan Facility shall be deposited or credited into an account reasonably acceptable to the Requisite Lenders (the “Term DIP Loan Proceeds Account”). Subject to the Approved Budget and any additional restrictions on the use of proceeds provided in and in accordance with the DIP Orders, the Borrower will use the proceeds of the Loans hereunder for the following purposes: (i) for working capital and general corporate purposes (ii) to consummate the Prepetition PTL Roll-Up in accordance with Section 2.1, (iii) to pay Allowed Professional Fees (as defined in the Interim DIP Order); (iv) to make adequate protection payments to the Prepetition Term Loan Secured Parties as set forth in the DIP Orders; (v) to fund the Carve Out; and (v) to pay fees and expenses due hereunder or otherwise incurred in connection with the Transactions and transactions contemplated in the Restructuring Support Agreement, provided, that in no event shall the proceeds of the Loans be used to make payments in regards to the Debtors’ obligations under the Prepetition ABL Credit Facility or the ABL DIP Facility (as applicable) or to fund expenses or other amounts not otherwise covered by clauses (i) through (v) above.

2.7. Evidence of Debt; Register; Notes. (a)  Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Subject to Section 2.7(b), such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

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(b)  Register. The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c)  Notes. Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class.

2.8. Interest on Loans. (a)  Subject to Section 2.10, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made to repayment (whether by acceleration or otherwise) thereof as follows:

(i)  if a Base Rate Loan, at the Base Rate plus the Applicable Rate with respect to Loans of such Class; or

(ii)  if a Term Benchmark Loan, at the Adjusted Term SOFR plus the Applicable Rate with respect to Loans of such Class.

The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b)  The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Term Benchmark Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.9 a Conversion/Continuation Notice with respect to any Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Term Benchmark Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

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(c)  Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, and (ii) in the case of Term Benchmark Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term Benchmark Loan, the date of conversion of such Term Benchmark Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term Benchmark Loan, the date of conversion of such Base Rate Loan to such Term Benchmark Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d)  Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan, to the extent accrued on the amount being repaid or prepaid, (iii) on the Maturity Date and (iv) in the event of any conversion of a Term Benchmark Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.

(e)  Notwithstanding anything set forth herein to the contrary, (i) the applicable Base Rate or Adjusted Term SOFR plus 1.00% on each Loan shall be payable in cash on each Interest Payment Date and (ii) the remainder of all interest (for clarity, 11.00% for any Term SOFR Benchmark Loan and 10.00% for any Base Rate Loan) on each Loan shall be paid in kind on each such Interest Payment Date by adding such amounts to the aggregate outstanding balance of such Loans (“PIK Interest”). Other than interest paid in cash pursuant to this clause (e), all such interest shall be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of such Loans, and any interest to be so capitalized pursuant to this clause shall be capitalized on the relevant Interest Payment Date and added to the then outstanding principal amount of such Loans and, thereafter, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal amount of such Loans.

(f)  In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

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2.9. Conversion/Continuation. (a)  Subject to Section 2.18, the Borrower shall have the option:

(i)  to convert at any time all or any part of any Borrowing from one Type to the other Type; and

(ii)  to continue, at the end of the Interest Period applicable to any Term Benchmark Borrowing, all or any part of such Borrowing as a Term Benchmark Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b).

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.9 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b)  To exercise its option pursuant to this Section 2.9, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 12:00 p.m. (New York City time) (i) on the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Term Benchmark Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.18(c).

(c)  Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a) or, at the request of the Requisite Lenders, any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing.

2.10. Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default, any principal of or interest on any Loan or any overdue fee or other amount payable by the Borrower hereunder shall bear interest at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the interest rate payable hereunder for Base Rate Loans, in each case, from the date of such Event of Default until such amount is paid in full (after as well as before judgment). Such interest shall be payable in cash by the Borrower from time to time on demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

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2.11. Fees. (a)  The Borrower agrees to pay (i) on the Closing Date to the Administrative Agent, for the account of each Backstop Lender, an upfront fee in cash in an amount equal to 2.00% of the stated principal amount of the New Money DIP First Funding Loan actually funded by such Lender on the Closing Date, and (ii)  on the DIP Second Funding Date to the Administrative Agent, for the account of each Lender, an upfront fee in cash in an amount equal to 2.00% of the stated principal amount of the New Money DIP Second Funding Loan actually funded by such Lender on the DIP Second Funding Date.

(b)  Upon any prepayment or repayment of New Money Loans, whether through optional prepayments, mandatory prepayments, at maturity, upon acceleration, upon conversion pursuant to Section 2.30 or otherwise, the Borrower agrees to pay an amount equal to 2.00% of the aggregate principal amount of the New Money Loans prepaid or repaid, payable in cash to the Administrative Agent, for the account of each Lender (the “Exit Fee”)

(c)  The Borrower agrees to pay, for the account of each Backstop Lender, a backstop fee in an amount equal to 6.00% of the aggregate principal amount of the commitment of such Backstop Lender to make New Money DIP First Funding Loans and New Money DIP Second Funding Loans (such fee, the “Backstop Fee”). The Backstop Fee may be, at the election of the Borrower, payable in kind.

(d)  Subject to confirmation of an Acceptable Plan of Reorganization, in consideration for each of the Lenders providing the New Money Loans and the New Money Exit Financing Commitments (as defined below), each Lender (or its Affiliate designee) will receive its pro rata allocation of 50% of the New Equity Interests, subject to dilution by the New Warrants and the Management Incentive Plan (the “DIP-to-Exit Commitment Premium”), payable upon each such Lender funding its allocation, pursuant to its New Money Exit Financing Commitments, of the terms loans issued under the 1L Exit Facility (as defined in the Restructuring Support Agreement) on the Plan Effective Date.

(e)  any holder of a Claim on account of any Prepetition Rollover Term Loans (such Claims, “Rollover Term Loan Claims”) who subscribes and funds (or whose Affiliate designee subscribes and funds on its behalf) an amount of New Money Loans greater than or equal such holder’s pro rata allocation (after accounting for any rounding in accordance with this Agreement) of the New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Claims arising out of Prepetition Tranche B Term Loans (such claims, “Tranche B Term Loan Claims”) held by such holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date, will have the right to convert any term loans arising under the 3L Exit Facility (as defined in the Restructuring Support Agreement) received by such holder pursuant to an Acceptable Plan of Reorganization on account of the amount of Rollover Term Loan Claims held by such holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other claims in respect thereof through the Plan Effective Date), on a dollar-for-dollar basis and on the Plan Effective Date, into an equivalent principal amount of term loans under the 2L Exit Facility (as defined in the Restructuring Support Agreement).

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(f)  The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Agent, fees payable in the amounts and on the dates separately agreed upon in writing between the Borrower and such Agents, including pursuant to the Agent Fee Letter, and (ii) such other fees as separately agreed upon in writing to be paid by the Borrower to the Lenders.

(g)  All fees and premiums payable hereunder shall be paid on the dates due, in immediately available funds (unless otherwise agreed to be paid in kind), to the Administrative Agent for distribution (i) to the applicable Agent for its own account or (ii) to the Lenders in the case of fees and premiums due to the Lenders hereunder, as applicable. Fees or premiums paid hereunder shall not be refundable under any circumstances.

2.12. Repayment on Maturity Date. To the extent not previously paid or converted pursuant to Section 2.30, all DIP First Funding Loans and DIP Second Funding Loans shall be due and payable on the Maturity Date.

Prior to any repayment of any Borrowings of any Class under this Section 2.12, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent of such selection. Each such notice may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each repayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

2.13. Voluntary Prepayments/Commitment Reductions. (a)  Voluntary Prepayments. (i)  At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(a) and with Section 2.18(c), prepay any Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.

(ii)  To make a voluntary prepayment pursuant to Section 2.13(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three US Governments Securities Business Days prior to the date of prepayment, in the case of prepayment of Term Benchmark Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.13(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

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2.14. Mandatory Prepayments. (a)  Asset Sales. Not later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds in respect of any Asset Sale, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds (excluding therefrom, however, in the case of any Asset Sale involving any ABL Priority Collateral (whether in the form of a direct sale, transfer or other disposition of such ABL Priority Collateral or a sale, transfer or other disposition of Equity Interests in any Subsidiary owning such ABL Priority Collateral) that secures any Permitted Revolving Indebtedness at the time such Asset Sale occurs, the portion of such Net Proceeds attributable to the fair value of such ABL Priority Collateral (net of any related transferred liabilities, in each case as determined reasonably and in good faith by an Authorized Officer of the Borrower)).

(b)  Insurance/Condemnation Events. Not later than the first Business Day following the date of receipt by the Borrower or any Subsidiary, or by the Collateral Agent as loss payee, of any Net Proceeds in respect of any Insurance/Condemnation Event, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds (excluding therefrom, however, in the case of any Insurance/Condemnation Event involving any ABL Priority Collateral that secures any Permitted Revolving Indebtedness at the time such Insurance/Condemnation Event occurs, the portion of such Net Proceeds attributable to the fair value of such ABL Priority Collateral (as determined reasonably and in good faith by an Authorized Officer of the Borrower)).

(c)  Issuance of Debt. No later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(d)  [Reserved].

(e)  No later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Extraordinary Receipts, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(f)  Notice and Certificate. Prior to or concurrently with any mandatory prepayment pursuant to this Section 2.14, the Borrower (i) shall notify the Administrative Agent of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.15(b)), and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(g)  [Reserved].

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2.15. Application of Prepayments; Waivable Mandatory Prepayments. (a)  Application of Voluntary Prepayments and Repurchases. Any voluntary prepayment of Borrowings of any Class pursuant to Section 2.13(a) shall be allocated, prior to the DIP Second Funding Date, to DIP First Funding Borrowings on a pro rata basis, and after the DIP Second Funding Date, among DIP First Funding Borrowings and DIP Second Funding Borrowings on a pro rata basis.

(b)  Application of Mandatory Prepayments. Any mandatory prepayment of Borrowings pursuant to Section 2.14 shall be allocated, prior to the DIP Second Funding Date, to DIP First Funding Borrowings on a pro rata basis, and after the DIP Second Funding Date, among DIP First Funding Borrowings and DIP Second Funding Borrowings on a pro rata basis.

(c)  Waivable Mandatory Prepayments. Notwithstanding anything herein to the contrary, any Lender may elect, by notice to the Administrative Agent (which may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing)) at least one Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loans pursuant to Section 2.14 (other than Section 2.14(c)), in which case the aggregate amount of the prepayment that would have been applied to prepay the Loans but was so declined shall be retained by the Borrower.

2.16. General Provisions Regarding Payments. (a)  All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and received by the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)  All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)  If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Term Benchmark Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d)  Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

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(e)  Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 12:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.10), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f)  If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall, subject to the requirements of the DIP ABL Intercreditor Agreement, be applied in accordance with the application arrangements described in Section 5.02 of the Pledge and Security Agreement.

(g)  Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the rate applicable to such amount under this Agreement or (ii) if no such rate is specified in this Agreement, the Base Rate.

2.17. Ratable Sharing. The Lenders hereby agree among themselves that if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a portion of the aggregate amount of any principal, interest and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.17 shall not be construed to apply to (i) any payment or distribution made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any Acceptable Plan of Reorganization, (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement or (iii) payment of other fees, including the Backstop Fee.

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2.18. Making or Maintaining Term Benchmark Loans. (a)  Inability to Determine Applicable Interest Rate. Subject to Section 2.28, if, on or prior to the first day of any Interest Period for any Term Benchmark Loan:

(i)  the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term Benchmark cannot be determined pursuant to the definition thereof, or

(ii)  the Requisite Lenders determine that for any reason in connection with any request for a Term Benchmark Loan or a conversion thereto or a continuation thereof that Term Benchmark for any requested Interest Period with respect to a proposed Term Benchmark Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term Benchmark Loans, and any right of the Borrower to continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans, shall be suspended (to the extent of the affected Term Benchmark Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans (to the extent of the affected Term Benchmark Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term Benchmark Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.18(c). Subject to Section 2.28, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term Benchmark cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

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(b)  Illegality or Impracticability of Term Benchmark Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that (i) the making, maintaining, converting to or continuation of its Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or (ii) the determination or charge of interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, in each case, has become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), then, if such Lender shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender shall be an “Affected Lender”. If the Administrative Agent receives a notice from any Lender pursuant to the preceding sentence, then (1) the obligation of the applicable Lenders to make Loans as, or to convert Loans to, Term Benchmark Loans shall be suspended until such notice shall be withdrawn by such Lender, (2) to the extent such determination by any Affected Lender relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the applicable Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, the rate of which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, (3) the applicable Lender’s obligations to maintain Term Benchmark Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans, the rate of which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)  Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any Term Benchmark Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Term Benchmark Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Term Benchmark Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Term Benchmark Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Term Benchmark Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23 or (vi) a prepayment of any Term Benchmark Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.18(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

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(d)  Booking of Term Benchmark Loans. Any Lender may make, carry or transfer Term Benchmark Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e)  Assumptions Concerning Funding of Term Benchmark Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Term Benchmark Loans through the purchase of a Term SOFR deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of the term Adjusted Term SOFR in an amount equal to the amount of such Term Benchmark Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Term SOFR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Term Benchmark Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy. (a)  Increased Costs Generally. If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR);

(ii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)  Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.20. Taxes; Withholding, Etc. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(b)  Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(d).

(e)  Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)  Status of Lenders. (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that information required by current United States federal income Tax withholding forms shall not be considered to be information the provision of which would materially prejudice the position of a Lender).

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(ii)  Without limiting the generality of the foregoing:

(A)  Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax, provided that, if such Lender is a disregarded entity for United States federal income Tax purposes and its owner is a US Person, such Lender will provide the appropriate withholding form of its owner (with required supporting documentation).

(B)  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

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(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner.

(C)  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)  If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Delay in Requests. Failure or delay on the part of any Recipient to demand reimbursement or indemnification pursuant to this Section 2.20 shall not constitute a waiver of such Lender’s right to demand such reimbursement or indemnification; provided that the Borrower shall not be required to reimburse or indemnify a Recipient pursuant to this Section 2.20 for any amount incurred more than 180 days prior to the date that such Recipient, as the case may be, notifies the Borrower of the receipt of written notice from the applicable taxing authority of the specific Tax assessment giving rise to such reimbursement or indemnification obligations, and of such Recipient’s intention to seek reimbursement or indemnification therefor.

(i)  Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.21. Obligation to Mitigate. If any Lender becomes an Affected Lender or requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

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2.22. Defaulting Lenders. (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, (i)  the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Requisite Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under clauses (i), (ii), (iii), (iv) or (v) of Section 10.5(b) requires the consent of all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof, and (ii)  no Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from a Lender’s having been a Defaulting Lender.

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2.23. Replacement and Termination of Lenders. If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.19, (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (d) any Lender becomes and continues to be a Defaulting Lender or (e) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5(b) requires the consent of all the Lenders (or all the affected Lenders or all Lenders or all the affected Lenders of the affected Class) and with respect to which the Requisite Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender and prepay outstanding Loans of such Lender in full (or terminate the Commitment and prepay Loans of the relevant Class), in each case without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights (other than existing rights to payment under Sections 2.18(c), 2.19 and 2.20) and obligations under this Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that, in the case of any such assignment and delegation under clause (ii) above, (A) the Borrower shall have paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.18(c) and any prepayment fee under Section 2.13(c)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments or Loans so terminated or repaid, if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to cause such termination or repayment, have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.23 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

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2.24. Reallocation.

(a)  Within a reasonable period of time after entry of the Interim DIP Order (and in no event shorter than two (2) weeks following entry of the Interim DIP Order), each of the Prepetition Term Loan Lenders (other than the Backstop Lenders) holding “Prepetition Tranche B Term Loans” and “Prepetition Rollover Term Loans” (in each case as defined in the Prepetition Term Loan Credit Agreement)) on the Petition Date shall be offered the opportunity (on a pro rata basis based on their respective combined holdings of Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans) to participate as Lenders in the DIP Facility and to become Lenders hereunder. To the extent necessary to implement and effectuate such participation, on the Reallocation Date, each of the Backstop Lenders shall make reallocations and/or assignments of their respective DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments, as necessary, to allow for all other Prepetition Term Loan Lenders who were “Lenders” of record named on the register maintained by the Prepetition Administrative Agent with respect to ownership of Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans on the Petition Date (an “Eligible Reallocation Lender”) to become parties to this Agreement as Lenders. The election by an Eligible Reallocation Lender to so participate in the DIP Facility and become a Lender (an “Additional Lender”) may be exercised by such Eligible Reallocation Lender by completing, executing, and returning the DIP-to-Exit Reallocation Subscription Form (the “Subscription Form”) transmitted to lenders on May [24], 2023, so that the Subscription Form is actually received by Epiq Corporate Restructuring, LLC prior to 4:00 p.m. Prevailing Central Time on [June 6], 2023 (the “Election Deadline”).

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(b)  On the date on which settlement of the reallocations contemplated by this Section 2.24 occurs, which shall be a Business Day occurring prior to the entry of the Final DIP Order selected by the Requisite Lenders and the Borrower (the “Reallocation Date), the DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments shall be reallocated and/or assigned to each Additional Lender pro rata in proportion to the aggregate principal amount of the Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans held by such Additional Lender on the Petition Date in comparison to the aggregate principal amount of all Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans outstanding as of the Petition Date; provided that (i) [reserved] and (ii) such reallocations and/or assignments shall reduce the aggregate principal amount of DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments of each Backstop Lender ratably to the extent of the total amount of DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments of such Backstop Lender to be reallocated and/or assigned to Additional Lenders. The Lenders, each Additional Lender, and the Borrower agree that (w) on the Reallocation Date, the Borrower, the Lenders and the Additional Lenders (constituting Requisite Lenders) authorize and direct the Administrative Agent to update the Register on the Reallocation Date to reflect the reallocations and/or assignments pursuant to this Section 2.24 as set forth in the schedules provided to the Administrative Agent in accordance with the last sentence of this clause (b), (x) with respect to each Backstop Lender that is reallocating and/or assigning a portion of its DIP First Funding Loans, Initial Roll Up Loans or DIP Second Funding Commitments in accordance with this Section 2.24, such Backstop Lender shall have no further rights or obligations in respect of such reallocated or assigned portion of such DIP First Funding Loans, Initial Roll Up Loans or DIP Second Funding Commitments and (y) with respect to each Additional Lender that is acquiring DIP First Funding Loans, Initial Roll Up Loans or DIP Second Funding Commitments, the reallocation and/or assignment pursuant to this Section 2.24 shall result in such Additional Lender having the reallocated and/or assigned DIP Second Funding Commitments as if such were issued on the Reallocation Date. For the avoidance of doubt, no reallocation and/or assignment shall be effective until each applicable Additional Lender has made all payments required to be paid to the assigning or relocating Lender. On the Reallocation Date, the Administrative Agent shall update the Register to reflect the reallocations and/or assignments effected pursuant to this Section 2.24. The foregoing reallocation shall take into account fees paid on the Closing Date (other than the Backstop Fee, which will not be reallocated) in a manner to be agreed by the Requisite Lenders and the Borrower.

2.25. Exit Financing Commitments. Each Lender hereby agrees and commits to provide its Pro Rata Share of new money term loans under the 1L Exit Facility (as defined in the Restructuring Support Agreement) in an aggregate principal amount of $25,000,000 (such commitments, the “New Money Exit Financing Commitments”) and to fund such commitments on the Plan Effective Date subject only to confirmation of the Acceptable Plan of Reorganization and the terms and conditions set forth in the 1L Exit Facility Term Sheet and 1L Exit Facility Credit Agreement (each as defined in the Restructuring Support Agreement).

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2.26. [Reserved].

2.27. [Reserved].

2.28. Benchmark Replacement Setting.

(a)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.28(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)  Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.28(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.28, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.28.

(d)  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(e)  Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.29. Priority and Liens; No Discharge.

(a)  Each of the Credit Parties hereby covenants and agrees that upon the entry of, and subject to the terms of, the Interim DIP Order (and when entered, the Final DIP Order) (including and without prejudice to, without limitation, in each case, any rights or liens or perfected security interests (and the priorities thereof) granted under the Interim DIP Order or Final DIP Order under any other provision of 364 of the Bankruptcy Code or any other applicable provisions of the of the Bankruptcy Code) and subject to the Carve Out in all respects, the Obligations: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims in the Cases; and (ii) pursuant to Section 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, shall be secured by a valid, binding, enforceable, non-avoidable, and automatically perfected senior priority Lien upon the Collateral.

(b)  The relative priorities of the Liens described in this Section 2.29 with respect to the Collateral shall be as set forth in the Interim DIP Order (and, when entered, the Final DIP Order). In accordance with the Interim DIP Order (or, once entered, the Final DIP Order), all of the Liens described in this Section 2.29 shall be effective and perfected upon entry of the Interim DIP Order, without the necessity of the execution, recordation of filings by the Debtors of security agreements, intellectual property security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent, of, or over, any Collateral, as set forth in the Interim DIP Order (and, when entered, the Final DIP Order).

(c)  Each Credit Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim DIP Order (and, when entered, the Final DIP Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.

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(d)  Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim DIP Order (and, when entered, the Final DIP Order), upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Agents and the Lenders shall be entitled to immediate payment in full in cash of the Obligations and to enforce the remedies provided for hereunder or under applicable requirements of law.

2.30. Conversion.

(a)  Subject to confirmation of the Acceptable Plan of Reorganization, on the Plan Effective Date to the extent provided pursuant to the Restructuring Support Agreement, automatically and without any further consent or action required by any Agent or any Lender or notice by the Borrower, (i) the aggregate principal amount of the Loans outstanding as of such date shall be automatically converted on a dollar-for-dollar basis for takeback term loans under the 1L Exit Facility in accordance with the Restructuring Support Agreement (including the 1L Exit Facility Term Sheet attached thereto) and deemed funded under the 1L Exit Facility Credit Agreement (as defined in the Restructuring Support Agreement); (ii) the Credit Parties shall assume all obligations in respect of the Loans hereunder that are converted into takeback term loans under 1L Exit Facility and deemed funded under the 1L Exit Facility Credit Agreement (as defined in the Restructuring Support Agreement); (iii) each Lender shall become a lender under the 1L Exit Facility Credit Agreement in accordance with the Restructuring Support Agreement (including the 1L Exit Facility Term Sheet attached thereto); provided that all other Obligations (other than the aggregate outstanding principal amount of the Loans so converted), including, for the avoidance of doubt, accrued and unpaid interest, fees and expenses due the Agent and DIP Secured Party Advisors, and the Exit Fee, shall be paid in full in cash, upon which this Agreement shall terminate and be superseded and replaced in its entirety by the 1L Exit Facility Credit Agreement. Notwithstanding the foregoing, all obligations of the Borrower and the other Credit Parties to the Agents and Lenders under this Agreement and any other Credit Document which are expressly stated in this Agreement or such other Credit Document as surviving such Agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Credit Parties, Agents and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents reasonably required to give effect to the provisions of this Section 2.30 and as are required to give effect to the 1L Exit Facility Credit Agreement (as defined in the Restructuring Support Agreement) (including all schedules and exhibits thereto) and all other agreements contemplated thereby.

SECTION 3. CONDITIONS PRECEDENT

3.1. Conditions Precedent to Closing Date. The obligation of each Lender to make the DIP First Funding Loans on the Closing Date shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a)  Credit Documents. The Administrative Agent and the Lenders shall have received from each Credit Party party thereto a counterpart signed on behalf of such Credit Party (which may include a copy transmitted by facsimile or other electronic transmission) of (i) this Agreement, (ii) the DIP ABL Intercreditor Agreement, (iii) the Pledge and Security Agreement, (iv) each other Credit Document requested by the Lenders, and (v) to the extent requested by any Lender at least two Business Days prior to the Closing Date, a Note executed by the Borrower in favor of such Lender.

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(b)  Organizational Documents; Incumbency. The Administrative Agent and the Lenders shall have received, in respect of each Credit Party, a certificate of such Credit Party executed by the secretary, an assistant secretary or other Authorized Officer of such Credit Party attaching (i) a copy of each Organizational Document of such Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of such Credit Party executing each Credit Document, (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary, assistant secretary or Authorized Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto.

(c)  Funding Notice. The Administrative Agent shall have received a fully completed and duly executed Funding Notice from the Borrower with respect to the DIP First Funding Loans at least one Business Day prior to the funding thereof.

(d)  Representations and Warranties. On the Closing Date, immediately after giving effect to the DIP First Funding Loans, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(e)  Security Interests. The Collateral Agent acting on behalf of the Secured Parties shall have valid and perfected Liens on and security interests in the Collateral of the Credit Parties as contemplated by the Collateral Documents and the Interim DIP Order.

(f)  ABL DIP Facility. Substantially simultaneously with the Closing Date, the ABL DIP Credit Agreement, in form and substance reasonably acceptable to the Requisite Lenders, shall have been executed and delivered by each party thereto and shall be effective and in full force and effect.

(g)  Opinions of Counsel. The Administrative Agent and the Lenders shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, special counsel for the Credit Parties (and each Credit Party hereby instructs Kirkland & Ellis LLP to deliver its opinion to the Administrative Agent), addressing such customary matters as the Requisite Lenders shall reasonably request, in form and substance reasonably satisfactory to the Requisite Lenders.

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(h)  Fees and Expenses. All reasonable and documented fees and expenses (including, without limitation, agency fees and invoiced legal fees and expenses) and other compensation required by the Credit Documents or otherwise required to be paid to the Agent, the Lenders and the DIP Secured Party Advisors on or before the Closing Date shall have been paid.

(i)  Officer’s Certificate. The Administrative Agent shall have received the Officer’s Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, attesting to the compliance with the conditions set forth in clauses (d), (k), (l), (o), and (p) of this Section 3.1.

(j)  PATRIOT Act. At least one Business Day prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information in respect of the Credit Parties required under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that shall have been requested by the Administrative Agent or the respective Lender in writing at least three Business Days prior to the Closing Date.

(k)  Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

(l)  No Default or Event of Default. As of the Closing Date, (i) no event shall have occurred and be continuing or would result from the consummation of this Agreement and after giving effect to the DIP First Funding Loans, that would constitute an Event of Default or a Default hereunder and (ii) no event shall have occurred and be continuing that would constitute an event of default of default under the ABL DIP Loan Documents.

(m)  Restructuring Support Agreement. Holders holding not less than 66 2/3% of outstanding principal amount of the Prepetition Secured Indebtedness shall have entered into the Restructuring Support Agreement, in form and substance reasonably satisfactory to the Requisite Lenders. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date.

(n)  Interim DIP Order. Not later than three Business Days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order in form and substance reasonably acceptable to the Requisite Lenders authorizing and approving the making of the DIP First Funding Loans, the granting of the DIP Superpriority Claims and Liens described in Section 2.29, which Interim DIP Order shall not have been vacated, reversed, modified, amended, or stayed. The Interim DIP Order shall contain provisions granting the adequate protection liens and related adequate protection claims in accordance with the priorities set by the Lien Priorities Chart and each subject and subordinate in all cases to the Carve Out.

(o)  Petition Date. The Petition Date shall have occurred, and each Credit Party shall be a debtor and a debtor-in-possession in the Cases. The Requisite Lenders shall have had the opportunity to review and did not object to all “first day” motions and orders prior to the Petition Date.

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(p)  No Trustee No trustee or examiner with expanded powers shall have been appointed with respect to any Credit Party or any of the Credit Parties’ respective properties pursuant to sections 1104, 1106(a)(3) and (4) of the Bankruptcy Code.

(q)  Cases. The Cases of any of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(r)  Orders. The First Day Orders shall be reasonably acceptable to the Requisite Lenders.

(s)  Budget. The Administrative Agent and the Lenders shall have received a copy of the Initial Budget, which shall be in form and substance satisfactory to the Requisite Lenders.

(t)  Consents. All necessary approval and consents of any Governmental Authority or any third party necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Requisite Lenders) and shall remain in effect; and no law or regulation shall be applicable that restrains, prevents, or imposes materially adverse conditions upon the DIP Facility or the transactions contemplated thereby.

(u)  Conflict. The making of the DIP First Funding Loans shall not violate any requirement of law, after giving effect to the Interim DIP Order, and shall not be enjoined, temporarily, preliminarily or permanently.

(v)  Amount. The making of the DIP First Funding Loans shall not result in the aggregate principal amount of the Loans outstanding hereunder to exceed the amount of Loans authorized by the Interim DIP Order.

3.2. Conditions Precedent to DIP Second Funding Date. The obligation of each Lender to make the DIP Second Funding Loans on the DIP Second Funding Date shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a)  Closing Date. The Closing Date shall have occurred and the DIP First Funding Loans shall have been made.

(b)  Final DIP Order. The Final DIP Order, which shall be consistent with the Interim DIP Order and otherwise in form and substance reasonably satisfactory to the Requisite Lenders, shall have been entered within thirty (30) days after the Petition Date and shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect (to the extent applicable as of the date of such Borrowing).

(c)  Funding Notice. The Administrative Agent shall have received a fully completed and duly executed Funding Notice from the Borrower with respect to the DIP Second Funding Loans at least three Business Days prior to the funding thereof.

(d)  Representations and Warranties. On the DIP Second Funding Date, immediately prior to, and after giving effect to the DIP Second Funding Loans, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

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(e)  Officer’s Certificate. The Administrative Agent shall have received the Officer’s Certificate, dated the DIP Second Funding Date and signed by an Authorized Officer of the Borrower, attesting to the compliance with the conditions set forth in clauses (d), (f), (g), (h), and (j) of this Section 3.2.

(f)  Fees and Expenses. All fees and expenses (including, without limitation, agency fees and invoiced legal fees and expenses) and other compensation required by the Credit Documents or otherwise required to be paid to the Agent, the Lenders and the DIP Secured Party Advisors to the extent such amounts have accrued and remain unpaid on the DIP Second Funding Date.

(g)  Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

(h)  No Default or Event of Default. As of the DIP Second Funding Date, no event shall have occurred and be continuing or would result from the funding of the DIP Second Funding Loans or the application of the proceeds therefrom, that would constitute an Event of Default or a Default hereunder.

(i)  No Trustee No trustee or examiner with expanded powers shall have been appointed with respect to any Credit Party or any of the Credit Parties’ respective properties pursuant to sections 1106(a)(3) and (4) of the Bankruptcy Code.

(j)  Cases. The Cases of any of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(k)  Orders. All second day orders shall be reasonably acceptable to the Requisite Lenders.

(l)  Budget. The funding of the DIP Second Funding Loans shall be in compliance with the Approved Budget (subject to Permitted Variances).

(m)  Conflict. The making of the DIP Second Funding Loans shall not violate any requirement of law, after giving effect to the Final DIP Order, and shall not be enjoined, temporarily, preliminarily or permanently.

(n)  Amount. The making, and deemed making, of the DIP Second Funding Loans shall not result in the aggregate principal amount of Loans outstanding hereunder to exceed the amount of Loans authorized by the Final DIP Order.

(o)  Milestone. The Milestone set forth in Section 5.20 (applicable as of the date of such Borrowing) shall have been achieved.

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SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to make each Credit Extension and perform each covenant to be made or performed by it hereunder, each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent and each Lender on the Closing Date and on each other Credit Date as follows:

4.1. Organization; Requisite Power and Authority; Qualification. Holdings, the Borrower and each Subsidiary (a) is (i) duly organized and validly existing and (ii) in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted, (ii) subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, to execute and deliver the Credit Documents to which it is a party and (iii) subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, to perform the other Transactions to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a)(i) (other than with respect to any Credit Party), (b)(i) (other than with respect to any Credit Party) and (c), where the failure so to be or so to have, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2. Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date after giving effect to the Transactions, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which Holdings, the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. The Equity Interests in the Borrower and each Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Schedule 4.2 sets forth, as of the Closing Date, all outstanding preferred Equity Interests, if any, in the Borrower or any Subsidiary, including the number, date of issuance and the holder of record of such preferred Equity Interest.

4.3. Due Authorization. The Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.

4.4. No Conflict. The Transactions, subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, do not and will not (a) violate any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of Holdings, the Borrower or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of Holdings, the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder (other than any Contractual Obligation with respect to Prepetition Indebtedness that is stayed as a result of the Cases), or (d) except for Liens created under the Credit Documents or pursuant to the ABL DIP Loan Documents and other Permitted Liens, result in or require the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Subsidiary, except, in each case referred to in clauses (a) and (c), where such violation, default or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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4.5. Governmental Approvals. The Transactions, subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect and (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents or pursuant to the ABL DIP Loan Documents and (c) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document, subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. [Reserved].

4.8. No Material Adverse Change. Since the Petition Date, there has been no event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9. Adverse Proceedings. Other than the Cases, there are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents.

4.10. Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of the Borrower and the Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.11. Properties. (a)  Title. The Borrower and each Subsidiary has (i)  good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except for Permitted Liens and except where the failure to have such title, leasehold or other interest, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(b)  Real Estate. Set forth on Schedule 4.11(b) is a true and complete list, as of the Closing Date, of all Material Real Estate Assets, identifying the proper jurisdiction for the filing of a mortgage in respect of each Material Real Estate Asset. Except as set forth on Schedule 4.11(b), as of the Closing Date, neither the Borrower nor any Subsidiary (i) has received written notice, or has knowledge, of any pending or contemplated condemnation or similar proceeding affecting any Material Real Estate Asset or any Disposition thereof in lieu of condemnation or (ii) is obligated under any right of first refusal, option or other contractual right under any Contractual Obligation to which the Borrower or any Subsidiary is a party to sell, transfer or otherwise dispose of any Material Real Estate Asset or any interest therein.

(c)  Intellectual Property. The Borrower and each Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Environmental Matters. Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries are, and have been, in compliance with all Environmental Laws, (b) none of the Borrower, any Subsidiary or any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to or arising out of any Environmental Law or any Hazardous Materials Activity and neither the Borrower nor any Subsidiary has received any written notice, letter or request for information alleging any liability or obligation under Environmental Law, including under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state law, (c) there has been no Release of any Hazardous Materials on, at, under or from any property owned, leased or operated (and, to the knowledge of Holdings, the Borrower or any Subsidiary, formerly owned, leased or operated) by Holdings, the Borrower or any Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Subsidiary, there are and have been no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings, the Borrower or any Subsidiary.

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4.13. [Reserved].

4.14. Governmental Regulation. None of the Credit Parties is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.

4.15. Federal Reserve Regulations. (a)  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)  No portion of the proceeds of any Credit Extension will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors.

4.16. Employee Matters. Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against Holdings, the Borrower or any Subsidiary before the National Labor Relations Board or any other applicable Governmental Authority, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against Holdings, the Borrower or any Subsidiary, (c) no strike, lockout or work stoppage in existence or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing involving Holdings, the Borrower or any Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Subsidiary, no union organizing activity exists or is taking place with respect to the employees of Holdings, the Borrower or any Subsidiary.

4.17. Employee Benefit Plans. (a)  The Borrower and each Subsidiary is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments) with respect to any Pension Plan has been or is expected to be incurred by the Borrower, any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower and the Subsidiaries and any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary and each of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except where such failure to comply or such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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(b)  The Borrower and each Subsidiary has, where applicable, established, operated and administered (including the payment, withholding and remitting of all required contributions in a timely manner) each Canadian Pension Plan and each Canadian Benefit Plan in compliance with applicable law, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no proceeding or claim (other than routine claims for benefits and related appeals) pending or, to the knowledge of the Borrower, threatened in writing, against the Borrower or any Subsidiary with respect to any Canadian Pension Plan or Canadian Benefit Plan that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of any Statutory Plan have been remitted or paid in a timely fashion to or in respect of the Statutory Plan in accordance with its terms and applicable law and (ii) all of its obligations that are due under each applicable Statutory Plan have been paid.

4.18. [Reserved].

4.19. Compliance with Laws. Subject, in the case of the Borrower and each Subsidiary that is a Debtor, the Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws and other than with respect to the commencement of the Cases), except where such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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4.20. Disclosure. As of the Closing Date, all written information (other than financial projections (including the Projections), estimates, forecasts and information of a general economic or industry-specific nature) provided by or on behalf of Holdings, the Borrower or any of their respective representatives to any Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, taken as a whole, contains or will contain, when furnished, any untrue statement of a material fact or omits or will omit, when furnished, to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto delivered to the Lenders prior to the Closing Date). The financial projections (including the Projections and the Initial Budget), forecasts, budgets and other forward-looking information provided by or on behalf of Holdings, the Borrower or any of their respective representatives to any Agent or any Lender in connection with the DIP Facility, the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby have been prepared in good faith based upon estimates and assumptions believed by Holdings and the Borrower to be reasonable as of the date thereof, at the time such information was furnished to any Agent or any Lender (it being understood and agreed that financial projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results, and such differences may be material) and as of the Closing Date. As of the Closing Date (and as of the date of any update thereto or any other Beneficial Ownership Certification provided in accordance with this Agreement), the information included in such Beneficial Ownership Certification is accurate, complete and correct in all respects.

4.21. Collateral Matters. (a)  Upon entry of the Interim DIP Order (and, if entered, the Final DIP Order), the Liens granted thereunder by the Debtors to the Collateral Agent on any Collateral shall be valid and automatically perfected with the priority set forth herein and in the DIP Orders, and no filing or other action will be necessary to perfect or protect such Liens and security interests with respect to the Debtors’ Obligations under the Credit Documents and such DIP Order.

(b)  Upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, but subject to Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC or PPSA financing statements, prior and superior in right to any other Person, but subject to Permitted Liens.

(c)  [Reserved].

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(d)  Upon the recordation of the Intellectual Property Grants of Security Interest with the United States Patent and Trademark Office or the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, and the filing of the financing statements referred to in Section 4.21(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office or the Canadian Intellectual Property Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

(e)  Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.21, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, but subject to Permitted Liens.

(f)  Notwithstanding anything in this Agreement (including this Section 4.21) or in any other Credit Document to the contrary, none of Holdings, the Borrower or any Subsidiary makes, or shall be deemed to have made, any representation or warranty as to (i) the perfection or non-perfection, the priority or the enforceability of any security interest in any Collateral consisting of Equity Interests in any Foreign Subsidiary (except with respect to NX Utilities ULC), or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto under any foreign law (except, solely with respect to the assets of, or Equity Interests in, NX Utilities ULC, the federal laws of Canada or any province or territory of Canada), (ii) the creation of any security interest, or the perfection or non-perfection, the priority or the enforceability of any security interest, in each case, to the extent such security interest or perfection is expressly not required pursuant to the Collateral and Guarantee Requirement or (iii) on the Closing Date and until required pursuant to the final paragraph of Section 3.1, the creation of any security interest, or the perfection or non-perfection, the priority or enforceability of any security interest that is expressly not required to be created or in effect on the Closing Date pursuant to such paragraph.

4.22. Insurance. Schedule 4.22 sets forth, as of the Closing Date, a true and complete description of all property damage, business interruption and liability insurance maintained by or on behalf of the Borrower and the Subsidiaries.

4.23. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. (a)  None of Holdings, the Borrower or any of the Subsidiaries or, to the knowledge of Holdings, the Borrower or any Subsidiary, any of their respective directors, officers, employees, agents, advisors or Affiliates is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions or economic embargoes administered or enforced by the United States Department of State or the United States Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (ii) located, organized or resident in a country, territory or region that is, or whose government is, the subject of Sanctions. Each of Holdings, the Borrower and the Subsidiaries and, to the knowledge of Holdings, the Borrower or any Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the PATRIOT Act and (iii) any other applicable anti-terrorism and money laundering laws, rules, regulations and orders, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

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(b)  Each of Holdings, the Borrower and the Subsidiaries and, to the knowledge of Holdings, the Borrower or any Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).

(c)  No part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or in any other manner that would result in a violation of Sanctions by any Person or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

4.24. Cases; Orders.

(a)  The Cases were commenced on the Petition Date, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given of (i) the motion seeking approval of the Credit Documents, the entry of the Interim DIP Order and the Final DIP Order, and (ii) the hearing for the entry of the Final DIP Order. Proper notices of the motions for entry of the Interim DIP Order and the hearings thereon were given.

(b)  With respect to each Credit Party that is a Debtor, subject to and upon entry of the Interim DIP Order, the Pledge and Security Agreement and the other Collateral Documents are legally binding on such Credit Party, and the Collateral shall be subject to a legal, valid, enforceable and perfected security interest and Liens in favor of the Collateral Agent for the benefit of the Secured Parties with the priority set forth in the DIP Orders, to the fullest extent permissible under applicable law.

(c)  The Credit Parties are in compliance in all material respects with the terms and conditions of the DIP Orders. Each of the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) and the Final DIP Order (from and after the date on which the Final DIP Order is entered) is in full force and effect, is a Final Order and has not been modified or amended other than as acceptable to the Lenders.

(d)  From and after the entry of the Interim DIP Order, pursuant to and to the extent permitted in the Interim DIP Order and applicable law, the Obligations (i) will constitute allowed joint and several superpriority claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, subject only to the Carve Out and the priorities set forth in the DIP Orders.

(e)  The entry of the Interim DIP Order (and, when applicable, the Final DIP Order) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, the DIP Superpriority Claims and Liens described in Section 2.29, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents, to the extent permissible under applicable law.

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SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that:

5.1. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:

(a)  Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (i) a Narrative Report with respect thereto and (ii) a report thereon of RSM LLP or an independent registered public accounting firm of recognized national standing (which report shall not contain any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and the Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b)  Quarterly Financial Statements. As soon as available, and in any event within 45 days (or, in the case of the first two Fiscal Quarters ending after the Closing Date, 60 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter (in the case of such statements of operations and comprehensive income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto;

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(c)  Forecasts. As soon as practicable, and in any event within 60 days after the beginning of each Fiscal Year, the forecasted consolidated balance sheets of the Borrower and the Subsidiaries and the related consolidated statements of income and cash flows of the Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year, each in reasonable detail (including an explanation of the assumptions on which such forecasts are based), representing the good faith forecasts of the Borrower for each such Fiscal Quarter, and certified by a Financial Officer of the Borrower as being the most accurate forecasts available, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request;

(d)  [Reserved];

(e)  Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;

(f)  Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action Holdings, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto:

(i)  the occurrence of any Default or Event of Default or any defaults by the Borrower under the Restructuring Support Agreement (and the steps, if any, being taken to remedy it); or

(ii)  any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)  Notice of Adverse Proceedings. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of (in each case, other than the Cases) (i) any Adverse Proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;

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(h)  ERISA. (i) Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of the occurrence of or of forthcoming occurrence of any ERISA Event that could reasonably be expected to result in liability of the Borrower in an amount exceeding $1,000,000, a written notice specifying the nature thereof, what action the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of all notices received by the Borrower or any Subsidiary from a Multiemployer Plan sponsor concerning an ERISA Event;

(i)  Information Regarding Credit Parties. (A) Within 30 days of the occurrence thereof (or such longer period as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing), written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party and (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number;

(j)  [Reserved];

(k)  Asset Sales and Insurance/Condemnation Events. Prompt written notice of the occurrence of any Asset Sale or any Insurance/Condemnation Event, or any other casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral under the power of eminent domain or by condemnation or similar proceeding;

(l)  Filed or Distributed Information. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Credit Document, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Subsidiary with any securities exchange or with the SEC or any Governmental Authority performing similar functions;

(m)  Information under Material Indebtedness. Promptly after the furnishing thereof and to the extent not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 5.1, copies of any material requests or material notices received by any Credit Party or any Subsidiary (other than in the ordinary course of business) or material statements or material reports (other than in connection with any board observer rights and, with respect to any Permitted Revolving Indebtedness, other than borrowing base and related certificates) furnished by Holdings, the Borrower or any Subsidiary pursuant to the terms of any Permitted Revolving Indebtedness;

(n)  Beneficial Ownership Certification. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

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(o)  Other Information. Promptly after any request therefor, (i) such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document and (ii) such information and documentation for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), in each case, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request; and

(p)  Information under ABL DIP Facility or to the Committee. Notwithstanding anything to the contrary in this Section 5.1, concurrently with the furnishing thereof, copies of all written reports, information, notices and certificates furnished by Holdings, the Borrower or any Subsidiary to any official committee appointed to the Case, if any, or pursuant to the terms of the ABL DIP Credit Agreement to the administrative agent, collateral agent or lenders therein;

provided that none of Holdings, the Borrower or any Subsidiary will be required to disclose any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Subsidiary, provided that Holdings shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.

Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders. Holdings and the Borrower agree to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If Holdings and the Borrower have not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.

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Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(l) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent (including by email) that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2. Existence. Holdings, the Borrower and each Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses and permits necessary for the ordinary conduct of the business of Holdings, the Borrower and the Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to Holdings and the Borrower, the foregoing shall not apply to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.8.

5.3. Payment of Taxes and Claims. Subject to Bankruptcy Law, the terms of the applicable DIP Order and any required approval by the Bankruptcy Court, the Borrower and each Subsidiary may pay all Taxes imposed upon it or any of its properties and all claims (including claims for labor, services, materials and supplies) (in the case of any such Person that is a Debtor, solely to the extent arising after the Petition Date) for sums that have become due and payable and that by law have become or may become a Lien on any of its properties, in each case prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if (a) solely in the case of any such Tax, it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as (i) an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (ii) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Maintenance of Properties. (a)  The Borrower and each Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and fire, casualty or condemnation excepted, all Properties used or useful in the business of the Borrower and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  The Borrower and each Subsidiary will take all actions reasonably necessary to protect all Intellectual Property used or useful in the business of the Borrower and the Subsidiaries, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower and each Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Borrower or any Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower or any Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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5.5. Insurance. The Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (in each case, in the reasonable judgment of the Borrower). Without limiting the generality of the foregoing, the Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (beginning on the date which is 90 days after the Closing Date (or on such later date as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing)) (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder, and (b) in the case of business interruption and casualty insurance policies, contain a customary lender’s loss payable endorsement that names the Collateral Agent, for the benefit of the Secured Parties, as a lender loss payee thereunder, and provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent, at the direction of the Requisite Lenders, or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

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5.6. Books and Records; Inspections. The Borrower and each Subsidiary will keep proper books of record and accounts in which entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization). The Borrower and each Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visits and inspections shall be limited to not more than one visit and inspection (coordinated through the Administrative Agent) in any Fiscal Year and such visit and inspection shall be at the expense of the Borrower (it being agreed that during the continuance of an Event of Default, such visits and inspections are not limited in number or otherwise by this proviso and all such visits and inspections shall be at the expense of the Borrower). The Administrative Agent and the Lenders conducting any such visit or inspection shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent registered public accounting firm. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower or any Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.

5.7. Use of Proceeds. Subject in all respects to the DIP Orders and the Approved Budget, the Borrower will use the proceeds of the Loans for the purposes set forth in Section 2.6.The Borrower will use the proceeds of the Loans in a manner consistent with Section 4.15(b) and 4.23(c).

5.8. Compliance with Laws. The Borrower and each Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (a) in the case of Sanctions Laws, the PATRIOT Act and other applicable anti-terrorism and money laundering laws and Anti-Corruption Laws, where failure to comply, individually or in the aggregate, is not material and (b) otherwise, where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

5.9. Environmental Matters. (a)  Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i)  as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (whether prepared by personnel of the Borrower or any Subsidiary or by independent consultants, Governmental Authorities or any other Persons) with respect to significant environmental, health or safety conditions or compliance matters at any Facility or with respect to any Environmental Claims;

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(ii)  promptly upon an Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials present or Released at any real property which presence, Release or remedial action has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) Holdings or the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

(iii)  as soon as practicable following the sending or receipt thereof by the Borrower or any Subsidiary, a copy of any and all material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any Subsidiary may be potentially responsible for any Hazardous Materials Activity and which has a reasonable possibility of resulting in a Material Adverse Effect.

(b)  Hazardous Materials Activities. The Borrower will, and will cause each Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or any Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. If any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary, the Borrower will, as promptly as practicable, and in any event within 60 days of the date such Subsidiary becomes a Designated Subsidiary (or such longer period as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Credit Party.

5.11. Additional Collateral. The Borrower will, as promptly as practicable, and in any event within 60 days (or such longer period as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing) furnish to the Administrative Agent written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets (other than any assets constituting Excluded Property) after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.

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5.12. Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent or the Requisite Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent or the Requisite Lenders, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent or the Requisite Lenders, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.13. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain (within 45 days of the Closing Date) and thereafter maintain (if obtained) a public corporate family rating from Moody’s and a public corporate credit rating from S&P, in each case in respect of the Borrower, and a public credit rating from each of Moody’s and S&P in respect of the Borrower’s Loans under this Agreement (it being understood, in each case, that no minimum ratings shall be required to be obtained or maintained).

5.14. Senior Indebtedness. In the event any Credit Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary to cause the Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” (however denominated) under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness is outstanding or by which it is governed and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders, or an agent on their behalf, may have and exercise any payment blockage or other remedies available or potentially available to holders of “senior indebtedness” or “designated senior indebtedness” under the terms of such Subordinated Indebtedness.

5.15. Post-Closing Matters. With respect to the granting and perfection of the security interests in Collateral by each Credit Party with respect to which a Lien may be perfected by the filing of a financing statement under the UCC (or equivalent), the filing of such financing statement shall be accomplished and provisions reasonably satisfactory to the Requisite Lenders for the payment of all fees and taxes for such filings shall have been duly made within ten (10) days after the Closing Date (as such time frame may be extended by the Administrative Agent (at the direction of the Requisite Lenders) or the Requisite Lenders in their sole discretion (which extension may be via email)).

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5.16. Representation and Warranty Insurance Proceeds. Holdings shall, within five Business Days of receipt thereof, contribute any proceeds received by it under each of those certain buyer-side representation and warranties insurance policies numbered 8034421 and ET111-000-699 to the Borrower or a Guarantor Subsidiary.

5.17. [Reserved].

5.18. Budget and Variance Reporting.

(a)  Starting on Friday, June 2, 2023, on or before 12:00 p.m., New York City time on each Friday, the Borrower shall deliver to the Requisite Lenders (or their advisors or other designated representatives) a Variance Report for the Variance Testing Period ended on the previous Saturday.

(b)  The Borrower shall deliver to the Requisite Lenders (or their advisors or other designated representatives) (i) on or prior to the Closing Date, the Initial Budget and (ii) a Cash Flow Forecast in form and substance reasonably satisfactory to the Requisite Lenders on or before 12:00 p.m., New York City time, on each Friday after the Petition Date (commencing Friday, June 2, 2023).

(c)  The Cash Flow Forecast shall become the Approved Budget upon approval by the Requisite Lenders in their reasonable discretion; provided that, if the Requisite Lenders object to any Cash Flow Forecast, the prior Approved Budget shall remain in place and in full effect until a new Cash Flow Forecast is not objected to by the Requisite Lenders and becomes the Approved Budget.

5.19. Status Updates. On a weekly basis (unless a Default or an Event of Default has occurred and is continuing at such time in which case such calls shall be more frequently if requested by the Requisite Lenders), from and after the Closing Date through the Maturity Date, the Borrower shall hold a meeting (telephonically with reasonable notice prior thereto at times during normal business hours as may be reasonably agreed between the Borrower and the Requisite Lenders) with management of the Credit Parties, the Lenders and their respective professional advisors regarding (i) matters set forth in Section 5.18, operating disbursements, net investment and financing, the financial results, operations, other business developments, developments with respect to the restructuring process and milestones set forth in Section 5.20, and conditions surrounding vendors and customers.

5.20. Certain Case Milestones. Each of the Credit Parties shall ensure that each of the milestones set forth below (the “Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as may be approved in writing by the Requisite Lenders in their sole discretion):

(a)  no later than May 24, 2023, the Petition Date shall have occurred;

(b)  no later than the day after the Petition Date, the Credit Parties shall commence solicitation of votes on the Chapter 11 Plan;

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(c)  no later than one (1) day from the Petition Date, the Chapter 11 Plan and disclosure statement shall have been filed in the Cases;

(d)  no later than three (3) days from the Petition Date, the Interim DIP Order shall have been entered;

(e)  no later than three (3) days from the Petition Date, the Disclosure Statement Order shall have been entered on an interim basis;

(f)  no later than thirty (30) days from the Petition Date, the Final DIP Order shall have been entered on a final basis;

(g)  no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Acceptable Confirmation Order;

(h)  no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order on a final basis; and

(i)  no later than sixty-five (65) days from the Petition Date, the Plan Effective Date shall have occurred

5.21. Certain Bankruptcy Matters. The Credit Parties and their Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the DIP Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material non-ordinary course transactions and obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 5.21 shall be subject to any requirements in the DIP Orders requiring a ruling or entry of an order of the Bankruptcy Court.

5.22. Bankruptcy Notices.

(a)  The Borrower will furnish to the Administrative Agent and to each Lender, to the extent reasonably practicable (or, if impracticable, as soon as reasonably practicable prior to such filing), at least three (3) Business Days prior to filing with the Bankruptcy Court, notice and copies of the Final DIP Order, any motion in respect of an order that would constitute an “Approved Bankruptcy Court Order” and all other proposed orders and pleadings related to the Loans and the Credit Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $1,000,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto, which shall, in each case, have been prepared in good faith.

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(b)  The Borrower will furnish to the Administrative Agent and to each Lender, to the extent reasonably practicable, no later than two calendar days (or such shorter period as Administrative Agent, at the direction of the Requisite Lenders, may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (y) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $1,000,000 in the aggregate in value.

5.23. Advisors. The Administrative Agent and the Lenders shall each be entitled to retain or continue to retain the DIP Secured Party Advisors. Subject to the Interim DIP Order and Final DIP Order, as applicable, the Credit Parties shall pay all reasonable and documented fees and expenses of such DIP Secured Party Advisors and all such fees and expenses shall constitute Obligations and be secured by the Collateral.

5.24. Reorganization Efforts. The Borrower shall promptly provide the Administrative Agent and the Lenders upon reasonable request with updates of any material developments in connection with the Credit Parties’ reorganization efforts under the Cases, whether in connection with the sale of all or substantially all of the Holdings’ or any of the Credit Parties’ assets, the marketing of any Credit Parties’ assets outside the ordinary course, the formulation of bidding procedures, and auction plan, or documents related thereto, any negotiations with respect to the Existing Secured Facilities, or otherwise. Without limiting the foregoing, promptly upon reasonable request and upon any such information becoming available to the Credit Parties, each Credit Party shall provide the Administrative Agent and the Lenders with copies of any informational packages provided to any potential bidders, a status report (upon request of the Administrative Agent, a Lender or the advisors to the Lenders) and updated information relating to any sale of assets, and copies of all drafts of proposed sale documentation, any such bids and any updates, modifications or supplements to such information and materials; provided that, for the avoidance of doubt, the foregoing shall not apply to the Administrative Agent or any Lender participating in such material sale of assets of one or all of the Credit Parties.

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that:

6.1. Indebtedness. Neither the Borrower nor any Subsidiary will, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)  the Indebtedness created under the Credit Documents;

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(b)  Indebtedness between or among (i) the Credit Parties, (ii) Subsidiaries that are not Credit Parties or (iii) Credit Parties and Subsidiaries that are not Credit Parties, to the extent (x) set forth on Schedule 6.1(b) or (y) following the Closing Date, payables incurred in the ordinary course operation of the business consistent with historical practice;

(c)  Guarantees incurred in compliance with Section 6.6(d);

(d)  Indebtedness existing on the Petition Date and set forth on Schedule 6.1, or incurred pursuant to credit facilities existing on the Petition Date and set forth on Schedule 6.1 (in an aggregate principal amount not to exceed the amount set forth on Schedule 6.1 in respect of such credit facilities); provided that (i) any incremental draws under existing Indebtedness on or after the Closing Date shall not be permitted without the prior consent of the Requisite Lenders and (ii) any Prepetition Indebtedness shall be stayed during the pendency of the Cases;

(e)  Indebtedness of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets of the Borrower or any Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets of the Borrower or any Subsidiary, provided, that at the time of incurrence or assumption of such Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (e) shall not exceed $5,000,000;

(f)  [Reserved];

(g)  [Reserved];

(h)  [Reserved];

(i)  [Reserved];

(j)  [Reserved];

(k)  [Reserved];

(l)  (i) revolving credit Indebtedness of the Borrower and/or any Guarantor Subsidiary under the Prepetition ABL Credit Agreement or the ABL DIP Credit Agreement as contemplated by the DIP Orders and (ii) the Guarantees of any Indebtedness permitted under clause (i) above by any Credit Party;

(m)  Indebtedness under the ABL DIP Credit Agreement as in effect on the Closing Date;

(n)  Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository, credit card, debit cards and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

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(o)  Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments issued or created by the Borrower or any Subsidiary in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements, including in respect of workers’ compensation claims, unemployment insurance (including premiums related thereto), vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(p)  Indebtedness in respect of, or in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments relating to, tenders, statutory obligations, performance, bid, appeal, stay, customs, surety and return-of-money bonds, performance and completion guarantees and similar obligations of the Borrower or any Subsidiary incurred in the ordinary course of business (including relating to any litigation being contested in good faith and not constituting an Event of Default under Section 8.1(h)) and not in connection with the borrowing of money or any Hedge Agreements;

(q)  Indebtedness owed to current or former officers, directors or employees of the Borrower or any Subsidiary (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.4, to the extent outstanding as of the Petition Date;

(r)  Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business;

(s)  [Reserved];

(t)  [Reserved];

(u)  [Reserved];

(v)  to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1;

(w)  (i) Guarantees by the Borrower or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

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(x)  Indebtedness of the Borrower or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(y)  Indebtedness of the Borrower or any Subsidiary representing deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any Subsidiary in the ordinary course of business;

(z)  [Reserved];

(aa) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8.1(i);

(bb) [Reserved];

(cc) Indebtedness outstanding as of the Petition Date of the Borrower and/or any Subsidiary owed to Pubco in an amount not to exceed $125,000,000; provided that (i) the stated maturity of such Indebtedness shall be no earlier than the Tranche B Term Loan Maturity Date (as defined in the Prepetition Term Loan Credit Agreement) and (ii) the interest rate applicable to such Indebtedness shall not exceed the interest rate applicable to the Pubco Convertible Notes; and

(dd) Guarantees in existence as of the Petition Date by the Borrower and/or any Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000.

For the avoidance of doubt and notwithstanding anything herein to the contrary, the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

6.2. Liens. Neither the Borrower nor any Subsidiary will, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except the following, to the extent in existence as of the Petition Date or expressly permitted pursuant to the DIP Orders:

(a)  Liens created under the Credit Documents;

(b)  [Reserved];

(c)  any Lien on any asset of the Borrower or any Subsidiary existing on the Petition Date and set forth on Schedule 6.2, and any extensions, renewals and replacements thereof; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien (it being understood that individual financings of the type permitted under Section 6.1(e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), and (ii) such Lien shall secure only those obligations that it secures on the Petition Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing);

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(d)  Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(e)  any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto), other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien or becomes subject to such Lien pursuant to an after-acquired property clause as in effect on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) (it being understood that individual financings of the type permitted under Section 6.1(e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount or upfront fees and any fees, premiums and expenses relating to such extension, renewal or refinancing);

(f)  [Reserved];

(g)  [Reserved];

(h)  Liens on the Collateral securing Permitted Revolving Indebtedness under the Prepetition ABL Credit Agreement or the ABL DIP Credit Agreement, in each case, subject to the DIP ABL Intercreditor Agreement and the DIP Orders, and obligations relating to the foregoing not constituting Indebtedness;

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(i)  in connection with any Disposition permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;

(j)  [Reserved];

(k)  [Reserved];

(l)  Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for any Acquisition or Investment permitted hereunder;

(m)  nonexclusive outbound licenses of Intellectual Property granted by the Borrower or any Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(n)  any Lien in favor of the Borrower or any Subsidiary (other than Liens on assets of any Credit Party in favor of a Subsidiary that is not a Credit Party);

(o)  (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(p)  receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien;

(q)  [Reserved];

(r)  [Reserved];

(s)  [Reserved];

(t)  [Reserved];

(u)  Liens on the Equity Interests of joint ventures securing capital contributions to, or obligations of, such Persons; and

(v)  Liens securing obligations related to Hedge Agreement, to the extent permitted under Section 6.12 and pursuant to the First Day Orders.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to Section 6.2(a), 6.2(e), 6.2(g), 6.2(h), 6.2(i), 6.2(k) or 6.2(n).

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6.3. No Further Negative Pledges. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the Closing Date identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, restrictions and conditions imposed by the Organizational Documents of such Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (ii), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (d) [reserved], (e) [reserved], (f) [reserved], (g) [reserved], (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (i) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (j) customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (k) [reserved], (l) [reserved], and (m) restrictions constituting Permitted Liens.

6.4. Restricted Junior Payments. Neither the Borrower nor any Subsidiary will declare or pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except for Restricted Junior Payments that are expressly permitted pursuant to the DIP Orders.

6.5. Restrictions on Subsidiary Distributions. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Subsidiary, (b) to repay or prepay any Indebtedness owing by such Subsidiary to the Borrower or any Subsidiary, (c) to make loans or advances to the Borrower or any Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (iii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) in the case of restrictions and conditions referred to in clause (d) above, the Equity Interests in any Person that is not a Subsidiary, restrictions imposed by the Organizational Documents of such Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (B), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (iv) [reserved], (v) [reserved], (vi) [reserved], (vii) [reserved], (vii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (ix) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (x) in the case of restrictions and conditions referred to in clause (d) above, customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (xi) [reserved], (xii) [reserved], and (xiii) restrictions constituting Permitted Liens.

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6.6. Investments. Neither the Borrower nor any Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a)  Investments in Cash and Cash Equivalents and in assets that were Cash Equivalents when such Investment was made;

(b)  Investments existing (or that are made pursuant to legally binding written commitments existing) on the Closing Date and, in each case, set forth on Schedule 6.6, and any modification, replacement, renewal, reinvestment or extension of any such Investment so long as the amount of any Investment permitted pursuant to this clause (b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date (as set forth on Schedule 6.6) or as otherwise permitted by (and made in reliance on) another clause this Section 6.6;

(c)  Investments by the Borrower or any Subsidiary in any Credit Party;

(d)  Guarantees by the Borrower or any Subsidiary of Indebtedness or other monetary obligations of the Borrower or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty), to the extent in existence as of the Petition Date or expressly permitted pursuant to the DIP Orders;

(e)  (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (ii) deposits, prepayments and other credits to suppliers or licensors made in the ordinary course of business;

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(f)  [Reserved];

(g)  [Reserved];

(h)  Investments in the form of Hedge Agreements permitted under Section 6.12;

(i)  payroll, travel and similar advances to directors, officers and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j)  loans or advances to employees of Holdings, the Borrower or any other Subsidiary for travel in the ordinary course of business not to exceed $250,000 in the aggregate;

(k)  [Reserved];

(l)  [Reserved];

(m)  Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(n)  Guarantees of obligations of the Borrower or any Subsidiary in respect of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o)  [Reserved];

(p)  [Reserved];

(q)  [Reserved];

(r)  Investments (i) deemed to exist as a result of Liens permitted by Section 6.2, (ii) consisting of the incurrence or assumption of Indebtedness in accordance with Section 6.1 (other than in reliance on Section 6.1(b) or 6.1(c)) and (iii) consisting of the acquisition of assets resulting from the consummation of a merger, consolidation, dissolution or liquidation in accordance with Section 6.8(a) (it being understood that this clause (r) may be relied on to consummate any transaction that is technically subject to this Section 6.6 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.6);

(s)  Guarantees in existence as of the Petition Date by the Borrower and/or any Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000;

(t)  [Reserved];

(u)  [Reserved];

(v)  [Reserved]

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(w)  to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials or equipment, or purchases, acquisitions, licenses, sublicenses (or other grants or rights to use or exploit), leases or subleases of any asset, Intellectual Property or other rights and the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements, in each case in the ordinary course of business;

(x)  [Reserved];

(y)  [Reserved];

(z)  [Reserved]; and

(aa) [Reserved].

Notwithstanding anything in this Section to the contrary, no Material Assets owned by any Credit Party may be contributed as an Investment by any Credit Party to any non-Credit Party.

6.7. [Reserved].

6.8. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a)  Neither the Borrower nor any Subsidiary will merge or consolidate or amalgamate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Subsidiaries, on a consolidated basis, except that:

(i)  any Subsidiary (or any other Person (other than Holdings)) may merge, amalgamate or consolidate with or into any one or more other Subsidiaries, provided that if any Guarantor Subsidiary merges, amalgamates or consolidates with or into another Subsidiary that is not a Credit Party, the continuing or surviving Person shall be a Guarantor Subsidiary;

(ii)  [Reserved];

(iii)  any Person (other than the Borrower) may merge or consolidate with or into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, the surviving entity is a Guarantor Subsidiary;

(iv)  [Reserved];

(v)  [Reserved];

(vi)  [Reserved]; and

(vii)  any Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with or into any other Person in order to effect an Investment permitted pursuant to Section 6.6;

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provided that, in the case of clauses (i) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6 (other than in reliance on Section 6.6(r)).

(b)  Neither the Borrower nor any Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it (other than (x) to the Borrower or any other Subsidiary in compliance with Section 6.6, (y) directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law and (z) the use of Cash), except:

(i)  Dispositions of (A) inventory and goods held for sale in the ordinary course of business, (B) used, obsolete, worn out or surplus equipment in the ordinary course of business, (C) items of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Subsidiaries (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or be abandoned), (D) leasehold improvements to landlords pursuant to the terms of leases in respect of Leasehold Property and (E) Cash Equivalents;

(ii)  Dispositions and exclusive licenses to the Borrower or any Subsidiary, provided that if the transferor or the licensor is the Borrower or any other Credit Party, then (A) the transferee or licensee thereof shall be a Credit Party and, if the property subject thereto constitutes Collateral, it shall continue to constitute Collateral after giving effect thereto or (B) solely if such transaction constitutes an Investment, such transaction is permitted under Section 6.6 (other than in reliance on Section 6.6(r));

(iii)  Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(iv)  Dispositions of assets in any Insurance/Condemnation Event (including Dispositions in lieu of condemnation);

(v)  leases, subleases, licenses, sublicenses or other grants of rights to use or exploit, occupancy agreements in respect of or other assignments of, any property, including Intellectual Property, in each case in the ordinary course of business; provided that such leases, licenses, subleases, grants or agreements do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or not interfere in any material respect with the ordinary conduct of business of the Borrower and the other Subsidiaries, taken as a whole;

(vi)  [Reserved];

(vii)  [Reserved];

(viii)  the unwinding of Hedge Agreements in accordance with the terms thereof;

(ix)  [Reserved];

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(x)  Dispositions of Investments (including Equity Interests) in, and issuances of Equity Interests by, any joint venture or non-wholly owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between the parties to such joint venture or equityholders of such non-wholly owned Subsidiary set forth in, the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or non-wholly-owned Subsidiary;

(xi)  [Reserved];

(xii)  [Reserved];

(xiii)  (i) Liens permitted by Section 6.2, (ii) Investments permitted by Section 6.6 and (iii) Restricted Junior Payments permitted by Section 6.4;

(xiv)  Dispositions of assets that are not permitted by any other clause of this Section 6.8(b), provided that (A) all Dispositions made in reliance on this clause (xiv) shall be made for fair value (as determined reasonably and in good faith by the Borrower) and shall not exceed $1,000,000 in the aggregate, (B) in the case of any Disposition (or a series of related Dispositions) for consideration in excess of $250,000 in value, the Borrower or such Subsidiary shall receive at least 75% of the consideration for such transaction in Cash, (C) the Net Proceeds thereof shall be applied as required by Section 2.14 and (D) before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing (other than with respect to a Disposition made pursuant to a legally binding commitment entered into by the Borrower or any Subsidiary at a time when no Event of Default existed or would have resulted from such Disposition); and

(xv)  [Reserved].

(c)  The Borrower will not permit any Person other than the Borrower, or one or more of its Subsidiaries that is not a CFC or a CFC Holding Company, to own any Equity Interests in any Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company, provided that (i) any CFC Holding Company may own Equity Interests in any other CFC Holding Company and (ii) the foregoing shall not apply with respect to any Domestic Subsidiary the Equity Interests of which are owned by a CFC or a CFC Holding Company as of the Closing Date.

6.9. [Reserved].

6.10. Transactions with Affiliates. Subject in all respects to the First Day Orders, neither the Borrower nor any Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments or consideration in excess of the $250,000 for any individual transaction or series of related transactions with any Affiliate of the Borrower or such Subsidiary on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that, subject to the Approved Budget and any necessary court approval, the foregoing restriction shall not apply to:

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(a)  transactions between or among the Credit Parties or their Subsidiaries or any other Person that becomes a Subsidiary as a result of such transaction, not involving any other Affiliate;

(b)  the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions;

(c)  [Reserved];

(d)  [Reserved];

(e)  employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries and their respective future, current or former officers, directors, employees, managers, partners, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former officers, directors, employees, managers, partners, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of Holdings (or any direct or indirect parent thereof) or the Borrower or any Subsidiary;

(f)  payment of customary fees and indemnities to and reimbursement of out-of-pocket costs and expenses of any future, current or former officers, directors and employees of the Borrower and the Subsidiaries entered into in the ordinary course of business;

(g)  Investments permitted under Section 6.6 (including loans and advances permitted under Section 6.6(i) or 6.6(j));

(h)  transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.10 or any amendment, modification, replacement, renewal or extension of to any such agreement to the extent that the resulting agreement is not adverse to the Lenders in any material respect;

(i)  transactions between the Borrower or any other Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings (or any direct or indirect parent thereof), the Borrower or any other Subsidiary, provided that such director abstains from voting as a director of Holdings (or such direct or indirect parent thereof), the Borrower or such other Subsidiary, as the case may be, on any matter involving such other Person;

(j)  [Reserved];

(k)  [Reserved];

(l)  (i) transactions with Subsidiaries or joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with non-wholly-owned Subsidiaries or joint ventures in the ordinary course of business consistent with past practices;

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(m)  [Reserved];

(n)  [Reserved];

(o)  [Reserved]; and

(p)  [Reserved].

6.11. Conduct of Business. Neither the Borrower nor any Subsidiary will engage to any material extent in any business substantially different from the types of businesses conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related, complementary, synergistic or ancillary thereto or representing a reasonable extension thereof. Neither the Borrower nor any Subsidiary shall maintain, establish or contribute to any Canadian Pension Plan that contains a “defined benefit provision” as such term is defined under the Income Tax Act (Canada), except to the extent such maintenance, establishment or contribution, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.12. Hedge Agreements. Neither the Borrower nor any Subsidiary will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary; provided that, in the case of the foregoing clauses (a) and (b), such Hedge Agreements shall be permitted by the DIP Orders in respect of the Credit Parties that are Debtors, pursuant to the First Day Orders.

6.13. Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) any Junior Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders or (b) its Organizational Documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

6.14. Fiscal Year. Neither the Borrower nor any Subsidiary will change its Fiscal Year to end on a date other than December 31; provided that the Borrower may, upon written notice to the Lenders, change its Fiscal Year to end on any other date reasonably acceptable to the Requisite Lenders, in which case the Borrower and the Requisite Lenders will, and are hereby authorized by the Lenders to, make any amendments or other modifications to this Agreement and the other Credit Documents that are necessary, in the reasonable judgment of the Requisite Lenders and the Borrower, to reflect such change in Fiscal Year.

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6.15. Holding Company. Holdings will not conduct, transact or otherwise engage in any substantial business or operations and will not, declare or make, or agree to declare or make, directly or indirectly, any Restricted Junior Payment; provided that the following shall in any event be permitted:

(a)  incidental business or operations related to its ownership of the Equity Interests in the Borrower;

(b)  the entry into, and the performance of its obligations with respect to, the Transactions, the Credit Documents or documentation relating to other Indebtedness permitted to be incurred hereunder;

(c)  [Reserved];

(d)  [Reserved];

(e)  the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance;

(f)  [Reserved];

(g)  the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, employees, managers, partners, consultants and independent contractors;

(h)  the entry into, and performance of its obligations with respect to, indemnification arrangements with officers, directors, employees, managers, partners, consultants or independent contractors of Holdings or any of its Subsidiaries;

(i)  any transaction between Holdings and the Borrower or any other Subsidiary expressly permitted under this Article VI, including (i) holding any cash, Cash Equivalents or property received in connection with Restricted Junior Payments made by the Borrower or any other Subsidiary in accordance with Section 6.4 pending application thereof by Holdings in the manner contemplated by Section 6.4, (ii) the provision of Guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, provided for the avoidance of doubt, that such Guarantees shall not be in respect of Indebtedness for borrowed money;

(j)  preparing reports to Governmental Authorities and to its shareholders;

(k)  holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law;

(l)  complying with applicable law; and

(m)  activities incidental to the foregoing;

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Holdings will not create, incur, assume or suffer to exist any Lien on any Equity Interests in the Borrower (other than Liens pursuant to any Credit Document or as permitted under the DIP Orders).

6.16. [Reserved].

6.17. [Reserved].

6.18. [Reserved].

6.19. Payments to Non-Credit Party Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries that are Credit Parties to, transfer (i) cash or Cash Equivalents to any Subsidiary that is not a Credit Party except to the extent such cash or Cash Equivalents are to be promptly used by such Subsidiary that is not a Credit Party to make payments (or to reimburse payments already made) in accordance with the Approved Budget (subject to Permitted Variances), together with any markup in accordance with and no greater than that charged under the group’s existing transfer pricing policies as in effect on the Petition Date or (ii) property or assets (other than cash or Cash Equivalents or receivables satisfied by the transfer of cash or Cash Equivalents in the foregoing clause (i)) to any Subsidiary that is not a Credit Party.

6.20. Additional Bankruptcy Matters. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, without the Requisite Lenders’ prior written consent, do any of the following:

(a)  assert, join, support or prosecute any claim or cause of action against any of the Lenders, unless such claim or cause of action is in connection with the enforcement of the Credit Documents against any of the Agents or Lenders; provided that nothing contained in this clause 6.20(a) shall prohibit the Debtors from responding to or complying with discovery requests of any statutory committee appointed or appearing in the Cases, in whatever form, made in connection with an investigation against any of the Agents or Lenders or the payment from proceeds of the Loans of professional fees related thereto;

(b)  subject to the terms of the DIP Orders and subject to Section 8, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided, that any Credit Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the DIP Orders; or

(c)  except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Requisite Lenders, as provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any Non-Debtor affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Credit Party or Subsidiary.

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6.21. Budget Variance Covenant.

(a)  Commencing with the first full calendar week of the Cases, for each Variance Testing Period, neither the Borrower nor any Subsidiary will permit the aggregate actual operating disbursements of the Credit Parties to be more than 115% of the projected amounts therefor set forth in the Approved Budget (such variance, the “Permitted Disbursements Variance”).

(b)  Except in each case as consented to by Administrative Agent in writing in its reasonable discretion, commencing with the first full calendar week of the Cases, for each Variance Testing Period, neither the Borrower nor any Subsidiary will permit the aggregate actual professionals disbursements (excluding counsel to the Administrative Agent) and the aggregate actual non-operating disbursements to be more than 115% of the projected amounts therefor set forth in the Approved Professional Fee Budget (such variance, the “Permitted Professionals Variance”); provided, that the Credit Parties may reallocate amounts not so spent or dispersed by the Credit Parties in any four-week period to any subsequent four-week rolling period.

SECTION 7. GUARANTEE

7.1. Guarantee of the Obligations . The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2. Indemnity by Holdings and the Borrower; Contribution by the Guarantors. (a)  In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), Holdings and the Borrower agree that (i) in the event a payment in shall be made by any Guarantor Subsidiary under its Obligations Guarantee, Holdings and the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, Holdings and the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the fair market value of the assets so sold.

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(b)  The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and Holdings and the Borrower do not indemnify the Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary (a “Contributing Guarantor”) in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor Subsidiary pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor Subsidiary under its Obligations Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor Subsidiary). “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (b) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from Holdings and the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder or under any Collateral Document.

7.3. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)  its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b)  the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

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(c)  the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;

(d)  payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e)  any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or with the applicable Hedge Agreement and any applicable security agreement, including foreclosure or other realization on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

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(f)  the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document, any Hedge Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Hedge Agreement under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings and the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

7.4. Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, any Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

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7.5. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash and all Commitments not having terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

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7.7. Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8. Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Holdings, the Borrower or any Subsidiary at the time of any such grant or continuation or at the time such other Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Holdings, the Borrower or any Subsidiary. Each Guarantor has adequate means to obtain information from Holdings, the Borrower and the Subsidiaries on a continuing basis concerning the financial condition of Holdings, the Borrower and the Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Holdings, the Borrower and the Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower or any Subsidiary now or hereafter known by any Secured Party.

7.9. Bankruptcy, Etc. (a)  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)  Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve Holdings, the Borrower or any other Subsidiary of any portion of any Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Obligations are paid by Holdings, the Borrower or any other Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

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SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a)  Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) to pay, within three (3) Business Days after the date due, any interest or fee of any Loan, or any other amounts due hereunder or due and payable pursuant to the DIP Orders;

(b)  Default in Other Agreements. (i) Failure by the Borrower or any Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice but only after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that notwithstanding the foregoing, this clause (b) shall not apply to any Prepetition Indebtedness that is stayed;

(c)  Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1(f)(i), 5.2(a) (with respect to the existence of Holdings and the Borrower only), 5.7, 5.18, 5.20 or 6;

(d)  Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect, in the case of any representation or warranty qualified or modified as to materiality in the text thereof, in any respect, and otherwise, in any material respect, in each case as of the date made or deemed made;

(e)  Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and such failure shall not have been remedied within 10 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such failure;

(f)  ABL DIP Credit Agreement. Occurrence and continuance of an “event of default” under and as defined in the ABL DIP Credit Agreement.

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(g)  [Reserved];

(h)  Judgments and Attachments. One or more final judgments for the payment of money in an aggregate amount of $5,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Subsidiary, which, in the case of the Debtors only, arose after the Petition Date or is unstayed, or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(i)  Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate have resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or the institution of any steps by the Borrower or any Subsidiary or any applicable regulatory authority to terminate a Canadian Pension Plan if, as a result of such termination, the Borrower or any Subsidiary may be required to make an additional contribution to such Canadian Pension Plan that would be reasonably expected to have a Material Adverse Effect;

(j)  Change of Control. A Change of Control shall occur; or

(k)  Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document or the DIP Orders shall cease to be, or shall be asserted by any Credit Party not to be, a valid and (to the extent required by the Credit Documents) perfected Lien on any material Collateral, with the priority required by the Credit Documents, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) the release thereof as provided in Section 9.8(e) or (iii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents or, in the case of Collateral consisting of real property, to the extent covered by the title insurance policy applicable to such real property required pursuant to the Collateral and Guarantee Requirement to the extent the insurer has not denied coverage under such title insurance policy; or the DIP Orders, this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

(l)  Ancillary Insolvency Proceedings. Commencement of ancillary insolvency proceedings in applicable foreign jurisdictions with respect to any Debtor and the entry of applicable recognition, administrative, and substantive orders by the applicable court, in each case without prior consent of the Requisite Lenders or on terms not reasonably satisfactory to the Requisite Lenders; provided, that no Event of Default shall occur under this Section 8.1(l) if such proceeding would not reasonably be expected to have a Material Adverse Effect or cause a material delay of the Cases;

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(m)  Credit Agreements. Actual or asserted (by any Credit Party) invalidity or impairment of any Credit Document (including the failure of any Liens purported to be created by any Collateral Document or the DIP Orders on any material portion of the Collateral to remain perfected);

(n)  there occurs any of the following:

(i)  the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Credit Party (or any Subsidiary thereof) of a motion or other pleading seeking entry of such an order;

(ii)  a trustee under chapter 11 of the Bankruptcy Code is appointed in any of the Cases, any Credit Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment;

(iii)  the entry of an order or the filing by any Credit Party (or any Subsidiary thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order, in each case without the prior written consent of the Requisite Lenders and the Administrative Agent, to the extent that such document implicates the rights and obligations of the Administrative Agent, or the Interim DIP Order or Final DIP Order shall cease to be in full force and effect;

(iv)  a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code), or any similar person is appointed or elected in any of the Cases, any Credit Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment;

(v)  the entry of an order in any of the Cases denying or terminating use of Cash Collateral by the Credit Parties or imposing any additional conditions thereon;

(vi)  the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Credit Parties having an aggregate value in excess of $1,000,000 or make or to permit other actions that would have a Material Adverse Effect on the Debtors and their estates (taken as a whole);

(vii)  the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vi) above;

(viii)  the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders;

(ix)  the Credit Parties or any of their Subsidiaries, or any person claiming by or through the Credit Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the lenders under the Prepetition Term Loan Facilities, the Prepetition Term Loan Agent, the Agent, the Lenders or their respective rights and remedies under or related to the DIP Facility or the Prepetition Term Loan Facilities in any of the Cases or inconsistent with the Credit Documents;

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(x)  without the prior written consent of the Requisite Lenders, the entry of an order in any of the Cases seeking authority to use cash collateral or to obtain financing under Section 364 of the Bankruptcy Code;

(xi)  without the prior written consent of the Requisite Lenders, the entry of an order in any of the Cases granting adequate protection to any other person other than as set forth in the DIP Orders;

(xii)  the filing of a plan of reorganization or disclosure statement attendant thereto that is not an Acceptable Plan of Reorganization;

(xiii)  the entry of an order in any of the Cases granting, other than in respect of the DIP Facility, the ABL DIP Facility, if applicable, or as otherwise permitted under the applicable Credit Documents, including the Carve Out, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Agent and the Lenders or secured by Liens senior to or pari passu with the Liens under the Prepetition Secured Indebtedness or the Liens securing the DIP Facility, other than as contemplated in the Liens Priority Chart;

(xiv)  any of the Credit Parties or any of their Subsidiaries shall seek, support (including by filing a pleading in support thereof), or fail to contest in good faith any of the matters set forth in clauses (i) through (xiii) above;

(o)  the making of any Prepetition Payments other than (i) as permitted by and in accordance with the terms of the Interim DIP Order or the Final DIP Order and (ii) as set forth under the Approved Budget, as applicable;

(p)  the Credit Parties or any of their Subsidiaries shall fail to comply with the terms of the Interim DIP Order or the Final DIP Order;

(q)  The Borrower shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Credit Parties (unless such sale would result in the repayment in full in cash of all obligations under the Prepetition Term Loan Facilities and DIP Facility upon consummation thereof, except as otherwise agreed to by the Requisite Lenders);

(r)  The Bankruptcy Court shall enter an order denying, terminating or shortening the Debtors’ exclusive plan filing and plan solicitation periods under Section 1121 of the Bankruptcy Code or unless such order was entered as a result of a request by, or received support from the Requisite Lenders and the Required Consenting Stakeholders (as defined in the Restructuring Support Agreement); and

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(s)  the occurrence of a “Termination Date” under the Restructuring Support Agreement.

THEN, subject to the following paragraph, (i) [reserved] (ii) upon (A) the occurrence and during the continuance of any Event of Default and (B) notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (1) the Commitments shall immediately terminate, (2) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, and (3) the Administrative Agent, at the direction of the Requisite Lenders, may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents and the DIP Orders.

Without further notice, application or order of the Bankruptcy Court, and unless otherwise ordered by the Bankruptcy Court, upon the occurrence and during the continuance of an Event of Default, and after providing not less than five (5) business days’ advance written notice thereof (the “Notice Period”), which notice may be by electronic mail (the “Enforcement Notice”), to counsel to the Debtors, the U.S. Trustee, and counsel to the Committee, the Administrative Agent (at the direction of the Requisite Lenders) for the benefit of itself and the Lenders subject in all respects to the DIP ABL Intercreditor Agreement and the priorities set forth in the Lien Priority Chart, shall be entitled to take any action and exercise all rights and remedies provided to them by the Interim Order, the Final Order, this Agreement or the Credit Documents, or applicable law as the Administrative Agent (at the direction of the Requisite Lenders) may deem appropriate in their sole discretion to, among other things, proceed against and realize upon the Collateral or any other assets or properties of the Debtors’ Estates upon which the Administrative Agent, for the benefit of itself and the Lenders has been or may hereafter be granted liens or security interests to obtain the payment in full of the Obligations in accordance with the DIP ABL Intercreditor Agreement and the Lien Priority Chart.

Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Credit Documents, shall be subject to the provisions of the Interim DIP Order (and, when entered, the Final DIP Order).

SECTION 9. AGENTS

9.1. Appointment of Agents. UMB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes UMB to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7 and 9.8(e), are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.

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9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Document except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3. General Immunity. (a)  No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or any other Secured Party for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Without limiting the generality of the preceding sentence, notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by any Lender as a result of, confirmations of the amount of outstanding Loans, or the terms and conditions of the DIP ABL Intercreditor Agreement or any amendment, supplement or other modification thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

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(b)  Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders and upon receipt of such instructions from the Requisite Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for Holdings, the Borrower and the Subsidiaries), accountants, insurance consultants and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders. In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume the satisfaction of such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender reasonably in advance of such Credit Extension.

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(c)  Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d)  [Reserved].

9.4. Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

9.5. Lenders’ Representations, Warranties and Acknowledgments. (a)  Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

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(b)  Each Lender, by delivering its signature page to this Agreement and an Assignment Agreement, and by funding its DIP First Funding Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.

(c)  [Reserved].

(d)  [Reserved].

9.6. Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

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9.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time upon 30 days, advance written notice to the Borrower and the Lenders from its capacity as such. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor (subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

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9.8. Collateral Documents and Obligations Guarantee. (a)  Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent is directed by the Requisite Lenders to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

(b)  Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of setoff rights of any Lender or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

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(c)  Credit Bidding.

(i)  Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Requisite Lenders: (A) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (B) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (C) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; (D) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or (E) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party (it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (B), (C) or (D) without its prior written consent).

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(ii)  Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (B), (C) or (D) of the preceding clause (i), the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

(iii)  With respect to any contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

(iv)  Each Secured Party whose Obligations are credit bid under clause (B), (C) or (D) of the preceding clause (i) is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (A) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (B) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

(v)  The foregoing clauses (i) through (iv) shall be subject to the DIP Orders.

(d)  [Reserved].

(e)  Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i)  When all Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and all Commitments have terminated, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit Document.

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(ii)  [Reserved].

(iii)  Each Secured Party hereby authorizes the Collateral Agent to subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Collateral Document solely as contemplated by the DIP Orders.

(iv)  In connection with any termination, release or subordination pursuant to this Section 9.8(e), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.8(e) shall be without recourse to or representation or warranty by the Administrative Agent or the Collateral Agent.

(f)  Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(g)  Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Obligations Guarantees, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), Section 10.24 and all the other provisions of this Agreement relating to Collateral, any Obligations Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and the Obligations Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

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9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Credit Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.8, 2.10, 2.16, 2.18, 2.19, 2.20, 10.2 and 10.3) allowed in such judicial proceeding; and

(c)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders or other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

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9.11. ERISA Representation.

(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective in-vestment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)  none of the Administrative Agent, the Collateral Agent, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

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(ii)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(c)  no fee or other compensation is being paid directly to the Administrative Agent, the Collateral Agent or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

9.12. Erroneous Payments.

(a)  If the Administrative Agent (x) notifies a Lender, Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b)  Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)  it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)  such Lender or Secured Party shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c)  Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

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(d)  (i)  In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)  Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

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(e)  The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)  To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)  Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

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9.13. Certain Bankruptcy Matters. The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent (whether by judicial action or otherwise) in accordance with any applicable law; provided, that the Obligations of any regulated Lender may not be credit bid if such regulated Lender cannot comply with such applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase); provided, that none of the Secured Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids shall have to be submitted through, and administered by, an Agent (at the direction of the Requisite Lenders), as set forth herein. In connection with any such bid (i) each Agent (or its designee) shall be authorized, at the direction of the Requisite Lenders, to (x) form one or more acquisition vehicles to make a bid and (y) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by any Agent (or its designee) with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.5 of this Agreement), (ii) each of the Secured Parties’ ratable interests in the Obligations shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such purchase and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent (or its designee) may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

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SECTION 10. MISCELLANEOUS

10.1. Notices. (a)  Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent or any Lender shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any Lender, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by facsimile (except for any notices or other communications given to the Administrative Agent or the Collateral Agent), courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (or, if not sent during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b)  Electronic Communications.

(i)  Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)  Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)  The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants as to the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and their Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

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(iv)  Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)  Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)  Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses.

(a)  If the Closing Date occurs, the Borrower and each other Guarantor agree to jointly and severally pay promptly all reasonable and documented out-of-pocket costs and expenses (including the fees and expenses of professional advisors) incurred by any Agent, the Lenders or any of their respective Affiliates in connection with (a) the preparation, negotiation, and execution of the Credit Documents, the Restructuring Support Agreement, the Acceptable Plan of Reorganization and all documents related to the foregoing; (b) the funding of the DIP First Funding Loans and the DIP Second Funding Loans; (c) the creation, perfection or protection of the Liens under the Credit Documents (including all search, filing, and recording fees); and (d) the on-going Cases as well as the administration of the Credit Documents (including the preparation, negotiation, and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); provided that in the case of clauses (a), (b), (c) and (d) above, legal expenses shall be limited to the reasonable and documented attorneys’ fees, disbursements, and expenses of the Agent and the DIP Secured Party Advisors, and to the extent necessary, one firm to serve as local counsel for the applicable parties or groups in connection with Cases.

(b)  The Borrower and each other Guarantor further agree to jointly and severally pay promptly all reasonable and documented out-of-pocket costs and expenses (including the fees and expenses of professional advisors) incurred by any Agent, the Lenders or any of their respective Affiliates in connection with (a) the enforcement of the Credit Documents; (b) any refinancing or restructuring of the DIP Facility in the nature of a “work-out”; and (c) any legal proceeding relating to or arising out of the DIP Facility or the other transactions contemplated by the Credit Documents; provided that in each case, legal expenses shall be limited to the reasonable and documented attorneys’ fees and expenses of (i) one primary counsel to the Agent, (ii) one primary counsel to the Lenders taken as a whole (and additional conflict counsel for similarly situated Lenders as a group) and (iii) one local counsel for each relevant jurisdiction.

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10.3. Indemnity. (a)  In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless, each Agent (and each sub-agent thereof), and each Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or its Related Parties or (B) a material breach of the obligations of such Indemnitee (other than the Agent) or its Related Parties under the Credit Documents or (ii) arise out of any dispute solely among Indemnitees (other than (A) claims against any Agent (or any holder of any other title or role) in its capacity in fulfilling its role as such, and (B) claims arising out of any act or omission on the part of any Credit Party or any Affiliates of any Credit Party). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. All amounts due under this Section 10.3 shall be payable within 30 days after receipt by the Borrower of a written demand therefor, together with, in the case of any reimbursement of costs and expenses, after receipt of a summary statement therefor with any supporting documentation reasonably requested by the Borrower. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower pursuant to this Section 10.3(a) to such Indemnitee for any loss, claim, damage, liability, fee or expense to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgement, suit or claim.

(b)  The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of the following sentence (with “Borrower” being substituted for “Indemnitee” in each such clause) shall be deemed reasonable)), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of the relevant Indemnitee.

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(c)  To the extent permitted by applicable law, (i) no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, any Lender or any Related Party of any of the foregoing, and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Credit Party or any Related Party of any Credit Party, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this Section 10.3(c) shall diminish obligations of the Credit Parties under Section 10.2 or 10.3(a).

10.4. Set-Off. Subject to the DIP Orders, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5. Amendments and Waivers. (a)  Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(d) and as otherwise provided in Sections 10.5(c), 10.5(e) and 10.5(f), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders.

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(b)  Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i)  increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender); provided that Commitments may be increased with the consent of the Requisite Lenders to the extent each affected Lender has been offered a reasonable bona fide opportunity to participate in such increase on the same terms;

(ii)  extend the scheduled final maturity date of any Loan;

(iii)  [reserved];

(iv)  reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee (including any prepayment fee) payable hereunder, or waive or postpone the time for payment of any such interest or fee (including any prepayment fee);

(v)  reduce the principal amount of any Loan;

(vi)  waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(d) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(vii)  waive, amend or modify the definition of the term “Requisite Lenders” or the term “Pro Rata Share” and the provisions of Section 2.17 in a manner that would by its terms alter the pro rata sharing of payments required thereby; provided that with the consent of the Requisite Lenders additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and Loans are included on the Closing Date;

(viii)  release all or substantially all the Collateral from the Liens of the Collateral Documents (or subordinate the Liens securing the DIP Facility with respect to a material part of the Collateral), or all or substantially all the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all the Guarantors in respect of the Obligations Guarantee), in each case except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or other applicable law or any other sale or other disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders); or

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(ix)  subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness (other than pursuant to the DIP ABL Intercreditor Agreement or the DIP Orders) unless each adversely affected Lender has been offered a reasonable bona fide opportunity to fund or otherwise provide its pro rata share of the priming Indebtedness on the same terms;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vi), (vii) and (viii); provided further that, notwithstanding anything to the contrary herein, for the avoidance of doubt, (i) approval of the Initial Budget and Cash Flow Forecasts, (ii) waivers of Events of Default and (iii) modifications of any Milestones shall only require the consent of the Requisite Lenders.

(c)  [Reserved].

(d)  Additional Agent Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall waive, amend or otherwise modify the rights or obligations of any Agent without the prior written consent of such Agent.

(e)  Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(f)  Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:

(i)  any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;

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(ii)  [Reserved];

(iii)  [Reserved];

(iv)  the Administrative Agent and the Collateral Agent may, without the consent of any Secured Party, (i) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any Collateral Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” or (ii) waive, amend or modify any provision in any Collateral Document, or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement; and

(v)  this Agreement and the other Credit Documents may be amended in the manner provided in Sections 6.14, 10.24 and the definition of “Adjusted Term SOFR”.

Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(f).

(g)  Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

Notwithstanding anything to the contrary herein or in any other Credit Document, any amendments, consents, waivers and extensions permitted under this Section 10.5 may be effectuated via email.

10.6. Successors and Assigns; Participations. (a)  Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, no assignment may be made to any Person who has not expressly agreed to assume its Pro Rata Share of the commitments set forth in Section 2.25. Notwithstanding anything to the contrary herein, assignments to effectuate the reallocations set forth in Section 2.24 shall be permitted.

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(b)  Register. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)  Right to Assign. Subject to the Restructuring Support Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:

(i)  any Eligible Assignee of the type referred to in clause (a) or clause (c) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

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(ii)  any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” upon (A) the giving of notice to the Borrower and the Administrative Agent and (B) (1) the Borrower, provided that the consent of the Borrower to any assignment (x) shall not be required if an Event of Default under Section 8.1(a) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (2) the Administrative Agent;

provided that:

(A)  in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $250,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the applicable Class of the assigning Lender; and

(B)  each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class.

(d)  Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment to effectuate the reallocations set forth in Section 2.24 or (ii) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)  Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower. It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 10.6(e) and in the applicable Assignment Agreement.

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(f)  Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)  Participations.

(i)  Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as required pursuant to other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(ii)  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii)  The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)  Certain Other Assignments and Pledges. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central banking authority as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or other central banking authority; provided that (i) no such assignment, pledge or grant shall be made in favor of any Disqualified Institution, (ii) no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and (iii) in no event shall the applicable Federal Reserve Bank, other central banking authority, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

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(i)  [Reserved].

(j)  Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Disqualified Institution. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.18(c), 2.19 and 2.20) and no SPC shall be entitled to any greater amount under Sections 2.18(c), 2.19 and 2.20 or any other provision of this Agreement or any other Credit Document than the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.18(c), 2.19 and 2.20 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Credit Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under applicable law; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 10.6, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(k)  [Reserved].

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10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18(c), 2.19, 2.20, 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents or the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10. Marshalling; Payments Set Aside. None of the Agents or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent or any Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent or any Lender), or any Agent or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

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10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “ACQUIRED COMPANY MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER AN ACQUIRED COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND (C) THE DETERMINATION OF THE ACCURACY OF ANY ACQUIRED BUSINESS REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF MERGER SUB (OR ITS APPLICABLE AFFILIATES) HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE MERGER, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

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10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE CREDIT PARTIES AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, IN THE CASE OF THE AGENTS, TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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10.17. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders (and each Lender agrees to cause its SPC, if any) shall hold all Confidential Information (as defined below) obtained by it in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and that the Administrative Agent, the Collateral Agent and each Lender may disclose Confidential Information (a) to its Affiliates and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information and have been advised of the confidential nature of such information (and to other Persons authorized by it to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction relating to the Borrower, its Affiliates or its or their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials relating to the credit facility governed by this Agreement); (c) to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, (d) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) in customary “tombstone” or similar advertisements, (g) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission, or otherwise as required by applicable law or compulsory legal process (in which case the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (h) upon the request or demand of any Governmental Authority or any regulatory or quasi-regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of their respective Affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (i) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (j) to the extent that such information was already in possession of the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (k) with the consent of the Borrower. For purposes of the foregoing, “Confidential Information” means, with respect to the Administrative Agent, the Collateral Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of Holdings, the Borrower and the Subsidiaries obtained by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, under the terms of this Agreement and identified as confidential by the Borrower. In addition, the Administrative Agent, the Collateral Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement on a confidential basis to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Agent, such parties may disclose Information as provided in this Section 10.17. Notwithstanding the foregoing, no such information shall be disclosed to any Person that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.

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10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

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10.20. Effectiveness; Entire Agreement. Subject to Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter between or among any Credit Parties and any Agent or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents and their respective Related Parties are hereby released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable “know-your-customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other applicable “know-your-customer” and anti-money laundering rules and regulations.

10.22. Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.

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10.24. [Reserved].

10.25. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.26. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)  As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.27. Interest Rate Limitation. Notwithstanding anything in this Agreement to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.27 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.28. Orders Control. TO THE EXTENT THAT ANY SPECIFIC PROVISION HEREOF IS INCONSISTENT WITH ANY OF THE DIP ORDERS, THE INTERIM DIP ORDER OR FINAL DIP ORDER (AS APPLICABLE) SHALL CONTROL.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

QUALTEK LLC, as Borrower

By:
	Name:	Elizabeth Downey
	Title:	Chief Administrative Officer

QUALTEK BUYER, LLC, as Guarantor

By:
	Name:	Lindsey Tannenbaum
	Title:	Secretary

QUALTEK MIDCO, LLC
QUALTEK MANAGEMENT, LLC
QUALTEK WIRELINE LLC
QUALSAT, LLC
ADVANEK ELECTRICAL CONSTRUCITON, LLC
QULTEK WIRELESS LLC
SITE SAFE, LLC
QUALTEK RECOVERY LOGISTICS LLC
QUALTEK FULFILLMENT LLC
NX UTILITIES ULC
NX UTILITIES ULC
QUALTEK RENEWABLES LLC
CONCURRENT GROUP LLC
URBAN CABLE TECHNOLOGY LLC, each as Guarantors

By:
Name:	Elizabeth Downey
Title:	Chief Administrative Officer

UMB BANK, N.A., as Administrative Agent, Collateral Agent and Lender,

By:
	Name:	[__]
	Title:	[__]

EXHIBIT J-2

Term Loan DIP Term Sheet

Senior Secured Debtor In Possession Term Loan Facility

Summary of Terms and Conditions1

Set forth below is a summary of the principal terms and conditions for the DIP Term Loan Facility (as defined herein). The summary of terms and conditions (this “Term Sheet”) is for discussion purposes only, is non-binding, and is neither an expressed nor implied offer with regard to any financing, to arrange, provide or purchase any loans in connection with the transactions contemplated hereby or to arrange, provide or assist in arranging or providing the potential financing described herein. No DIP Term Loan Lender (as defined herein) is under any obligation to make a loan or make any commitment to lend and any such commitment would be subject to, among other conditions, such DIP Term Loan Lender obtaining any necessary final credit authorizations and approvals. Only execution and delivery of definitive documentation relating to the DIP Term Loan Facility shall result in any binding or enforceable obligations of any party relating to the DIP Term Loan Facility. This Term Sheet does not purport to summarize all of the terms, conditions, representations, warranties, and other provisions which would be contained in definitive documentation. This Term Sheet is confidential and may not be disclosed to any person or entity other than the Debtors’ respective officers, directors, employees, and professional advisors. It is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and all other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is not an offer for the purchase, sale or subscription or invitation of any offer to buy, sell or to subscribe for any securities. It is anticipated that this Term Sheet will be attached as an exhibit to a Commitment Letter to be signed by, and in a form reasonably acceptable to, the DIP Commitment Parties (as defined below).

Borrower:	QualTek LLC, a Delaware limited liability company (the “Company” or the “Borrower”), as a debtor and debtor in possession in a case (the “Chapter 11 Case”) under title 11 of the United States Code (the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

Guarantors:

The obligations of the Borrower under the DIP Term Loan Facility (as defined herein) (the “Borrower Obligations”) will be guaranteed by QualTek Buyer, LLC, a Delaware limited liability company (“Holdings”), if mutually agreed, QualTek Services Inc. (“TopCo”) and the Company’s subsidiaries identified on Exhibit 1 attached hereto and any other subsidiary that is a debtor in the Chapter 11 Case (collectively, the “Subsidiary Guarantors,” and together with Holdings, and, if mutually agreed, TopCo, the “Guarantors”; the obligations of the Guarantors under the DIP Term Loan Facility and the Borrower Obligations, collectively, the “DIP Term Loan Obligations”), each of which will be a debtor and a debtor in possession in cases under chapter 11 of the Bankruptcy Code (collectively, the “Guarantors’ Cases,” and together with the Chapter 11 Case, collectively, the “Chapter 11 Cases”), filed contemporaneously and jointly administered with the Chapter 11 Case.

The Borrower and the Guarantors are referred to herein as “Loan Parties” or “Debtors” and each, a “Loan Party” or a “Debtor.”

[1]	Capitalized terms used but otherwise not defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

The date of commencement of the first filed Chapter 11 Case is referred to herein as the “Petition Date.”

DIP Term Loan Lenders:

(1)  Members of the Ad Hoc Group (as defined in the Restructuring Support Agreement) and those other lenders (if any) under the Prepetition Term Loan Facility holding Prepetition Priority Term Loans (as defined below) that execute the Restructuring Support Agreement prior to the Petition Date (the “DIP Commitment Parties”)

(2)  Other lenders under the Prepetition Term Facility who, after the Petition Date, elect to participate pursuant to the Reallocation (as defined below) (the lenders party to the DIP Term Loan Facility from time to time, the “DIP Term Loan Lenders”).

Within a reasonable time after entry of the Interim DIP Order (and in no event shorter than two (2) weeks following the entry of the Interim DIP Order), each of the lenders (other than the DIP Commitment Parties) under the Prepetition Term Facility holding Prepetition Term Loans as of the Petition Date shall be offered the opportunity to participate (on a pro rata basis based on their respective combined holdings of Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans) in the DIP Term Loan Facility. Upon the closing of the Reallocation, the New Money DIP Term Loans, Initial Rollup DIP Term Loans and undrawn New Money DIP Term Loan Commitments of the DIP Commitment Parties (as well as the commitments of the DIP Commitment Parties with respect to the New Money IL Exit Term Loan) shall be ratably reallocated to such lenders electing to participate, in each case pursuant to documentation and procedures satisfactory to the Required Consenting Term Lenders and the Borrower (the “Reallocation”). The closing and funding of the Reallocation will occur on a Business Day selected by the Required Consenting Term Lenders, the Borrower and the DIP Term Loan Agent occurring prior to the entry of the Final DIP Order. Any and all fees payable with respect to the reallocated obligations and commitments shall be allocated accordingly, except the Backstop Premium.

Certain Prepetition Debt Facilities and Instruments:

The following financing arrangements are referred to herein as the “Prepetition Facilities” (it being understood that the following financing arrangements represent all of the Loan Parties’ material secured funded debt obligations):

Prepetition ABL Facility: Senior secured asset-based revolving credit facility (the “Prepetition ABL Facility”) made available to the Company pursuant to that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, among the Company, Holdings, certain guarantors party thereto, PNC Bank, National Association, as administrative agent (in such capacity, the “Prepetition ABL Agent”), the other parties thereto, and each lender from time to time party thereto (the “Prepetition ABL Lenders,” and together with the Prepetition ABL Agent, the “Prepetition ABL Secured Parties”) (as amended by the First Amendment to ABL Credit and Guaranty Agreement dated as of October 12, 2018, as amended by the Second Amendment to ABL Credit and Guaranty Agreement, dated as of October 4, 2019, as amended by the Third Amendment to ABL Credit and Guaranty Agreement, dated as of September 8, 2020, as amended by the Fourth Amendment to ABL Credit and Guaranty Agreement, dated as of October 27, 2021, as amended by the Fifth Amendment to ABL Credit and Guaranty Agreement, dated as of January 28, 2022 and as amended by the Sixth Amendment to ABL Credit and Guaranty Agreement, dated as of February 14, 2022, as amended by the Seventh Amendment to ABL Credit and Guaranty Agreement, dated as of May 13, 2022, as amended by the Eighth Amendment to ABL Credit and Guaranty Agreement, dated as of September 19, 2022, as amended by the Ninth Amendment and Waiver to ABL Credit and Guaranty Agreement dated as of November 11, 2022, as amended by the Tenth Amendment and Waiver to ABL Credit and Guaranty Agreement dated as of December 23, 2022, as amended by the Eleventh Amendment to ABL Credit and Guaranty Agreement, dated as of March 16, 2023, as amended by the Forbearance and Twelfth Amendment to ABL Credit and Guaranty Agreement, dated as of April 24, 2023 and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Prepetition ABL Credit Agreement”).

Prepetition Term Loan Facility: Senior secured term loan credit facility (the “Prepetition Term Loan Facility” and together with the Prepetition ABL Facility, the “Prepetition Secured Debt”) made available to the Company pursuant to that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018 among the Company, Holdings, certain guarantors party thereto, Citibank N.A. as administrative agent and collateral agent (in such capacities and together with any successors, the “Prepetition Term Agent” and, together with the Prepetition ABL Agent, the “Prepetition Secured Agents”), the other parties thereto, and each lender from time to time party thereto (the “Prepetition Term Lenders,” and together with the Prepetition Term Agent, the “Prepetition Term Secured Parties” and the liens securing such facilities, the “Prepetition Term Secured Liens”) (as amended by Amendment No. 1, dated as of October 4, 2019, Amendment No. 2, dated as of February 14, 2022, Amendment No. 3, dated as of March 16, 2023 and Limited Waiver and Fourth Amendment to Term Credit and Guaranty Agreement, dated as of April 24, 2023 and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”). The Amendment No. 3 Rollover Loans under the Prepetition Term Loan Credit Agreement are hereinafter referred to as the “Prepetition Rollover Term Loan” and the lenders of the Prepetition Rollover Term Loan are hereinafter referred to as the “Prepetition Rollover Lenders.” The Amendment No. 3 Term Loans under the Prepetition Term Loan Credit Agreement are hereinafter referred to as the “Prepetition Priority Term Loans” and the lenders of the Prepetition Priority Term Loans are hereinafter referred to as the “Prepetition Priority Lenders.” Amounts due under the Prepetition Term Loan Credit Agreement that are not Prepetition Rollover Term Loans or Prepetition Priority Term Loans are referred to as the “Prepetition Tranche B Term Loans.” On May 11, 2023, through agreement of the parties, UMB Bank, N.A., became successor to Citibank N.A., as administrative agent and collateral agent in connection with the Prepetition Term Loan Facility.

Prepetition Senior Unsecured Convertible Notes: Those certain senior unsecured convertible notes issued pursuant to that certain Indenture, dated as of February 14, 2022 (the “Prepetition Convertible Notes,” and together with the Prepetition Secured Debt, the “Prepetition Debt”), by and among QualTek Services, Inc., a Delaware corporation, the Company and the other guarantors party thereto, and Wilmington Trust, National Association as Trustee, (the “Prepetition Convertible Notes Agent,” and together with the Prepetition Secured Agents, the “Prepetition Agents”).

DIP Term Loan Agent:	UMB Bank, N.A., shall act as administrative agent and collateral agent with respect to the DIP Term Loan Facility (in such capacity, the “DIP Term Loan Agent”).

DIP Term Loan Facility:

Subject to the applicable Conditionality Provisions (as defined in the Commitment Letter) and upon the execution of, and the satisfaction of the conditions set forth in, the DIP Term Loan Documents (as defined herein), a priming superpriority senior secured debtor in possession facility consisting of (a) new money term loans in an aggregate principal amount of up to $40 million (the “New Money DIP Term Loans,” and such facility, the “New Money DIP Term Loan Facility”) to be made available to the Company as follows: (i) up to $25 million which will be upon entry of the Interim DIP Order (as defined herein) (the “First Draw”); (ii) up to $15 million in one draw will be available upon entry of the Final DIP Order (the “Final Draw”); (b) upon a given DIP Term Loan Lender that holds Prepetition Priority Term Loans funding its allocation of New Money DIP Term Loans (such funded amount, the “Funded Amount”) following entry of the Interim DIP Order, an aggregate principal amount of such DIP Term Loan Lender’s Prepetition Priority Term Loans (plus all accrued and unpaid interest on such principal amount) equal to 100.00% of the Funded Amount will be converted into loans outstanding under the DIP Term Loan Facility (collectively, the “Initial Rollup DIP Term Loans”) and (c) upon entry of the Final DIP Order (as defined herein) and the funding of the Final Draw, the balance of the Prepetition Priority Term Loans held by the DIP Term Loan Lenders, together with interest thereon, shall be converted into loans outstanding under the DIP Term Loan Facility (collectively, together with the Initial Rollup DIP Term Loans, the “Rollup DIP Term Loans,” together with the New Money DIP Term Loans, the “DIP Term Loans;” the facility consisting of the Rollup DIP Term Loans, the “Rollup DIP Term Loan Facility;” together with the New Money DIP Term Loan Facility, the “DIP Term Loan Facility”). In addition to the DIP Term Loans, the DIP Credit Agreement shall include a commitment from each DIP Term Loan Lender to provide their pro rata share (based on their holdings of outstanding DIP Term Loans) of an aggregate principal amount of $25 million of the 1L Exit Facility (the “New Money 1L Exit Term Loan”) on the Plan Effective Date subject to the occurrence thereof and on the terms and conditions of the 1L Exit Facility Term Sheet and 1L Exit Facility Documents.

A holder of a Rollover Term Loan Claim who subscribes and funds (or whose Affiliate designee subscribes and funds on its behalf) an amount of New Money Loans greater than or equal such holder’s pro rata allocation (after accounting for any rounding in accordance with the DIP Term Loan Documents) of the New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date (each, a “Participating Rollover Lender”), will have the right to convert any 3L Exit Term Loans received by such holder pursuant to the Plan on account of the amount of Rollover Term Loan Claims held by such holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other claims in respect thereof through the Plan Effective Date), on a dollar-for-dollar basis and on the Plan Effective Date, into an equivalent principal amount of 2L Exit Term Loans in accordance with the DIP Term Loan Documents.

All proceeds of the New Money DIP Term Loans under the DIP Term Loan Facility shall be deposited or credited into a segregated account subject to the control of the DIP Term Loan Agent (the “DIP Term Loans Proceeds Account”). All withdrawals from the DIP Term Loan Proceeds Account shall be used solely for the permitted purposes described under the section entitled “Purpose” below.

DIP-to-Exit Term Loan Facility:	In accordance with the mechanics and conditions set forth in the DIP Credit Agreement, upon the Plan Effective Date, the outstanding principal balance of the DIP Term Loans, together with interest thereon, shall automatically convert into 1L Exit Facility Loans which, together with the New Money 1L Exit Term Loan, shall be subject to, (i) 1L Exit Facility Documents and otherwise on the terms set forth on the 1L Exit Facility Term Sheet attached as Exhibit B to the Commitment Letter and such other terms to be agreed by the Borrower, the Required DIP Term Loan Lenders and the Required Consenting Term Lenders consistent with the consent rights set forth in the Restructuring Support Agreement, (ii) the Plan being in form and substance consistent in all material respects to the terms set forth in the Restructuring Support Agreement, with such other terms to be agreed by the Borrower, the Required DIP Term Loan Lenders and the Required Consenting Term Lenders consistent with the consent rights set forth in the Restructuring Support Agreement, (iii) the consummation of such Plan and (iv) other customary conditions for similar exit financings satisfactory to the Required DIP Term Loan Lenders. Upon the Plan Effective Date and notwithstanding such conversion with respect to the DIP Term Loan Facility, all other amounts payable under the DIP Term Loan Facility (other than principal and interest) shall be paid in cash; provided that the 1L Exit Facility Equity Consideration shall be payable according to the terms of the Restructuring Support Agreement and the Plan.

DIP Orders:

“Interim DIP Order” means an order of the Bankruptcy Court approving the DIP Term Loan Facility and the DIP ABL Facility on an interim basis, which shall be consistent with the Form Interim DIP Order (as defined below) and this Term Sheet and otherwise reasonably acceptable to the Borrower and the Required DIP Commitment Parties.

“Final DIP Order” means an order of the Bankruptcy Court approving the DIP Term Loan Facility and the DIP ABL Facility on a final basis, which shall be consistent with the Interim DIP Order and otherwise reasonably acceptable to the Borrower and Required DIP Term Loan Lenders; together with the Interim DIP Order, the “DIP Orders”.

DIP Term Loan Facility Termination Date:	The “DIP Term Loan Facility Termination Date” with respect to the DIP Term Loan Facility shall be the earliest to occur of: (a) the date that is 120 days after the Petition Date (or if such day shall not be a business day, the next succeeding business day) (the “Scheduled Termination Date”); (b) 30 days after the Petition Date if the Final DIP Order has not been entered prior to the expiration of such 30-day period, (c) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (d) the acceleration of the loans and the termination of the commitments with respect to the DIP Term Loan Facility in accordance with the DIP Term Loan Documents; (e) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code to which the DIP Agent does not consent; (f) the termination of the Restructuring Support Agreement.

Purpose:

All proceeds of the Loans under the DIP Term Loan Facility shall be deposited or credited into an account reasonably acceptable to the Administrative Agent (the “Term DIP Loan Proceeds Account”). Subject to the Approved Budget and any additional restrictions on the use of proceeds provided in and in accordance with the DIP Orders, the Borrower will use the proceeds of the Loans hereunder for the following purposes: (i) for working capital and general corporate purposes (ii) to consummate the Prepetition PTL Roll-Up in accordance with Section 2.1, (iii) to pay Allowed Professional Fees (as defined in the Interim DIP Order); (iv) to make adequate protection payments to the Prepetition Term Loan Secured Parties as set forth in the DIP Orders; (v) to fund the Carve Out; and (v) to pay fees and expenses due hereunder or otherwise incurred in connection with the Transactions and transactions contemplated in the Restructuring Support Agreement, provided, that in no event shall the proceeds of the Loans be used to make payments in regards to the Debtors’ obligations under the Prepetition ABL Credit Facility or the ABL DIP Facility (as applicable) or to fund expenses or other amounts not otherwise covered by clauses (i) through (v) above.

Rating:

The Loan Parties shall use commercially reasonable efforts to cause the DIP Term Loan Facility to receive and maintain a public corporate rating (but not any specific rating) from a nationally recognized statistical rating organization.

DIP Term Loan Documents:	“Documentation Principles” means that the DIP Term Loan Facility will be documented in a credit agreement (the “DIP Term Loan Credit Agreement”) and other guarantee, security, intercreditor, and other relevant documentation (the “DIP Term Loan Documents”) and through the terms of the DIP Orders reflecting the terms and provisions set forth in this Term Sheet and otherwise in form and substance reasonably satisfactory to the Required DIP Commitment Parties and the Company; provided that such DIP Term Loan Documents shall be drafted based on the Prepetition Term Loan Credit Agreement and the related collateral documents (including customary provisions regarding yank-a-bank, defaulting lenders, and other customary provisions), in each case modified to reflect the terms and conditions set forth in this Term Sheet, customary agency matters for third party agents, and customary terms for debtor in possession financings of this type.

Interest Rates and Fees:	As set forth on Annex A attached hereto and in any applicable fee letters, including an agency fee letter between the DIP Term Loan Agent and the Borrower.

Optional Prepayments:

At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(a) and with Section 2.18(c), prepay any Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.

To make a voluntary prepayment pursuant to Section 2.13(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three US Governments Securities Business Days prior to the date of prepayment, in the case of prepayment of Term Benchmark Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.13(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

Mandatory Prepayments:	Not later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds in respect of any Asset Sale, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds (excluding therefrom, however, in the case of any Asset Sale involving any ABL Priority Collateral (whether in the form of a direct sale, transfer or other disposition of such ABL Priority Collateral or a sale, transfer or other disposition of Equity Interests in any Subsidiary owning such ABL Priority Collateral) that secures any Permitted Revolving Indebtedness at the time such Asset Sale occurs, the portion of such Net Proceeds attributable to the fair value of such ABL Priority Collateral (net of any related transferred liabilities, in each case as determined reasonably and in good faith by an Authorized Officer of the Borrower)).

Security and Priority:

Subject to the Lien Priorities Chart and that certain claim priorities chart attached as an exhibit to the Form Interim DIP Order (the “Claim Priorities Chart”), and in each case subject and subordinate to the Carve Out, the Borrower’s obligations under the DIP Term Loan Facility and the obligations of each Guarantor in respect of its guarantee thereof, shall:

(a) pursuant to section 364(c)(1) of the Bankruptcy Code and subject and subordinate in all cases to the Carve Out, be entitled to superpriority administrative expense claim status in all of the Chapter 11 Cases (the “DIP Term Loan Superpriority Claims”), pari passu with the obligations of the Loan Parties under the DIP ABL Facility (the “DIP ABL Superpriority Claims”, and together with the DIP Term Loan Superpriority Claims, the “DIP Superpriority Claims”), subject to the Claim Priorities Chart;

(b) pursuant to section 364(c)(2) of the Bankruptcy Code and subject and subordinate in all cases to the Carve Out, be secured by a perfected security interest and lien on the DIP Collateral (as defined herein) of such Loan Party with the relative priorities set forth on the Lien Priorities Chart to the extent such DIP Collateral is not subject to valid, perfected, and non-avoidable liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by section 546(b) of the Bankruptcy Code;

(c) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected security interest and lien on the DIP Collateral of such Loan Party with the relative priorities set forth on the Lien Priorities Chart to the extent that such DIP Collateral is subject to valid, perfected, and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (other than perfected, unavoidable Prepetition Term Secured Liens of such Loan Party; and

(d) pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by a perfected priming security interest and lien on the DIP Collateral of such Loan Party (the liens and security interests described in this clause, collectively, the “Priming Liens”) with the relative priorities set forth on the Lien Priorities Chart to the extent that such DIP Collateral is subject to the Prepetition Term Secured Liens (collectively, the “Primed Liens”).

All of the liens described above (the “DIP Term Liens”) shall be effective and perfected upon entry of the Interim DIP Order.

Notwithstanding anything herein to the contrary, the liens on DIP Collateral described herein shall have the priorities as set forth on the Lien Priorities Chart.

In the event of an enforcement of remedies in respect of the DIP Term Loan Facility and the application of the DIP Collateral, such DIP Collateral and/or its proceeds shall be applied to the obligations in accordance with the DIP Orders.

“DIP Collateral” means all owned or hereafter acquired, whether now arising or first arising prior to or following the Petition Date, assets and property of the Loan Parties (including, without limitation, inventory, accounts receivable, equipment, property, plant, equipment, owned real property, investment property, insurance proceeds, deposit accounts (other than payroll, trust, tax accounts and accounts holding cash collateral backstopping letters of credit, cash management obligations and hedging obligations), rights under leases and other contracts, patents, copyrights, trademarks, tradenames, and other intellectual property, and capital stock of subsidiaries) and the proceeds thereof, including, subject to entry of the Final DIP Order, the Avoidance Action Proceeds (as defined herein), but not including the Excluded Assets (as defined herein). For the avoidance of doubt, DIP Collateral shall include a pledge of 100% of equity interests of the direct foreign subsidiaries held by any Loan Party; provided that, for the avoidance of doubt, no foreign subsidiaries shall provide a guarantee or pledge collateral with respect to the DIP Term Loan Facility.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of DIP Collateral.   “

Excluded Assets” means (a) all claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code (collectively, the “Avoidance Actions”) and, prior to entry of the Final DIP Order, the proceeds of Avoidance Actions (collectively, the “Avoidance Action Proceeds”), provided, that notwithstanding such exclusion of Avoidance Actions, subject to entry of the Final DIP Order, DIP Term Liens shall attach to Avoidance Action Proceeds; (b) leased (not owned) real property (but not excluding the proceeds thereof); and (c) intent-to-use trademarks, assets subject to enforceable contractual restrictions or statutory prohibitions (subject to customary UCC overrides) and certain other exceptions to be agreed.

Carve-Out	As set forth in the form of Interim DIP Order attached hereto as Exhibit 3 (the “Form Interim DIP Order”), including detail regarding professional fee carve out arrangements.

Adequate Protection:

As set forth in the Form Interim DIP Order and consistent with the Lien Priorities Chart and Claim Priorities Chart, in each case subject and subordinate to the Carve Out. Additionally, the fees and expenses of the Prepetition Term Loan Agent shall be paid as adequate protection, consistent with the Prepetition Term Loan Agent Fee Letter Dated as of May 11, 2023.

Termination of Consent to Use Cash Collateral:

Unless waived in writing by the Required DIP Term Loan Lenders, subject to the Remedies Notice Period (as defined in the Form Interim DIP Order), the consensual use of cash collateral will be terminated upon the DIP Term Loan Facility Termination Date (or upon the occurrence and during the continuance of any “Event of Default” under and as defined in the DIP Orders).

Conditions Precedent to the Initial Extension of Credit:	The initial extension of credit (the “Closing”; the date on which the Closing occurs, the “Closing Date”) under the DIP Term Loan Facility shall be subject to the following conditions (and the conditions set forth under “Conditions Precedent to Each DIP Term Loan” below):

A.	The DIP Term Loan Documents (x) shall be in form and substance consistent with this Term Sheet and otherwise reasonably satisfactory to the Company and the Required DIP Commitment Parties and (y) shall have been executed and delivered by each party thereto.

B.	The representations and warranties of the Loan Parties under the DIP Term Loan Documents shall be true and correct in all material respects after giving effect to such funding.

C.	The absence of an Event of Default under the DIP Term Loan Documents.

D.	The documents underlying the DIP ABL Facility (the “DIP ABL Facility Documents”) shall have been executed and delivered by each party thereto and shall be effective and in full force and effect.

E.	The absence of an Event of Default under the DIP ABL Documents.

F.	The Petition Date shall have occurred, and each Loan Party shall be a debtor and a debtor in possession. The Required DIP Commitment Parties shall have had the opportunity to review and did not object to all “first day” motions and orders prior to the Petition Date.

G.	Not later than three (3) business days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order in form and substance consistent with the Form Interim DIP Order and this Term Sheet and otherwise reasonably acceptable to the Required DIP Commitment Parties authorizing and approving the making of the First Draw, the granting of the superpriority claims and liens as described above, which Interim DIP Order shall not have been vacated, reversed, modified, amended, or stayed. The Interim DIP Order shall contain provisions granting the adequate protection liens and related adequate protection claims contemplated by the Form Interim DIP Order, in accordance with the priorities set by the Lien Priorities Chart and each subject and subordinate in all cases to the Carve Out.

H.	No trustee or examiner with expanded powers shall have been appointed with respect to any Loan Party or any of the Loan Parties’ respective properties pursuant to section 1104 of the Bankruptcy Code.

I.	All fees, invoiced costs, and expenses (including, without limitation, agency fees and invoiced legal fees and expenses) and other compensation contemplated by the DIP Term Loan Documents or otherwise required to be paid to the DIP Term Loan Agent, the DIP Term Loan Lenders and the advisors to the Ad Hoc Group on or before the Closing Date shall have been paid.

J.	The DIP Commitment Parties shall have received, prior to the Closing Date, in form and substance reasonably satisfactory to the Required DIP Commitment Parties a cash flow forecast of receipts and disbursements containing usual and customary line items and reporting requirements for debtor in possession financings of this type, weekly outstanding principal balance of the DIP Term Loans, projected liquidity of the Debtors, and projected intercompany loans or cash advances or transfers from Debtors to non-Debtor subsidiaries for the period from the Closing Date through the end of such 13-week period, which cash flow forecast shall be, reasonably acceptable to the Required DIP Commitment Parties in their sole discretion (such initial approved budget and subsequent budgets approved by the Required DIP Term Loan Lenders and Accordion Partners LLC as described below, the “Approved Budget”).

K.	The DIP Term Loan Agent and the DIP Commitment Parties shall have received, on or prior to the Closing Date, customary closing deliverables, including organizational documents, incumbency certificates, resolutions with respect to each Debtor, and a customary legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressing such customary matters as the Required DIP Commitment Parties shall reasonably request, in form and substance reasonably satisfactory to the Required DIP Commitment Parties.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, results of operations, assets, liabilities (actual or contingent) or financial condition of Holdings, the Borrower and the Restricted Subsidiaries (as shall be defined in the DIP Term Loan Documents) taken as a whole, (ii) the ability of Loan Parties (taken as a whole) to fully and timely perform any of their payment or other obligations under the DIP Term Loan Documents or (iii) the rights and remedies available to, or conferred upon, the DIP Term Loan Agent or the DIP Term Lenders under the DIP Term Loan Documents; provided that Material Adverse Effect shall expressly exclude the filing of the Chapter 11 Cases, the events and conditions resulting from or leading up thereto and any action required to be taken under the DIP Term Loan Documents or the DIP Orders.

L.	Since [May 23], 2023, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Event.

M.	All necessary governmental and third party consents and approvals necessary in connection with the DIP Term Loan Facility and the transactions contemplated thereby shall have been obtained on or prior to Closing Date (without the imposition of any adverse conditions that are not reasonably acceptable to the Required DIP Commitment Parties) and shall remain in effect; and no law or regulation shall be applicable that restrains, prevents, or imposes materially adverse conditions upon the DIP Term Loan Facility or the transactions contemplated thereby.

N.	The DIP Term Loan Agent and each DIP Term Loan Lender who has requested the same shall have received, no later than one (1) business day before the Closing Date, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act, to the extent such request has been made more than three (3) business days before the Closing Date.

O.	The DIP Term Loan Agent acting on behalf of the DIP Term Loan Lenders shall have valid and perfected liens on and security interests in the DIP Collateral of the Loan Parties as contemplated by the “Security and Priority” section above (granted both pursuant to the Interim DIP Order and a customary security agreement); the Loan Parties shall have delivered uniform commercial code financing statements, in suitable form for filing, and provisions reasonably satisfactory to the Required DIP Commitment Parties for the payment of all fees and taxes for such filings shall have been duly made, and upon the consent of the DIP Term Loan Agent, acting at the direction of the requisite amount of DIP Term Loan Lenders, the Loan Parties shall file such uniform commercial code financing statements in the appropriate jurisdictions.

	P.	Holders holding not less than 66 2/3% of outstanding principal amount of the Prepetition Secured Debt shall have entered into the Restructuring Support Agreement (the “Restructuring Support Agreement”) in form and substance reasonably satisfactory to the Required DIP Commitment Parties. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified without the Required DIP Commitment Parties’ prior written consent.

Conditions Precedent to Each DIP Term Loan:	On the funding date of each DIP Term Loan: (i) no default under the DIP Documents shall exist, or would result from such proposed funding or from the application of the proceeds therefrom, (ii) the representations and warranties of the Loan Parties in the DIP Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding or issuance, (iii) the making of such DIP Term Loan shall not violate any requirement of law, after giving effect to the Interim DIP Order or the Final DIP Order, as applicable, and shall not be enjoined, temporarily, preliminarily or permanently, (iv) the making of such DIP Term Loan shall not result in the aggregate outstanding under the DIP Term Loan Facility exceeding the amount authorized by the Interim DIP Order or the Final DIP Order, as applicable (or any sub-cap expressed in the DIP Documents), (v) other than with respect to the First Draw, the Final DIP Order, which shall be consistent with the Interim DIP Order and otherwise in form and substance reasonably satisfactory to the Required DIP Term Loan Lenders, shall have been entered within thirty (30) days after the Petition Date and shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect, (vi) no Material Adverse Effect shall have occurred since the Petition Date, (vii) none of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case, (viii) no trustee or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Bankruptcy Cases, (ix) the DIP Term Loan Agent shall have received, a borrowing notice at least one (1) business days prior to the funding of the First Draw and three (3) business days prior to funding of the Final Draw, in each case, in form and substance reasonably acceptable to the DIP Term Loan Agent, (x) compliance with the DIP Milestones, and (xi) the funding of the DIP Term Loans complies with the Approved Budget.

Representations and Warranties:	Each of the Loan Parties under the DIP Term Loan Facility will make only the following representations and warranties (applicable to the Loan Parties and their respective subsidiaries) consistent with the Documentation Principles and customary for debtor in possession financings of this type and as modified as necessary to reflect the commencement of the Chapter 11 Cases and events leading thereto: valid existence, compliance with law (including Office of Foreign Asset Control (“OFAC”), Foreign Corrupt Practices Act, etc.), requisite power, due authorization, approvals, no conflict with material agreements (to the extent enforceable postpetition) or applicable law, enforceability of the DIP Term Loan Documents, no default under DIP Term Loan Documents after taking into account the funding under the DIP Term Loan Facility, ownership of subsidiaries and property, material accuracy of financial statements and all other information and disclosure provided, absence of material adverse change, absence of material litigation, taxes, margin regulations, no burdensome restrictions, inapplicability of Investment Company Act, the Employee Retirement Income Security Act (“ERISA”), use of proceeds, insurance, labor matters, environmental matters, sanctioned persons, anti-corruption laws, Patriot Act, security interests, intellectual property, deposit accounts, ownership of properties and liens, the DIP Orders, the DIP Term Liens, and the superpriority administrative expense claims.

Affirmative Covenants:	The DIP Term Loan Documents will contain the following affirmative covenants consistent with the Documentation Principles and customary for debtor in possession financings of this type (which will be applicable to the Loan Parties and their respective subsidiaries):

	A.	Payment of taxes.

	B.	Preservation of existence.

	C.	Maintenance of properties.

	D.	Maintenance of insurance (including flood insurance).

	E.	Compliance with laws (including ERISA and environmental laws), sanctions, anti-bribery, OFAC, PATRIOT Act, money-laundering, and other anti-terrorism laws, etc.

	F.	Conduct of business.

	G.	Maintenance of and access to books and records and inspection rights.

	H.	Provision of additional collateral, guarantees, and mortgages.

	I.	Delivery of certain reports and information.

	J.	Use of proceeds.

	K.	DIP Milestones.

	L.	Certain customary bankruptcy matters, including provision of material draft motions and pleadings (subject to customary limitations and exceptions) and Bankruptcy Court orders, motions, and other filings being reasonably acceptable to the Required DIP Term Loan Lenders.

	M.	Limitations on changes to fiscal year.

	N.	Delivery of notices of defaults and certain other events that would reasonably be expected to result in a Material Adverse Effect.

	O.	Weekly calls as described in the “Budget and Financial Reporting Requirements” Section, infra.

	P.	Maintenance of unused proceeds of the DIP Term Loans in the DIP Term Loan Proceeds Account.

	Q.	Compliance with cash management order reasonably acceptable to the Required DIP Commitment Parties on an interim basis and the Required DIP Term Loan Lenders on a final basis.

DIP Milestones:	The DIP Term Loan Documents shall set forth the following milestones (the “DIP Milestones”):

	(a)	no later than May 24, 2023 the Petition Date shall have occurred;
	(b)	no later than May 24, 2023 the Company Parties shall commence solicitation of votes on the Plan;
	(c)	no later than one (1) day from the Petition Date, the Plan and Disclosure Statement shall have been filed in the Chapter 11 Cases;
	(d)	no later than three (3) Business Days from the Petition Date, the DIP Order shall have been entered on an interim basis;
	(e)	no later than three (3) days from the Petition Date, the Disclosure Statement Order shall have been entered on a conditional basis;
	(f)	no later than thirty (30) days from the Petition Date, the DIP Order shall have been entered on a final basis;
	(g)	no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and
	(h)	no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order on a final basis; and
	(i)	no later than sixty-five (65) days from the Petition Date, the Plan Effective Date shall have occurred.

Negative Covenants:	The DIP Term Loan Documents will only contain negative covenants consistent with the Documentation Principles and customary for debtor in possession financings of this type (which will be applicable to the Loan Parties and their respective subsidiaries) limited to the following:

	A.	Limitations on liens.

	B.	Limitations on loans and investments, including a prohibition of Debtors from making investments in non-Debtors.

	C.	Limitations on debt and guarantees.

	D.	Limitations on fundamental changes.

	E.	Limitations on asset sales and dispositions (including sale-leasebacks and disposition of equity) outside of the ordinary course of business.

	F.	Limitations on restricted payments, including dividends, redemptions, and repurchases with respect to capital stock.

	G.	Limitations on material changes in business.

	H.	Limitations on transactions with affiliates.

	I.	Limitations on restrictions on distributions from subsidiaries, intra-Company loans (and repayments), asset transfers or investments, and granting of negative pledges.

	J.	Limitations on use of proceeds.

	K.	Limitations on accounting changes outside of the ordinary course of business.

	L.	Limitations on cancellation of debt and prepayments, repayments, redemptions, and repurchases of debt.

	M.	Limitation on change in business, structure, accounting, name, and jurisdiction of organization, or other fundamental changes.

	N.	Limitations on ability of subsidiaries to be non-wholly-owned.

	O.	Limitations on amendment of constituent documents except for modifications that could not reasonably be expected to adversely affect the interests of the DIP Term Loan Lenders.

	P.	Limitation on incurrence or existence of any claims, entitled to a superpriority under section 364(c)(1) of the Bankruptcy Code except as permitted under the DIP Orders, as set forth in the DIP Orders.

	Q.	Limitations on the activities of Holdings outside of the ordinary course of business.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the negative covenants applicable to the DIP Term Loan Facility shall not contain exceptions based on an “available amount” or like concept or “unrestricted subsidiary” or like concept.

No credit support or cash/cash equivalents may be transferred or otherwise provided by any Debtor, directly or indirectly, to or for the benefit of any non-Debtor subsidiary or subsequently by any non-Debtor subsidiary to any other non-Debtor subsidiary (either in the form of restricted payments, investments, intercompany advances, guarantee of obligations or otherwise (except for repayment of account payables for goods delivered or services rendered after the Petition Date, including pursuant to shared services or other intercompany service agreements, in the ordinary course of business, consistent with past practice and subject to the Approved Budget, the DIP Orders and the other “first day” orders)).

Budget Covenant:	Until the repayment of the obligations under the DIP Term Loan Facility, the Loan Parties shall use the proceeds of the DIP Term Loan Facility, the DIP ABL Facility and cash collateral strictly in accordance with the Interim DIP Order and in accordance with the Approved Budget, subject to permitted variances. Commencing with the first full calendar week of the Bankruptcy Cases, as measured on a four-week rolling basis, the Loan Parties’ aggregate actual operating disbursements shall not be greater than 115% of the projected amounts therefor set forth in the Approved Budget. The definitive documentation will also contain a professional fees variance covenant to be agreed.

The Company shall provide or shall make itself available to the Required DIP Term Loan Lenders and their professional advisors for: (i) copies of all reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission (unless publicly accessible); (ii) no later than Friday of each week for the week ended on the previous Saturday, a variance report, in form and detail reasonably acceptable to the Required DIP Term Loan Lenders, showing actual disbursements against the Approved Budget; (iii) no later than Friday of each week after the Petition Date, an updated 13-week cash flow forecast, in form and substance reasonably satisfactory to the Required DIP Term Loan Lenders and Accordion Partners LLC, which shall become the Approved Budget upon approval by the Required DIP Term Loan Lenders in their reasonable discretion (and to the extent any updated budget is not approved by the Required DIP Term Loan Lenders and Accordion Partners LLC, the Approved Budget that is then effect shall continue to constitute the Approved Budget for purposes of the DIP Term Loan Facility); and (iv) a weekly update call among the Chief Restructuring Officer, management of the Company, the DIP Term Loan Lenders and their advisors, which call may include discussions regarding disbursements, the budget (including variance testing, restructuring professional fees and financing), vendors and customers.

Other Reporting Requirements:	Customary for facilities of this type, including customary notices in respect of certain filings made in the Chapter 11 Cases.

Events of Default:	Same as the Prepetition Term Loan Credit Agreement except for also including, subject to customary grace periods (each, an “Event of Default”):

	A.	Failure to comply with DIP milestones;

	B.	Failure to comply with budget covenant and/or financial reporting covenants;

	C.	Failure to pay principal, interest or any other amount when due (other than in the case of payment of principal, subject to customary grace periods);

	D.	Representations and warranties incorrect in any material respect when made or deemed made;

	E.	Failure to comply with covenants, with customary grace periods for certain affirmative covenants;

	F.	Cross default with the DIP ABL Facility to the extent incurred, if applicable, or other indebtedness in excess of $5.0 million (other than any indebtedness the payment of which is stayed as a result of the filing of the Chapter 11 Cases);

	G.	Unstayed judgments or postpetition judgments in excess of $5.0 million;

	H.	Bankruptcy or insolvency of (i) any of the Borrower’s US subsidiaries that is not a Debtor as of the Petition Date, unless prior to filing such subsidiary becomes a Loan Party and within five (5) business days of filing, such subsidiary’s Case becomes jointly administered with the Debtors or (ii) any material non-U.S. subsidiaries, unless such proceeding would not reasonably be expected to have a Material Adverse Effect or cause a material delay of the Chapter 11 Cases;

I.	Commencement of ancillary insolvency proceedings in applicable foreign jurisdictions with respect to any Debtor and the entry of applicable recognition, administrative, and substantive orders by the applicable court (other than a proceeding that would not reasonably be expected to have a Material Adverse Effect or cause a material delay of the Chapter 11 Cases), in each case without prior consent of the Required DIP Term Loan Lenders or on terms not reasonably satisfactory to the Required DIP Term Loan Lenders;

J.	The occurrence of certain ERISA events (or foreign equivalent), subject to Material Adverse Effect qualifier;

K.	Actual or asserted (by any Loan Party or any affiliate thereof) invalidity or impairment of any DIP Term Loan Document (including the failure of any lien to remain perfected);

L.	Change of control;

M.	(i) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) The entry of an order appointing a chapter 11 trustee in any of the Chapter 11 Cases;

(iii) The entry of an order staying, reversing, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order, in each case without the consent of the Required DIP Term Loan Lenders, and the DIP Term Loan Agent to the extent such order staying, reversing, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order affects the rights and obligations of the DIP Term Loan Agent;

(iv) The entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(v) The entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties or imposing any additional conditions thereon;

(vi) The entry of an order in any of the Chapter 11 Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to (i) proceed against any material assets of the Loan Parties in excess of $1.0 million in the aggregate or (ii) pursue other actions that would have a Material Adverse Effect on the Debtors and their estates (taken as a whole);

(vii) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vi) above;

(viii) The entry of a final non-appealable order in the Chapter 11 Cases charging any of the DIP Collateral under section 506(c) of the Bankruptcy Code against the DIP Term Loan Lenders;

(ix) The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Prepetition Term Lenders, the Prepetition Term Agent, the DIP Term Loan Agent, the DIP Term Loan Lenders or their respective rights and remedies under or related to the DIP Term Loan Facility or the Prepetition Term Loan Facility in any of the Chapter 11 Cases or inconsistent with the DIP Term Loan Documents;

(x) Without the prior written consent of the Required DIP Term Loan Lenders, the entry of an order in any of the Chapter 11 Cases seeking authority to use cash collateral or to obtain financing under section 364 of the Bankruptcy Code;

(xi) Without the prior written consent of the Required DIP Term Loan Lenders, the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other person other than as set forth in the DIP Orders;

(xii) Filing of a plan of reorganization or disclosure statement attendant thereto that is not the Plan;

(xiii) Entry of an order in any of the Chapter 11 Cases granting, other than in respect of the DIP Term Loan Facility, the DIP ABL Facility (if applicable) or as otherwise permitted under the applicable DIP Term Loan Documents, including the Carve Out, any claim entitled to superpriority administrative expense claim status in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the DIP Term Loan Agent and the DIP Term Loan Lenders under the DIP Term Loan Facility or secured by liens senior to or pari passu with the liens under the Prepetition Secured Debt or the DIP Term Liens, other than as contemplated in the Liens Priority Chart;

(xiv) Any of the Loan Parties or any of their subsidiaries shall seek, support (including by filing a pleading in support thereof), or fail to contest in good faith any of the matters set forth in clauses (i) through (xiii) above; or

(xv) Termination of the Restructuring Support Agreement;

N.	The making of any payments in respect of prepetition obligations other than (i) as permitted by and in accordance with the terms of the Interim DIP Order or the Final DIP Order and (ii) as set forth under the Approved Budget, as applicable;

O.	The Loan Parties or any of their subsidiaries shall fail to comply with the terms of the Interim DIP Order or the Final DIP Order;

	P.	The Company shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties (unless such sale would result in the repayment in full in cash of all obligations under the Prepetition Term Loans and DIP Term Loan Facility upon consummation thereof, except as otherwise agreed to by the DIP Term Loan Agent, acting at the direction of the requisite amount of DIP Term Loan Lenders);

	Q.	The Bankruptcy Court shall enter an order denying, terminating or shortening the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or unless such order was entered as a result of a request by, or received support from the Required DIP Term Loan Lenders and the Required Consenting Stakeholders (as defined in the Restructuring Support Agreement); and

	R.	The occurrence of a “Termination Date” under the Restructuring Support Agreement.

Right to Credit Bid:	Subject to entry of the Interim DIP Order, the DIP Term Loan Agent (as directed by the Required DIP Term Loan Lenders) or the DIP Term Loan Lenders (at the direction of the Required DIP Term Loan Lenders) shall have the right to credit bid (either directly or through one or more acquisition vehicles) as part of any asset sale process or plan sponsorship process the full amount of their claims during any sale of Debtors’ assets constituting DIP Term Priority Collateral (in whole or in part) and, following the discharge of the DIP ABL Facility (if incurred) and the termination of all commitments thereunder, DIP ABL Priority Collateral (in whole or in part), including without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii) – (iii) of the Bankruptcy Code.The DIP Term Loan Agent shall not be required to take title to any DIP Collateral.

Expenses and Indemnification:	The Borrower and each Guarantor shall jointly and severally pay or reimburse the DIP Term Loan Agent and the DIP Term Loan Lenders for all reasonable and documented out-of-pocket costs and expenses incurred by the DIP Term Loan Agent and DIP Term Loan Lenders, including the fees and expenses of professional advisors (limited to (i) in case of legal expenses, to the reasonable and documented attorneys’ fees, disbursements, and expenses of Faegre Drinker Biddle & Reath LL, counsel to the DIP Term Loan Agent and Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Ad Hoc Group and, to the extent reasonably necessary, one firm to serve as local counsel for the applicable parties or groups in connection with the Chapter 11 Cases and (ii) the reasonable and documented fees of Houlihan Lokey, Inc. and Accordion Partners LLC) in connection with (i) the preparation, negotiation, and execution of the DIP Term Loan Documents, the Restructuring Support Agreement, the Plan and all documents related to the foregoing; (ii) the funding of the DIP Term Loans; (iii) the creation, perfection or protection of the liens under the DIP Term Loan Documents (including all search, filing, and recording fees); and (iv) the on-going Chapter 11 Cases as well as the administration of the DIP Term Loan Documents (including the preparation, negotiation, and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto).

The Borrower and each Guarantor further agree to jointly and severally pay or reimburse the DIP Term Loan Agent and the DIP Term Loan Lenders for all reasonable and documented out-of-pocket costs and expenses (limited, in case of legal expenses, to the reasonable and documented attorneys’ fees and expenses of the counsel named above for the applicable parties or groups and any local counsel for the applicable parties or groups for each jurisdiction to the extent advisable or otherwise (a) one primary counsel for the DIP Term Loan Agent, (b) one primary counsel to the DIP Term Loan Lenders taken as a whole (and additional conflict counsel for similarly situated DIP Term Loan Lenders as a group) and (c) one local counsel for each relevant jurisdiction), incurred by the DIP Term Loan Agent or such DIP Term Loan Lender in connection with (i) the enforcement of the DIP Term Loan Documents; (ii) any refinancing or restructuring of the DIP Term Loan Facility in the nature of a “work-out”; and (iii) any legal proceeding relating to or arising out of the DIP Term Loan Facility or the other transactions contemplated by the DIP Term Loan Documents, subject to customary carve-outs.

The DIP Term Loan Documents will contain customary indemnification provisions (including coverage of environmental liabilities) by the Borrower and each Guarantor (jointly and severally) in favor of the DIP Term Loan Agent, each DIP Term Loan Lender and each of their respective affiliates, successors, and assigns and the respective officers, directors, partners, managers, employees, agents (including sub-agents and co-agents), advisors, attorneys-in-fact, trustees, controlling persons, and members of each of the foregoing and attorneys and representatives of each of the foregoing, subject to customary carve-outs.

Assignments and Participations:	Assignments must be in a minimum amount of $1.0 million (or, if less, the remaining commitments and/or Loans of any assigning DIP Term Loan Lender); except that no assignment shall be made to any person who has not expressly agreed to assume responsibility for its pro rata share of the New Money Exit Financing Commitments.No participation shall include voting rights, other than for matters requiring consent of 100% of the DIP Term Loan Lenders. Customary assignment and participation fees of the DIP Term Loan Agent shall apply.

Required DIP Term Loan Lenders:	“Required DIP Term Loan Lenders” shall mean two or more unaffiliated (if there is more than one unaffiliated DIP Term Loan Lender) DIP Term Loan Lenders holding, collectively, greater than 50% in principal amount of the outstanding commitments and/or loans under the DIP Term Loan Facility.

Required DIP Commitment Parties:	“Required DIP Commitment Parties” shall mean the Required Consenting Term Lenders (as defined in the Restructuring Support Agreement).

Amendments:	Amendments shall require the consent of the Required DIP Commitment Parties before entry of the Interim DIP Order, and the Required DIP Term Loan Lenders after the entry of the Interim DIP Order, except for amendments customarily requiring approval by all affected Lenders under such facility.Any amendment affecting the rights or duties of, or any fees or other amounts payable to, the DIP Term Loan Agent shall require the consent the DIP Term Loan Agent.

Miscellaneous:	The DIP Term Loan Documents will include the following (in each case consistent with the Documentation Principles and customary for debtor in possession financings of this type) (i)standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs (including Dodd-Frank and Basel III related gross-ups notwithstanding the date of enactment of the applicable law or regulation thereunder, subject to prompt notice requirements), and payments free and clear of withholding taxes (subject to customary qualifications)), (ii)waivers of consequential damages and jury trial, and (iii)normal agency, set-off, and sharing language.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York (and, to the extent applicable, the Bankruptcy Code and Bankruptcy Court), without giving effect to any conflicts of laws provision that would dictate the application of another jurisdiction’s laws.

Counsel to DIP Term Loan Agent:	Faegre Drinker Biddle& Reath LLP

Counsel to the Ad Hoc Group of DIP Term Loan Lenders:	Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Financial Advisors to DIP Term Loan Lenders:	Houlihan Lokey, Inc.

ANNEX A

Senior Secured Debtor In Possession Term Loan Facility

Interest Rates and Fees

Interest Rates:	The interest rate under the DIP Term Loans will be, (a) Term SOFR (SOFR floor of 1.00%) plus 1.00% (with the portion of the interest under this clause (a) payable in cash) plus (b) 11.00% (with the portion of the interest under this clause (b) payable in kind).

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

Default Rate:	2.00% per annum at all times automatically following the occurrence and during the continuation of an Event of Default.

Amortization:	None.

Backstop Premium:	6.00% of the principal amount of the aggregate commitments under the New Money DIP Term Loan Facility, earned on the date of the DIP Commitment Letter and, at the Borrower’s election, may be payable in cash on the Closing Date or payable in kind.

Upfront Fee:	2.00% of the aggregate principal amount of New Money DIP Term Loans; paid in cash upon each Borrowing.

Exit Fee:	2.00% of the aggregate principal amount of the New Money DIP Term Loans prepaid or repaid, payable in cash upon any such prepayment or repayment of principal amount of the New Money DIP Term Loans, whether through optional prepayments, mandatory prepayments, at maturity, upon acceleration or otherwise to any DIP Term Loan Lender on the date thereof (pro rata in accordance with the outstanding principal amount of the commitments and loans under the DIP Term Loan Facility held by such DIP Term Loan Lender on the date thereof). An estimated amount of the Exit Fee shall be escrowed on the Closing Date, and used from time to time to pay the Exit Fee when due.

DIP-to-Exit Commitment Premium	On the Plan Effective Date, in consideration for each of the DIP Term Loan Lenders providing the New Money DIP Term Loans and the New Money 1L Exit Term Loans, each DIP Term Loan Lender (or its designee) will receive its pro rata allocation of 50% of the New Equity Interests, subject to dilution by the New Warrants and the Management Incentive Plan (the “DIP-to-Exit Commitment Premium”).

DIP Term Loan Agent Fee	As provided in the fee letter that shall be entered into with the DIP Term Loan Agent.

A-1

EXHIBIT 1

Subsidiary Guarantors

1.	QualTek Midco, LLC

2.	QualTek Management, LLC

3.	QualTek Wireline LLC

4.	QualSat, LLC

5.	Advantek Electrical Construction, LLC

6.	QualTek Wireless LLC

7.	Site Safe, LLC

8.	QualTek Recovery Logistics LLC

9.	QualTek Fulfillment LLC

10.	NX Utilities ULC

11.	QualTek Renewables LLC

12.	The Covalent Group

13.	Concurrent Group LLC

14.	Urban Cable Technology LLC

A-1

Exhibit K

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [●], 2023 (the “Agreement”),1 by and among QualTek Services Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting ABL Lender”] [“Consenting Term Lender”] [“Consenting Convertible Noteholder”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name: Title: Address: E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
ABL Claims
Term Loan Claims
Convertible Notes Claims
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.